THIS SOLICITATION RELATING TO THIS DISCLOSURE STATEMENT IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A PLAN OF REORGANIZATION BEFORE FILING VOLUNTARY CHAPTER 11 CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. BECAUSE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING "ADEQUATE INFORMATION" WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, DADE BEHRING HOLDINGS, INC. AND CERTAIN OF ITS WHOLLY-OWNED DIRECT AND INDIRECT DOMESTIC SUBSIDIARIES EXPECT TO SEEK ORDERS OF THE BANKRUPTCY COURT (I) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION AND THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE AND (II) CONFIRMING THEIR PREPACKAGED JOINT PLAN OF REORGANIZATION DESCRIBED HEREIN.

                 DISCLOSURE STATEMENT, DATED AS OF JUNE 27, 2002

              PREPETITION SOLICITATION OF VOTES WITH RESPECT TO THE
                   PREPACKAGED JOINT PLAN OF REORGANIZATION OF

                           DADE BEHRING HOLDINGS, INC.

    AND CERTAIN OF ITS WHOLLY-OWNED DIRECT AND INDIRECT DOMESTIC SUBSIDIARIES DADE BEHRING INC., DADE MICROSCAN INC., DADE FINANCE, INC., SYVA DIAGNOSTICS
 HOLDING CO., SYVA CHILDCARE INC., SYVA COMPANY AND CHIMERA RESEARCH & CHEMICAL

                              FROM THE HOLDERS OF:

              11 1/8% SENIOR SUBORDINATED NOTES DUE 2006, SERIES B

                 AND INDEBTEDNESS PURSUANT TO THE $1,100,000,000
                        PREPETITION BANK CREDIT AGREEMENT

        Kirkland & Ellis, the Debtors' legal advisors and The Blackstone Group, the Debtors' financial advisors, can be contacted as follows:

            Kirkland & Ellis                      The Blackstone Group
            200 East Randolph Drive               345 Park Avenue
            Chicago, Illinois 60601               New York, New York 10154
            (312) 861-2000                        (212) 583-5000
            (312) 861-2200 (facsimile)            (212) 583-5707 (facsimile)
            Attn: James H.M. Sprayregen, P.C.     Attn: Flip Huffard
                  Marc Kieselstein, Esq.

--------------------------------------------------------------------------------
NEITHER THIS DISCLOSURE STATEMENT NOR THE PLAN DESCRIBED HEREIN HAS BEEN FILED WITH OR REVIEWED BY AND THE NEW COMMON STOCK TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES LAW ("BLUE SKY LAW"). THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.
--------------------------------------------------------------------------------

RECOMMENDATION BY THE DEBTORS, THE ADMINISTRATIVE AGENT AND THE NOTEHOLDERS
COMMITTEE:

        The Boards of Directors of Dade Behring Holdings, Inc. and certain of its wholly-owned direct and indirect domestic subsidiaries, have unanimously approved the solicitation, the Prepackaged Joint Plan of Reorganization and the transactions contemplated thereby and recommend that all security holders and other creditors whose votes are being solicited submit Ballots to accept the Prepackaged Joint Plan of Reorganization. The Administrative Agent and the Noteholders Committee each recommend acceptance of the Prepackaged Joint Plan of Reorganization. In addition, approximately 88% of the Holders of Existing Senior Debt, 80% of Holders of Existing Subordinated Notes and 83% of the Holders of Equity Interests have signed Lock-up Agreements in which they have agreed to support the Plan. It is anticipated that further Lock-up Agreements will be received.

--------------------------------------------------------------------------------
THE VOTING DEADLINE TO ACCEPT OR REJECT THE PREPACKAGED JOINT PLAN OF REORGANIZATION IS 4:00 P.M. EASTERN TIME ON JULY 29, 2002, UNLESS EXTENDED BY THE DEBTORS PRIOR TO THE VOTING DEADLINE. TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE INFORMATION AND VOTING AGENT BY THE VOTING DEADLINE.
--------------------------------------------------------------------------------

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN UNLESS SO SPECIFIED. IN DECIDING WHETHER TO VOTE TO ACCEPT THE PLAN, HOLDERS OF CLAIMS ENTITLED TO VOTE THEREON MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSIS OF THE TERMS OF THE PLAN, INCLUDING, BUT NOT LIMITED TO, ANY RISK FACTORS CITED HEREIN. THE CONTENTS OF THIS DISCLOSURE STATEMENT MAY NOT BE DEEMED AS PROVIDING ANY LEGAL,

FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN ADVISORS WITH RESPECT TO ANY SUCH LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. SEE SECTION XIX - "CERTAIN FACTORS AFFECTING THE DEBTORS - CERTAIN FACTORS AFFECTING THE DEBTORS" AND SECTION XIX.D
- "RISK FACTORS ASSOCIATED WITH THE BUSINESS" FOR A DISCUSSION OF VARIOUS FACTORS TO BE CONSIDERED IN CONNECTION WITH THE PLAN.

THE OFFER OF NEW COMMON STOCK AND NEW SENIOR SUBORDINATED NOTES IN EXCHANGE FOR CERTAIN EXISTING SECURITIES ISSUED BY DADE AND OTHER INDEBTEDNESS HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR SIMILAR STATE SECURITIES OR BLUE SKY LAWS. TO THE EXTENT THAT THE ISSUANCE, TRANSFER OR EXCHANGE OF ANY SECURITY AND INDEBTEDNESS UNDER THE PLAN IS NOT EXEMPT UNDER SECTION 1145(A) OF THE BANKRUPTCY CODE, THE ISSUANCE, TRANSFER AND EXCHANGE ARE BEING MADE BY THE DEBTORS IN RELIANCE UPON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AFFORDED BY SECTION 4(2) THEREOF AND THE REGULATIONS PROMULGATED THEREUNDER. SEE SECTION XVIII.B.1 -- "DESCRIPTION OF THE SECURITIES TO BE ISSUED--NEW COMMON STOCK"--FOR A DESCRIPTION OF THE NEW COMMON STOCK TO BE GRANTED PURSUANT TO THE PLAN.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD LOOKING STATEMENTS, ARE BASED UPON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES AND RISKS DESCRIBED HEREIN.

THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW COMMON STOCK AND NEW SENIOR SUBORDINATED NOTES CONSULT THEIR OWN COUNSEL CONCERNING THE SECURITIES LAWS CONSEQUENCES CONCERNING THE TRANSFERABILITY OF THE NEW COMMON STOCK AND NEW SENIOR SUBORDINATED NOTES.

THE TERMS OF THE PREPACKAGED JOINT PLAN OF REORGANIZATION GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE

PREPACKAGED JOINT PLAN OF REORGANIZATION OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PERSON FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND MADE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

The legal advisors to (i) the Administrative Agent under the Prepetition Bank Credit Agreement and (ii) the Noteholders Committee, respectively, can be contacted as follows:

    Simpson Thacher & Bartlett         Hennigan, Bennett & Dorman
    425 Lexington Avenue               601 South Figueroa Street,Suite 3300
    New York, New York 10017           Los Angeles, California 90017
    (212) 455-2000                     (213) 694-1200
    (212) 455-2502 (facsimile)         (213) 694-1234 (facsimile)
    Attn: Peter V. Pantaleo, Esq.      Attn: Bennett J. Murphy, Esq.
    Counsel for the Administrative     Counsel for the Noteholders Committee
    Agent under the Prepetition
    Bank Credit Agreement

I.       INTRODUCTION AND EXECUTIVE SUMMARY.......................................................................1
         A.       Holders of Claims Entitled to Vote..............................................................5
         B.       Overview of the Plan............................................................................5

II.      GENERAL INFORMATION......................................................................................7
         A.       Purpose and Effect of the Plan..................................................................7
         B.       Overview of Chapter 11..........................................................................8

III.     DESCRIPTION OF THE DEBTORS' BUSINESS.....................................................................8
         A.       History.........................................................................................8
         B.       Diagnostic Industry--Overview...................................................................9
         C.       Diagnostic Industry--Served Markets............................................................10
                  1.       Chemistry/Immunochemistry.............................................................11
                  2.       Hemostasis............................................................................14
                  3.       Microbiology..........................................................................14
                  4.       Infectious Disease Diagnostics........................................................15
         D.       Competitive Strengths and Business Strategy....................................................15
                  1.       Competitive Strengths.................................................................15
                  2.       Strategic Initiatives.................................................................16
         E.       Research and Development.......................................................................17
                  1.       Overview..............................................................................17
                  2.       Platform Development..................................................................18
                  3.       Test Menu Development.................................................................19
         F.       Customers......................................................................................19
         G.       Sales and Marketing............................................................................19
         H.       Manufacturing..................................................................................20
         I.       Distribution...................................................................................21
         J.       Instrument Placements..........................................................................21
         K.       Intellectual Property..........................................................................21
         L.       Employees......................................................................................22
         M.       Environmental, Health and Safety Matters.......................................................22
         N.       Properties.....................................................................................23
         O.       Capital Structure as of May 31, 2002...........................................................24

IV.      KEY EVENTS LEADING TO THE SOLICITATION AND DECISION TO COMMENCE THE CHAPTER 11 CASES....................25

V.       ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES..........................................................28
         A.       Administration of the Chapter 11 Cases.........................................................28
                  1.       Schedules and Statement of Financial Affairs..........................................29
                  2.       Approval of Prepetition Solicitation and Scheduling of Confirmation Hearing...........29
                  3.       Debtor in Possession Financing........................................................29
                  4.       Cash Management.......................................................................30
                  5.       Payment of Prepetition General Unsecured Claims.......................................30
                  6.       Payment of Prepetition Employee Wages and Benefits....................................30
                  7.       Joint Administration..................................................................30
                  8.       Customer Programs.....................................................................30
                  9.       Vendor Financing......................................................................31
                  10.      Taxes.................................................................................31
                  11.      Utilities.............................................................................31
         B.       Expected Timetable for the Chapter 11 Cases....................................................31

VI.      SUMMARY OF THE MANAGEMENT INCENTIVE PLAN................................................................31

VII.     CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS..................................32
         A.       Summary........................................................................................32
         B.       Administrative Expense Claims..................................................................34
         C.       Priority Tax Claims............................................................................34
         D.       Classification and Treatment of Claims Against and Interests in Dade and Its Filing
                  Subsidiaries ..................................................................................35
                  1.       Class 1:  Allowed Other Priority Claims...............................................35
                  2.       Class 2:  Allowed Bank Claims.........................................................35
                  3.       Class 3:  Allowed Other Secured Claims................................................36
                  4.       Class 4:  Allowed General Unsecured Claims............................................37
                  5.       Class 5B:  Allowed Existing Subordinated Note Claims..................................37
                  6.       Class 6A:  Equity Interests in Dade...................................................38
                  7.       Classes 6B, 6C, 6D, 6E, 6F, 6G and 6H:  Allowed Existing Equity Interests
                           in DBI, DMI, DFI, Syva Diagnostics, Syva Childcare, Syva and Chimera, respectively....38

         E.       Special Provision Governing Unimpaired Claims..................................................39

VIII.    ACCEPTANCE OR REJECTION OF THE PLAN.....................................................................39
         A.       Acceptance by Impaired Classes.................................................................39
         B.       Confirmation of the Plan Without Acceptance by All Classes of Impaired Claims..................39

IX.      MEANS FOR IMPLEMENTATION OF THE PLAN....................................................................40
         A.       Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.................40
         B.       Termination of DIP Facility....................................................................40
         C.       Cancellation of Notes, Instruments, Common Stock, Preferred Stock and Stock Options............40
         D.       Issuance of New Securities; Execution of Related Documents; Execution of New Senior Debt
                  Documents .....................................................................................40
         E.       Transactions Required by the Plan..............................................................41
                  1.       Capital Structure.....................................................................41
                  2.       Assets and Liabilities of New Dade....................................................41
                  3.       Governance of New Dade................................................................41
         F.       Management of New Dade.........................................................................41
         G.       Governance of Reorganized Debtors Other Than New Dade..........................................44
         H.       New Senior Debt................................................................................44
         I.       Corporate Governance, Corporate Action and Directors and Officers..............................44
                  1.       New Certificates of Incorporation and Formation.......................................44
                  2.       Corporate Action......................................................................45
         J.       Payment of Fees and Expenses of Noteholders Committee..........................................46

X.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES...................................................46
         A.       Assumption of Executory Contracts and Unexpired Leases.........................................46
                  1.       Generally.............................................................................46
                  2.       Proposed Cure Amount and Adequate Assurances..........................................47
                  3.       Consent to Mortgage, Security Interest, or Other Lien Upon Unexpired Leases of Real
                           Property .............................................................................48
                  4.       Approval of Assumptions and Assignments...............................................48
                  5.       Assumption of Documents Supplementary to Executory Contracts or Unexpired Leases......48
         B.       Assumption of Certain Executory Contracts......................................................49

                  1.       Management Employment Agreement with James Reid-Anderson..............................49
                  2.       Assumption Employee Benefits Plans....................................................49
         C.       Retiree Benefits...............................................................................49
         D.       Assignments of Executory Contracts or Unexpired Leases Pursuant to the Plan....................50
         E.       Claims Based on Rejection of Executory Contracts or Unexpired Leases...........................50

XI.      SECURITIES LAW MATTERS..................................................................................50
         A.       Securities Law Matters.........................................................................50
         B.       Registration Rights for New Common Stock.......................................................53
                  1.       Shelf Registration....................................................................53
                  2.       Other Demand Registrations............................................................53
                  3.       Piggyback Rights......................................................................54
                  4.       Selection of Underwriters.............................................................54
                  5.       Blackouts.............................................................................54
                  6.       Expenses..............................................................................54
                  7.       Termination of Registration Rights....................................................54
         C.       New Senior Subordinated Notes Registration Rights Agreement....................................55

XII.     PLAN PROVISIONS GOVERNING DISTRIBUTIONS.................................................................55
         A.       Date and Delivery of Distribution..............................................................55
         B.       Undeliverable Distributions....................................................................55
         C.       Effect of Distribution Record Date.............................................................56
         D.       Distributions to Professional Escrow Account on the Effective Date.............................56
         E.       Setoffs and Recoupment.........................................................................56
         F.       Surrender and Cancellation of Instruments......................................................57
         G.       No Fractional Shares...........................................................................57
         H.       Lost, Stolen, Mutilated or Destroyed Instruments or Securities.................................57

XIII.    EFFECTIVENESS OF THE PLAN...............................................................................58
         A.       Effective Date.................................................................................58
         B.       Conditions Precedent...........................................................................58
                  1.       Conditions Precedent to Confirmation..................................................58
                  2.       Conditions Precedent to Effectiveness.................................................59
         C.       Waiver of Conditions...........................................................................60

XIV.     PROCEDURES FOR TREATMENT OF DISPUTED, CONTINGENT and UNLIQUIDATED CLAIMS AND ADMINISTRATIVE EXPENSES....60
         A.       Prosecution of Objections to Claims and Interests..............................................60
         B.       Procedures Regarding Disputed Administrative Expenses, Claims and Interests....................61
         C.       Allowance of Claims and Interests..............................................................62
         D.       Controversy Concerning Impairment..............................................................62

XV.      RELEASE, INJUNCTION, DISCHARGE AND RELATED PROVISIONS...................................................62
         A.       Full Releases..................................................................................63
         B.       Limited Releases by the Debtors................................................................64
         C.       Other Releases.................................................................................65
         D.       Officers and Directors.........................................................................66
         E.       Additional Indemnification.....................................................................66
         F.       Indemnification of Holders of Certain Equity Interests.........................................66
         G.       Discharge of the Debtors.......................................................................68
         H.       Modifications and Amendments...................................................................68
         I.       Exculpation....................................................................................69
         J.       Injunction.....................................................................................69

XVI.     RETENTION OF JURISDICTION...............................................................................70

XVII.    MISCELLANEOUS PROVISIONS................................................................................71
         A.       Dissolution of Committee.......................................................................71
         B.       Payment of Statutory Fees......................................................................71
         C.       Compliance with Tax Requirements...............................................................71
         D.       Vesting and Liens..............................................................................72
         E.       Enforcement of Subordination...................................................................72
         F.       Allocation of Consideration....................................................................72
         G.       Successors and Assigns.........................................................................72
         H.       Reservation of Rights..........................................................................72
         I.       Section 1145 Exemption.........................................................................73
         J.       Section 1146 Exemption.........................................................................73
         K.       Preservation of Causes of Action...............................................................73
         L.       Votes Solicited in Good Faith..................................................................73
         M.       Further Assurances.............................................................................73

         N.       Service of Documents...........................................................................73
         O.       Filing of Additional Documents.................................................................74
         P.       Compromises and Settlements....................................................................74
         Q.       Plan Supplement................................................................................74

XVIII.   EXIT FINANCING AND SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN..................................74
         A.       New Senior Credit Facility.....................................................................75
                  1.       New Senior Revolver Debt..............................................................75
                  2.       New Senior Term Debt..................................................................75
                  3.       Terms Applicable to the New Senior Credit Facility....................................76
         B.       Description of the Securities to be Issued.....................................................76
                  1.       New Common Stock......................................................................76
                  2.       New Senior Subordinated Notes.........................................................77
         C.       Projections....................................................................................79
         D.       Significant Assumptions........................................................................80
                  1.       Effective Date and Plan Terms.........................................................81
                  2.       Revenue...............................................................................81
                  3.       OCGS..................................................................................81
                  4.       Operating Expenses....................................................................82
                  5.       Research & Development................................................................82
                  6.       Capital Expenditures..................................................................82
                  7.       Depreciation and Amortization.........................................................83
                  8.       Working Capital.......................................................................83
                  9.       Interest Expense - New Senior Term Debt and New Senior Subordinated Notes.............83
                  10.      Income Taxes..........................................................................84
                  11.      Macroeconomic Assumption..............................................................85
                  12.      Financial Projections.................................................................85
         E.       Pro Forma Effective Date Balance Sheet (Unaudited).............................................86
         F.       Balance Sheet (Unaudited)......................................................................87
         G.       Income Statement (Unaudited)...................................................................88
         H.       Cash Flow Statement (Unaudited)................................................................89

XIX.     CERTAIN FACTORS AFFECTING THE DEBTORS...................................................................90
         A.       Certain Bankruptcy Law Considerations..........................................................90
                  1.       Parties in Interest May Object To Debtors' Classification of
                           Claims and Equity Interests ..........................................................90
                  2.       Failure to Satisfy Vote Requirement...................................................90
                  3.       Risk of Non-Confirmation of the Plan..................................................90
                  4.       Debtor May Not be Able to Secure Confirmation of the Plan.............................90
                  5.       The Debtors May Object to the Amount or Classification of a Claim.....................92
                  6.       Risk of Non-Occurrence of the Effective Date..........................................92
                  7.       Effect of the Debtors' Chapter 11 Cases on the Debtors' Business......................92
                  8.       Consolidation Risks...................................................................93
                  9.       Contingencies Not to Affect Votes of Impaired Classes to Accept the Plan..............93
         B.       Financial Information; Disclaimer..............................................................93
         C.       Factors Affecting the Value of the Securities to be Issued under the Plan......................93
                  1.       The Chapter 11 Process May Adversely Impact Customers, Employees and Creditors
                           Perceptions of the Debtors and Impact Results.........................................93
                  2.       The Reorganized Debtors May Not be Able to Achieve Projected Financial Results........94
                  3.       The Reorganized Debtors May Not be Able to Meet Post-Reorganization Debt Obligations
                           and Finance All Operating Expenses, Working Capital Needs and Capital Expenditures....94
                  4.       A Liquid Trading Market for the New Common Stock May Not Develop......................94
                  5.       The Trading Price for the New Common Stock May be Depressed Following the Effective
                           Date .................................................................................94
                  6.       The Estimated Valuation of the Reorganized Debtors and the New Common Stock and the
                           Estimated Recoveries to Holders of Claims, Are Not Intended to Represent the Trading
                           Values of the New Common Stock........................................................95
                  7.       The New Common Stock May be Issued in Odd Lots........................................95
                  8.       The Reorganized Debtors do not Expect to Pay Any Dividends on the New Common Stock
                           for the Foreseeable Future............................................................95

                  9.       Certain Tax Implications of the Debtors' Bankruptcy and Reorganization May Increase
                           the Tax Liability of the Reorganized Debtors..........................................95
                  10.      Threatened Litigation.................................................................96
         D.       Risk Factors Associated with the Business......................................................96
                  1.       Competition...........................................................................96
                  2.       Effect of Potential Healthcare Reform on Profit Margins and Business Approach.........96
                  3.       A Change of Control Could Adversely Affect Holders....................................96
                  4.       Exchange Rates Can Adversely Affect Results of Operations.............................97
                  5.       Floating Rates under the New Senior Credit Facility May Adversely Affect Debt Service.97
                  6.       Lack of Restrictions on Interest Rate Swap Obligations and Currency Agreements........97
                  7.       Reliance on Key Personnel.............................................................97
                  8.       Ability to Refinance Certain Indebtedness.............................................97
         E.       Factors Affecting Reorganized Dade.............................................................98
                  1.       Capital Requirements..................................................................98
                  2.       Variances from Projections............................................................98
                  3.       Disruption of Operations..............................................................98
                  4.       Reliance on Patents and Other Intellectual Property...................................98
                  5.       Regulatory Compliance.................................................................99
                  6.       Environmental Liability...............................................................99
                  7.       Pending Litigation or Demands Asserting Prepetition Liability.........................99
         F.       Certain Tax Matters...........................................................................100

XX.      HOW TO VOTE ON THE PLAN................................................................................100
         A.       Voting Deadline...............................................................................100
         B.       Holders of Claims Entitled to Vote............................................................101
         C.       Vote Required for Acceptance by a Class.......................................................101
         D.       Voting Tabulation.............................................................................101
         E.       Voting Procedures.............................................................................103
                  1.       Holders of Class 2 - Bank Claims.....................................................103
                  2.       Holders of Class 5B - Existing Subordinated Note Claims..............................104
                  3.       Other................................................................................105

                  4.       Withdrawal of Ballot or Master Ballot................................................106

XXI.     CONFIRMATION...........................................................................................106
         A.       Confirmation Hearing..........................................................................106
         B.       Requirements for Non-Consensual Confirmation of the Plan......................................107
                  1.       General Requirements.................................................................107
                  2.       Confirmation of the Plan Without Acceptance by All Classes of Impaired Claims........108
         C.       Best Interests Test...........................................................................110
         D.       Feasibility Test..............................................................................111
         E.       Liquidation Analysis..........................................................................112
                  1.       Estimate of Net Proceeds.............................................................112
                  2.       Estimate of Costs....................................................................112
                  3.       Distribution of Net Proceeds under Absolute Priority.................................113
         F.       Footnotes to Liquidation Analysis.............................................................116
                  1.       Cash and Cash Equivalents............................................................116
                  2.       Accounts and Notes Receivable........................................................116
                  3.       Inventories..........................................................................116
                  4.       Prepaid expenses and other current assets............................................116
                  5.       Property, Plant and Equipment........................................................116
                  6.       Other Non-Current Assets.............................................................116
                  7.       Credit Agreement.....................................................................116
                  8.       Bank Letters of Credit...............................................................116
                  9.       Trustee and Professional Fees........................................................117
                  10.      Ongoing G&A Expenses.................................................................117
                  11.      Severance............................................................................117
                  12.      Accounts Payable and Accrued Expenses................................................117
                  13.      Lease Rejection Claims...............................................................117
                  14.      Other Liabilities....................................................................117
         G.       Valuation Analysis............................................................................117

XXII.    FINANCIAL INFORMATION..................................................................................122
         A.       General.......................................................................................122
         B.       Selected Financial Data.......................................................................122

         C.       Management's Discussion and Analysis of Financial Condition and Results of Operations.........124

XXIII.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN..............................................133
         A.       Liquidation under Chapter 7...................................................................133
         B.       Alternative Plan of Reorganization............................................................134

XXIV.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN....................................................134
         A.       Realization of Cancellation of Indebtedness Income............................................135
         B.       Section 382 Limitation on NOL Carryovers and Other Tax Attributes.............................135
         C.       Alternative Minimum Tax.......................................................................136
         D.       Consequences to Holders of Certain Claims.....................................................137
                  1.       Consequences to Holders of Existing Senior Debt......................................137
                  2.       Consequences to Holders of Existing Subordinated Notes...............................137
                  3.       Consequences to Holders of Hoechst Note Claims.......................................138
                  4.       Accrued But Untaxed Interest.........................................................138
                  5.       Consequences to Holders of Bain Note Claims, GS Note Claims, Existing Preferred
                           Stock and Existing Common Stock......................................................138
         E.       Withholding...................................................................................139

XXV.     CONCLUSION AND RECOMMENDATION..........................................................................139

I.      INTRODUCTION AND EXECUTIVE SUMMARY(1)

        Taken together, the Debtors comprise the sixth largest manufacturer and distributor of in vitro diagnostics ("IVD") products in the world. The total IVD market is estimated to have worldwide annual revenues of $20 billion for the U.S., Europe and Japan and the Debtors serve a $12 billion segment of that market. The Debtors primarily sell diagnostic systems that include instruments, reagents, consumables, service and data management systems. Most of these systems are "closed systems," i.e., the reagents and consumables are exclusive to their instruments.

        The Debtors have a broad product portfolio and can offer customers one-stop shopping. The Debtors sell instrument systems and reagents in the following diagnostic markets: routine chemistry and immunochemistry, cardiac, plasma proteins, drugs of abuse and therapeutic drug monitoring, microbiology, infectious disease and hemostasis. These systems are used to test for the presence of analytes in blood or other samples to aid in the diagnosis of patients.

        The capital stock of Dade is currently owned principally by the Bain Entities, the GS Partners Entities, Hoechst and certain current and former management of DBI. The Bain Entities together with the GS Partners Entities have voting control over Dade. As of May 31, 2002 Dade and DBI had approximately $1.6 billion in debt outstanding consisting of roughly $1.13 billion of Existing Senior Debt and $416 million principal and accrued and unpaid interest under the Existing Subordinated Notes.

        The Debtors hereby transmit this Disclosure Statement pursuant to section 1126(b) of the Bankruptcy Code for use in the solicitation of acceptances of the Plan in substantially the form attached hereto as Exhibit A. The Debtors have not commenced Chapter 11 Cases. None of the

----------
(1)  The following shall apply to the Disclosure Statement:
     (a) DEFINED TERMS
     Any term used in capitalized form in the Disclosure Statement that is not defined herein, in the Plan, or in the Glossary attached hereto, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules as applicable (including the meaning assigned by the Bankruptcy Code or the Bankruptcy Rules to a term that is used by the Bankruptcy Code or Bankruptcy Rules in defining such term). The Glossary attached hereto is identical to the Glossary attached to the Plan.
     (b) RULES OF INTERPRETATION
     For purposes of the Plan and Disclosure Statement, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender, (b) any reference herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (c) any reference in the Plan or Disclosure Statement to an existing document or exhibit Filed or to be Filed shall mean such document or exhibit as it may have been or may be amended, modified or supplemented,
     (d) unless otherwise specified, all references in the Disclosure Statement to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Disclosure Statement, (e) the words "herein," "hereof," "hereunder" and "hereto" refer to the Plan in its entirety rather than to a particular portion hereof, (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation and (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

Debtors' foreign Subsidiaries have filed or are considering filing for chapter 11 protection or for protection under the applicable provisions of the relevant law where such Subsidiary is located. This solicitation is being conducted at this time in order to obtain (prior to the commencement of Chapter 11 Cases by the Debtors) sufficient votes to enable the Plan to be confirmed by the Bankruptcy Court. No prepetition solicitation of votes may be made except pursuant to sections 1125 and 1126 of the Bankruptcy Code. The Debtors anticipate that by conducting the solicitation in advance of commencing Chapter 11 Cases, the pendency of the cases will be significantly shortened and their administration will be simplified and less costly. The Debtors believe that prepetition solicitation will substantially reduce the time and expense necessary to administer and complete the Chapter 11 Cases and will minimize distress to and disruption of, their business operations in the United States and internationally. By contrast, in protracted and contested chapter 11 cases, the Debtors believe that the value of the recovery of creditors entitled to vote on the Plan may be significantly less than that proposed under the Plan.

        The Plan provides for distributions to the following persons or entities: On the Effective Date, each Holder (determined as of the Distribution Record Date) of an Allowed Bank Claim shall receive, in full and complete satisfaction of its Allowed Claim (and in connection with such full and complete satisfaction and for the consideration described in Article X.A of the Plan, the release set forth in Article X.A of the Plan shall be granted in favor of the Equity Released Parties), its Pro Rata share (determined as of the Distribution Record Date) of (i) $400 million in Cash (to be paid from the proceeds of the New Senior Term Debt); and (ii) New Senior Subordinated Notes in an aggregate principal amount of $327 million, the principal amount of which shall be reduced by 100% of the amount of any principal amortization payments received by the Prepetition Lenders under the Prepetition Bank Credit Agreement in the period from April 1 2002 to the date of commencement of the Chapter 11 Cases; and (iii) 26,352,941 shares (representing 66 2/3% of the New Common Stock excluding the New Common Stock issued or to be issued pursuant to the Management Incentive
Plan), of the New Common Stock to be issued to Holders of Allowed Bank Claims or Allowed Existing Subordinated Note Claims. In addition to and without reduction of any of the above, any portion of the Allowed Bank Claims which are comprised of accrued and unpaid interest, fees, costs or expenses payable to the Administrative Agent or any Prepetition Lender pursuant to the terms of the Prepetition Bank Credit Agreement (whether accrued prior to or after the Petition Date) shall be paid in full, in Cash, by the Debtors on the Effective Date in accordance with the terms of the Prepetition Bank Credit Agreement. All letters of credit outstanding under the Prepetition Bank Credit Agreement, as of the Petition Date, shall be rolled into and deemed issued under the New Senior Credit Facility on the Effective Date to the extent not assumed by the Debtors under the terms of the DIP Facility.

        On the Effective Date, each Holder (determined as of the Distribution Record Date) of an Allowed Existing Subordinated Note Claim (other than the Insider Noteholders which, by their acceptance of the Plan and pursuant to the Lock-up Agreement, have indicated their agreement to the less favorable treatment of their Claims as provided in this section) shall receive, in full satisfaction of such Allowed Claim (and in connection with such full and complete satisfaction and for the consideration described in Article X.A of the Plan, the release set forth in Article X.A of the Plan shall be granted in favor of the Equity Released Parties), its Pro Rata share (determined by excluding the Claims of Insider Noteholders from Allowed Claims) of 13,176,471 shares (representing 33 1/3% of the New Common Stock excluding the New

Common Stock issued or to be issued pursuant to the Management Incentive Plan), of the New Common Stock to be issued to Holders of Allowed Bank Claims and Allowed Existing Subordinated Note Claims. By operation of the Plan, immediately prior to the Effective Date, the Insider Noteholders shall make the Insider Noteholder Contribution (which contribution includes the Hoechst Contribution), subject in all respects to the occurrence of the Effective Date. The Insider Noteholders shall not receive any distribution on account of their Existing Subordinated Notes; provided that, notwithstanding the foregoing, Hoechst shall receive the Hoechst Payment on account of the Hoechst Contribution.

        All existing common and preferred Equity Interests in Dade, including any warrants or vested or unvested options to purchase Equity Interests in Dade, shall be canceled on the Effective Date. All Equity Interests in DBI and its Subsidiaries shall continue to be held by Dade and its Subsidiaries in the same manner as Dade or the applicable subsidiary held such Equity Interests prior to the commencement of the Chapter 11 Cases. All other Allowed Claims, including, but not limited to, all employee claims, trade claims and the like, shall be paid as provided in Article II of the Plan (subject to the Debtors' right to contest the legal basis and amount of any such Claim, which right is fully reserved under the Plan).

        The Debtors intend to commence the Chapter 11 Cases if votes are received in a number and amount sufficient to enable a Bankruptcy Court to confirm the Plan and to seek, as promptly as practicable thereafter, a hearing before the Bankruptcy Court to: (i) approve this Disclosure Statement under section 1125(a) of the Bankruptcy Code as complying with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure and otherwise containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors to make an informed judgment whether to accept or reject the Plan; (ii) approve the solicitation of votes as being in compliance with section 1126(b) of the Bankruptcy Code; and (iii) confirm the Plan. The Debtors expect to request that the hearing to approve this Disclosure Statement be scheduled to immediately precede the Confirmation Hearing. If the Plan is confirmed, the Debtors' creditors and Equity Interest Holders will be classified and treated as described in this Disclosure Statement. In the event that sufficient votes are not received to confirm the Plan, the Debtors will evaluate other available options and may nevertheless file petitions for relief under chapter 11 of the Bankruptcy Code to initiate non-prepackaged chapter 11 cases.

        The Debtors intend to continue operating their businesses in chapter 11 in the ordinary course. Toward that end, the Debtors shall request authority from the Bankruptcy Court to pay its employees, trade and other creditors in full and in cash, on a timely basis, notwithstanding the filing of the Chapter 11 Cases. The allowed Claims of, among others, the Debtors, employees and General Unsecured Creditors are not impaired under the Plan. However, the Debtors reserve their right, prior to allowance, to evaluate and, if appropriate, to object to such claims.

        This Disclosure Statement sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan, the Voting Record Date and the applicable standards for tabulating Ballots. In addition, detailed voting instructions are set forth in each Ballot. Each Holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan and the Voting Instructions (and any accompanying exhibits) in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims for voting purposes and the tabulation of votes.

        Under the Plan, Claims against and Equity Interests in the Debtors are divided into Classes. Certain unclassified Claims, including Administrative Expense Claims and Priority Tax Claims and certain Other Priority Claims will receive payment in Cash either on the Distribution Date, as such Claims are liquidated, or in installments over time as permitted by the Bankruptcy Code or as agreed with the Holders of such Claims. All other Claims and all Interests are classified into Classes for each Debtor and will receive the distributions and recoveries (if any) described in the Plan.

        After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including: (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail; and (iii) substantial increases in claims which would be satisfied on a priority basis, THE DEBTORS HAVE DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

                                                                                SUMMARY OF RECOVERIES
                                                    --------------------------------------------------------
DESCRIPTION                                            CLASS NO.          UNDER THE PLAN        CHAPTER 7
                                                    --------------------------------------------------------
Debtor in Possession Facility                              N/A                  100%                100%
Priority and Administrative Expense Claims                 N/A                  100%                  0%
Secured Claims                                             2,3                  100%                 24%
General Unsecured Claims                                    4                   100%                  0%
Existing Subordinated Notes                                5B                    57%                  0%
Equity Interests                                            6                     0%                  0%

        Moreover, the Debtors believe that the value of any distributions from the liquidation proceeds to each Class of Allowed Claims in a chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the chapter 7 cases, the delay could be further prolonged and Administrative Expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation has not been included in the above calculations.

APPROVAL OF THIS DISCLOSURE STATEMENT WILL NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

        A.      HOLDERS OF CLAIMS ENTITLED TO VOTE

        Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or allowed equity interests in classes of claims or equity interests that are impaired are entitled to vote to accept or reject a proposed plan. Classes of claims or equity interests that are unimpaired are conclusively presumed to have accepted the plan and are not entitled to vote to accept or reject the plan. 11 U.S.C. Section 1126(f). Classes of claims or equity interests that will receive no recovery under a chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. 11 U.S.C. Section 1126(g).

        For a detailed description of the treatment of Claims and Equity Interests under the Plan, see section VII.D below, entitled "CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS--Classification and Treatment of Claims against and Equity Interests in Dade and its Filing Subsidiaries."

        Classes 1A, 1B, 1C, 1D, 1E, 1F, 1G, 1H, 3A, 3B, 3C, 3D, 3E, 3F, 3G, 3H,
4A, 4B, 4C, 4D, 4E, 4F, 4G, 4H, 6B, 6C, 6D, 6E, 6F, 6G and 6H under the Plan comprise the Unimpaired Claims. Holders of Claims or Equity Interests in those Classes are conclusively presumed to have accepted the Plan. Classes 2A, 2B, 2C, 2D, 2E, 2F, 2G, 2H and 5B comprise Impaired Claims and to the extent the Claims in such Classes are Allowed Claims, the Holders of such Claims will receive distributions under the Plan. As a result, Holders of Claims in those Classes are entitled to vote to accept or reject the Plan. Class 6A is also Impaired as Holders of Equity Interests therein will receive no distributions under the Plan. Accordingly, Holders of Equity Interests in Class 6A are conclusively presumed to have rejected the Plan and are not entitled to vote.

        The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast Ballots for acceptance or rejection of the plan in such class. For a more detailed description of the requirements for Confirmation of the Plan, see section XXI, below, entitled "CONFIRMATION."

        Assuming the requisite acceptances are obtained, the Debtors intend to seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code notwithstanding the nonacceptance of Class 6A. Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see section XXI.B.2 below, entitled "CONFIRMATION Requirements for Non-Consensual Confirmation of the Plan - Confirmation of the Plan without Acceptance by All Classes of Impaired Claims."

        B.      OVERVIEW OF THE PLAN

        The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, Confirmation and distributions pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or

Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. The table below shall be qualified in its entirety by the provisions of section II.D of the Plan.

THE ESTATES OF THE DEBTORS WILL NOT BE SUBSTANTIVELY CONSOLIDATED. THE CLAIMS HELD AGAINST ONE OF THE DEBTORS WILL BE SATISFIED SOLELY FROM THE CASH AND ASSETS OF SUCH DEBTOR. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NOTHING IN THE PLAN OR THE DISCLOSURE STATEMENT SHALL CONSTITUTE OR BE DEEMED TO CONSTITUTE AN ADMISSION THAT ANY ONE OF THE DEBTORS IS SUBJECT TO OR LIABLE FOR ANY CLAIM AGAINST ANY OTHER DEBTOR. EXCEPT AS SPECIFICALLY PROVIDED OTHERWISE HEREIN, THE CLAIMS OF CREDITORS THAT HOLD CLAIMS AGAINST ALL OR MORE THAN ONE OF THE DEBTORS WILL BE TREATED AS SEPARATE CLAIMS WITH RESPECT TO EACH DEBTOR'S ESTATE FOR ALL PURPOSES (INCLUDING, BUT NOT LIMITED TO, DISTRIBUTIONS AND VOTING) and SUCH CLAIMS WILL BE ADMINISTERED AS PROVIDED IN THE PLAN.

        The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan(1):

-----------------------------------------------------------------------------------------------
CLASS                           CLAIM                       SUMMARY DESCRIPTION
-----------------------------------------------------------------------------------------------
1A, 1B, 1C, 1D,     Allowed Other Priority        Unimpaired. Allowed Other Priority Claims
1E, 1F,1G, 1H       Claims                        consist of all Claims against the applicable
                                                  Debtor accorded priority in right of
                                                  payment under section 507(a) of the
                                                  Bankruptcy Code, other than a Priority
                                                  Tax Claim or an Administrative Claim.
-----------------------------------------------------------------------------------------------
2A, 2B, 2C, 2D,      Allowed Bank Claims          Impaired. Allowed Bank Claims consist of
2E, 2F, 2G, 2H                                    any and all Claims, including but not limited
                                                  to, Secured Claims and Unsecured Claims,
                                                  arising from or relating to the Prepetition
                                                  Bank Credit Agreement, which Claims shall
                                                  be deemed Allowed without need to File
                                                  any proof of claim.
-----------------------------------------------------------------------------------------------

----------
(1) Each number relates to a particular type of claim (1 = Allowed Other Priority Claims, 2 = Allowed Bank Claims, 3 = Allowed Other Secured Claims, 4 = Allowed General Unsecured Claims, 5 = Allowed Existing Subordinated Note Claims and 6A = Equity Interests and 6B-6H = Allowed Equity Interests), while each letter identifies the particular Debtor (A = Dade Behring Holdings, Inc., B = Dade Behring Inc., C = Dade MicroScan Inc., D = Dade Finance, Inc., E = Syva Diagnostics Holding Co., F = Syva Childcare Inc., G = Syva Company and H = Chimera Research & Chemical. Therefore, a Claim in Class 1C would be an Allowed Other Priority Claim against Dade MicroScan Inc., while a Claim in Class 4A would be an Allowed General Unsecured Claim against Dade Behring Holdings, Inc.

-----------------------------------------------------------------------------------------------
CLASS                           CLAIM                       SUMMARY DESCRIPTION
-----------------------------------------------------------------------------------------------
3A, 3B, 3C, 3D,     Allowed Other Secured         Unimpaired. Allowed Other Secured Claims
3E, 3F, 3G, 3H      Claims                        consist of all Secured Claims, other than
                                                  Bank Claims, against any of the Debtors held
                                                  by any person or entity.
-----------------------------------------------------------------------------------------------
4A, 4B, 4C, 4D,     Allowed General               Unimpaired. Allowed General Unsecured Claims
4E, 4F, 4G, 4H      Unsecured Claims              consist of any Allowed Unsecured Claims
                                                  that are not Bank or Existing Subordinated
                                                  Note Claims.
-----------------------------------------------------------------------------------------------
5B                  Allowed Existing              Impaired. Allowed Existing Subordinated Note
                    Subordinated Note Claims      Claims consist of all Allowed Claims arising
                                                  from or related to the Existing Subordinated
                                                  Notes, which Claims shall be deemed Allowed
                                                  pursuant to the Plan.
-----------------------------------------------------------------------------------------------
6A                  Equity Interests in Dade      Impaired. Any and all Equity Interests in
                                                  Dade.
-----------------------------------------------------------------------------------------------
6B, 6C, 6D, 6E,     Allowed Equity Interests      Unimpaired.  Allowed Equity Interests in Dade
6F, 6G, 6H          in Dade Subsidiaries          Subsidiaries consist of any Allowed Equity
                                                  Interests in any the Debtors other than Dade.
-----------------------------------------------------------------------------------------------

II.     GENERAL INFORMATION

        A.      PURPOSE AND EFFECT OF THE PLAN

        The primary purpose of the Plan is to effectuate the Restructuring to ensure that the Debtors' capital structures are appropriate to and consistent with, present operations and prospects. Present debt service requirements do not currently afford the Debtors sufficient flexibility to maximize their present and anticipated future business opportunities. Customers and suppliers have raised concerns about the Debtors' current level of debt and their potential impact on the Debtors' long term financial stability. The Debtors' competitors have sought to exploit those concerns to make inroads with the Debtors' customer base and to impair the Debtors' ability to attract new business. Although the Debtors have been largely successful in repelling such efforts by competitors, the Debtors and their stakeholders believe that a revamped capital structure would inure to the benefit of the Debtors and their stakeholders and would enhance the Debtors' future business and prospects.

        The Restructuring will reduce the principal amount of Dade's and DBI's outstanding indebtedness by approximately $650 million by exchanging that indebtedness for New Common Stock and New Senior Subordinated Notes. The Debtors believe that the Restructuring will significantly enhance customer and supplier confidence in their prospects and will enable them to devote additional resources to research and development, capital expenditures and other strategic initiatives.

        B.      OVERVIEW OF CHAPTER 11

        Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

        The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

        The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding on a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified in the confirmed plan.

        In order to solicit acceptances of a proposed plan, however, section 1126 of the Bankruptcy Code requires a debtor and any other plan proponents to conduct such solicitation either in compliance with any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure, or, if there is no such applicable non- bankruptcy law, rule, or regulation, pursuant to a disclosure statement containing adequate information of a kind and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to Holders of Claims against the Debtors to satisfy the requirements of section 1126 of the Bankruptcy Code.

III.    DESCRIPTION OF THE DEBTORS' BUSINESS

        A.      HISTORY

        Baxter Diagnostics, a division of Baxter and the predecessor company to DBI, was established in 1949 as part of the Dade County Blood Bank in Florida. Baxter Diagnostics initially distributed its blood products through American Hospital Supply Corporation ("AHS") and was subsequently acquired by AHS in 1956. Building on its initial blood testing base, AHS initiated extensive research and development efforts in the routine chemistry/immunochemistry markets of the emerging IVD testing industry. From 1983 to 1985, those research and development efforts culminated in the product introductions of the Stratus and Paramax instrument platform lines. AHS also expanded into the microbiology market and established the MicroScan product line through a series of acquisitions in the early 1980s. In 1985, Baxter acquired AHS.

        In December 1994, certain of the Bain Entities and certain of the GS Partners Entities and/or their Affiliates formed Dade and acquired Baxter Diagnostics from Baxter, with Baxter

Diagnostics becoming a wholly-owned Subsidiary of Dade. The acquisition of Baxter Diagnostics brought established leadership positions in hemostasis and microbiology, routine chemistry/immunochemistry market positions and an extensive sales and service organization, especially in the United States.

        In May 1996, Dade purchased DuPont's IVD business (the "Chemistry Acquisition"). DuPont, which had entered into the automated clinical chemistry market in 1968 with the introduction of the world's first random access automated chemistry analyzer, aca(TM), had one of the industry's largest installed bases of routine chemistry instruments which was and still is one of the largest IN the world. The Chemistry Acquisition also provided world-class manufacturing and product development (especially software and engineering) capabilities.

        In October 1997, Dade acquired the human IVD business ("Behring") of Hoechst (the "Behring Combination") and was renamed Dade Behring. Behring was established in 1904 by Emil von Behring, the recipient of the first Nobel Prize in medicine. The Behring Combination provided complementary product lines for hemostasis and routine immunochemistry and significantly broadened the overall product line portfolio by adding leadership positions in plasma protein and drugs of abuse testing/therapeutic drug monitoring. Behring also provided expanded technology capabilities in platform development, specialty assay development and the development of emerging technologies. The acquisition of Behring also extended the geographic scope of the Debtors' business.

        B.      DIAGNOSTIC INDUSTRY--OVERVIEW

        IVD tests are conducted outside the body and are used to identify and measure substances in patients' bodily fluids such as whole blood, blood plasma, serum, or urine, which enable physicians to diagnose, treat and monitor patients. The most common IVD tests are traditional routine clinical chemistry tests that measure glucose, cholesterol or sodium as part of routine blood checks. Other IVD tests measure bodily functions such as blood clotting ability and cardiac function, or measure the presence of infections or drugs. The wide range and important nature of these tests have established IVD testing as an integral part of the managed care environment, providing for accurate and timely patient diagnosis and treatment. Increasingly, IVD testing is recognized as making a significant contribution to improving patient care and lowering total patient costs. IVD tests are performed in a number of different clinical settings including hospitals, reference laboratories, physicians' offices/ambulatory care centers and consumers' homes.

        The global IVD market is estimated at $20 billion annually, with the United States, Western Europe and Japan comprising approximately 42%, 41% and 12%, respectively, of the global market. Management believes that the global IVD market will continue to grow due to a number of key favorable industry trends, including: (i) demographic shifts resulting from the aging of the population and socioeconomic improvements are expected to increase the overall level of demand for diagnostic testing; (ii) increased focus on lowering total healthcare expenditures will likely increase demand for diagnostic testing as an effective tool to improve patient outcomes and reduce the costs of misdiagnosis through earlier and more accurate diagnosis and patient monitoring; (iii) emerging markets will provide additional demand as economic improvements in these countries lead to increases in healthcare expenditures;

(iv) technology improvements in new tests, pathogens and markers will result in the increased use of diagnostics to aid in the diagnosis of diseases; and (v) increased automation of diagnostic instruments is expected to lower the overall cost of diagnostic testing and thereby increase accessibility and demand.

        IVD systems are composed of instruments, reagents, consumables, service and data management systems. Instruments typically have a five-year life and serve to automate repetitive manual tasks, improve test accuracy and speed results reporting. Reagents are liquid or powder chemical substances that react with the patient sample to produce measurable, objective results. The consumable accessories vary across application segments but are generally items such as vessels used in generating test results. Both reagents and consumables are typically exclusive to their related instruments (thus, a "closed" system) and, therefore, generate significant ongoing revenues for suppliers. Sample handling and preparation devices, as well as data management systems, are becoming increasingly important components of the IVD system. These system additions further reduce labor, improve safety and reduce cost through their automation benefits. Providing a total integrated system solution that is reliable and easy to use creates high switching costs and loyalty among customers who value consistency and accuracy in test results.

        C.      DIAGNOSTIC INDUSTRY--SERVED MARKETS

        The Debtors are, taken together, one of the largest suppliers of IVD products and services to clinical laboratories in the world. Of the total estimated $20 billion annual global IVD market, the Debtors serve a $12 billion segment targeted primarily at clinical laboratories. The Debtors rank sixth worldwide in the clinical laboratory segment of the IVD market. Within the Debtors' served markets, the Debtors have strong market positions in each of their core product markets, which include chemistry/immunochemistry, hemostasis, microbiology and infectious disease diagnostics. Within the immunochemistry segment, the Debtors hold a leading position in several key segments, including plasma protein, cardiac and drugs of abuse/therapeutic drug monitoring ("DAT/TDM") testing.

        IVD tests are conducted primarily in clinical laboratories, which include primarily hospital-based laboratories and reference laboratories (independent from hospitals). The Debtors' customer base consists of approximately 25,000 customers worldwide utilizing approximately 38,500 instruments. The Debtors provide products and services to over 90% of U.S. hospital-based clinical laboratories and to the majority of reference laboratories worldwide.

        The Debtors manufacture and market a broad offering of IVD products and services which include: (i) instruments (approximately 13% of sales); (ii) reagents and consumables (approximately 81% of sales); and (iii) services (approximately 6% of sales). In total, the Debtors have a worldwide installed base of approximately 38,500 instruments. With a typical instrument life of five
(5) years, the Debtors' installed base of instruments generates annual revenue of approximately $30,000 per instrument from ongoing sales of reagents, consumables and service. More importantly, over 80% of the Debtors' instrument systems are "closed" systems. As a result, the Debtors generate a stable and recurring stream of revenue from reagents, consumables and service contracts.

        A description of the Debtors' served markets is as follows:

                1.      CHEMISTRY/IMMUNOCHEMISTRY

        The Debtors' chemistry/immunochemistry business consists of four product lines: Routine Chemistry/Immunochemistry, Cardiac, Plasma Proteins and Drugs of Abuse Testing/ Therapeutic Drug Monitoring. S.G. Cowen estimates the combined Chemistry/Immunochemistry market to be $10.8 billion in 2001 revenue.

                        a.      Routine Chemistry/Immunochemistry.

        Routine chemistry tests measure substances found in large concentrations in patients' blood, tissue, urine or other bodily fluids. These substances include cholesterol, glucose, iron and sodium and their concentration levels provide information on a patient's basic bodily functions. Routine immunochemistry testing relies on the properties of antibodies and antigens in the immune system as its key detection mechanism. Immunoassays (immunochemistry tests) measure relatively low concentrations of these substances found in blood. These tests are performed for pre- and post-surgical procedures and to monitor a patient's response to treatment and therapy. Historically, analyzers had been developed separately for routine chemistry and immunochemistry testing. Today, high-volume tests are rapidly being consolidated to a single, heterogeneous platform which significantly improves overall laboratory productivity and costs.

        On average, hospitals operate two (2) to three (3) routine chemistry/immunochemistry analyzers, which serve such roles as routine, STAT and specialty testing. These instruments are considered the workhorse of the clinical laboratory, accounting for up to 60% of all IVD tests performed in such laboratories and are characterized by their high throughput capabilities.

        The Debtors have a broad range of routine chemistry/immunochemistry instrument platforms, including the Dimension(R), Opus(TM) and aca(R) instruments. The Debtors have been a leader in workstation consolidation and automation with the introduction of thE heterogeneous module for the Dimension(R) RxL instrument and the introduction in 2001 of the Dimension Xpand instrument, which allowS the integration of highly sensitive immunochemistry testing with routine chemistry onto one platform. With the Debtors' leadership position in workstation consolidation, the continued consolidation of routine chemistry/immunochemistry testing onto a single platform represents a significant growth opportunity for the Debtors. The Debtors believe that the Dimension(R) system offerS customers the lowest total cost approach for performing these two categories of tests with a wide menu and a significant technological advantage over competitive systems. Given the staffing and budget pressures that face clinical laboratories worldwide, the Debtors believe that this approach will become even more compelling to their customers over time. The Debtors have a comprehensive test menu of approximately 100 tests and is currently developing over thirty (30) additional chemistry and immunochemistry tests.

        The Debtors have achieved rapid growth in chemistry/immunochemistry relative to overall market growth rates, in spite of a key product portfolio gap
- a platform for performing high volume testing. The Debtors expect to fill this gap in 2002 by introducing StreamLAB, a workcell that combines up to four (4) Dimension RxLs with preanalytical capabilities that are essential to laboratory processes for producing a test result. These processes include accessioning, centrifugation and aliquotting.

        Building on the Debtors' unique approach to workstation consolidation, development work is underway on a next-generation system. The initial commercial platform will serve the high volume testing segment, but the same platform architecture will provide the basic building blocks for replacing Dimension RxL (commercialized in 1997) and Xpand (commercialized in 2001). This next-generation platform will provide customers with significant advances over the current Dimension and other competitive systems. The most important advances will be the immunoassay format (more sensitive and robust than the current Dimension technology) and system reliability.

                        b.      Cardiac.

        The Debtors' cardiac business is focused on immunochemistry platforms targeted at cardiac diagnostics. The cardiac market is one of the highest growth segments of the broader immunochemistry market, growing at 20% annually. The Debtors have a leading share in the high growth cardiac segment and was one of the first to introduce a widely adopted testing system for the cardiac enzymes Troponin-I, CKMB and Myoglobin. The combination of rapid and accurate tests for Troponin-I, CKMB and Myoglobin has allowed for rapid diagnosis of cardiac disease and has enhanced the physician's ability for triage and diagnosis of chest pain in patients. Through their 16-year research collaboration with one of the leading academic medical centers, Washington University in St. Louis, the Debtors continue to innovate and introduce new products in the cardiac segment.

        Today the Debtors offer a unique combination of platforms for performing cardiac tests. In the central laboratory, the Dimension(R) RxL menu includes the three major cardiac tests Troponin-I, CK-MB and Myoglobin. The Debtors' Stratus(R) CS Cardiac systEM, launched in late 1998, represents the industry's first quantitative near-patient cardiac instrument. The Stratus(R) CS system rapid result time (13 minutes), accuracy, test menu breadth and its direct correlation to central laboratory test results on the Dimension(R) and Opus(TM) instrument platforms creates a strong competitive advantage for the Debtors. The Stratus(R) CS system also ofFErs significant potential cost savings for healthcare providers. Currently, the average cost to rule out myocardial infarction in a patient with chest pain ranges from $1,300 to $5,600. Stratus(R) CS can achieve a result in 13 minutes which saves significant timE over conventional diagnostic measures, which reduces hospital lengths of stay, avoids unnecessary testing and thereby reduces healthcare costs significantly. Additionally, the Stratus(R) CS system also reduces expenses related to unstable angina, a common forM of cardiac disease, by offering testing for a new, second-generation Troponin-I marker which is a highly sensitive marker of unstable angina. The new, second-generation Troponin - I marker can serve as a rule-in diagnostic procedure which would expedite follow-up treatment. The Stratus(R) CS system positions the Debtors well in both the near-patient and central laboratory cardiac market.

                        c.      Plasma Protein.

        Plasma protein instrument systems test serum, plasma, urine or cerebral spinal fluid to help both diagnose diseases such as coronary heart diseases and rheumatic diseases as well as to detect disorders such as tumors, renal failure and malnutrition. Plasma protein tests are conducted on two types of instrument platforms: routine chemistry / immunochemistry analyzers such as the Debtors' Dimension(R) instrument and dedicated nephelometers such as the Debtors' BN(TM)II instrument. While higher volumes of protein tests Are run on routine chemistry/immunochemistry systems, the quality and broad menu makes nephelometers extremely useful with customers paying a premium price for this utility.

        The Debtors are the market leader in the worldwide plasma protein market. The Debtors offer five dedicated plasma protein instruments: the BN(TM)II and BN(TM)A instruments, targeted at large, high volume hospital and commercial laboratories; the BN(TM)100 and BN Prospec(TM) instruments, sold to small to medium size labs; and the TurbiTime(TM) System, a manual instrument sold to small hospitalS and private labs. The BN(TM)II, a large, highly automated instrument, was released in late 1995 and has proven to be a successful upgraDE path for former customers of the BN(TM)A and BN(TM)100 instruments who are striving to reduce lab costs and increase actual teSTing throughput. The Debtors' instruments offer up to sixty (60) assays which cover the complete spectrum of plasma protein tests. The BN ProSpec(TM), which targets the small to medium size customer group, was launched in the summer of 2000.

        Given the Debtors' long history of leadership in nephelometric protein testing and their success at introducing and developing markets for critical, protein-based immunoassays (e.g., myoglobin and troponin-I), they are aggressively assessing options for connecting that historical strength to the exciting advances that are expected from proteomics research. In addition to stepping up their licensing capabilities, the Debtors are evaluating their platform strategy to determine how the BN Prospec-class analyzer and next-generation Dimension instruments can be equipped to handle the sensitivity requirements of new markers that are discovered through proteomics research.

                        d.      DAT/TDM.

        Drugs tests are used to measure the level of TDM or DAT in either blood or urine. TDM tests assist physicians in ensuring that the level of therapeutic drugs patients receive do not exceed safe ranges in the bloodstream. An example of a TDM application is testing performed on transplant patients to monitor the level of immunosuppressive drugs that they are given. Drugs of abuse tests screen for the use of illicit substances such as cocaine and marijuana. Because of their range of application, drugs tests are used at a variety of sites, from clinical laboratories to employers' offices. Drugs tests are also conducted on multiple platform types, including the Debtors' Dimension(R) analyzer.

        The Debtors manufacture a wide range of products under the Syva(R) brand name which it markets to both clinical anD non-clinical laboratories. Syva is the world leader in DAT testing, with the broadest menu of assays available. In order to increase the convenience of testing for its customers, the Debtors have developed ready-to-use liquid DAT reagents for a broad range of commercially available instrument platforms. This makes Syva(R) the open system reagent provider of choice for DAT assays, as welL as the leading OEM reagent provider to closed systems. The Debtors also have a strong position in the TDM market with a #2 position in the high growth immunosuppressives market.

                2.      HEMOSTASIS

        Hemostasis testing measures a patient's ability to form and dissolve blood clots, a critical factor in the stabilization of the cardiovascular system. Hemostasis testing can be segmented into routine screening and specialty tests. Routine hemostasis tests are typically performed before and during surgical procedures. Hemostasis testing is also essential in post-surgical treatments for patients with cardiovascular disorders (e.g., monitoring treatments to "thin" the blood) and for patients with coagulation disorders (e.g., hemophilia). Specialty tests are performed to further characterize congenital disease states. Market growth is expected to come from a continued growth in the number of surgeries performed as well as from new hemostasis tests which more accurately measure blood clotting and provide for improved patient treatment.

        Since hemostasis is a critical component of cardiovascular disease, significant pharmaceutical research is currently directed at modulating hemostasis which should also lead to increased testing as these drugs are introduced. S.G. Cowen estimates the worldwide hemostasis market at $600 million.

        The Debtors pioneered the field of hemostasis and continue to maintain a global leadership position through their commitment to innovation and their development of new and improved products and services. The Debtors offer the industry's broadest range of instrument platforms and tests, both routine and specialty, to meet the needs of customers from small hospitals to large reference labs. The Debtors have a strong history of instrument product development and is capitalizing on an emerging technology opportunity with a system for monitoring platelet function, which is an essential component of primary hemostasis. The Debtors believe this will be a high-growth market as new anti-platelet therapies are developed and introduced.

                3.      MICROBIOLOGY

        The MicroScan(R) business serves a market that consists of identification/antimicrobial susceptibility testing ("ID/AST") instruments, reagent panels, data management systems, disposable accessories and service. Microbiology laboratories use ID/AST products to identify infection-causing bacteria (e.g., streptococci and staphylococci) and to determine the minimum concentration of antibiotic (e.g., erythromycin and ampicillin) necessary to inhibit or kill the bacteria. This information is critical to the optimum management of patient therapy. Microbiology systems are "closed," meaning that reagents and consumables can only be used on the instruments for which they were produced. Continued evolutions in the microbiology testing market have been driven primarily by advances in automation, new antibiotics, the complexity of various microbes and the increasing resistance of microbes to antibiotics.

        The Debtors manufacture and market both manual and automated ID/AST products. MicroScan's(R) premier instruments are thE WalkAway(R)-40si and the WalkAway(R)-96si, fully automated instruments that use patented dry reagent panels to conduct bacterIAl identification and susceptibility testing at the same time.

        The Debtors are the global leader in automated ID/AST microbiology systems and have been able to maintain their leadership position in the microbiology market by focusing on continuous instrument and panel product enhancement and high growth international markets, as well as by upgrading their instruments to help laboratories reduce their overall costs. In the United States, the Debtors continue to secure business through the promotion of their conventional panels, testing devices which produce more accurate results than competitive systems. MicroScan(R) has a reputation for being the leader in providing accurate tests for emerginG antibiotic resistant organisms and was the first to have a test for the critical vancomycin intermediate resistant staphylococcus aureus. The total market for ID/AST testing is $400 million within an overall microbiology market of $1.2 billion.

                4.      INFECTIOUS DISEASE DIAGNOSTICS

        Infectious disease systems test serum, plasma or cerebral spinal fluid for the presence of infectious microorganisms. This segment of the business consists of bacteriology, parasitology and virology testing, including HIV and hepatitis testing. These tests are used not only to diagnose disease, but as a screening test in order to insure a safe blood supply.

        The Debtors have a strong niche position in infectious disease diagnostics and have also built strong market share positions in key European markets. Infectious disease testing is one of the largest segments of the diagnostics market. The microtitre plate (MTP) (manual and semi-automated) subsegment makes up approximately one-third of the immunoassay testing in this segment. MTP is a high-through put, low cost testing method, which is ideal for blood banks. The Debtors rank second in the European MTP segment and have approximately 10% share of worldwide MTP testing. In addition, the Debtors possess a strong intellectual property position for HIV-O, a new variant of HIV recently discovered. Due to the increased prevalence of HIV-O, any future HIV test platform will have to include HIV-O to offer full HIV testing capability. The Debtors continue to invest in expanded test menu capabilities on their existing instrument line and launched new instruments in 1999 and 2000 that allow the Debtors to better serve the high volume customer segment.

        D.      COMPETITIVE STRENGTHS AND BUSINESS STRATEGY

                1.      COMPETITIVE STRENGTHS

        The Debtors attribute their leading positions in the IVD market to the following competitive strengths:

                        a.      Scale.

        With 2001 sales in excess of $1.2 billion, the Debtors are the leading suppliers of IVD products and services to clinical laboratories in the United States and the fourth largest IVD suppliers to clinical laboratories worldwide.

                        b. Stable and recurring stream of reagent, consumable and service revenues.

        The Debtors generate a stable stream of revenues from their large installed base of instruments which require the ongoing consumption of various reagents, consumables and services. In 2001, sales from reagents, consumables and services accounted for approximately 87% of the Debtors' sales.

                        c.      Extensive sales and service organization.

        The Debtors' sales and service (customer management) force of approximately 2,800 professionals worldwide are among the largest in the industry. Management believes this large network of customer support functions (including sales, installation, training and service) provides the Debtors with a competitive advantage in both acquiring and retaining customers.

                        d.      Management team with successful track record.

        The Debtors have an experienced management team in the health care industry. Over the last eighteen months management has demonstrated its ability to develop and maintain leading market share positions, rationalize infrastructure and reduce costs.

                2.      STRATEGIC INITIATIVES

        Management has developed several key strategic initiatives designed to fully exploit the Debtors' core capabilities, thereby ensuring revenue growth and strong, improving cash flow:

                        a.      Focus on the central lab.

        By focusing on the $12 billion central lab segment of the $20 billion IVD market, the Debtors are able to leverage their product portfolio and provide superior value to the consumer. The central lab includes all centralized testing sites in the hospital or reference laboratory. This focus is consistent with the Debtors' emphasis on chemistry, since chemistry and immunochemistry account for the bulk of central lab revenue.

                        b. Enhance competitive advantage in the $11 billion chemistry/immunochemistry segment.

        The Debtors are leaders in workstation consolidation, being the first to introduce a modular platform that combines the ability to conduct both routine chemistry and immunoassay tests on a single platform (Dimension(R) RxL), primarily targeted at mid-sizE customers. The Debtors launched a product line extension, Dimension(R) Xpand(TM), in mid-2001. This instrument delivers Dimension(R) RxL-like consolidation to the low volume segment. In addition, the Debtors are investing in a broad range of automation projects that will significantly reduce routine, labor-intensive tasks, such as sample processing and lower total system costs for the customer. The Debtors are also developing next-generation system architecture that will provide the basis for new systems targeted at the high, medium and low volume segments. The new system will have advanced detection capabilities. The Debtors have targeted future capital expenditures and research and development spending on their chemistry businesses in order to maintain momentum and continue to gain share in the chemistry and immunochemistry markets.

                        c. Maintain leadership positions in Hemostasis and ID/AST testing.

        The Debtors hold market leading positions in these two important IVD segments. Working with their alliance partner, Sysmex Corporation, the Debtors offer the broadest array of instruments and reagents for hemostasis testing. After completing their transition to direct distribution in the U.S. (and the associated expense), the Debtors can now increase spending on new and upgraded products to further augment their position. The Debtors' MicroScan line shares leadership with BioMerieux in the ID/AST segment of the microbiology market. By investing in products that enhance their widely recognized position as the leaders in test accuracy, the Debtors believe they can continue to maintain their strong position in this $400 million market.

                        d.      Customer excellence.

        The Debtors have a strong reputation for effectively serving customer needs. The Debtors believe they can differentiate themselves from their competitors by leveraging this historical strength and making targeted investments in initiatives such as e-business that will further enhance their customer service capabilities.

                        e.      Improve cost structure.

        The Debtors have, over the last several years, made great strides in reducing their manufacturing costs through plant consolidations and ongoing efficiency gains:

                                i. After the acquisition of Behring, the Debtors moved quickly to consolidate manufacturing activities that were based in Westwood, Massachusetts (largely the Opus(R) product line and numerous SG&A activities) into Glasgow, Delaware.

                                ii. They also consolidated Dade Hemostasis manufacturing in Marburg, Germany. This allowed the Debtors to shut down their sizeable Miami operation, which also included a move of research and development and SG&A functions to Glasgow and Marburg.

                                iii. A restructuring program was established in mid-2000 to drive $77 million in ongoing cost savings through head count reductions and operational streamlining.

        The current emphasis of the Debtors is on the completion of the restructuring initiatives that began in 2000 and 2001.

        E.      RESEARCH AND DEVELOPMENT

                1.      OVERVIEW

        Within the IVD industry, the Debtors have established a track record of innovation and timely product introduction. The Debtors maintain an active research and development program focused on the development and commercialization of products that both complement and update existing product offerings. In each of their core product lines, research and development was instrumental in the development of key technologies which have helped to create strategic product advantages. At March 31, 2002, there were approximately 500 employees involved in the Debtors' product development efforts.

        The Debtors spent an average of 8% of their revenues over the last three years on research and development (including capital expenditures) for their core product lines. Furthermore, the Debtors' hemostasis instrument manufacturing partners have made considerable investments in instrument and technology upgrades in collaboration with the Debtors. The Debtors spent 9% of revenues on research and development (including capital expenditures) in 2001 and the Debtors plan to spend an amount equal to 10% of sales on research and development in 2002.

        The Debtors' product portfolio development process ensures that priority spending is matched with strategies and core competencies. The product development planning process employs a market-driven, milestone-based phase gate process to support projects from concept to post-commercialization. In addition, the Debtors have a strong quality management system that is the foundation of their technical product development capabilities.

        To provide focus for growth and profit enhancement, research and development activities are grouped into two primary categories: platform and systems development and test menu development across all product segments. In addition to the product development areas described below, the Debtors have an active program in place to seek and establish alliances. The Debtors have an alliance with Sysmex Corporation (formerly known as TOA Medical Electronics Co., Ltd.), a leading Japanese manufacturer of medical instruments, to produce a variety of hemostasis instruments.

                2.      PLATFORM DEVELOPMENT

        The Debtors are committed to continued investments in new platforms to maintain and enhance their competitive advantage. Management believes that clinical laboratories are increasingly looking to IVD suppliers to help them reduce labor costs, the largest cost component in the laboratory. Among the activities that drive labor costs are sample preparation, instrument setup, throughput and maintenance, manual data entry and manipulation and the verification and reporting of results. The Debtors have been a leader in laboratory productivity and work station automation and are engaged in a broad range of platform development programs that will further automate the laboratory and reduce total laboratory costs.

        In the routine chemistry/immunochemistry segment, the Debtors created the industry's first platform capable of performing highly sensitive heterogeneous immunochemistry along with routine clinical chemistry, specialty tests, electrolytes and metabolites with the Dimension(R) RxL instrument platform. The Debtors are investing to maintain their leadership in laboratory productivitY through a number of platform enhancements to the RxL. For the lower volume chemistry laboratory, the Debtors launched in late 2001 the Dimension(R) Xpand incorporating the recent advances in Dimension(R) technology targeted to meet the specific needs of this markET. In addition, with a continued focus on laboratory efficiency and integrated solutions for today's laboratory, the Debtors are developing central laboratory chemistry work cells that will interface multiple analytical systems to create an integrated solution for enhanced productivity. The Debtors commercialized their first workcell system, StreamLAB(R), in early 2002.

        A major focus of the Debtors is the development of a novel new generation of platforms that build on the strengths of integrated chemistry and immunochemistry testing and incorporate the latest concepts in system flexibility, scalability and enhanced productivity including a platform that would target the high volume chemistry laboratory.

        Recognizing the importance of strong platform development, the Debtors established their Global Engineering Organization in 1999. Based in Glasgow, Delaware, with significant resources in Schwalbach, Germany, this group ensures standard design practices, minimizes sub-components (thereby reducing cost and improving reliability) and provides the most efficient possible use of software and engineering development resources.

                3.      TEST MENU DEVELOPMENT

        Once the Debtors place an instrument with a customer, the development of new reagents to conduct additional tests represents a highly leveraged growth opportunity. The Debtors' large installed base represents significant potential for the Debtors' new reagent development efforts. The Debtors are currently developing a series of highly sensitive immunochemistry and important biochemical tests for the Dimension(R) RxL instrument platform. For the specialty and niche platforms, a number of new tests are undeR development, such as additional acute care markers for the Stratus(R) CS instrument, new protein markers for the plasma protein systemS and new and enhanced tests for the hemostasis platforms. MicroScan continues to add new antibiotics to AST panels. The Debtors continue to focus on menu expansion on all their systems in many important disease states.

        F.      CUSTOMERS

        The Debtors have a broad customer base composed primarily of hospital and reference laboratories. The Debtors sell their products worldwide and derive 50% of their revenues from outside the United States. No end-consumer represents more than 3% of the Debtors' sales.

        G.      SALES AND MARKETING

        The Debtors have an exceptional global sales organization, an extensive service infrastructure and superior management processes in place that leverage and strengthen the Debtors' competitiveness. The Debtors have devised their Customer Excellence strategy to fully exploit the strength of their customer-facing organization.

        The Debtors maintain six (6) sales offices in the United States and forty-two (42) sales offices outside the United States and employ approximately 3,000 people worldwide in regional commercial activities. These personnel are comprised of field sales representatives, managers, clinical application specialists ("CASs") and field service representatives. The CASs are organized by major product lines and provide troubleshooting in the field, customer training and conduct workshops and seminars.

        The Debtors utilize a generalist sales force approach, but all countries with significant sales of specific products have specialists who are deeply familiar with specific product lines. Given the importance of their chemistry products, virtually all sales representatives, specialists or generalists, are familiar with the features and benefits of these products.

        The Debtors' sales organization employs disciplined management processes and has a results-focused, execution-oriented culture. The Debtors have world-class sales management processes and tools designed to closely track customer satisfaction across all major markets. One such tool is known as Project STAT, a diagnostic tool that provides market intelligence on customer experiences with the Debtors relative to their competitors. By providing actionable data on customer experiences, Project STAT enables the Debtors to identify and manage customer issues, thereby facilitating customer retention and growth.

        The Debtors maintain a dedicated Health Systems sales team in the United States that is exclusively focused on leveraging the Debtors' broad product line capabilities with Integrated Health Systems. Integrated Health Systems are large hospital networks and represent an increasingly important portion of the customer base. The Health Systems sales team is focused on the top Integrated Health Systems accounts and provides overlay support for the sales representatives.

        In addition to the worldwide sales group, the Debtors employ approximately 325 marketing personnel worldwide with extensive knowledge and understanding of industry issues, market trends, customer needs and competitive dynamics. The marketing organization consists of a global marketing group that focuses on product line strategy, new product development and global demand forecasting. The global marketing team works closely with a dedicated regional marketing organization in each major geography. Regional marketing is responsible for country marketing strategy and tactical marketing including pricing, demand forecasting, product promotion and sales force support.

        H.      MANUFACTURING

        The Debtors provide their customers with high quality products by controlling each stage of production at five (5) sites across the globe.

        In North America, there are 4 sites employing approximately 1,400 people total. The Glasgow, Delaware site produces the Routine Chemistry/Immunochemistry reagents for the Debtors' flagship product line, Dimension and reagents for Stratus CS. The Cupertino, California site produces Syva reagents and the Sacramento, California site produces MicroScan instruments and reagents. Brookfield, Connecticut is the consolidated global instrument manufacturing site, except for the MicroScan and Hemostasis instruments. The Marburg site in Germany employs approximately 500 employees and produces Hemostasis, Plasma Protein and Infectious Disease reagents.

        The Debtors have a strategy to drive manufacturing costs down and improve cash flow, projecting approximately $15 to $20 million worth of productivity improvements year-over-year. This will be accomplished through various initiatives such as implementing a global continuous improvement process at the manufacturing floor, initiating strategic global sourcing and delivering overhead cost efficiencies.

        To maximize the impact of scale and accumulated experience and to drive efficiency and improve quality, the Debtors are constantly examining consolidation opportunities. In the past, Hemostasis production was consolidated to Marburg, Germany. Instruments have been consolidated to Brookfield, Connecticut. These opportunities are examined at each strategic plan cycle.

        Recent efforts have focused on collaboration between manufacturing operations and distribution/logistics to reduce inventory and thereby reduce the Debtors' cash cycle. The Debtors have substantially reduced inventory levels over the last eighteen (18) months and believe that further reductions are achievable.

        I.      DISTRIBUTION

        The Debtors operate five major distribution centers, Glasgow, Delaware; Sacramento, California; Dortmund, Germany; Atlanta, Georgia and Anderlecht, Belgium. The Atlanta and Anderlecht facilities handle spare parts and instrument refurbishment. The other facilities handle shipping of instruments, reagents and consumables across all product lines. As part of its cost reduction initiatives, DBI recently closed its Mountain View, California distribution center.

        In addition, the Debtors utilize twelve (12) distributors in smaller markets outside the United States where they do not sell directly. The Debtors supplement their direct selling efforts with numerous regional distributors.

        J.      INSTRUMENT PLACEMENTS

        The Debtors' instruments range in retail price from $20,000 to $1 million. Globally, approximately twenty-five percent (25%) of the Debtors' instrument placements in 2001 were sold to customers, approximately twenty-five percent (25%) were sold through third-party lessors and the remainder were financed directly by the Debtors.

        The Debtors offer customers a variety of financing options designed to offset the large up-front capital outlay necessary to purchase an IVD instrument. The two most common financing methods are (i) third-party leasing and (ii) reagent rental agreements in which the Debtors retain title to the instrument and recoup the cost via premiums on their reagents.

        K.      INTELLECTUAL PROPERTY

        The Debtors own over 2,500 United States and non-U.S. patents and have hundreds of patent applications currently pending in the United States and abroad. These patents and patent applications cover a broad base of technology relating to the Debtors' product lines as well as technology which has yet to be commercialized. The Debtors also license certain patents and other intellectual property from third parties. In addition to an extensive patent portfolio, the Debtors possess a wide array of unpatented proprietary technology and know-how.

        The Debtors own over 2,000 United States and non-U.S. registered trademarks and services marks, including the Debtors' well known and respected Syva(R), MicroScan(R), Stratus(R) and Dimension(R) brand names. In addition, the Debtors have more than one HUndred applications for registration of trademarks and service marks pending in the United States and abroad. The Debtors also own several United States copyright registrations.

        In the aggregate, these patents, patent applications, trademarks, copyrights and licenses are of material importance to the Debtors' business. However, the Debtors believe that no single patent, trademark or copyright (or related group of patents, trademarks or copyrights) is material in relation to the Debtors' business as a whole.

        L.      EMPLOYEES

        As of March 31, 2002, the Debtors had approximately 6,000 full-time and part-time employees, of which 3,260 were in the United States, 2,200 were in Europe, the Middle East and Africa, 220 were in Japan and 320 were in other locations around the world. The Debtors also contracted with approximately 450 temporary employees as of March 31, 2002.

        M.      ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

        The Debtors are subject to federal, state, local and foreign environmental laws and regulations and are subject to liabilities and compliance costs associated with the handling, processing, storing and disposing of hazardous substances and wastes. The Debtors' operations are also subject to federal, state, local and foreign occupational health and safety laws and regulations. The Debtors devote resources to maintaining environmental compliance and managing environmental risk and believe that they conduct their operations in substantial compliance with applicable environmental and occupational health and safety laws and regulations. Nonetheless, from time to time, the operations of the Debtors may result in noncompliance with environmental or occupational health and safety laws and regulations or liability pursuant to such laws and regulations. The Debtors expect to incur no material capital expenditures for environmental controls in the current and succeeding fiscal years.

        N.      PROPERTIES

        The Debtors provide their customers with high quality products by controlling each stage of production. Below is an overview of the Debtors' manufacturing facilities including key products manufactured:

------------------------------------------------------------------------------------------------------------------
                                 NO. OF       FLOOR AREA     OWNED/
        LOCATION                  SITES       (SQ. FT.)      LEASED                    PRODUCTS
------------------------------------------------------------------------------------------------------------------
Sacramento, California              2          236,900       1 Owned    Microbiology Instruments and Reagents
                                                             1 Leased

Glasgow, Delaware                   3          623,000       1 Owned    Cardiac, Routine Chemistry /
                                                             2 Leased   Immunochemistry Instruments

Brookfield, Connecticut             1          100,000        Leased    Cardiac, Routine Chemistry /
                                                                        Immunochemistry Reagents

Cupertino, California               1          110,000        Leased    Drugs of Abuse Testing, Therapeutic Drug
                                                                        Monitoring Reagents

Marburg, Germany                    3          320,000        Owned     Hemostasis, Plasma Protein, Infectious
                                                                        Disease Diagnostics Reagents
                                --------------------------
                                   10        1,389,900
------------------------------------------------------------------------------------------------------------------

        O.      CAPITAL STRUCTURE AS OF MAY 31, 2002

                        U.S. DEBT
                        Term Loan A                                  $  264,326,896
                        Term Loan B                                     284,031,263
                        Term Loan C                                     284,031,263
                                                                 ------------------
                                 SUBTOTAL                               832,389,422
                        Revolver A                                     211,308,6023(1)
                        Total Bank Loans                              1,043,698,024
                        Bonds                                          416,122,7704(2)
                                                                 ------------------
                        TOTAL U.S. DEBT                               1,459,820,794

                        INTERNATIONAL DEBT

                        Revolver B                                       74,902,687(3)
                        Other International Debt                        57,033,0003(3)
                        Total Global Debt                             1,591,761,481
                        Total Cash                                       69,391,000
                                                                 ------------------
                        TOTAL NET DEBT                                1,522,370,481
                                                                 ==================

        PREPETITION BANK CREDIT AGREEMENT. DBI and its wholly-owned German subsidiary, Dade Behring Holding GmbH, are borrowers under the Prepetition Bank Credit Agreement. The Existing Senior Debt outstanding under the Prepetition Bank Credit Agreement is comprised of a $832.4 million term loan, a $214.5 million revolving commitment and a $69.9 million multicurrency revolving commitment (all such amounts collectively the "Existing Senior Debt").

        EXISTING SUBORDINATED NOTES. DBI is the obligor under the Existing Subordinated Notes in the aggregate principal amount of $350 million and accrued interest as of May 2002 of approximately $66 million. The Existing Subordinated Notes are governed by the Indenture. Interest is payable biannually on May 1 and November 1. To the Debtors' knowledge, entities holding or advising Holders of 5% or more of the Existing Subordinated Notes include the following: (i) Silver Oak Capital, LLC and AG Capital Funding Partners, LP; (ii) Deutsche Investment Management Americas, Inc., as Agent and on behalf of certain funds and accounts it manages; (iii) Scoggin Capital Management, LP II and Scoggin International Fund, Ltd.; (iv) York Capital; (v) P&S Capital Partners LLC on behalf of Gracie Capital; (vi) Seneca Capital LP; (vii) the Bain Entities; and (viii) Hoechst.


----------
(1) As of May 31, 2002, the Debtors were also contingently liable in respect of $3,220,000 of letters of credit issued under the terms of the $214.5 million Revolver A Commitment.

(2)  Includes appoximately $66 million of accrued interest through May 31, 2002.

(3)  At various prevailing exchange rates at May 31, 2002.

        INTERNATIONAL CREDIT FACILITIES. Dade's country-level entities operate independently; however, none of these entities are self-sustaining because all manufacturing is done in the United States and Germany. Each of the country-level entities purchases instruments and reagents from one or more of the Debtors, thereby creating intercompany payables.

        Currently, there exist 20 foreign credit lines in the aggregate amount of $76.7 million. Two of the lines are committed credit lines and are provided by Deutsche Bank (at March 31, 2002, total facility size of US$26 million equivalent) and Dresdner Bank (at March 31, 2002, total facility size of US$30.7 million equivalent). Dade Behring Marburg GmbH and Dade Behring Holding GmbH are the borrowers under these two committed lines, which are guaranteed by Dade. Eighteen uncommitted lines, which function largely as overdraft and as facilities for bid bonds and guarantees, have a total facility size of $20 million and are maintained at country-level entities.

        EQUITY STRUCTURE. Dade owns all of the capital stock of its Subsidiary, DBI. Dade's outstanding equity consists of the following classes: (i) Common Stock; (ii) Class L Common stock; (iii) Class L Common, Series B; (iv) Class B Common Stock; and (v) Preferred Stock M. The Preferred Stock M owned by Baxter accrues dividends at a rate of 10% PER ANNUM and has no voting rights. Holders of Common Stock are entitled to one vote per share; Holders of Class B Common Stock are entitled to five votes per share; and Holders of Class L Common stock (including Series B) have no voting rights. The Insider Noteholders, directly or indirectly, are the largest shareholders in Dade and together own or control not less than 82.9% of the Existing Common Stock on a fully diluted basis.

IV. KEY EVENTS LEADING TO THE SOLICITATION AND DECISION TO COMMENCE THE CHAPTER 11 CASES

        The Debtors' current difficulties arose primarily as the result of certain non-operational factors. The first such negative factor relates to foreign currency fluctuations. As a necessary byproduct of their vast international operations, the Debtors are subject to foreign currency risk. Approximately 50% of the Debtors' business is conducted outside the United States. Foreign currency fluctuations, primarily the Euro currency, negatively impacted 2000 sales by approximately $55 million and EBITDA by $26 million. The second negative factor relates to interest rate fluctuations. During 2000, interest rates rose worldwide, causing DBI to incur higher debt service costs than anticipated.

        In addition to the non-operational factors noted above, another negative factor stemmed from the rapid growth undertaken by Dade. Dade built its business rapidly through a series of acquisitions and as a result had several areas of duplicate costs within its global infrastructure. As part of their acquisition strategy, the Debtors incurred significant debt and were required to make substantial debt service payments. Furthermore, the Debtors incurred approximately $40 million of costs associated with their transition to direct distribution for the Hemostasis and MicroScan products in the United States (previously distributed by Allegiance Healthcare).

        Dade incurred its bank debt in a recapitalization consummated in 1999. The proceeds of this additional debt were used to pay approximately $420 million to purchase shares from certain of Dade's shareholders, including the Bain Entities and the GS Partners Entities.

        As a result of these negative factors, defaults on the financial ratio covenants were incurred under the Prepetition Bank Credit Agreement in December 2000. On May 1, 2001, the Administrative Agent exercised its right to block payment of interest on the Existing Subordinated Notes. Since discussions were underway to restructure the Debtors' debt, the Debtors decided not to make the November 2001 required interest payments on the Existing Subordinated Notes.

        In the fourth quarter of 2000, a new management team including, but not limited to, a Chief Executive Officer, Chief Financial Officer, Treasurer and Sales and Service executive was installed. Dade's new management team initiated a comprehensive restructuring program designed to streamline operations, eliminate duplicative costs and practices, reduce overall costs, redirect investment to core business areas and focus on key growth products. Significant restructuring initiatives advanced by new management include:

        Head count reductions and realignment across all operations;

        Headquarters restructuring and 20% headcount reduction;

        Facility/Country consolidation, resulting in the closure of 8 facilities and a reduction in force;

        U.S./Europe backroom consolidation;

        Streamlining European distribution operations; and

        Streamlining IT/Purchasing/Strategic Sourcing operations.

        These restructuring initiatives were substantially completed by the end of 2001 and result in annual savings thereafter of approximately $77 million.

        Concurrently, the new management team established a very focused strategy to drive customer excellence. Non-core product lines and activities were disposed of and eliminated. In addition, the Debtors focused on five key initiatives: (i) optimize customer relationship management; (ii) enhance method penetration; (iii) focused product development; (iv) continue to enhance cash flow and productivity; and (v) build organizational excellence. As a result of this new focus, the Debtors have enjoyed five successive quarters of over plan performance with sales and EBITDA up 10% and 38%, respectively, in 2001 and significant improvement in cash flow.

        In early 2001, Dade and DBI determined that they needed to restructure their debts in order to ensure the long-term viability of the Debtors and to enable DBI and its subsidiaries to fully capitalize on the strength of their employee base, product line, marketing strategies and global reach. The Debtors further determined that any such Restructuring required that they emerge with their debt load substantially reduced. DBI retained Blackstone as its financial advisor and Jay Alix & Associates as its restructuring advisor to assist it in formulating and negotiating a consensual debt restructuring with its key stockholders. In addition, the Bank Steering Committee and the Noteholders Committee were formed in an effort to formulate a feasible restructuring plan that would enable Dade and DBI to continue with operations and restructure their financial obligations.

        Upon making a determination to restructure their indebtedness, Dade and DBI entered into substantive discussions, first with the Bank Steering Committee and, subsequently, with the Noteholders Committee. Beginning in May 2001, DBI and the Bank Steering Committee, the Noteholders Committee and representatives of primary Holders of the Existing Common Stock initiated a series of meetings to discuss debt restructuring alternatives for Dade and DBI. Those negotiations were lengthy and complex and involved numerous issues including, but not limited to, the appropriate level of debt at exit, the terms of any new debt to be incurred at exit, the allocation amongst various stakeholders of New Common Stock, the preservation and extension of bilateral lines of credit critical to the operations of certain foreign Subsidiaries of DBI, the terms of the Management Incentive Plan, the recapitalization of Dade and DBI in 1999 and the selection of the best method to effect the Restructuring.

        During 2001, the Noteholders Committee investigated the factual and legal basis for potential claims arising from the borrowing by DBI of over $460 million and the simultaneous repurchase of shares of Dade held by the Bain Entities, the GS Partners Entities, Hoechst and certain of their Affiliates in Dade's 1999 Recapitalization. In connection with the investigation, the Noteholders reviewed internal Dade and DBI documents concerning various corporate transactions, minutes of meetings of Boards of Directors, financial projections, financial and accounting records including presentations to the Boards of Directors by Bain Capital and Goldman Sachs & Co., Inc., solvency opinions and valuation reports. The Noteholders Committee examined potential claims against various investment bankers, financial advisors, legal counsel and individual members of the Dade and DBI Boards of Directors, including the Bain Entities, the GS Partners Entities, Hoechst and Goldman, Sachs & Co. Among other claims, the Noteholders considered claims to recover $460 million in payments for stock repurchases as fraudulent transfers, as well as claims for illegal dividends, illegal stock redemption and impairment of capital, violation of duty of loyalty and duty of care, professional negligence, gross negligence, breach of fiduciary duty and unjust enrichment. While the Noteholders Committee asserted its intention to pursue such claims and that such claims were substantial, given the inherent uncertainties in any litigation, no assurance could be given regarding the successful outcome of any litigation. Litigation of the magnitude contemplated by the Noteholders Committee was by its very nature lengthy, difficult, expensive and uncertain in outcome.

        Dade, the individual members of the Dade and DBI Boards of Directors, the Bain Entities, the GS Partners Entities, GS-Dade, Hoechst and Goldman, Sachs & Co., do not believe that there is any merit whatsoever to such issues or alleged causes of action. However, the Bain Entities, the GS Partners Entities, GS-Dade and Hoechst, in order to facilitate a consensual plan, avoid the cost and delay of litigation and to fully settle and compromise any and all such issues and alleged causes of action, agreed, among other things, to contribute $67.65 million principal amount of Notes to Dade for cancellation and to waive any claim that their Equity Interests in Dade are entitled to receive a distribution under the Plan in consideration of the releases and other consideration described below. The Holders of at least 88% of the currently outstanding Existing Senior Debt, 75% of the currently outstanding Existing Subordinated Notes and 83% of the currently outstanding Existing Common Stock have signed a Lock-up Agreement with Dade and DBI. The Lock-up Agreement, among other things, commits the signatories to support the Restructuring and ensures that, if any signatory sells, assigns or otherwise conveys its Claims, it shall condition such transfer upon a transferee's assumption of the Lock-up Agreement. The form of the Lock-up Agreement is attached hereto as Exhibit B. Under the Lock-up Agreement, certain Holders of Existing Senior Debt, Existing Subordinated Notes and the primary principal Holders of Existing Common Stock have agreed, among other things and subject to certain conditions, to (i) accept the Plan; (ii) not take any action or pursue any remedies available to them under the agreements that govern the Existing Senior Debt and/or the Existing Subordinated Notes, as the case may be, in each case subject to confirmation of the Plan by the Bankruptcy Court; (iii) and to cause transferees, successes and assigns to become subject to the Lock-up Agreement.

        As is more fully described in the Tolling Agreement, attached hereto as Exhibit C, the Parties (as defined in the Tolling Agreement), dated as of April 30, 2002, have entered into an agreement whereby the applicable statute of limitations for bringing certain actions against any Party or any of their respective officers, directors and/or affiliates and all defenses thereto has been tolled, as provided therein. The Debtors expect, but cannot be certain, that the Tolling Agreement will remain in effect through the Effective Date.

        The Debtors have concluded that the implementation of the Restructuring through chapter 11 will help maintain the confidence of the Debtors' suppliers and vendors and enable the Debtors to take the necessary actions to protect and enhance their business and to preserve and enhance value that will inure to the benefit of creditors, employees and other parties in interest. The Debtors believe that the remedial provisions of chapter 11 will enable them to expeditiously restructure and deleverage their operations. To this end, the Debtors, the Noteholders Committee, the Bank Steering Committee and primary holders of Existing Common Stock reached an agreement in principle on the terms of a plan of reorganization, the terms of which are reflected and embodied in the Plan. The parties believe that the Plan will provide an equitable distribution to the Holders of Allowed Claims.

        If votes are received in number and amount sufficient to enable a Bankruptcy Court to confirm the Plan, the Debtors intend to File voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable thereafter, confirmation of the Plan. If the Plan is confirmed, the Claims of the Debtors' creditors will receive the treatment set forth in the Plan and described in this Disclosure Statement. In the event that sufficient votes to confirm the Plan are not received, the Debtors may nevertheless File petitions for relief under chapter 11 of the Bankruptcy Code. Should the Debtors File "non-prepackaged" Chapter 11 Cases, the duration of such cases may be protracted and the recovery to creditors diminished.

V.      ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

        A.      ADMINISTRATION OF THE CHAPTER 11 CASES

        If Dade and DBI receive the necessary number of votes accepting the Plan, the Debtors intend to promptly commence their Chapter 11 Cases. From and after the Petition Date, the

Debtors will continue to operate their businesses and manage their assets as debtors-in-possession pursuant to sections 1107 (a) and 1108 of the Bankruptcy Code.

        The Debtors believe that the Chapter 11 Cases will not be of long duration. On the Petition Date, the Debtors will seek certain relief from the Bankruptcy Court to ensure that their operations continue with the least possible disruption, included but not limited to, the relief set forth below. To the extent such relief is granted, it will facilitate the administration of the Chapter 11 Cases. There can be no assurance that the Bankruptcy Court will grant any or all of the requested relief. The Debtors intend to seek all necessary and appropriate relief from the Bankruptcy Court in order to expedite the process and to minimize any distressing following impact arising out of the Chapter 11 Cases. Creditors voting to accept the Plan shall be deemed to consent to the following relief identified below:

                1.      SCHEDULES AND STATEMENT OF FINANCIAL AFFAIRS

        Pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, unless otherwise ordered by the Bankruptcy Court, the Debtors must File certain schedules of claims, assets, liabilities, executory contracts and unexpired leases and other information ("Schedules") and a Statement of Financial Affairs within fifteen (15) days of the Petition Date. This information is designed to provide creditors and other interested parties with material information to enable each creditor to evaluate its proposed treatment under any Plan. Notwithstanding the foregoing, the Bankruptcy Court may modify the scope and/or timing (or waive altogether) the Filing of the Schedules and Statement of Financial Affairs. Because most General Unsecured Creditors will be Unimpaired (and assuming that the Impaired Class of Existing Subordinated Noteholders will have voted in sufficient number and amount to accept its proposed treatment under the Plan), the Debtors believe that the Filing of these Schedules and Statements will pose an unnecessary burden. Accordingly, the Debtors intend to seek relief from the necessity of Filing the Schedules and the Statement of Financial Affairs.

                2. APPROVAL OF PREPETITION SOLICITATION AND SCHEDULING OF CONFIRMATION HEARING

        To expedite the prompt consummation of the Restructuring, the Debtors intend to seek an immediate order, setting dates for hearings to: (i) approve the prepetition solicitation procedures, including, but not limited to approval of this Disclosure Statement and (ii) Confirmation. The Debtors will seek the earliest possible date permitted by the applicable rules and the Bankruptcy Court's calendar.

                3.      DEBTOR IN POSSESSION FINANCING

        The Debtors have received a commitment from certain of the Prepetition Lenders to enter into the DIP Facility in an amount not to exceed $95 million. In addition, the foreign bilateral lines will be converted into obligations under the DIP Facility and the foreign collateral securing the foreign bilateral lines will be pledged under the DIP Facility. On the Petition Date, the Debtors shall seek authority, on an interim basis, to make immediate borrowings under the DIP Facility, if necessary and shall seek final authority to borrow some or all of the balance of the DIP Facility as soon as practicable thereafter. The Debtors believe that the committed amount of the DIP Facility will more than suffice to meet the financing needs during what the Debtors expect will be the relatively brief pendency of the Chapter 11 Cases.

                4.      CASH MANAGEMENT

        The Debtors intend to seek authority from the Bankruptcy Court to maintain their existing cash management system, bank accounts and business forms. Given the international scope of the Debtors' operations, the need to create a new cash management system would work a significant hardship on the Debtors and could have a materially negative impact, particularly with respect to their overseas operations. Given what will likely be a relatively brief (i.e., less than three (3) months) stay in chapter 11, the Debtors believe that they should be relieved of the obligation to recreate their complex cash management system. Continuation of the existing cash management system will help ensure an uneventful entry into chapter 11.

                5.      PAYMENT OF PREPETITION GENERAL UNSECURED CLAIMS

        Allowed General Unsecured Claims are among the Claims which will be Unimpaired Claims under the Plan. Thus, all Allowed General Unsecured Claims will be paid in full in the ordinary course (subject to the Debtors' right to contest the legal basis or amount of any such asserted General Unsecured Claims). As the literal provisions of the Bankruptcy Code may be construed to freeze payments of Allowed General Unsecured Claims until the Effective Date, the Debtors shall seek authority from the Bankruptcy Court to continue to pay, when due, the Allowed General Unsecured Claims of all providers of goods and services, so long as such providers agree to continue to provide the Debtors with customary trade terms on an ongoing basis. Such relief will enhance the Debtors' ability to conduct business following the Petition Date without disruption.

                6.      PAYMENT OF PREPETITION EMPLOYEE WAGES AND BENEFITS

        The Debtors believe it is critical to avoid any delay or disruption in paying prepetition compensation or benefits to their employees. Such a delay could severely damage the Debtors' relationships with their employees and unnecessarily damage employee morale at a time when the Debtors will most be in need of their continued skill and dedication. Given that such Claims will be paid in full at the end of what the Debtors believe will be a relatively brief stay in chapter 11, the Debtors will seek authority to pay all prepetition accrued compensation and benefits.

                7.      JOINT ADMINISTRATION

        The Debtors will seek authority to have the Chapter 11 Cases administered under a single case name and within a single docket. Such relief will reduce the administrative burden and cost of the Chapter 11 Cases. The Debtors do not intend to seek substantive consolidation.

                8.      CUSTOMER PROGRAMS

        The Debtors will seek, immediately upon the Petition Date, authority to fully honor all of their prepetition programs, including warranty and service requirements. The Debtors will also reaffirm their obligation to supply reagent chemicals to users of the Debtors' diagnostic equipment. Such relief will be critical to reassure customers, particularly international customers, that a high level of service will be maintained by the Debtors during and after the Chapter 11 Cases.

                9.      VENDOR FINANCING

        The Debtors currently utilize certain third-party vendor financing programs to assist customers in financing their purchases of diagnostic equipment. The Debtors intend to seek authority to promptly assume the agreements associated with such vendor financing programs.

                10.     TAXES

        As is customary, the Debtors intend to seek authority to pay all prepetition tax claims owed to various taxing authorities.

                11.     UTILITIES

        The Debtors shall seek authority to implement procedures to prevent utilities from discontinuing, altering or refusing service and to provide adequate assurance payments to utilities.

        B.      EXPECTED TIMETABLE FOR THE CHAPTER 11 CASES

        The Debtors hope and expect that the Chapter 11 Cases will proceed expeditiously. In that regard, the Debtors have entered into a Lock-up Agreement with the Holders of certain Claims. No assurances can be provided, however, that the Bankruptcy Court will enter various orders on the timetable anticipated by the Debtors. The Debtors anticipate that the hearing to consider adequacy of this Disclosure Statement and prepetition solicitation will occur within 30-45 days after the Petition Date. At that hearing, the Debtors will also seek Confirmation. To the extent that the Plan is confirmed at that time, the Effective Date of the Plan will be the first Business Day (i) on which all conditions precedent to Confirmation as set forth in Article VIII.B of the Plan have been satisfied or waived and (ii) that is the date on which the Plan is substantially consummated. The Debtors believe that the Effective Date could occur as early as ten (10) days following the Confirmation Date. Should these projected timelines prove accurate, the Debtors could emerge from chapter 11 within 45-60 days after the Petition Date.

VI.     SUMMARY OF THE MANAGEMENT INCENTIVE PLAN

        Pursuant to the Management Incentive Plan, the material terms of which are outlined in Exhibit 1 to the Plan, sixteen percent (16%) of the fully diluted equity (consisting of 7,458,824 plus up to an additional 70,588 shares) of New Dade will be set aside for management and other employees for the issuance of options and stock awards. This sixteen percent (16%) is fully diluted after giving effect to the issuance of the options and stock awards. Of this sixteen percent (16%), one percent (1%) will be awarded as stock awards. The balance of fifteen percent (15%) will be used for option awards.

VII.    CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

        A.      SUMMARY

        The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, Confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. That portion of a Claim or Equity Interest shall be deemed part of a particular Class only to the extent that that portion of the Claim or Equity Interest qualifies for such treatment under the description of that Class and any remainder of such Claim or Equity Interest that does not so qualify but qualifies for treatment under the description of a different Class shall be deemed a part of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. The table below shall be qualified, in its entirety, by the provisions of Article II of the Plan.

        The Estates of the Debtors have not been substantively consolidated. Except as specifically set forth in the Plan, the Claims held against one of the Debtors will be satisfied solely from the property of such Debtor. Except as specifically set forth in the Plan, nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any Claim against any other Debtor. Except as specifically provided otherwise in the Plan, the Claims of creditors that hold Claims against all or more than one of the Debtors will be treated for all purposes as separate Claims with respect to each Debtor's Estate (including, but not limited to, distributions and voting) and such Claims will be administered as provided in the Plan.

        The classification of Claims and Equity Interests against the Debtors pursuant to the Plan is as follows:

----------------------------------------------------------------------------------------------------------------------
                                             DADE BEHRING HOLDINGS, INC.
----------------------------------------------------------------------------------------------------------------------
  CLASS                          CLAIM                         STATUS                        VOTING RIGHTS
----------------------------------------------------------------------------------------------------------------------
    1A      Allowed Other Priority Claims                    Unimpaired                   not entitled to vote
    2A      Allowed Bank Claims                              Impaired                     entitled to vote
    3A      Allowed Other Secured Claims                     Unimpaired                   not entitled to vote
    4A      Allowed General Unsecured Claims                 Unimpaired                   not entitled to vote
    6A      Equity Interests                                 Impaired                     not entitled to vote
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                  DADE BEHRING INC.
----------------------------------------------------------------------------------------------------------------------
  CLASS                          CLAIM                         STATUS                        VOTING RIGHTS
----------------------------------------------------------------------------------------------------------------------
    1B      Allowed Other Priority Claims                     Unimpaired                  not entitled to vote
    2B      Allowed Bank Claims                               Impaired                    entitled to vote
    3B      Allowed Other Secured Claims                      Unimpaired                  not entitled to vote
    4B      Allowed General Unsecured Claims                  Unimpaired                  not entitled to vote
    5B      Allowed Existing Subordinated Note Claims         Impaired                    entitled to vote
    6B      Allowed Equity Interests                          Unimpaired                  not entitled to vote
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                 DADE MICROSCAN INC.
----------------------------------------------------------------------------------------------------------------------
  CLASS                          CLAIM                         STATUS                        VOTING RIGHTS
----------------------------------------------------------------------------------------------------------------------
    1C      Allowed Other Priority Claims                    Unimpaired                   not entitled to vote
    2C      Allowed Bank Claims                              Impaired                     entitled to vote
    3C      Allowed Other Secured Claims                     Unimpaired                   not entitled to vote
    4C      Allowed General Unsecured Claims                 Unimpaired                   not entitled to vote
    6C      Allowed Equity Interests                         Unimpaired                   not entitled to vote
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                 DADE FINANCE, INC.
----------------------------------------------------------------------------------------------------------------------
  CLASS                          CLAIM                         STATUS                        VOTING RIGHTS
----------------------------------------------------------------------------------------------------------------------
    1D      Allowed Other Priority Claims                     Unimpaired                  not entitled to vote
    2D      Allowed Bank Claims                               Impaired                    entitled to vote
    3D      Allowed Other Secured Claims                      Unimpaired                  not entitled to vote
    4D      Allowed General Unsecured Claims                  Unimpaired                  not entitled to vote
    6D      Allowed Equity Interests                          Unimpaired                  not entitled to vote
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                            SYVA DIAGNOSTICS HOLDING CO.
----------------------------------------------------------------------------------------------------------------------
  CLASS                          CLAIM                         STATUS                        VOTING RIGHTS
----------------------------------------------------------------------------------------------------------------------
    1E      Allowed Other Priority Claims                    Unimpaired                   not entitled to vote
    2E      Allowed Bank Claims                              Impaired                     entitled to vote
    3E      Allowed Other Secured Claims                     Unimpaired                   not entitled to vote
    4E      Allowed General Unsecured Claims                 Unimpaired                   not entitled to vote
    6E      Allowed Equity Interests                         Unimpaired                   not entitled to vote
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                 SYVA CHILDCARE INC.
----------------------------------------------------------------------------------------------------------------------
  CLASS                          CLAIM                         STATUS                        VOTING RIGHTS
----------------------------------------------------------------------------------------------------------------------
    1F      Allowed Other Priority Claims                     Unimpaired                  not entitled to vote
    2F      Allowed Bank Claims                               Impaired                    entitled to vote
    3F      Allowed Other Secured Claims                      Unimpaired                  not entitled to vote
    4F      Allowed General Unsecured Claims                  Unimpaired                  not entitled to vote
    6F      Allowed Equity Interests                          Unimpaired                  not entitled to vote
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                    SYVA COMPANY
----------------------------------------------------------------------------------------------------------------------
  CLASS                          CLAIM                         STATUS                        VOTING RIGHTS
----------------------------------------------------------------------------------------------------------------------
    1G      Allowed Other Priority Claims                    Unimpaired                   not entitled to vote
    2G      Allowed Bank Claims                              Impaired                     entitled to vote
    3G      Allowed Other Secured Claims                     Unimpaired                   not entitled to vote
    4G      Allowed General Unsecured Claims                 Unimpaired                   not entitled to vote
    6G      Allowed Equity Interests                         Unimpaired                   not entitled to vote
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                             CHIMERA RESEARCH & CHEMICAL
----------------------------------------------------------------------------------------------------------------------
  CLASS                          CLAIM                         STATUS                        VOTING RIGHTS
----------------------------------------------------------------------------------------------------------------------
    1H      Allowed Other Priority Claims                    Unimpaired                   not entitled to vote
    2H      Allowed Bank Claims                              Impaired                     entitled to vote
    3H      Allowed Other Secured Claims                     Unimpaired                   not entitled to vote
    4H      Allowed General Unsecured Claims                 Unimpaired                   not entitled to vote
    6H      Allowed Equity Interests                         Unimpaired                   not entitled to vote
----------------------------------------------------------------------------------------------------------------------

        B.      ADMINISTRATIVE EXPENSE CLAIMS

        Subject to the provisions of sections 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash on the Effective Date, or upon such other terms set forth in the Plan, or as may be agreed upon by such Holder and the Reorganized Debtors, or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan will be paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements giving rise to such obligations.

        C.      PRIORITY TAX CLAIMS

        On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Priority Tax Claim that is due and payable on or prior to the Distribution Record Date shall be paid Cash in an amount equal to the amount of such Allowed Claim, or shall be paid on account of such Allowed Claim on such other terms as have been or may be agreed upon by such Holder and the Debtors. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Distribution Record Date and the rights of the Holders of such Allowed Claims, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Allowed Claim and the rights of the Holder of such Allowed Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, (ii) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Cases had not been commenced and
(iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable and contractual rights of each Holder of an Allowed Priority Tax Claim.

        D. CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST AND INTERESTS IN DADE AND ITS FILING SUBSIDIARIES

        1.      CLASS 1: ALLOWED OTHER PRIORITY CLAIMS

                a. CLASSIFICATION. Classes 1A, 1B, 1C, 1D, 1E, 1F, 1G and 1H comprise all of the Allowed Other Priority Claims.

                b. TREATMENT. On the later of the Effective Date and the date on which such Claim is Allowed, each Holder of an Allowed Other Priority Claim shall receive, in the sole discretion of the relevant Debtor, (i) Cash equal to the unpaid portion of such Allowed Other Priority Claim (determined as of the Distribution Record Date), (ii) treatment that leaves unaltered the legal, equitable and contractual rights to which such Other Priority Claim entitles the holder of such Claim, (iii) treatment that otherwise renders such Claim unimpaired pursuant to section 1124 of the Bankruptcy Code or (iv) such other, less favorable treatment that shall be confirmed in writing as being acceptable to such Holder and to the relevant Debtor.

                c. VOTING. Classes 1A, 1B, 1C, 1D, 1E, 1F, 1G and 1H are Unimpaired Classes. Pursuant to section 1126(f) of the Bankruptcy Code, Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan. Therefore, the Holders of such Claims are not entitled to vote to accept or reject the Plan.

        2.      CLASS 2: ALLOWED BANK CLAIMS

                a.     CLASSIFICATION. Classes 2A, 2B, 2C, 2D, 2E, 2F, 2G and 2H
                        comprise all of the Allowed Bank Claims. For purposes of the Plan, all Bank Claims are deemed Allowed.

                b.       TREATMENT.  On the Effective Date each Holder
                        (determined as of the Distribution Record Date) of an Allowed Bank Claim shall receive, in full and complete satisfaction of its Allowed Claim (and in connection with such full and complete satisfaction and for the consideration described in Article X.A. of the Plan, the release set forth in Article X.A of the Plan shall be granted in favor of the

                        Equity Released Parties), its Pro Rata share of (i) $400 million in Cash (to be paid from the proceeds of the New Senior Term Debt); and (ii) New Senior Subordinated Notes in an aggregate principal amount of $327 million, the principal amount of which shall be reduced by 100% of the amount of any principal amortization payments received by the Prepetition Lenders under the Prepetition Bank Credit Agreement in the period from April 1, 2002 to the date of commencement of the Chapter 11 Cases; and (iii) 26,352,941 shares (representing 66 2/3% of the New Common Stock other than the New Common Stock issued or to be issued pursuant to the Management Incentive Plan) of the New Common Stock to be issued to Holders of Allowed Bank Claims and Allowed Existing Subordinated Note Claims. In addition to and without reduction of any of the above, any portion of the Allowed Bank Claims which are comprised of accrued and unpaid interest, fees, costs or expenses payable to the Administrative Agent or any Prepetition Lender pursuant to the terms of the Prepetition Bank Credit Agreement (whether accrued prior to or after the Petition Date) shall be paid in full, in Cash, by the Debtors on the Effective Date in accordance with the terms of the Prepetition Bank Credit Agreement. All letters of credit outstanding under the Prepetition Bank Credit Agreement, as of the Petition Date, shall be rolled into and deemed issued under the New Senior Credit Facility on the Effective Date to the extent not assumed by the Debtors under the terms of the DIP Facility.

                c. VOTING. Classes 2A, 2B, 2C, 2D, 2E, 2F, 2G and 2H are Impaired Classes and the Holders of Claims in such Classes are entitled to vote to accept or reject the Plan.

        3.      CLASS 3: ALLOWED OTHER SECURED CLAIMS

                a. CLASSIFICATION. Classes 3A, 3B, 3C, 3D, 3E, 3F, 3G and 3H comprise the Allowed Other Secured Claims against the Debtors.

                b. TREATMENT. On the later of the Effective Date and the date on which such Claim is Allowed (i) the Holders of Allowed Other Secured Claims shall receive on account of such Allowed Other Secured Claims treatment that leaves unaltered the legal, equitable and/or contractual rights to which such Holder is entitled by virtue of its Allowed Other Secured Claim, or, in each case, as soon thereafter as practicable, (ii) each Allowed Other Secured Claim against any Debtor shall be, at the applicable Debtor's option, (v) reinstated, (w) paid in full, in Cash, (x) satisfied by the applicable Debtor's surrender of the collateral securing such Allowed Claim,
                        (y) offset against and to the extent of the Debtor's Claims against the Holder of such Allowed Claim, or
                        (z) otherwise
                        rendered unimpaired pursuant to section 1124 of the Bankruptcy Code, except to the extent that the applicable Debtor and any Holder of such Allowed Other Secured Claim against the related Debtor agree to a different treatment. Any default with respect to any Allowed Other Secured Claim that existed immediately prior to the Filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

                c. VOTING. Classes 3A, 3B, 3C, 3D, 3E, 3F, 3G and 3H are Unimpaired Classes. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan. Therefore, the Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

        4.      CLASS 4:  ALLOWED GENERAL UNSECURED CLAIMS.

                a. CLASSIFICATION. Classes 4A, 4B, 4C, 4D, 4E, 4F, 4G and 4H comprise the Allowed General Unsecured Claims against the Debtors not otherwise classified or satisfied pursuant to Court order.

                b. TREATMENT. Each Allowed General Unsecured Claim shall be paid in the ordinary course as such Allowed General Unsecured Claim becomes due under applicable law.

                c. VOTING. Classes 4A, 4B, 4C, 4D, 4E, 4F, 4G and 4H are Unimpaired Classes. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan. Therefore, the Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

        5.      CLASS 5B:  ALLOWED EXISTING SUBORDINATED NOTE CLAIMS.

                a. CLASSIFICATION. Class 5B consists of the Allowed Existing Subordinated Note Claims. For the purposes of the Plan, (i) the Indenture Trustee is deemed to have Filed a Claim on behalf of the Holders of Existing Subordinated Note Claims and (ii) all Existing Subordinated Note Claims are deemed Allowed.

                b. TREATMENT. On the Effective Date, each Holder (determined as of the Distribution Record Date) of an Allowed Existing Subordinated Note Claim (other than the Insider Noteholders which, by their acceptance of the Plan and pursuant to the Lock-up Agreement, have indicated their agreement to the less favorable treatment of their Claims as provided in this section) shall receive, in full satisfaction of such Allowed Claim (and in connection with such full and complete satisfaction and for the consideration described in Article X.A of the Plan, the release set forth in Article X.A of the Plan shall be granted in favor of the Equity Released Parties), its Pro Rata share (determined by excluding the Claims of Insider Noteholders from Allowed Claims) of 13,176,471 shares (representing 33 1/3% of the New Common Stock other than the New Common Stock issued or to be issued pursuant to the Management Incentive Plan) of the New Common Stock to be issued to Holders of Allowed Bank Claims and Allowed Existing Subordinated Note Claims. By operation of the Plan, immediately prior to the Effective Date, the Insider Noteholders shall make the Insider Noteholder Contribution (which contribution includes the Hoechst Contribution), subject in all respects to the occurrence of the Effective Date. The Insider Noteholders shall not receive any distribution on account of their Existing Subordinated Notes; provided that, notwithstanding the foregoing, Hoechst shall receive the Hoechst Payment on account of the Hoechst Contribution.

                c. VOTING. Class 5B is an Impaired Class. The Holders of Allowed Existing Subordinated Note Claims are entitled to vote to accept or reject the Plan.

        6.      CLASS 6A:  EQUITY INTERESTS IN DADE.

                a. CLASSIFICATION. Class 6A comprise all Equity Interests in Dade.

                b. TREATMENT. On the Effective Date, the Equity Interests in Dade shall be canceled.

                c. VOTING. Class 6A is an Impaired Class. This Class is conclusively deemed to reject the Plan and, therefore, the Holders of Equity Interests in Dade are not entitled to vote to accept or reject the Plan.

        7. CLASSES 6B, 6C, 6D, 6E, 6F, 6G AND 6H: ALLOWED EXISTING EQUITY INTERESTS IN DBI, DMI, DFI, SYVA DIAGNOSTICS, SYVA CHILDCARE, SYVA AND CHIMERA, RESPECTIVELY.

                a. CLASSIFICATION. Classes 6B, 6C, 6D, 6E, 6F, 6G and 6H comprise all Allowed Existing Equity Interests.

                b. TREATMENT. Allowed Existing Equity Interests in DBI, DMI, DFI, Syva Diagnostics, Syva Childcare, Syva and Chimera, respectively, are Unimpaired Classes.

                c. VOTING. Classes 6B, 6C, 6D, 6E, 6F, 6G and 6H are Unimpaired Classes. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Allowed Existing Equity Interests in DBI, DMI, DFI, Syva Diagnostics, Syva Childcare, Syva and Chimera are conclusively presumed to have accepted the Plan. Therefore, the Holders of such Existing Equity Interests are not entitled to vote to accept or reject the Plan.

        E.      SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS

        Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, regarding any Unimpaired Claims, including, but not limited to, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, such Unimpaired Claims.

VIII.   ACCEPTANCE OR REJECTION OF THE PLAN

        A.      ACCEPTANCE BY IMPAIRED CLASSES

        An Impaired Class of Claims shall be deemed to have accepted the Plan if: (i) votes on account of at least two-thirds in amount of the Allowed Claims actually voting in such Class (other than votes by Holders designated under section 1126(e) of the Bankruptcy Code) have voted to accept the Plan and (ii) votes on account of more than one-half in number of the Allowed Claims actually voting in such Class (other than votes by Holders designated under section 1126(e) of the Bankruptcy Code) have voted to accept the Plan.

        B. CONFIRMATION OF THE PLAN WITHOUT ACCEPTANCE BY ALL CLASSES OF IMPAIRED CLAIMS

        Section 1129 of the Bankruptcy Code lists thirteen (13) individual requirements that must be satisfied by the Debtors before the Plan can be confirmed. Among these requirements is that each Class has either accepted the Plan or is not an Impaired Class under the Plan. For purposes of the Plan, this means that the following Classes would be required to accept the Plan: (i) Class 2 - Allowed Bank Claims and (ii) Class 5B - the Allowed Existing Subordinated Note Claims. Class 6A is an Impaired Class and is deemed to reject the Plan. All of the other Classes in the Plan are not Impaired Classes, so they are deemed to have accepted the Plan.

        The Bankruptcy Code provides an exception to the requirement that every class must accept a plan of reorganization. This exception is commonly known as the "cram down" provision. This provision may allow the Debtors to confirm the Plan even if less than all three of the Impaired Classes accept the Plan. If the Debtors can demonstrate to the Bankruptcy Court that they satisfy the requirements of the "cram down" provision, each Impaired Class that voted to reject the Plan would be bound to the treatment afforded to that Class under the Plan.

        The Debtor will seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code because Class 6A - the Equity Interests in Dade is deemed to have rejected the Plan.

IX.     MEANS FOR IMPLEMENTATION OF THE PLAN

        A. CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS

        Except as otherwise provided in the Plan, Dade and each Filing Subsidiary shall continue to exist after the Effective Date with all the powers of a corporation under the laws of its respective state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, or in any agreement, instrument or indenture relating hereto, on or after the Effective Date, all property in each Estate and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all liens, Claims, charges, or other encumbrances that arose prior to the Effective Date (except for liens, if any, granted to secure claims under the DIP Facility that by their terms survive termination of that Facility). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire or dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

        B.      TERMINATION OF DIP FACILITY

        On the Effective Date, the DIP Facility shall be deemed to have been terminated. All amounts, if any, payable thereunder shall be paid in full on the Effective Date and all liens, mortgages and security interests granted under the DIP Facility, or in connection thereunder, shall be extinguished. All outstanding postpetition fees and expenses required to be paid under the DIP Facility shall be paid by the Debtors on the Effective Date.

        C. CANCELLATION OF NOTES, INSTRUMENTS, COMMON STOCK, PREFERRED STOCK AND STOCK OPTIONS

        On the Effective Date, except as otherwise provided in the Plan, (i) all notes, instruments, certificates and other documents of the Debtors evidencing the Bank Claims, (ii) the Existing Subordinated Notes and (iii) all Equity Interests in Dade shall be deemed to be canceled and null and void without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors thereunder shall be discharged. On the Effective Date, except to the extent provided otherwise in the Plan, in the Prepetition Bank Credit Agreement, in the Indenture, or any other indenture, relating to any of the foregoing shall be deemed to be canceled and null and void without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors thereunder, with the exception of DBI's obligation, if any, to indemnify the Indenture Trustee under Section 7.07 of the Indenture, shall be discharged.

        D. ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS; EXECUTION OF NEW SENIOR DEBT DOCUMENTS

        On or as soon as reasonably practicable after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, warrants and other documents to be issued in accordance with the Plan, including, but not limited to, the New Senior Subordinated Notes and New Common Stock and any stock based awards under the Management Incentive Plan, which shall be distributed as described in the Plan. On the Effective Date, the Reorganized Debtors will implement the Management Incentive Plan including without limitation, causing to be made all distributions thereunder in accordance with the terms thereof, as more specifically set forth on Exhibit 1 to the Plan. The Reorganized Debtors shall execute and deliver such other agreements, documents and instruments as are required to be executed in accordance with the terms of the Plan and/or the Lock-up Agreement. Without limiting the foregoing, on the Effective Date, or as promptly as practicable thereafter, the Reorganized Debtors shall, subject to the execution and delivery by the other parties thereto that are not controlled directly or indirectly by the Reorganized Debtors, execute and deliver the agreements and instruments evidencing and creating the New Senior Credit Facility and the New Senior Subordinated Notes together with all documents contemplated or required thereby.

        E.      TRANSACTIONS REQUIRED BY THE PLAN

                1.      CAPITAL STRUCTURE.

        As of the Effective Date, New Dade shall have one class and one series of common stock and the only issued and outstanding Equity Interests in New Dade will be the New Common Stock, including any New Common Stock and options therefor issued or granted pursuant to the Management Incentive Plan.

                2.      ASSETS AND LIABILITIES OF NEW DADE.

        On the Effective Date, New Dade will own its own assets, free and clear of any liens, claims and encumbrances that arose before the Effective Date. On the Effective Date, the Reorganized Debtors shall grant the liens and security interests described in and required under the terms of the New Senior Credit Facility.

                3.      GOVERNANCE OF NEW DADE.

        New Dade's initial Board of Directors shall be comprised of seven (7) directors. On or before the Effective Date, the initial Board of Directors of New Dade shall be nominated by the Holders of Existing Senior Debt and Existing Subordinated Notes, with four (4) seats to be designated by Holders of Existing Senior Debt and two (2) seats to be designated by Holders of the Existing Subordinated Notes. The seventh director shall be James Reid-Anderson, the Chief Executive Officer. The initial Board of Directors will take office on the Effective Date. After the Effective Date, the number of directors on the board of directors may be changed in accordance with the laws of the State of Delaware.

                F.      MANAGEMENT OF NEW DADE

        The initial Board of Directors of New Dade will consist of the individuals identified in accordance with Article IV.E.3 of the Plan, at or prior to the Confirmation Hearing. Such directors will be deemed elected or appointed, as the case may be, pursuant to the Confirmation Order, but will not take office and will not be deemed to be elected or appointed until the occurrence of the Effective Date. Those directors and officers not continuing in office will be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order. The initial Board of Directors for New Dade will select the officers and directors of the other Reorganized Debtors.

        The executive management team of the Company is as follows:

NAME                                   AGE     POSITION
----                                   ---     --------
James Reid-Anderson                    43      President and Chief Executive Officer

John Duffey                            41      Chief Financial Officer

Robert Brightfelt                      59      President, Research and Development

Donal Quinn                            47      President, Global Customer Management

Hiroshi Uchida                         42      President, Global Operations

Mark Wolsey-Paige                      40      Senior Vice President, Marketing and Business Development

David Edelstein                        45      Chief Information and Regulatory Officer

Kathleen Kennedy                       38      Senior Vice President, Human Resources

Mark Moran                             45      Corporate Vice President, Treasurer and Tax

Louise Pearson                         45      General Counsel

Randy Daniel                           46      President, North America Customer Management

Pattie Overstreet-Miller               51      Vice President, Corporate Communications

        The identities and business experience of the Debtors' current executive management team are as set forth below:

        JAMES REID-ANDERSON was promoted to President and Chief Executive Officer in October 2000 and is also a Director of the Company. Prior to this assignment, Mr. Reid-Anderson was President and Chief Operating Officer of the Company from 1999 until October 2000 and previously had acted as Chief Administrative and Chief Financial Officer from August 1996 to the end of 1998. Prior to joining the Debtors, he was Chief Operating Officer and Chief Administrative Officer of Wilson Sporting Goods. Mr. Reid-Anderson also served in various financial positions of increasing responsibility for PepsiCo Inc., Diageo PLC (formerly Grand Metropolitan PLC) and Mobil Oil Corporation in Europe, Asia and North America.

        JOHN DUFFEY was appointed Chief Financial Officer in September 2001. Prior to this appointment, he served as Dade Behring's Controller from May 1999 and Corporate Vice President-Financial Services, having responsibility for Shared Services, Tax and Internal Audit. Prior to joining Dade Behring in 1995, Mr. Duffey worked in the Chicago office of Price Waterhouse. Mr. Duffey's thirteen years at Price Waterhouse included a tour-of-duty in the firm's Washington D.C. National office.

        MARK WOLSEY-PAIGE was promoted to Senior Vice President Marketing and Business Development in January 2002. Previously, he served as Senior Vice President Strategy and Business Development and was responsible for the legal function and Corporate R&D since November 2000. Previously he was General Manager of Dade Behring's chemistry business lines, a position he had held since November 1996. From 1991 to 1996, he served in several positions of increasing responsibility at Baxter and Dade including Director of Manufacturing, Director of Marketing and Product Line General Manager for Stratus.

        ROBERT BRIGHTFELT was appointed President of Research and Development in 2001 and President of Global Products in 1999 and is also a Director of the Company. From 1967 to 1995, he served in a number of executive positions for the DuPont Company, including Business Director for the Diagnostics Business; Worldwide Marketing Manager, IVD; IVD New Products Manager, Manager of Product Management and Strategic Planning; and Production Control and Planning.

        DONAL QUINN was appointed President of Global Customer Management in 2002 and President, International in 1999. He joined Dade Behring in 1998 as Group President, Biology. Prior to joining the Company, Mr. Quinn was employed by Mallinckrodt Medical in a number of executive positions since 1982, including Vice President and General Manager for Anesthesiology, Europe; Vice President and Managing Director Europe and Hemocue; and Vice President and Managing Director, Critical Care Division.

        HIROSHI UCHIDA was appointed President, Global Operations in 2002 and President Americas, in 2000. Prior to that he served as President for Asia in 1999. Mr. Uchida was Vice President and General Manager for the Asia-Pacific region since joining Dade Behring in 1997. He previously was a Director with Arthur D. Little, heading the Asia Pacific health-care practice and Vice President at Bain Consulting.

        DAVID EDELSTEIN was appointed Chief Information Officer and Chief Regulatory Officer in October 2000. He joined Dade Behring in 1998 as Senior Vice President and Chief Information Officer. Prior to joining the Company, Mr. Edelstein was Vice President of Information Management and Productivity, responsible for financial and supply-chain systems at Bristol Myers Squibb. He also held various positions in Information Technology for IBM.

        KATHLEEN KENNEDY was appointed Senior Vice President, Human Resources in October, 2001 from her position as Vice President - Human Resources, Americas. Prior to joining Dade Behring in August 1999, Ms. Kennedy held human resources positions of increasing responsibility at Tenneco Automotive, Square D Company and Bridgestone/Firestone.

        MARK MORAN was appointed Dade Behring's Corporate Vice President, Treasurer and Tax in August 2000. Prior to that time, Mr. Moran was Vice President, Finance, for the Global Products Group and Vice President, Corporate Planning. Before joining Dade Behring in 1997, Mr. Moran held financial management positions at Learning Smith, Inc., The Limited, Inc. and KPMG Peat Marwick.

        LOUISE PEARSON was appointed General Counsel for Dade Behring in 2000. She joined Baxter in 1991 as Corporate Counsel and has worked with all of the various business units of the Company. Prior to joining Baxter, Ms. Pearson was in private practice with Kirkland & Ellis and Vinson & Elkins.

        RANDY DANIEL was appointed to the role of President, North America customer Management in November 2001. Previously he was the President, Integrated Services Division and President, North America Sales and Service. Mr. Daniel joined America Hospital Supply in 1982 and has held a number of executive positions including Vice President and General Manager in the Scientific Products Biomedical Division and Corporate Vice President for Baxter Healthcare in the southwestern area of the United States.

        PATTIE OVERSTREET-MILLER joined Dade Behring as Vice President, Corporate Communications, in May, 2000. Prior to joining Dade, she held various positions of increasing responsibility at Allstate Insurance Company, including Assistant Vice President, Strategy and Branding and Assistant Vice President, Corporate Relations, where she managed media relations, government relations and executive communications, among other key functions.

        G.      GOVERNANCE OF REORGANIZED DEBTORS OTHER THAN NEW DADE

        Subject to any requirement of Bankruptcy Court approval, pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Effective Date, the identity and affiliations of any person proposed to serve on the initial Boards of Directors of the Reorganized Debtors. To the extent any such person is an insider, the nature of any compensation for such person will also be disclosed. The classification and composition of the Boards of Directors shall be consistent with each Reorganized Debtor's New Certificate of Incorporation. Each such director or officer shall serve from and after the Effective Date pursuant to the terms of each Reorganized Debtor's New Certificate of Incorporation, other constituent documents and applicable state law.

        H.      NEW SENIOR DEBT

        To finance the Cash requirements necessary to consummate the Plan and to provide the Reorganized Debtors with sufficient working capital on a going-forward basis such that Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization, on the Effective Date, the Reorganized Debtors shall, subject to execution and delivery by the other parties thereto not under the control of the Reorganized Debtors, enter into the New Senior Credit Facility as more particularly described in the Disclosure Statement.

        I.      CORPORATE GOVERNANCE, CORPORATE ACTION AND DIRECTORS AND
                OFFICERS

                1.      NEW CERTIFICATES OF INCORPORATION AND FORMATION

        On the Effective Date, Dade or New Dade will file with the Secretary of State of the State of Delaware, in accordance with the applicable laws of such state, its New Certificate of Incorporation and such certificate will be the certificate of incorporation for New Dade. Such New Certificate of Incorporation shall provide, among other things, (a) for authorization of 50,000,000 shares of the New Common Stock (with each such share entitled to one vote), 39,529,412 of which shall be issued on the Effective Date, in respect of the Holders of the Existing Senior Debt and the Holders of the Existing Subordinated Notes entitled to receive a distribution thereof pursuant to the Plan and up to 470,588 of which shall be issued as stock awards on or after the Effective Date, as applicable, with respect to and in accordance with, the Management Incentive Plan, (b) to the fullest extent permitted by Delaware law, for an

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

indemnity for directors and officers of New Dade for monetary damages incurred by reason of the fact that such person was or is a director or officer of New Dade or was serving at New Dade's request in a capacity at another enterprise (which indemnity shall survive Confirmation of the Plan and shall be deemed a contractual right of the indemnitee), (c) for director liability exculpation provisions, to the fullest extent permitted by the General Corporation Law of the State of Delaware, (d) for a classified board consisting of three classes consistent with the other terms of the Plan, (e) that the Board of Directors of New Dade shall initially consist of seven members, (f) for a prohibition against the removal of any director prior to the director's death or resignation or expiration of the director's term except upon cause, (g) for a requirement that Holders of New Common Stock may only take action at a duly organized meeting and may not call special meetings and (h) that the Board of Directors may fill vacancies on the board. The New Certificate of Incorporation of New Dade requires the affirmative vote of at least 80% of the holders of New Common Stock to alter, amend or repeal any of the provisions set forth in (b) through (h) above.

        In addition, the New By-Laws will provide, among other things, that holders of New Common Stock must give advance written notice of director nominations or other business they intend to bring before a stockholder meeting and, on the Effective Date, the New By-Laws will become the by-laws of New Dade. For a more detailed description of the terms and conditions of the New Certificate of Incorporation and the New By-Laws, please refer to the form of each which will be included in the Plan Supplement that is contemplated by the Debtors.

        On and after the Effective Date, each of the Reorganized Debtors may, as it deems appropriate, (a) file with the Secretary of State (or other equivalent officer or entity) of its respective jurisdiction of incorporation in accordance with the applicable corporation laws of such state an amended certificate of incorporation and such amended certificate will be the certificate of incorporation for such Reorganized Debtor and (b) amend its by-laws accordingly.

         As of the Effective Date or as promptly thereafter as practicable, the Board of Directors of New Dade shall adopt a stockholder rights plan, the form of which will be included in the Plan Supplement contemplated by the Debtors.

        2.      CORPORATE ACTION

        On the Effective Date, the adoption of the New Certificates of Incorporation or similar constituent documents, the New By-Laws, the selection of directors and officers of any of the Reorganized Debtors and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan) in accordance with the Bankruptcy Code and applicable state law (including but not limited to Section 303 of the Delaware General Corporation Law, to the extent applicable and any analogous provision of the business corporation law or code of each other state in which any Reorganized Debtor is incorporated or organized). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers and directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated or required by the Plan or the New Senior Credit Facility or the New Senior Subordinated Note Indenture in the name of and on behalf of the Reorganized Debtors. Commencing on the Effective Date, or as promptly thereafter as practicable, New Dade shall file with and have declared effective by, the SEC a registration statement on Form 10 under the Exchange Act. As promptly as reasonably practicable following the effectiveness of the Form 10, New Dade shall exercise reasonable best efforts to cause the New Common Stock to be listed on the NASDAQ.

        J.      PAYMENT OF FEES AND EXPENSES OF NOTEHOLDERS COMMITTEE

        Whether or not the U.S. Trustee shall appoint any other committee, the reasonable fees and expenses of counsel and financial advisors to the Noteholders Committee incurred through and including the Effective Date will be paid on or as soon as practicable after the Effective Date.

X.      TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        A.      ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                1.      GENERALLY

        Except for those executory contracts and unexpired leases rejected by the Debtors pursuant to any motion Filed on the Petition Date (as opposed to rejected pursuant to the procedures created by such motion), the Debtors will determine which of their executory contracts and unexpired leases should be, in each case with the prior consent of the Administrative Agent and the Noteholders Committee as to material executory contracts and leases and all executory contracts and leases with Insiders and/or Equity Released Parties, (a) assumed,
(b) assumed and assigned or (c) rejected by analyzing all information pertinent to that determination including, but not limited to, the costs associated with continuing or rejecting their executory contracts and unexpired leases and the benefits to the Estates against which such costs must be compared.

        On or before the Effective Date, the Debtors will File their List of Contracts and Leases which sets forth certain of the Debtors' executory contracts and unexpired leases that the Debtors wish to assume, assume and assign, or reject. On the Effective Date (in each case with the prior consent of the Administrative Agent and the Noteholders Committee and subject to the provisions set forth in Article V of the Plan), each executory contract or unexpired lease of the Debtors on such List of Contracts and Leases (except those executory contracts and unexpired leases that previously have been rejected by order of the Bankruptcy Court, are the subject of a motion to reject pending on the Effective Date, expire by their own terms or are otherwise rejected pursuant to the terms of the Plan) will be deemed assumed, assumed and assigned, or rejected, as indicated on the List of Contracts and Leases, in accordance with the provisions and requirements of section 365 of the Bankruptcy Code. All other executory contracts or unexpired leases of the Debtors (except those executory contracts and unexpired leases that previously have been rejected by order of the Bankruptcy Court, are the subject of a motion to reject pending on the Effective Date, expire by their own terms or are otherwise rejected pursuant to the terms of the Plan) will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. The terms of any such executory contract or unexpired lease assumed or assumed and assigned pursuant to the above shall be modified to include any amendments thereto, if any, that were agreed to by the relevant and appropriate parties on or before the Effective Date.

        Notwithstanding the foregoing and unless otherwise agreed to by the relevant parties, the Debtors and the Reorganized Debtors reserve the right, at any time prior to fifteen (15) days after the Effective Date, with the prior consent of the Administrative Agent and the Noteholders Committee, to amend the List of Contracts and Leases to: (a) amend the treatment of any executory contract or unexpired lease listed therein, thus providing for its assumption, assumption and assignment, or rejection, as indicated on the List of Contracts and Leases, pursuant to Article V of the Plan and (b) add any executory contract or unexpired lease to such List of Contracts and Leases and provide for its assumption, assumption and assignment, or rejection, as indicated, pursuant to
Article V of the Plan, all in accordance with sections 365 and 1123 of the Bankruptcy Code.

        The Reorganized Debtors shall provide notice of the List of Contracts and Leases (and any amendments thereto) to the parties to the executory contracts or unexpired leases affected thereby. Each contract or lease listed on the List of Contracts and Leases shall be assumed, assumed and assigned, or rejected only to the extent that such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on the List of Contracts and Leases shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any related agreements) is in fact an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

        Notwithstanding the foregoing, all management, shareholder, financial advisory or similar agreements between the Holders of Equity Interests or their Affiliates and the Debtors shall be rejected and/or terminated without liability of any party and without any payment of any amount (whether accrued as of the Petition Date or arising as a result of such rejection) by the Debtors.

                2.      PROPOSED CURE AMOUNT AND ADEQUATE ASSURANCES

        Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to Article V of the Plan is in default, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code by the prompt and full payment of any cure amounts as reflected on the List of Contracts and Leases or as determined by the Bankruptcy Court. Any payments made pursuant to and in accordance with Article V of the Plan will be deemed made on the Effective Date. The Debtors shall indicate in the List of Contracts and Leases the amounts of the applicable Debtors' proposed payments to the applicable parties to cure defaults under the executory contracts and unexpired leases listed therein. The assumption pursuant to the Plan of an executory contract or unexpired lease and all of the obligations thereunder, by a Reorganized Debtor shall constitute that Reorganized Debtor's adequate assurances under section 365(b)(1)(C) of the Bankruptcy Code that it will perform under such executory contract or unexpired lease in the future. Any party to an executory contract or unexpired lease that objects to the cure amount listed therein or to the adequate assurances provided must File a written objection and an accompanying declaration under penalty of perjury in support thereof within twenty (20) days after receipt of such notice or thereafter be forever prohibited and barred from objecting to such cure amount or the adequate assurances provided. The failure to File and serve such an objection will constitute a waiver of any and all objections to the proposed assumption and any Claim for cure amounts in excess of the amount set forth on the List of Contracts and Leases, if any, with respect to the executory contract or unexpired lease, as applicable. In the event of an objection, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the objection and approving the assumption; provided, however, that based on the Bankruptcy Court's resolution of any such objection, the applicable Debtor or Reorganized Debtor shall have the right, within thirty (30) days of the entry of such Final Order and subject to approval by the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code, to reject the applicable executory contract or unexpired lease.

                3. CONSENT TO MORTGAGE, SECURITY INTEREST, OR OTHER LIEN UPON UNEXPIRED LEASES OF REAL PROPERTY

        The Debtors shall indicate in the List of Contracts and Leases those unexpired leases of real property to be assumed pursuant to Article V of the Plan in which the Debtors propose to grant (and have perfected) a security interest, mortgage, or other lien. Any party to any such unexpired lease proposed to be so encumbered, who believes that such unexpired lease prohibits such an encumbrance, must File a written objection and an accompanying declaration under penalty of perjury to such encumbrance within twenty (20) days after receipt of such notice of such proposed encumbrance. Any party to such a lease that fails to File a written objection to such proposed encumbrance shall be deemed to have consented affirmatively and unconditionally to both (a) the grant of a security interest, mortgage, or other lien or encumbrance in such lease; and (b) the recording or other act to perfect such security interest, mortgage, or other lien or encumbrance, or thereafter be forever prohibited and barred from objecting to such encumbrance. Notwithstanding the foregoing, neither the grant by the Debtors or Reorganized Debtors of a security interest, mortgage, or other lien or encumbrance in any unexpired lease or executory contract assumed pursuant to Article V of the Plan nor the recording or other act required for the perfection thereof, shall constitute a breach or other default under such lease or other applicable law.

                4.      APPROVAL OF ASSUMPTIONS AND ASSIGNMENTS

        Entry of the Confirmation Order by the Bankruptcy Court shall constitute, pursuant to sections 365(a) and 1123 of the Bankruptcy Code, approval of any assumption, assumption and assignment or rejection pursuant to
Article V of the Plan.

                5. ASSUMPTION OF DOCUMENTS SUPPLEMENTARY TO EXECUTORY CONTRACTS OR UNEXPIRED LEASES

        Each executory contract or unexpired lease of the Debtors and Reorganized Debtors shall include: (a) modifications, amendments, supplements restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects

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

such executory contract or unexpired lease, irrespective of whether such agreement, instrument, or other document is listed in the List of Contracts and Leases or in the Schedules and (b) executory contracts or unexpired leases appurtenant to the premises listed on such List of Contracts and Leases, Schedule, or other document, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises and any other interest in real estate or rights in and to such premises, unless any of the foregoing agreements are rejected in accordance with
Article V of the Plan.

        B.      ASSUMPTION OF CERTAIN EXECUTORY CONTRACTS

                1.      MANAGEMENT EMPLOYMENT AGREEMENT WITH JAMES REID-ANDERSON

        On the Petition Date, the Debtors will File their motion to assume the employment agreement between Dade and its President and Chief Executive Officer, James Reid-Anderson. The Administrative Agent, the Bank Steering Committee and the lenders under the DIP Facility have agreed to actively support the motion. The terms of the employment agreement will be more fully described in the motion.

                2.      ASSUMPTION OF EMPLOYEE BENEFITS PLANS

        Notwithstanding anything else provided in the Plan, on the Effective Date, all employment contracts, severance policies and all compensation and benefit plans, policies and programs of the Debtors and the Debtors' obligations under each of the foregoing, except any such policy, plan or program providing for the issuance of equity interests, shall be assumed pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code to the extent executory and will survive Confirmation, remain unaffected thereby and not be discharged. Employee benefit plans, policies and programs include, without limitation, all medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, retirement plans, severance plans, deferred compensation plans, retention plans, contributions to nondiscretionary individual retirement accounts and other such benefits (to the extent such employee benefits plans, policies and programs do not constitute executory contracts assumed pursuant to the Plan, such employee benefits plans, policies and programs shall remain in full force and effect (including without limitation from and after the Effective
Date) in accordance with their terms).

        C.      RETIREE BENEFITS

        After the Effective Date, the payment of retiree benefits (as defined in section 1114 of the Bankruptcy Code), if any, at the level established pursuant to section 1114 of the Bankruptcy Code, will continue for the duration of the period the Debtors have obligated themselves to provide such benefits.

        D. ASSIGNMENTS OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES PURSUANT TO THE PLAN

        Notwithstanding anything in an unexpired lease or executory contract to the contrary, an assignment of such lease or contract pursuant to Article V of the Plan shall not constitute a breach or other default under the executory contract, unexpired lease, or other applicable law.

        E.      CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED
                LEASES

        If the rejection of an executory contract or unexpired lease pursuant to
Article V of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their respective successors, estates and/or property, unless (a) a proof of claim is Filed and actually received by the respective Reorganized Debtors on or before the latest of: (i) thirty (30) days after the Effective Date, (ii) thirty (30) days after the entry of a Final Order approving such rejection and (iii) solely with respect to Claims of parties other than the Debtors or Reorganized Debtors, thirty (30) days after the date of any amendment to the List of Contracts and Leases that results in such rejection; or (b) otherwise ordered by the Bankruptcy Court or otherwise provided for in the Plan. Claims arising from the rejection of executory contracts or unexpired leases for which proofs of claim are required to be Filed will be deemed to be and will be treated as General Unsecured Claims subject to the provisions of Article V of the Plan.

XI.     SECURITIES LAW MATTERS

        A.      SECURITIES LAW MATTERS

        The Debtors are relying on section 1145(a)(1) of the Bankruptcy Code to exempt both the offer of the New Common Stock and New Senior Subordinated Notes, which may be deemed to occur through the solicitation of acceptances of the Plan and the issuance of the New Common Stock and New Senior Subordinated Notes pursuant to the Plan, from the registration requirements of the Securities Act. To the extent that the offer and sale are not exempt from registration under section 1145(a)(1), the Debtors are also relying upon the exemptions from the registration requirements of the Securities Act provided by Section 3(a)(9) and
Section 4(2) of the Securities Act and to the extent applicable, Regulation D promulgated thereunder and, with respect to state securities or blue sky laws,
Section 18 of the Securities Act.

        SECTION 1145(a)(1). Section 1145(a)(1) exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and from registration under state securities laws if the following conditions are satisfied: (1) the securities are issued by a company (a "debtor" under the Bankruptcy Code) (or its affiliates or successors) under a plan of reorganization; (2) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (3) the securities are issued in exchange for the recipients' claim against or interest in the debtor, or principally in such exchange and partly for cash or property. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a)(1) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, other than underwriters, are free to resell such securities without registration under the Securities Act. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of New Common Stock and New Senior Subordinated Notes issued under the Plan are advised to consult with their own legal counsel as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability. It is a condition to consummation that the section 1145 exemption apply to the New Common Stock and the New Senior Subordinated Notes.

        The exemption from the registration requirements of the Securities Act for resales provided by section 1145(a) is not available to a recipient of New Common Stock or New Senior Subordinated Notes if such individual or entity is deemed to be an "underwriter" with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines the term "underwriter" as one who (a) purchases a claim with a view toward distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view toward distribution, or (d) is a control person of the issuer of the securities.

        Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to Rule 144 under the Securities Act (subject, however, to any resale limitations contained therein) which, in effect, permits the resale of securities (including those securities received by statutory underwriters pursuant to a chapter 11 plan), subject to applicable volume limitations, notice and manner of sale requirements and certain other conditions. Recipients of New Common Stock and New Senior Subordinated Notes under the Plan which believe they may be statutory underwriters as defined by section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144. See below "Potential Transfer Restrictions."

        SECTION 3(a)(9). Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." Although Section 3(a)(9) does not apply to securities "exchanged" in a Chapter 11 case, the Debtors believe that Section 3(a)(9) exempts offers of securities to existing holders of securities issued by the Debtors that may be deemed to occur prior to commencement of a Chapter 11 case.

        SECTION 4(2) AND REGULATION D. Section 4(2) exempts from the registration requirements of the Securities Act any transaction by an issuer not involving any public offering. Regulation D similarly exempts from the registration provisions under the Securities Act limited offerings of securities to "Accredited Investors," as such term is defined under Regulation D and offerings to non-accredited investors if such non-accredited investor represents that it is otherwise qualified under Regulation D or under Section 4(2) to purchase securities in an offering not involving a public offering or that it is an investor represented by a qualified "Purchaser Representative" as such term is defined in Regulation D. The Debtors, through their negotiations with certain creditors and representatives and affiliates thereof, believe that all of the creditors are Accredited Investors within the meaning of Regulation D. Any creditor may retain, at his, her or its own expense, its own qualified Purchaser Representative for the purposes of deciding whether or not to approve the Plan. The Debtors will take such steps as are necessary to rely on Regulation D if it is determined that it is necessary to rely on Regulation D.

        POTENTIAL TRADING RESTRICTIONS. Based on previous informal positions taken by the Securities and Exchange Commission (the "SEC"), the SEC may take the position that the exemption from the registration requirements of the Securities Act under 1145(a) is not available for the offer and/or sale of the New Common Stock and the New Senior Subordinated Notes due to the solicitation of acceptances of the Plan prior to the filing of the Plan pursuant to Chapter
11. As discussed above, to the extent that the exemption under Section 1145(a) of the Bankruptcy Code is unavailable, the Debtors will seek to rely on exemptions available under Section 3(a)(9) or Section 4(2) under the Securities Act. However, in the event that the Debtors must rely on the exemption available under Section 4(2) (and with respect to the Banks and certain other recipients of New Common Stock and New Senior Subordinated Notes, if the Debtors rely on the exemption available under Section 3(a)(9)), the New Common Stock and New Senior Subordinated Notes to be issued pursuant to the Plan on the Effective Date will be deemed to be "restricted securities" within the meaning of the Securities Act and may not be resold unless an exemption under the Securities Act is available or a registration statement is filed and deemed effective. Even if the exemption from registration under section 1145(a)(1) of the Bankruptcy Code is available, New Common Stock and New Senior Subordinated Notes issued under the Plan to persons who are deemed to be underwriters under section 1145(b) of the Bankruptcy Code will be considered restricted securities and therefore may not be resold unless an exemption under the Securities Act is available or a registration statement is filed and declared effective. See Articles VI.B and C of the Plan, "Registration Rights."

        If, the New Common Stock and New Senior Subordinated Notes are deemed restricted, then the certificates evidencing such New Common Stock or such New Senior Subordinated Notes will bear a legend substantially in the form below:

        "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS DADE BEHRING HOLDINGS, INC. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED."

        Any holder of a certificate evidencing New Common Stock or New Senior Subordinated Notes bearing such legend may present such certificate to the transfer agent for the shares of New Common Stock and the trustee for the New Senior Subordinated Notes (as applicable) for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (a) such securities are sold pursuant to an effective registration statement under the Securities Act or (b) such holder delivers to New Dade or in the case of the New Senior Subordinated Notes, New DBI, an opinion of counsel reasonable satisfactory to New Dade or New DBI, as applicable, that such securities may be sold without registration under the Securities Act, in which event the certificate issued to the transferee shall not bear such legend, unless otherwise specified in such opinion.

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

        GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON OR ENTITY MAY BE AN UNDERWRITER OR AN AFFILIATE, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW COMMON STOCK AND NEW SENIOR SUBORDINATED NOTES CONSULT THEIR OWN COUNSEL CONCERNING THE SECURITIES LAWS CONSEQUENCES CONCERNING THE TRANSFERABILITY OF NEW COMMON STOCK AND NEW SENIOR SUBORDINATED NOTES.

        B.      REGISTRATION RIGHTS FOR NEW COMMON STOCK

        On the Effective Date, the New Common Stock Registration Rights Agreement will be entered into by and among New Dade and all initial holders of New Common Stock. A copy of the form of the New Common Stock Registration Rights Agreement is attached to the Plan as Exhibit 2. The New Common Stock Registration Rights Agreement has the following material terms and conditions, the description of which is qualified in its entirety by reference to its terms:

                1.      SHELF REGISTRATION.

        At any time after the earlier of (a) the initial public offering of New Dade's (or any successor's) equity securities (excluding the offering of New Common Stock pursuant to the Plan) or (b) the first anniversary of the Effective Date, the holders (excluding Management Holders, as defined in the New Common Stock Registration Rights Agreement) of 10% or more of the outstanding shares of registrable New Common Stock (excluding shares held by Management Holders) shall be entitled to require New Dade to use its best efforts to file and have declared effective a registration statement (a "Shelf Registration Statement") covering the resale of the registrable New Common Stock of such holders. Subject to customary blackouts referred to below, New Dade shall use its reasonable best efforts to maintain the effectiveness of any such Shelf Registration Statement continuously for two (2) years or such shorter period of time which shall terminate the day after the date on which all of the registrable New Common Stock covered by the Shelf Registration Statement has been sold pursuant to the Shelf Registration Statement or the first date on which there shall cease to be any registrable New Common Stock.

                2.      OTHER DEMAND REGISTRATIONS.

        Subject to any breathing period referred to below and the termination of registration rights described below, at any time after the expiration or cessation of the effectiveness of the Shelf Registration Statement, any holder or group of holders (excluding Management Holders) collectively holding 10% or more of the outstanding shares of registrable New Common Stock (excluding shares held by Management Holders) shall be entitled to demand up to two registrations of their registrable New Common Stock on Form S-3 (or, if Form S-3 is not then available to New Dade, Form S-1, or any successor forms). All holders of New Common Stock (including Management Holders) shall be entitled to participate in any such demand registration on a Pro Rata basis and the holders shall have a priority over any shares sought to be sold by

New Dade in any such registration. There shall be at least a 180 day "breathing period" between any of the shelf and/or other demand registrations referred to above.

                3.      PIGGYBACK RIGHTS.

        Holders of registrable New Common Stock shall be entitled to piggyback onto any registration under the Securities Act (unless a Shelf Registration Statement covering all outstanding shares of registrable New Common Stock is then effective) by New Dade of the New Common Stock or other Securities (including the New Senior Subordinated Notes) on any forms other than Form S-4 or S-8 (or any successor or similar form(s)) for its own account or for the account of any other holders. New Dade shall have priority in any registration it has initiated for its own account and the holders of New Common Stock collectively shall have priority in any registration initiated for the account of any holder. Any cutback required with respect to the holders shall be done on a Pro Rata basis.

                4.      SELECTION OF UNDERWRITERS.

        In the event an offering of shares of New Common Stock is to be underwritten, with respect to (i) any shelf or other demand registration, New Dade and the holders of a majority of the shares being offered shall mutually agree on the underwriters and (ii) any registration initiated by New Dade for its own account, New Dade shall select a nationally recognized firm of underwriters in its sole discretion.

                5.      BLACKOUTS.

        New Dade shall have a customary right to suspend, at any time (but not to exceed one time in any twelve-month period) the registration process and/or suspend a holders' ability to use a prospectus if certain significant corporate events are contemplated.

                6.      EXPENSES.

        New Dade shall pay all customary costs and expenses associated with each registration, including for each registration statement prepared the reasonable fees and expenses of one firm of attorneys selected by the holders (excluding Management Holders) of a majority of the shares of New Common Stock covered by such registration (excluding shares held by Management Holders). Holders of New Common Stock will pay underwriting discounts, commissions and applicable transfer taxes, if any, on any shares sold by them.

                7.      TERMINATION OF REGISTRATION RIGHTS.

        New Dade's obligation to register New Common Stock for sale under the Securities Act shall terminate on the earlier of (i) the first date on which no shares of registrable New Common Stock are outstanding or (ii) the first date on which less than 10% of the aggregate number of shares of New Common Stock issued pursuant to the Plan are held by the initial Holders or their Affiliates.

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

        C.      NEW SENIOR SUBORDINATED NOTES REGISTRATION RIGHTS
                AGREEMENT

        On the Effective Date, the New Senior Subordinated Notes Registration Rights Agreement will be entered into by and among New Dade, New DBI, the other Reorganized Debtors and all initial Holders of New Senior Subordinated Notes. A copy of the New Senior Subordinated Notes Registration Rights Agreement will be Filed with the Plan Supplement contemplated by the Debtors. The material terms and conditions of the New Senior Subordinated Notes Registration Rights Agreement will be substantially similar to the material terms and conditions of the New Common Stock Registration Rights Agreement.

XII.    PLAN PROVISIONS GOVERNING DISTRIBUTIONS

        A.      DATE AND DELIVERY OF DISTRIBUTION

        Except as otherwise ordered by the Bankruptcy Court or provided in the Plan, distributions to be made on a specified date with respect to an Allowed Administrative Expense Claim or Allowed Claim will be deemed to have been made on that date if actually made on the later of that date and the date on which such Administrative Expense or Claim is Allowed, or as soon thereafter as practicable.

        Cash payments under the Plan to be made by any Reorganized Debtor will, at such Reorganized Debtor's option, be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

        Except as otherwise ordered by the Bankruptcy Court or provided under the Plan, distributions will be made to the Holders of Allowed Claims at the addresses contained in the Debtors' books and records unless notified by such Holder, in writing, of a different address.

        Distributions under the Plan to Holders of Allowed Existing Subordinated Note Claims will be made by New Dade to the Indenture Trustee under the Indenture, who, in turn, will make the required distributions to Holders of Allowed Existing Subordinated Notes as of the Distribution Record Date at the addresses last known to the Indenture Trustee.

        All Cash to be distributed to the Holders of Allowed Bank Claims shall be distributed to the Administrative Agent for distribution by the Administrative Agent to the Holders of Allowed Bank Claims. All of the New Common Stock and New Senior Subordinated Notes to be distributed to the Holders of Allowed Bank Claims shall be distributed to the Holders of Allowed Bank Claims as of the Distribution Record Date as detailed in writing by the Administrative Agent. Distributions of Cash, New Common Stock and New Senior Subordinated Notes to individual Holders of Allowed Bank Claims as of the Distribution Record Date shall be made in accordance with their respective rights INTER SE and any election and allocation procedures that may be agreed upon by the Holders of the Allowed Bank Claims.

        B.      UNDELIVERABLE DISTRIBUTIONS

        If the distribution to any Holder of an Allowed Claim is returned to any of the Reorganized Debtors as undeliverable, no further distributions shall be made to such Holder unless and until the respective Reorganized Debtor is notified in writing of such Holder's then-current address, such that the distribution becomes deliverable. Undeliverable distributions shall remain in the possession of the respective Reorganized Debtor until such time as a distribution becomes deliverable or as otherwise provided in the Plan. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, the Reorganized Debtors shall File a listing of Holders for which there exist distributions that are undeliverable. This list will be maintained for as long as the Chapter 11 Cases remain open. In such cases, any Cash held for distribution on account of such undeliverable distribution shall be the property of the respective Reorganized Debtor, free of any restrictions thereon. Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim. The Holder of an Allowed Claim for which an undeliverable distribution exists must make a request of the Reorganized Debtors in respect of any unclaimed property distributable under the Plan before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim is Allowed.

        C.      EFFECT OF DISTRIBUTION RECORD DATE

        As of the close of business on the Distribution Record Date, the transfer register for any instrument, security, or other documentation canceled pursuant to the Plan (including, but not limited to, the Existing Common Stock and the Existing Subordinated Notes) shall be closed and there shall be no further changes in the record holders of any such instrument, security, or documentation. Moreover, Dade and DBI shall have no obligation to recognize the transfer of any such instrument, security, or other documentation occurring after the Distribution Record Date and shall be entitled for all purposes under the Plan to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date.

        D.      DISTRIBUTIONS TO PROFESSIONAL ESCROW ACCOUNT ON THE EFFECTIVE
                DATE

        On the Effective Date, DBI shall deposit Cash into the Professional Escrow Account in an amount reasonably sufficient to pay (a) all unpaid Accrued Professional Compensation and (b) all reasonable unpaid and accrued fees and expenses of the Indenture Trustee as of the Effective Date; provided, however, that such Cash will be used to satisfy Claims of Professionals only pursuant to further order of the Bankruptcy Court.

        E.      SETOFFS AND RECOUPMENT

        Except as otherwise provided in the Plan, the Reorganized Debtors may, pursuant to section 502(d) or 553 of the Bankruptcy Code and/or applicable non-bankruptcy law, offset or recoup against any Claim and the distributions to be made pursuant to the Plan on account of such Claim, before any distribution is made on account of such Claim, the claims, rights and causes of action of any nature that the Debtors or Reorganized Debtors may have against the Holder of such Claim; provided, however, that (1) the failure to effect such a setoff or recoupment or the allowance of any Claim under the Plan shall not constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claims, rights and causes of action that the Debtors or Reorganized Debtors may possess against such Holder and (2) the Debtors' or the Reorganized Debtors' failure to institute, or to expressly or impliedly waive, any cause of action referenced in section 502(d) of the Bankruptcy Code shall not constitute a waiver or release by the Debtors or Reorganized Debtors of any right of setoff or recoupment. Notwithstanding the foregoing, the Reorganized Debtors shall be deemed to waive and shall have no right of setoff or recoupment against any Allowed Bank Claim or Allowed Existing Subordinated Note Claim or against any amounts at any time due or outstanding under the DIP Facility.

        F.      SURRENDER AND CANCELLATION OF INSTRUMENTS

        Except as set forth in Article IV.C of the Plan, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation canceled pursuant to Article IV.C of the Plan, the Holder of such a Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim or Interest to the appropriate Reorganized Debtor. Any distribution to such Holder pursuant to the Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution pursuant to Article VII.B of the Plan.

        Each Holder of an Allowed Existing Subordinated Note Claim shall tender the Notes relating to such Claim to New Dade, in accordance with written instructions to be provided to such Holders by New Dade, as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Existing Subordinated Notes will be effected and risk of loss and title thereto, will pass only upon the proper delivery of such Existing Subordinated Notes with a letter of transmittal in accordance with such instructions. All such surrendered Existing Subordinated Notes shall be marked or recorded as canceled. The Indenture Trustee and its attorneys and/or accountants, in consideration for providing services and incurring expenses related to distributions to the Holders of Allowed Existing Subordinated Note Claims and otherwise making substantial contributions to these Chapter 11 Cases, shall be entitled to Administrative Expense Claims against New Dade for reasonable compensation for such services and for reimbursement of reasonable expenses incurred in connection with such services in accordance with section 503(b)(3)(5) of the Bankruptcy Code and as contained in the Indenture; provided, however, that the Indenture and such attorneys and/or accounts invoice New Dade in a timely manner and (b) New Dade, upon review, consents to the reasonableness of such services and expenses set forth therein. Payments on account of such Allowed Administrative Expense Claim(s) shall be made on terms mutually acceptable to New Dade and the Holder(s) of such Administrative Claims or as ordered by the Bankruptcy Court. Upon such payment, any rights or liens of the Indenture Trustee under the Indenture shall automatically be deemed released and terminated.

        G.      NO FRACTIONAL SHARES

        No fractional shares of New Common Stock will be issued under the Plan. No Cash in lieu of fractional shares will be distributed. For purposes of distributions under the Plan, fractional shares of New Common Stock will be rounded up to the next whole number of shares.

        H.      LOST, STOLEN, MUTILATED OR DESTROYED INSTRUMENTS OR SECURITIES

        Any Holder of an Allowed Claim on account of any instrument, security, or other documentation canceled pursuant to Article VII.F of the Plan that has been lost, stolen, mutilated or destroyed, shall, as appropriate, in lieu of surrendering such instrument, security or other documentation: (i) deliver to the Reorganized Debtors (A) an affidavit of loss satisfactory to the Reorganized Debtor (or, in the case of an Existing Subordinated Note, reasonably satisfactory to the Indenture Trustee with a copy to the appropriate Reorganized Debtor) setting forth the unavailability of such instrument, security, or other document and (B) such additional security or indemnity as may reasonably be required by the Reorganized Debtors to hold the applicable Reorganized Debtors (or, in the case of the Existing Subordinated Notes, the Indenture Trustee and the Reorganized Debtors) harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim and (ii) satisfy any other requirements under the Indenture, the Prepetition Bank Credit Agreement, any article of incorporation or by-law, or any other relevant document or agreement. Upon compliance with Article VII.F of the Plan by a Holder of a Claim evidenced by such instrument, security or other documentation, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument, security or other documentation.

XIII.   EFFECTIVENESS OF THE PLAN

        A.      EFFECTIVE DATE

        The Effective Date shall be the first Business Day upon which all of the conditions specified in Article VIII.B of the Plan have been satisfied or waived. Notwithstanding the foregoing and any other provision of the Plan to the contrary, (i) the Debtors may defer the occurrence of the Effective Date for a period of no more than thirty (30) days beyond the date specified in the preceding sentence in their discretion and (ii) any distribution of Cash or other consideration required to be made on the Effective Date shall be made on such date, or on such later date as soon as practical thereafter that is no more than ten (10) Business Days after the Effective Date.

        B.      CONDITIONS PRECEDENT

                1.      CONDITIONS PRECEDENT TO CONFIRMATION

        The Plan will not be confirmed unless and until the following conditions have been satisfied in full or waived pursuant to Article VIII.C. of the Plan by Dade, the Administrative Agent and the Noteholders Committee and in the case of clause (a) below, each of the Bain Entities, the GS Partners Entities and Hoechst.

                        a. The Confirmation Order shall be in form and substance reasonably satisfactory to the Debtors, the Administrative Agent, the Noteholders Committee and, to the extent it relates to the treatment of Claims of Insider Noteholders under Article II.D.5 of the Plan, the treatment of the Claims of Allowed Equity Interests under Article II.D.6 of the Plan, or any of the matters addressed in Articles X.A and X.F of the Plan and, to the extent applicable to any of the Equity Released Parties Articles X.D, X.H, X.I and X.J of the Plan, each of the Bain Entities, the GS Partners Entities and Hoechst (it being understood that such Order shall, among other

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

                                things, provide that the condition set forth in
                                Article VIII.B.2.f of the Plan shall have been satisfied).

                        b. The written commitment of Deutsche Bank Trust Company Americas, in place as of the Petition Date, to provide the New Senior Credit Facility shall not have expired or otherwise terminated.

                        c. The Administrative Agent, the Debtors and the Noteholders Committee shall be reasonably satisfied with the material terms of any financial statements and projections submitted by the Debtors to the Court, in connection with the Confirmation, that is in addition to, but does not include, any such financial statements and projections contained in the Disclosure Statement.

                        d. The Administrative Agent, the Debtors and the Noteholders Committee shall be reasonably satisfied with all proposed severance, retention and post-Effective Date employment arrangements other than (i) any existing severance, retention or post-Effective Date agreements to be assumed and/or honored pursuant to Article V of the Plan; and (ii) the Management Incentive Plan.

                2.      CONDITIONS PRECEDENT TO EFFECTIVENESS

        Subject to Article VIII.A of the Plan, the Plan will be consummated and the Effective Date will occur, on the first Business Day (or as soon thereafter as is practicable) after the date on which the following conditions have been satisfied or waived pursuant to Article VIII.C of the Plan by Dade, the Administrative Agent, the Noteholders Committee and, in the case of clauses (a),
(d) and (l) below, each of the Bain Entities, the GS Partners Entities and
Hoechst:

                        a. The Confirmation Order shall satisfy Article VIII.B.1.a of the Plan and shall have become a Final Order;

                        b.      Prior to or simultaneously with the
                                effectiveness of the Plan, the New Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware in accordance with the Plan;

                        c. All authorizations, consents and regulatory approvals required (if any) by the Debtors in connection with the Plan's effectiveness shall have been obtained and all applicable waiting periods (if any) have expired or terminated;

                        d. The Lock-up Agreement shall not have been validly terminated other than by the written consent of all parties thereto;

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

                        e. All conditions precedent to the closing of the New Senior Credit Facility and the New Senior Subordinated Debt shall have been satisfied or waived;

                        f. The New Common Stock and New Senior Subordinated Notes issued under the Plan in exchange for Claims are held by the Bankruptcy Court in the Confirmation Order to be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code;

                        g. All Related Documents, in form and substance satisfactory to the Debtors, the Administrative Agent and the Noteholders Committee, shall have been executed and delivered and all conditions precedent thereto shall have been satisfied;

                        h. All management and/or service contracts between any of the Debtors or any of their Subsidiaries and any Insider or Equity Released Party or Affiliate thereof shall have been (i) rejected pursuant to the terms of the Plan or (ii) terminated with effect from no later than the Effective Date;

                        i. The Insider Noteholder Contribution shall have been made;

                        j. The Effective Date shall occur prior to December 1, 2002;

                        k. All other actions, documents and agreements necessary to implement the Plan shall have been effected or executed; and

                        l. If the Plan shall have been modified or amended, each such modification or amendment shall have been effected in accordance with Article X.H of the Plan.

        C.      WAIVER OF CONDITIONS

        The Debtors, with the written consent of the Administrative Agent, the Noteholders Committee and, in the case of Articles VIII.B.1.a, VIII.B.2.a, VIII.B.2.d and VIII.B.2.l, each of the Bain Entities, the GS Partners Entities and Hoechst may waive any of the conditions precedent to Confirmation or the occurrence of the Effective Date set forth in Article VIII.B of the Plan. Upon the waiver of any conditions to the Effective Date and subject to the satisfaction in full of each of the remaining conditions set forth therein, the Plan shall become effective in accordance with its terms without notice to third parties or any other formal action.

XIV. PROCEDURES FOR TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND ADMINISTRATIVE EXPENSES

        A.      PROSECUTION OF OBJECTIONS TO CLAIMS AND INTERESTS

        The Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment, any objections to Claims and Interests as permitted under the Plan. From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court. The Debtors also reserve the right to resolve any Disputed Claims or disputed Interests outside the Bankruptcy Court under applicable governing law.

        B. PROCEDURES REGARDING DISPUTED ADMINISTRATIVE EXPENSES, CLAIMS AND INTERESTS

        Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be required to File a proof of claim or proof of interest and no parties should File a proof of claim or proof of interest. The Debtors do not intend to object to the allowance of Claims or Interests (except as provided in the Plan with respect to the Claims in Class 6A) Filed. Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors. Other than with respect to the Allowed Bank Claims or the Allowed Existing Subordinated Note Claims, unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors' books and records with respect to the Allowed amount of such Holder's Claim, such Holder must so advise the Debtors in writing, in which event the Claim will be a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim except for Allowed Bank Claims and Allowed Existing Subordinated Note Claims, or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objections to Claims. Notwithstanding the above, the Debtors may object to any Bank Claim to the extent that such Claim is in excess of the amount of the Claim of such Holder according to the books and records of the Administrative Agent and may object to any Existing Subordinated Note Claim to the extent such Claim is asserted in an amount in excess of the amount of such Claim according to the books and records of the Indenture Trustee.

        Any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim except for Allowed Bank Claims and Allowed Existing Subordinated Note Claims pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

        Unless otherwise ordered by the Bankruptcy Court, all objections to and requests for estimation of, Administrative Expenses and Claims will be Filed and served on the applicable claimant on or before the date that is 120 days after the Effective Date or 120 days after such Administrative Expense or Claim is Filed, whichever is later. On and after the Effective Date, except to the extent that the Reorganized Debtors consent, only the Reorganized Debtors will have the authority to File, settle, compromise, withdraw, or litigate to judgment objections to and requests for estimation of, Administrative Expenses and Claims.

        Under the Bankruptcy Code, an indenture trustee may file a proof of claim on behalf of all holders of securities issued under an indenture. Pursuant to Article IX.C of the Plan, the Indenture Trustee is deemed to File a Claim on behalf of Holders of Allowed Existing Subordinated Note Claims and such Claim is deemed Allowed. Accordingly, any proof of claim Filed by the direct, indirect, or beneficial Holder of an Existing Subordinated Note is disallowed under the Plan as duplicative of the Claim of the Indenture Trustee.

        C.      ALLOWANCE OF CLAIMS AND INTERESTS

        Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code, under the Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in the Plan with respect to Allowed Bank Claims or Allowed Existing Subordinated Note Claims or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim as of the Petition Date. All Claims of any entity (other than any Holders of Bank Claims or Existing Subordinated Note Claims) that owes money to the Debtors shall be disallowed unless and until such entity pays, in full, the amount it owes the Debtors.

        The Indenture Trustee is deemed to have timely Filed a proof of claim on behalf of all Holders of Allowed Existing Subordinated Note Claims and (i) such Claim is Allowed and (ii) distributions on account of such Claim will be as provided in the Plan.

        D.      CONTROVERSY CONCERNING IMPAIRMENT

        If a controversy arises as to whether any Claim, or any Class of Claims, are Impaired Classes under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Effective Date.

XV.     RELEASE, INJUNCTION, DISCHARGE AND RELATED PROVISIONS

        On the Effective Date, effective as of the Effective Date, the Debtors, other constituents and/or the Debtors' creditors as applicable to the particular release, are deemed to consent to and to provide the releases described in Sections A-C of Article X of the Plan. Without limiting the generality of Article X of the Plan, each creditor that receives a distribution under the Plan is deemed to accept and consent to the releases in the Plan.

        A.      FULL RELEASES

        As consideration for the agreements of the Bain Entities, the GS Partners Entities and Hoechst (a) to contribute 100% of their Existing Subordinated Notes to Dade for cancellation as provided in the Plan or to cause their respective affiliated Insider Noteholders, if any, to contribute 100% of such Insider Noteholders' Existing Subordinated Notes to Dade for cancellation as provided in the Plan, (b) to waive any claim to assert that the Equity Interests in Dade held by them are entitled to receive consideration under the Plan and (c) to waive any right to any distribution under the Plan, other than
(i) the Hoechst Payment, (ii) distributions as Holders of Bank Claims, if any,
(iii) General Unsecured Claims under contracts, unexpired leases assumed by the Debtors under the Plan and (iv) trade payables owed by any Debtor or any Non-Filing Subsidiaries of the Debtors to any Equity Released Party that arose from the sale of services or products by such Equity Released Party (other than management agreements rejected or terminated hereby), the Equity Released Parties and, solely with respect to the Equity Released Claims described in subsection VI of this paragraph, the Additional Equity Released Parties, are provided on the Effective Date and effective as of the Effective Date a full discharge and release by all persons, including, without limitation, the Debtors, the Non-Filing Subsidiaries of the Debtors and their Affiliates (collectively, the "Dade Releasors") and the present and former Holders of indebtedness under the Prepetition Bank Credit Agreement and the Existing Subordinated Notes, including, without limitation, the Prepetition Lenders and Third-Party Noteholders, the Indenture Trustee, other creditors of the Debtors and the Non-Filing Subsidiaries of the Debtors and present and former Holders of Equity Interests in the Debtors (such persons, together with the Dade Releasors collectively, the "Releasors") from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors or any of the Non-Filing Subsidiaries of the Debtors, including, without limitation, those arising from or related in any way to (I) any investment by any Equity Released Party in any indebtedness under any credit facility under which a Debtor or any of the Non-Filing Subsidiaries of the Debtors is or was a borrower or guarantor, the Existing Subordinated Notes, or any common or preferred equity investment in Dade, (II) any action or omission of any Equity Released Party with respect to any indebtedness under any credit facility under which a Debtor or any of the Non-Filing Subsidiaries of the Debtors is or was a borrower or guarantor, the Existing Subordinated Notes, or any common or preferred equity investment in Dade (including without limitation any action or omission of any Equity Released Party with respect to the acquisition, holding, voting or disposition of any such investment), (III) any action or omission of any Equity Released Party in such Equity Released Party's capacity as an officer, director, employee or agent of, or advisor to, any Debtor or any of the Non-Filing Subsidiaries of the Debtors, (IV) any disclosure made or not made by any person to any current or former holder of any indebtedness under the Prepetition Bank Credit Agreement or the Existing Subordinated Notes, (V) any consideration paid to any

Equity Released Party by any of the Debtors or any of the Non-Filing Subsidiaries of the Debtors in respect of any investment by any Equity Released Party in any indebtedness under any credit facility under which a Debtor or any of the Non-Filing Subsidiaries of the Debtors is or was a borrower or guarantor, the Existing Subordinated Notes, or any common or preferred equity investment in Dade or in respect of any services provided by any Equity Released Party to any Debtor or any of the Non-Filing Subsidiaries of the Debtors under any management agreement or otherwise, (VI) the Recapitalization Agreement dated April 14, 1999, the payment of a dividend by DBI to Dade and the redemption of equity interests of Dade on or about June 29, 1999, the payment and receipt of any financial advisory fees in connection therewith and any and all documents executed and actions taken in connection with the consummation of the transactions contemplated thereby and (VII) any action taken or not taken in connection with the Restructuring, the Chapter 11 Cases, or the Plan; BUT EXCLUDING (i) trade payables owed by any Equity Released Party to any Debtor or any of the Non-Filing Subsidiaries of the Debtors that arose from the sale of services or products by such Debtor or the Non-Filing Subsidiaries of the Debtors and (ii) any actions taken or not taken in violation of the Lock-up Agreement (all such released claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies and liabilities, the "Equity Released Claims"); PROVIDED THAT, any written contract in existence on the Effective Date (other than contracts in respect of items I-VII above) to which each of (i) one or more Equity Released Party, (ii) one or more Debtor or Non-Filing Subsidiary of the Debtors and (iii) one or more present of former holder(s) of indebtedness under the Prepetition Bank Credit Agreement (other than in such holder or holders' capacity as a holder, purchaser or seller of indebtedness under the Prepetition Bank Credit Agreement) or one or more present of former holder(s) of Existing Subordinated Notes (other than in such holder or holders' capacity as a holder, purchaser or seller of Existing Subordinated Notes) are parties shall be unaffected by the releases described above and all parties to such written contracts, if any, shall retain all of their respective rights and obligations thereunder against the other parties to such contracts. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the release described in this paragraph and the related provisions of the Plan pursuant to Bankruptcy Rule 9019 and shall constitute its finding that (i) they are a good faith settlement and compromise of the Equity Released Claims, (ii) they are in the best interests of the Debtors and all Holders of Interests and Claims, (iii) they are fair, equitable and reasonable, (iv) they are given and made after due notice and opportunity for hearing and (v) they shall bar the assertion of any Equity Released Claim by any Holder of a Bank Claim, any Holder of an Existing Subordinated Note Claim, the Debtors, the Reorganized Debtors, any holder of a Claim or Interest, or any other Releasor against any of the Equity Released Parties. Without limiting the foregoing, on the Effective Date and effective as of the Effective Date, each of the Debtors and the Non-Filing Subsidiaries of the Debtors and each Holder of a Bank Claim or an Existing Subordinated Note Claim that has voted in favor of the Plan shall be deemed to have delivered to the Equity Released Parties a full discharge and release of all Equity Released Claims.

        B.      LIMITED RELEASES BY THE DEBTORS

        Except as otherwise provided in the Plan or in any Related Document or the Lock-up Agreement, on the Effective Date and effective as of the Effective Date, for good and valuable consideration, including, but not limited to, (i) the discharge of debt and other consideration paid pursuant to the Plan, (ii) the obligations of the Administrative Agent and the Noteholders Committee to provide the support necessary for Consummation of the Plan and (iii) the services

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of the Debtors' present and former officers and directors to facilitate the expeditious implementation of the restructuring contemplated by the Plan, including, without limitation, the Insider Noteholder Contribution, the Administrative Agent, the Noteholders Committee, their current and former respective principals, shareholders, employees, agents, representatives, officers, directors, members, partners, limited partners and professionals who served in such capacity and each of the officers, directors, shareholders, members, employees, agents, representatives and professionals of each of the Debtors who served in such capacity, is released by each of the Debtors from any and all Claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, or otherwise, that any of the Debtors or Reorganized Debtors would have been legally entitled to assert in its own right (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other person or entity would have been legally entitled to assert on behalf of any of the Debtors or any of their Estates, relating to or arising out of any action or inaction of any Holders of Bank Claims or Existing Subordinated Note Claims (other than the Equity Released Parties) and the Noteholders Committee taken or not taken solely in their capacity as Holders of Bank Claims or Existing Subordinated Note Claims or as the Noteholders Committee; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of (i) any express contractual obligation owing by any such Holder of a Bank Claim or an Existing Subordinated Note Claim director, officer, or employee in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the Consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan or (ii) any obligations under the Lock-up and Tolling Agreements and provided that nothing shall release any person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of such person's gross negligence or willful misconduct.

        C.      OTHER RELEASES

        On the Effective Date and except as otherwise provided in the Plan or in the Confirmation Order, the Debtors, the Reorganized Debtors, the Noteholders Committee, each Holder of the Bank Claims, each Holder of the Existing Subordinated Notes and the Indenture Trustee and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates and representatives and their respective property shall be released from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law at equity or otherwise that any of the Debtors, Reorganized Debtors, or any Holder of a Claim against or Interest in any Debtor (whether or not such Holder has voted in favor of, against, or has failed to vote on the
Plan) may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place on or before the Effective Date, in any way relating to the Chapter 11 Cases or the Plan; provided, however, that nothing shall release any person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Consummation of the Plan,

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the administration of the Plan, or the property to be distributed under the Plan arising out of such person's gross negligence or willful misconduct.

        D.      OFFICERS AND DIRECTORS

        Under the Plan, all indemnification provisions currently in place for current and former directors, officers, employees and agents of Dade and the Filing Subsidiaries and such directors' and officers' respective Affiliates (whether in the by-laws, certificates of incorporation, board resolutions, contracts or otherwise) shall be assumed and shall survive effectiveness of the Plan, provided that, with respect to the officers and directors of New Dade serving in such capacities after the Effective Date, the indemnification provisions in the New Certificate of Incorporation of New Dade shall supersede the indemnification provisions in existence prior to the Effective Date in Dade's current certificate of incorporation and by-laws. All indemnification provisions in place on and prior to the Effective Date for current and former directors and officers of Dade, DBI and their subsidiaries and such directors' and officers' respective Affiliates shall survive effectiveness of the Plan for Claims related to or in connection with any actions, omissions or transactions occurring prior to the Effective Date. Except to the extent covered by the insurance policies assumed by the Debtors as provided below, Dade and DBI will obtain sufficient tail coverage under a directors and officers insurance policy for current and former officers and directors.

        Furthermore, all directors' and officers' liability insurance policies maintained by the Debtors will be assumed. Entry of the Confirmation Order will constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code. Notwithstanding anything to the contrary contained in the Plan, such assumed and surviving indemnity obligations will not be discharged, impaired, or otherwise modified by Confirmation and will be deemed and treated as executory contracts that have been assumed by the Debtors under the Plan as to which no proof of claim need be Filed.

        E.      ADDITIONAL INDEMNIFICATION

        On and from the Effective Date each Reorganized Debtor, jointly and severally, shall indemnify and hold harmless, on demand, each member of the Bank Steering Committee, the Noteholders Committee, Administrative Agent and their respective attorneys, accountants and other advisors for all costs, expenses, loss, damage or liability incurred by such member, attorney, accountant or advisors in connection with, arising out of or relating to the Chapter 11 Cases, the negotiation and implementation of the Plan, the Related Documents and the transactions contemplated thereby, provided that such indemnity shall not extend to costs, expenses, loss, damage or liability directly caused by the gross negligence or intentional misconduct of such member, attorney, accountant or advisor.

        F.      INDEMNIFICATION OF HOLDERS OF CERTAIN EQUITY INTERESTS

        As consideration for the agreements of the Bain Entities, the GS Partners Entities and Hoechst (a) to contribute 100% of their Existing Subordinated Notes to Dade for cancellation as provided in the Plan or to cause their respective affiliated Insider Noteholders, if any, to contribute 100% of such Insider Noteholders' Existing Subordinated Notes to Dade for

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cancellation as provided in the Plan, (b) to waive any claim to assert that the
Equity Interests in Dade held by them are entitled to receive consideration under the Plan and (c) to waive any right to any distribution under the Plan, other than (i) the Hoechst Payment, (ii) distributions to them or the Insider Noteholders as Holders of Prepetition Loans, if any, (iii) General Unsecured Claims under contracts, unexpired leases assumed by the Debtors under the Plan and (iv) trade payables owed by any Debtor or any Non-Filing Subsidiaries of the Debtors to any Equity Released Party that arose from the sale of services or products by such Equity Released Party (other than management agreements rejected or terminated hereby), on and from the Effective Date, the Reorganized Debtors shall jointly and severally indemnify and hold harmless, on demand each of the Equity Released Parties and, solely with respect to the Equity Released Claims described in subsection VI of this paragraph, the Additional Equity Released Parties, for all costs, expenses, loss, damage or liability incurred by any of the Equity Released Parties and, solely with respect to the Equity Released Claims described in subsection VI of this paragraph, the Additional Equity Released Parties, arising from or related in any way to any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors or any of the Non-Filing Subsidiaries of the Debtors, including, without limitation, those arising from or related in any way to (I) any investment by any Equity Released Party in any indebtedness under any credit facility under which a Debtor or any of the Non-Filing Subsidiaries of the Debtors is or was a borrower or guarantor, the Existing Subordinated Notes, or any common or preferred equity investment in Dade, (II) any action or omission of any Equity Released Party with respect to any indebtedness under any credit facility under which a Debtor or any of the Non-Filing Subsidiaries of the Debtors is or was a borrower or guarantor, the Existing Subordinated Notes, or any common or preferred equity investment in Dade (including without limitation any action or omission of any Equity Released Party with respect to the acquisition, holding, voting or disposition of any such investment), (III) any action or omission of any Equity Released Party in such Equity Released Party's capacity as an officer, director, employee or agent of, or advisor to, any Debtor or any of the Non-Filing Subsidiaries of the Debtors, (IV) any disclosure made or not made by any person to any current or former holder of any indebtedness under the Prepetition Bank Credit Agreement or the Existing Subordinated Notes, (V) any consideration paid to any Equity Released Party by any of the Debtors or any of the Non-Filing Subsidiaries of the Debtors in respect of any investment by any Equity Released Party in any indebtedness under any credit facility under which a Debtor or any of the Non-Filing Subsidiaries of the Debtors is or was a borrower or guarantor, the Existing Subordinated Notes, or any common or preferred equity investment in Dade or in respect of any services provided by any Equity Released Party to any Debtor or any of the Non-Filing Subsidiaries of the Debtors under any management agreement or otherwise, (VI) the Recapitalization Agreement dated April 14, 1999, the payment of a dividend by DBI to Dade and the redemption of equity interests of Dade on or about June 29, 1999, the payment and receipt of any financial advisory fees in connection therewith and any and all documents executed and actions taken in connection with the consummation of the transactions contemplated thereby and
(VII) any action taken or not taken in connection with the Restructuring, the Chapter 11 Cases, or the Plan; BUT EXCLUDING (i) trade payables owed by any

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Equity Released Party to any Debtor or any of the Non-Filing Subsidiaries of the
Debtors that arose from the sale of services or products by such Debtor or the Non-Filing Subsidiaries of the Debtors and (ii) any actions taken or not taken in violation of the Lock-up Agreement; PROVIDED THAT, any written contract in existence on the Effective Date (other than contracts in respect of items I-VII above) to which each of (i) one or more Equity Released Party, (ii) one or more Debtor or Non-Filing Subsidiary of the Debtors and (iii) one or more present of former holder(s) of indebtedness under the Prepetition Bank Credit Agreement (other than in such holder or holders' capacity as a holder, purchaser or seller of indebtedness under the Prepetition Bank Credit Agreement) or one or more present of former holder(s) of Existing Subordinated Notes (other than in such holder or holders' capacity as a holder, purchaser or seller of Existing Subordinated Notes) are parties shall be unaffected by the indemnity above and all parties to such written contracts, if any, shall retain all of their respective rights and obligations thereunder against the other parties to such contracts. In the event that an Equity Released Party (or Additional Equity Released Party) becomes involved in any action, proceeding or investigation brought by or against any person, as a result of matters to which the foregoing indemnity may relate, the Reorganized Debtors will promptly reimburse such Equity Released Party (or Additional Equity Released Party) for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith as such expenses are incurred.

        G.      DISCHARGE OF THE DEBTORS

        Except as otherwise provided in the Plan, on the Effective Date: (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and Debtors in Possession, or any of their assets, property or Estates,
(2) the Plan shall bind all Holders of Claims and Equity Interests, notwithstanding that such Holders failed to vote on or voted to reject the Plan,
(3) all Claims against and Equity Interests in the Debtors and Debtors in Possession shall be satisfied, discharged and released in full and the Debtors' liability with respect thereto shall be extinguished completely, including, without limitation, any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (4) all persons and Entities shall be precluded from asserting against the Debtors, the Debtors in Possession, the Estates, the Reorganized Debtors, their successors and assigns, their assets and properties, any other Claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

        H.      MODIFICATIONS AND AMENDMENTS

        Subject to the prior written approval of the Administrative Agent and the Noteholders Committee and, with respect to (i) the treatment of Claims of Insider Noteholders under Article II.D.5 of the Plan, (ii) the treatment of Allowed Equity Interests under Article II.D.6 of the Plan, (iii) any of the matters addressed in Articles X.A, X.F and, as applicable to the Equity Released Parties, X.D, X.H, X.I and X.J of the Plan, or (iv) any of the conditions described in Articles VIII.B.1.a, VIII.B.2.a, VIII.B.2.d and VIII.B.2.l of the Plan, each of the Bain Entities, the GS Partners Entities and Hoechst, the Debtors may alter, amend, or modify the Plan or any exhibits

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thereto under section 1127(a) of the Bankruptcy Code at any time prior to the
Confirmation Date. After the Confirmation Date and prior to substantial Consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, subject to the prior approval of the Administrative Agent and the Noteholders Committee, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order and such matters as may be necessary to carry out the purposes and effect of the Plan so long as such proceedings do not materially or adversely affect the treatment of Holders of Claims under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

        I.      EXCULPATION

        The Reorganized Debtors, the Estates, any Committees, each Holder of Existing Senior Debt, the Holders of Existing Subordinated Notes, the Holders of Existing Common Stock and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, Affiliates, advisors, attorneys or agents, or any of their successors or assigns, shall not have or incur any liability to any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan and in all respects shall be entitled to reasonably rely upon the advice of the Noteholders Committee, the Administrative Agent and legal counsel with respect to their duties and responsibilities under the Plan.

        Notwithstanding any other provision of the Plan, no Holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, equity Holders, partners, members, representatives, financial advisors, attorneys, or Affiliates and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Debtors, the Estates, any Committee, any Holder of Existing Senior Debt, any Holder of Existing Subordinated Notes, any Holder of Existing Common Stock, or any of their respective present or former members, officers, directors, employees, equity holders, partners or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan.

        J.      INJUNCTION

        On and after the Effective Date, all persons and entities shall be permanently enjoined from commencing or continuing in any manner any suit, action, or other proceeding, on account, or in respect, of any Claim, obligation, debt, right, action, cause of action, remedy, or liability released pursuant to the Plan. Without limiting the generality of the foregoing, the Releasors are enjoined from commencing or continuing to pursue any Equity Released Claim against any Equity Released Party.

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XVI.    RETENTION OF JURISDICTION

        Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and the Plan pursuant to and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

                1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims;

                2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confirmation Date;

                3. Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are parties or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including all matters related to amendments to the List of Contracts and Leases after the Effective Date pursuant to Article V of the Plan to add or remove any executory contracts or unexpired leases to the List of Contracts and Leases to be rejected;

                4. Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

                5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

                6. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

                7. Resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any person's or entity's obligations incurred in connection with the Plan;

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                8.      Issue injunctions, enter and implement other orders or
                        take such other actions as may be necessary or appropriate to restrain interference by any person or entity with Consummation or enforcement of the Plan, except as otherwise provided in the Plan;

                9. Resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

                10. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                11. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

                12. Enter an order and/or final decree concluding the Chapter 11 Cases.

XVII.   MISCELLANEOUS PROVISIONS

        A.      DISSOLUTION OF COMMITTEE

        On the Effective Date, the Committees, if any, shall dissolve and members thereof shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Cases.

        B.      PAYMENT OF STATUTORY FEES

        All fees payable pursuant to 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

        C.      COMPLIANCE WITH TAX REQUIREMENTS

        In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any government unit and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

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        D.      VESTING AND LIENS

        On the Effective Date, the assets and Estates of the Debtors will vest in the Reorganized Debtors free and clear of all Claims, security interests, liens and Equity Interests, except as provided in the Plan. As of the Effective Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

        E.      ENFORCEMENT OF SUBORDINATION

        The Plan takes into account the relative priority of the Claims in each Class in connection with any contractual subordination provisions relating thereto. The Existing Subordinated Notes are unsecured and contractually subordinated in right of payment only to the obligations under the Prepetition Bank Credit Agreement. Accordingly, (i) the distribution to the Holders of Existing Subordinated Note Claims will not be subject to further levy, garnishment, attachment, or other legal process by reason of claimed contractual subordination rights and (ii) the Confirmation of the Plan will permanently enjoin, on the Effective Date, effective as of the Effective Date, all enforcement or attempts to enforce any further rights with respect to the distributions under the Plan to the Holders of Existing Subordinated Note Claims (other than enforcement by the Holders of such Claims to receive such distribution in accordance with the Plan).

        F.      ALLOCATION OF CONSIDERATION

        The aggregate consideration to be distributed to the Holders of Allowed Claims under the Plan will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders, as determined for federal income tax purposes and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

        G.      SUCCESSORS AND ASSIGNS

        The rights, benefits and obligations of any person or entity named or referred to in the Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor or assign of such person or entity.

        H.      RESERVATION OF RIGHTS

        Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. The Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtor or Debtors in Possession with respect to the Plan shall not be and shall not be deemed to be, an admission or waiver of any rights of the Debtors or Debtors in Possession with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

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        I.      SECTION 1145 EXEMPTION

        The issuance of the New Common Stock and the issuance of the New Senior Subordinated Notes shall be exempt from registration under the Securities Act and any state securities law, in reliance on and in accordance with section 1145(a) of the Bankruptcy Code.

        J.      SECTION 1146 EXEMPTION

        Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer or exchange of any Security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp or similar tax.

        K.      PRESERVATION OF CAUSES OF ACTION

        All rights and Causes of Action held by the Debtors (other than those released pursuant to the Plan) will remain assets of the Reorganized Debtors and may be pursued.

        L.      VOTES SOLICITED IN GOOD FAITH

        Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Securities offered and sold under the Plan and, therefore, will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

        M.      FURTHER ASSURANCES

        The Debtors, the Reorganized Debtors, all Holders of Claims receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

        N.      SERVICE OF DOCUMENTS

        Any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be sent by first class or overnight mail, postage prepaid, to:

Dade Behring Holdings, Inc.
1717 Deerfield Road
Deerfield, Illinois 60015
Attn: Chief Financial Officer

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WITH COPIES TO:
Kirkland & Ellis
200 East Randolph Drive
Chicago, Illinois 60601
Attn: James H.M. Sprayregen, P.C.
      Marc Kieselstein, Esq.

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017
Attn: Peter V. Pantaleo, Esq.

Hennigan, Bennett & Dorman
601 South Figueroa Street, Suite 3300
Los Angeles, California 90017
Attn: Bennett J. Murphy, Esq.

        O.      FILING OF ADDITIONAL DOCUMENTS

        On or before the Effective Date, the Debtors may File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

        P.      COMPROMISES AND SETTLEMENTS

        Pursuant to the Bankruptcy Rules, any Debtor may compromise and settle various Claims against it and/or Claims that it may have against other persons or entities. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against any Debtor and Claims that any Debtor may have against other persons or entities up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors.

        Q.      PLAN SUPPLEMENT

        The Plan Supplement, or Supplements, as necessary, containing certain documents relating to the Plan and the Disclosure Statement, shall be Filed and will be available from the Information and Voting Agent upon specific request in writing.

XVIII.  EXIT FINANCING AND SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

        This section sets forth the material terms of the New Senior Credit Facility and new securities to be issued as contemplated by the Plan. These descriptions are summaries only and Holders are urged to review the Exhibits attached to the Plan Supplement.

        A.      NEW SENIOR CREDIT FACILITY

                1.      NEW SENIOR REVOLVER DEBT

        Amount: $125 million multicurrency revolving credit facility, provided that no more than $75 million of the New Senior Revolver Debt will be made available in multiple currencies (determined on a U.S. Dollar equivalent basis).

        Maturity:               Five years from the Effective Date. Loans made
                                pursuant to the New Senior revolver Debt shall be repaid in full on such date.

        Interest Rates:         LIBOR plus 300 basis points.

        Use of Proceeds:        The proceeds of all New Senior Revolver Debt
                                shall be utilized at the Effective Date for the financing, in part, of payments required to effectuate the Plan and thereafter for the working capital, capital expenditures and general corporate purposes of New Dade and its Subsidiaries.

        Availability:           New Senior Revolver Debt may be borrowed, repaid
                                and reborrowed on and after the Effective Date.

                2.      NEW SENIOR TERM DEBT

        Amount: $450 million term loan credit facility, provided that, at the election of the Borrower (as defined below), up to $150 million (or the Euro equivalent thereof) of the New Senior Term Debt may be retranched to a Euro denominated term loan facility.

        Maturity:               Six years from the Effective Date.

        Amortization:           The loans made pursuant to the New Senior Term
                                Debt shall be subject to scheduled annual amortization requirements, paid quarterly, in amounts set forth below:

                                    YEAR                       AMOUNT
                                    ----                       ------
                                      1                 $           0
                                      2                 $  20,000,000
                                      3                 $  25,000,000
                                      4                 $  30,000,000
                                      5                 $  85,000,000
                                      6                 $ 290,000,000

        Interest Rate:          LIBOR plus 325 basis points.

        Use of Proceeds:        The New Senior Term Debt shall be used as
                                follows: (i) to repay a portion of the loans or fees payable under the DIP Facility, if any,
                                (ii) to repay a portion of the Prepetition Bank
                                Credit Facility and (iii) for working capital and other general corporate purposes of New
                                Dade.

        Availability:           The New Senior Term Debt may only be incurred on
                                the Effective Date. No portion of the New Senior
                                Term Debt, once repaid, may be reborrowed.

                3.      TERMS APPLICABLE TO THE NEW SENIOR CREDIT FACILITY

        Borrower:               New DBI.

        Guarantee:              All obligations under the New Senior Credit
                                Facility shall be unconditionally guaranteed by New Dade and each of the domestic Subsidiaries of New DBI (collectively, the "Guarantors") subject to customary exceptions for transactions of this type.

        Collateral:             The obligations of New Dade and the Guarantors
                                shall be secured by a first priority (subject to customary exceptions) perfected security interest in (i) all stock, equity interests and promissory notes owned by New Dade and the Guarantors, provided that no more than 65% of the total voting stock of each first-tier material foreign subsidiary of New Dade shall be required to be pledged and (ii) all other tangible and intangible assets of New Dade and each of its direct and indirect domestic
                                Subsidiaries, in each case subject to customary exceptions for transactions of this type.

        B.      DESCRIPTION OF THE SECURITIES TO BE ISSUED

                1.      NEW COMMON STOCK

        The principal terms of the New Common Stock to be issued by New Dade under the Plan is to be as follows:

        Authorization:                  50 million shares.

        Total issued:                   40 million shares.

        Par Value:                      $.01 per share.

        Voting Rights:                  One vote per share.

        Preemptive Rights:              None.

        Dividends:                      Payable at the discretion of the Board
                                        of Directors of New Dade.

                2.      NEW SENIOR SUBORDINATED NOTES

        The principal terms of the New Senior Subordinated Notes to be issued by New DBI under the Plan to be as follows:

        Amount:                 $327 million.

        Term:                   8 years from the date of issuance.

        Coupon: The Coupon will be fixed on the Effective Date equal to the sum of: (a) the most recently available yield to maturity set forth in the Healthcare subindex of the Bear Stearns High Yield Index plus (b) 41 basis points (on April 26, 2002, this sum would have equaled 9.5%.)

        Ranking: The New Senior Subordinated Notes shall be senior subordinated unsecured obligations of New DBI.

        Guarantee:              New Dade and each of the domestic Subsidiaries
                                of New DBI that guarantees the New Senior Credit
                                Facility (each, a "Guarantor") shall also guarantee the New Senior Subordinated Notes on a senior subordinated basis (each, a "Guarantee").

        Optional Redemption:    The New Senior Subordinated Notes will be
                                redeemable at the option of the Debtors, in whole or in part, at any time on not less than 30 nor more than 60 days notice. In the case of redemption in the first, second or third year after the Effective Date, the redemption shall be for an amount equal to the higher of (i) par and (ii) the present value of (A) the redemption price at the beginning of the fourth year and
                                (B) interest payments through the beginning of the fourth year (discounted in each case at a rate equal to the yield to maturity for comparable maturity U.S. Treasury securities plus 50 basis points). In the case of any redemption thereafter, the redemption shall be for the following price in addition to any accrued and unpaid interest at the time of redemption: (i) if redeemed in the fourth year after the Effective Date, at par plus one-half of the Coupon; (ii) if redeemed in the fifth year after the Effective Date, at par plus three-eighths of the Coupon; (iii) if redeemed in the sixth year after the Effective Date, at par plus one-fourth of the Coupon; and (iv) if redeemed in the seventh year after the Effective
                                Date, at par
                                plus one-eighth of the Coupon; and (v) if redeemed in the eighth year after the Effective
                                Date, at par.

        Equity Clawback:        Allowing redemption of up to 35% of the New
                                Senior Subordinated Notes at par plus the Coupon, plus accrued and unpaid interest up to the Redemption Date, with the proceeds of an equity issuance by New Dade prior to the third anniversary of the Effective Date.

        Offer to Purchase:      Upon the occurrence of a "change of control"
                                (the definition of which is to be agreed upon), New DBI will make an offer to purchase the New
                                Senior Subordinated Notes at 101% of the outstanding principal amount thereof, plus accrued and unpaid interest up to the purchase date.

        Covenants:              Customary for financings of this type (with
                                customary baskets and exceptions) including, without limitation, limitations on (i) indebtedness, (ii) layering, (iii) restricted payments, (iv) liens, (v) restrictions on distributions from restricted subsidiaries, (vi) sales of assets, (vii) affiliate transactions,
                                (viii) mergers and consolidation and (ix) lines of business.

        Events of Default:      The following events will be defined in the
                                indenture related to the New Senior Subordinated
                                Notes as "Events of Default": (i) the failure to pay interest on any New Senior Subordinated Note when the same becomes due and payable and the default continues for a period of 30 days
                                (whether or not such payment shall be prohibited by the subordination provisions of the indenture); (ii) the failure to pay the principal on any New Senior Subordinated Note when such principal becomes due and payable, at maturity, upon redemption or otherwise
                                (including the failure to make a payment to purchase New Senior Subordinated Notes tendered pursuant to a Change of Control Offer or a Net
                                Proceeds Offer each to be defined in the indenture) (whether or not such payment shall be prohibited by the subordination provisions of the indenture); (iii) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after the Debtors receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the Holders of at least 25% of the outstanding principal amount of the New Senior Subordinated Notes; (iv) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any indebtedness of the Debtors or any restricted subsidiary (other than a securitization entity) of the Debtors and such failure continues for a period of 10 days or more, or the acceleration of the final stated maturity of any such indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 10 days of receipt by the Debtors or such restricted subsidiary of notice of any such acceleration) if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 10 day period described above has passed, aggregates $20 million or more at any time; (v) one or more judgments in an aggregate amount in excess of $20 million shall have been rendered against Dade or any of its significant subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; (vi) any Guarantee ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under the indenture or its Guarantee; and (vii) certain events of bankruptcy affecting Dade or any of its significant subsidiaries.

        Summaries:              The summaries qualified by reference to and may
                                be modified by, the New Senior Subordinated
                                Notes Indenture, substantially in the form of the New Senior Subordinated Notes Indenture to be attached to the Plan Supplement.

        C.      PROJECTIONS

        Dade and its advisors developed a set of financial projections (summarized below) to assess the value of the Reorganized Debtors generally. The projections set forth below are based on a number of significant assumptions, including the successful reorganization, an assumed Effective Date of August 31, 2002 and no significant downturn in the specific markets in which the Debtors operate.

THE PROJECTIONS ARE BASED ON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY.

        Set forth below are financial projections with respect to the estimated impact of the transactions contemplated by the Plan on the Debtors' capitalization, results of operations and cash flow as of and for the period ending August 31, 2002. The Debtors do not, as a matter of course, publicly disclose projections as to their future revenues, earnings or cash flow. In connection with the Debtors' consideration of the Plan, certain projections of the future financial performance of the Debtors' operating businesses were prepared. Accordingly, after the Effective Date, the Reorganized Debtors do not intend to update or otherwise revise the projections. Furthermore, the Reorganized Debtors do not intend to update or review the projections to reflect changes in general economic or industry conditions. Significant assumptions underlying the financial projections are set forth below.

        The projections were prepared by the Debtors to analyze their ability to meet their obligations under the Plan and to assist each Holder of a Claim in Classes 2 and 5B in determining whether to accept or reject the Plan. The projections have not been compiled, or prepared for examination or review, by the Debtors' independent auditors (who accordingly assume no responsibility for them) and were not prepared to conform to the guidelines established by the American Institute of Certified Public Accountants regarding financial forecasts. While presented with numerical specificity, these projections are based on a variety of assumptions (which the Debtors believe are reasonable) and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors. Consequently, the inclusion of the projections in the Plan should not be regarded as a representation by the Debtors (or any other person) that the projections will be realized and actual results may vary materially from those presented below. Because such projections are subject to significant uncertainty and are based on assumptions which may not prove to be correct, neither the Debtors nor any other person assumes any responsibility for their accuracy or completeness.

        D.      SIGNIFICANT ASSUMPTIONS

        The following Projections (as defined below) were prepared by the Debtors, based on, among other things, the anticipated future financial condition and results of operations of the Reorganized Debtors.

        Although the forecasts represent the best estimates of the Debtors, for which the Debtors believe they have a reasonable basis as of the date hereof, of the results of operations and financial position of the Debtors after giving effect to the reorganization contemplated under the Plan, they are only estimates and actual results may vary considerably from forecasts. Consequently, the inclusion of the forecast information herein should not be regarded as a representation by the Debtors, the Debtors' advisors or any other person that the forecast results will be achieved.

        While, after the Effective Date, the Debtors do not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation in April 2002 or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, the Reorganized Debtors will disclose its actual financial condition and results of operations during the period covered by the Projections in the quarterly and annual financial statements and accompanying discussion and analysis, contained in the quarterly and annual reports it will provide pursuant to the terms of the Exit Facilities.

        The Projections were not prepared with a view toward general use, but rather for the limited purpose of providing information in conjunction with the Plan. Also they have been presented in lieu of PRO FORMA historical financial information and accordingly, are not intended to comply with Rule 11-03 of Regulation S-X of the SEC. Reference should be made to section XIX - "CERTAIN FACTORS AFFECTING THE DEBTORS" for a discussion of the risks related to the Projections.

        The Debtors believe that a reasonable estimate of the Effective Date is August 31, 2002. If the Debtors are able to draw upon the DIP Facility as planned, it is the Debtors' belief that the Projections will not change materially even if the Effective Date does not occur on the assumed Effective Date. Projected unaudited consolidated financial statements for the Debtors are included for each twelve-month period ending December 31, 2002, 2003, 2004, 2005, 2006 and 2007.

        Additional information relating to the principal assumptions used in preparing the Projections is set forth below.

        For the purpose of providing projected financial information, the Debtors have defined its core business as the manufacturing and marketing of a broad offering IVD products, consisting of instruments, reagents (compounds used to perform tests) and consumables (vessels and other ancillary items used to generate test results). Within this context, the following points represent the major assumptions underlying the attached projected financial data (the "Projections"):

                1.      EFFECTIVE DATE AND PLAN TERMS

        The Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by the assumed Effective Date. Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Debtors including, but not limited to, an increased risk of inability to meet sales forecasts and higher reorganization expenses.

                2.      REVENUE

        The following revenue assumptions employed in the Projections are based on the recent historical results of the Debtors and current conditions in the IVD industry. Instrument sales growth is driven by (i) scheduled new product introductions, (ii) sales of replacement instruments, (iii) sales of instruments to new customers, for those product lines where the Debtors expect to gain market share and/or expects market expansion. The Debtors expect to lose revenues related to instrument sales in 2002 as a result of the bankruptcy filing.

        Reagent/Consumable/Service sales growth is driven by (i) scheduled new product introductions, (ii) sales of reagents & consumables under contract for the current installed base of instruments, (iii) sales of reagents/consumables for new instruments projected to be sold during the Projection Period. As a consequence of reduced instrument sales, the Debtors expect to lose the associated revenues related to reagent sales over the next five years.

                3.      OCGS

        OCGS primarily represents the costs of servicing instruments, other customer service activities and depreciation on seeded instruments owned by the Debtors. A business disruption factor is included to reflect increased costs related to the Restructuring. OCGS is then projected to decline through to 2005 due to reduced costs from Restructuring actions and lower labor costs associated with the decline in third-party service business. OCGS is projected to increase in 2006 and 2007 due to increased sales.

                4.      OPERATING EXPENSES

        Operating expenses represent sales and marketing expenses, general and administrative costs and warehousing and distribution expenses, which have been allocated to product lines based on an analysis of historical direct and indirect costs.

        Sales and marketing expense is expected to remain flat in 2002. Thereafter, sales and marketing expense is projected to increase with inflation and sales growth.

        General administrative expense is projected to decline $3 million in 2002. This decline is the result of decreased costs from restructuring actions. General administrative expense is projected to further decline in 2003 due to the elimination of the retention costs associated with the Restructuring. Thereafter, general and administrative costs are projected to increase with inflation.

        Warehousing and distribution expense is projected to decline $6 million in 2002 due to reduced transition costs associated with the direct distribution of the Hemostasis and MicroScan(R) products in the U.S. and reduced sales as a result of the Restructuring. Thereafter, warehousing and distribution costs are projected to increase with inflation and sales growth.

        Other operating expenses of $9 million and non-operating sundry expenses of $32 million in 2002 represent Restructuring costs relating to the Restructuring program announced in 2000, expenses associated with the Debtor's Restructuring, foreign exchange losses and non-Cash losses on the disposal of fixed assets.

                5.      RESEARCH & DEVELOPMENT

        Product development spending will increase over the planning period, with investment focused on delivering the next-generation Dimension platform and expanding the menu of tests that run on Dade Behring platforms across all of the core product lines. This will drive revenue growth in chemistry/immunochemistry and hemostasis (including the emerging market systems, Stratus CS and PFA) while maintaining the Debtors' strong market positions in microbiology and IDD. The Debtors will also set aside funds to aggressively pursue licenses for new, high potential markers from academic and other research institutions.

                6.      CAPITAL EXPENDITURES

        Capital expenditures primarily include seed instruments, property plant and equipment used in manufacturing and distribution and capitalized software. To expand its installed base of instruments, the Debtors attempt to sell the instrument to the customer or to a third-party leasing company. However, in certain regions, particularly in Europe, it is normal business practice to place the instrument at the customer location and recoup the cost of the instrument over time through multi-year contracts which include premium pricing on reagents. In these situations, the Debtors retain the title to the instrument, capitalizes the cost and depreciates it over a five-year period.

        Seed capital is projected to increase in the Projection Period as the Debtors attempt to increase their market share in the international region.

                7.      DEPRECIATION AND AMORTIZATION

        Equipment placed with customers but owned by the Debtors (the result of seed financings) is included in the Debtors' property, plant and equipment and depreciated over the five-year life of the instruments, matching the contractual receipt of revenues through reagent sales. This depreciation is included in the Debtors' income statement as a component of cost of goods sold. Also included in depreciation and amortization is amortization of intangibles.

        Capital spending on plant, property and equipment research and development and information technology is projected to increase in 2002 due to increased investment in research and development. Thereafter, capital expenditures are projected to remain relatively steady as no major capital projects are projected within the Projection Period

                8.      WORKING CAPITAL

        Accounts receivable has been projected based on expected days receivable ratios, as shown below. The Debtors expect that days receivable will be negatively impacted in 2002 due to the disruption to the business caused by its financial restructuring. Thereafter, days receivable are projected to return to normalized levels.

        Inventory turns are expected to increase in 2002 based upon programs the Debtors are putting into place to better manage its inventory. These programs are focused on reducing the lead time on instrument manufacturing, so that instrument inventory can be maintained at a lower level.

        Prepaid assets consist primarily of prepaid rent, prepaid IT maintenance and building expenses, which typically remains fairly constant from year to year.

        Accounts payable have been projected based upon expected days payable ratios. Days payable have been reduced in 2002 to factor in the effect of the Restructuring but are expected to return to normal levels for 2003 and beyond.

        Accrued liabilities is comprised of items such as accrued salaries, property and sales taxes and royalties, that have been projected based upon historical trends.

                9. INTEREST EXPENSE - NEW SENIOR TERM DEBT AND NEW SENIOR SUBORDINATED NOTES

        Represents the interest on the New Senior Term Debt and New Senior Subordinated Notes, which pursuant to the terms of the Plan have interest rates assumed to be LIBOR plus 3.25% and 9.5%, respectively. A LIBOR rate of 2.8% has been assumed in the Projections as of the Effective Date. This rate is projected to increase by 0.8% in March of 2003, by an additional 0.8% in September 2003 and then by an additional 0.8%, 0.5%, 0.3% and 0.2% in 2004, 2005, 2006 and
2007, respectively.

                10.     INCOME TAXES

        Income tax expense is projected based upon a 35% effective tax rate on pre-tax earnings. This tax rate was estimated using the statutory rates of the various countries in which the Debtors operate.

        For purposes of the Projections, it is assumed that the Debtors will not pay United States income taxes. As of December 31, 2001, the Debtors had approximately $866 million in United States NOLs; however, the Restructuring may limit the utilization of these NOLs.

        Subject to certain exceptions discussed below, pursuant to section 382 of the Tax Code, if there is an "ownership change" with respect to a corporation with NOL carryovers, such corporation will be subject to limitations (the "Section 382 Limitation") on its use of any NOL carryover incurred prior to the ownership change to offset taxable income earned in any year after the ownership change. Except as discussed below, the section 382 Limitation on such corporation's NOL carryover will be equal to the product of (i) the net equity value of all of the corporation's stock immediately before the ownership change and (ii) the long-term tax-exempt rate for the month in which the ownership change occurs. (The long-term exempt rate for March 2002 is 5.01%).

        For corporations in bankruptcy, section 382 of the Tax Code provides certain exemptions from and modifications of the section 382 Limitation. In particular, if a corporation elects for the provisions of section 382(1)(6) to apply, the section 382 Limitation, will be calculated by reference to the net equity value of the corporation's stock immediately after the ownership change (rather than immediately before the ownership change, as is the case for non-bankruptcy ownership changes).

        As discussed below, the Consummation of the Plan will cause an ownership change of the Debtors for purposes of section 382 of the Tax Code. Because the Debtors are in bankruptcy, however, they will elect for the application of section 382(1)(6) so that the section 382 Limitation will be calculated by reference to their net equity value immediately after the ownership change. Despite this ameliorative modification to the section 382 Limitation, the Debtors' use of their NOL carryover may nevertheless be substantially limited after the ownership change.

        In addition, subject to certain exceptions, a debtor generally recognizes an amount of cancellation of debt ("COD") income upon satisfaction of its outstanding indebtedness equal to the excess of (i) the adjusted issue price of the indebtedness satisfied over (ii) the sum of the issue price of any new indebtedness issued, the amount of Cash paid and the fair market value of any other consideration (including stock of the debtor) given in satisfaction of the indebtedness. As discussed below, there is a bankruptcy exception to the recognition of COD income which will apply to the Debtors in connection with the Plan.

        A debtor is not required to include COD income in gross income if the debt discharge occurs in a Title 11 case. However, under the Tax Code the debtor must, as of the first day of the next taxable year, reduce its tax attributes (in general, first its NOL carryovers and then tax credits and capital loss carryovers and then the tax basis of its assets) by the amount of COD income excluded from gross income by this exception. As an exception to the order of tax attribute reduction described above, a taxpayer can elect to reduce its tax basis in its depreciable assets first, then its NOL carryovers.

        The Debtors estimate that under the Plan they will realize in the aggregate approximately $178.8 million of COD income (excluding the $38.3 million already accounted for in 2001) attributable to satisfaction of certain of the Claims for less than their adjusted issue price. Because the COD income will be realized in a Title 11 case, the Debtors will not be required to include the COD income in taxable income, but will be required to reduce their NOL carryovers by the amount of the COD income. The Debtors' NOL carryover will be decreased by the amount of COD income realized as a result of the Plan.

        The Projections include the payment of Cash taxes of $8 million in 2003, $11 million in 2004, $19 million in 2005, $33 million in 2006 and $39 million in 2007.

                11.     MACROECONOMIC ASSUMPTION

        Foreign Exchange Rates. Constant exchange rates have been assumed for planning purposes. Key exchange rates include the Euro, at 0.85 dollar/euros and the yen, at 0.0085 dollar/yen. Where recast results are presented, these same exchange rates have been applied to actual periods for purposes of comparison.

        Inflation. Various inflation assumptions are built into costs, offset in most cases by efficiencies or management initiatives.

                12.     FINANCIAL PROJECTIONS

        Each of the following tables summarizes the Debtors' financial projections for several distinct periods including each of the twelve months ending December 31, 2002, 2003, 2004, 2005, 2006 and 2007.

        The projections include Projected Consolidated Statements of Operations, Projected Consolidated Balance Sheets and Projected Consolidated Statements of Cash Flows.

        E.      PRO FORMA EFFECTIVE DATE BALANCE SHEET (UNAUDITED)

----------------------
PRO FORMA
TOTAL COMPANY
BALANCE SHEET
----------------------

                                   -------------------------------------------
                                                     FY 2002
                                   -------------------------------------------
                                     AUGUST          ADJ.           PRO FORMA
                                   -----------   -----------       -----------
ASSETS
Cash                               $    25,000   $         -       $    25,000
Accounts Receivable                    253,876             -           253,876
Inventory                              215,539             -           215,539
Def. Tax Asset - Current                 1,762             -             1,762
Prepaid Assets & Other                  13,749             -            13,749
                                   -----------   -----------       -----------
Total Current Assets                   509,926             -           509,926

Net PP&E                               319,379             -           319,379
Reorganization Goodwill                      -       753,252(1)        753,252
Intangibles & Other                    268,005       (14,900)(2)       253,105
                                   -----------   -----------       -----------
TOTAL ASSETS                         1,097,310       738,352         1,835,662

LIABILITIES
Revolving Credit Facilities                  -             -                 -
Exit Revolver                                -        41,935(3)         41,935
Short Term Debt                              -             -                 -
Accounts Payable                        66,732             -            66,732
Accrued Liabilities                    148,884        10,000(4)        158,884
Income Tax Payable                       3,605             -             3,605
Restructuring                           10,202             -            10,202
Debtor In Possession Facility           67,935       (67,935)(5)             -
                                   -----------   -----------       -----------
Total Current Liabilities              297,358       (16,000)          281,358

Senior Term Loans                            -             -                 -
New Term Loan A                              -       450,000(6)        450,000
New Term Loan B                              -             -                 -
New Subordinated Notes                       -       327,000(6)        327,000
Subordinated Notes                           -             -                 -
Other Debt                                   -             -                 -
International Debt - Other                   -             -                 -
Negative Goodwill                            -             -                 -
Other Liabilities                      146,239             -           146,239
Liabilities Subject to               1,524,143    (1,524,143)(7)             -
 Compromise                        -----------   -----------       -----------
TOTAL LIABILITIES                    1,967,741      (763,143)        1,204,597

STOCKHOLDERS EQUITY                   (870,431)    1,501,496(1)        631,065

TOTAL LIABILITIES & EQUITY         $ 1,097,310   $   738,352       $ 1,835,662

(1) Assumes a TEV of $1,450 million.
(2) The Company intends to write-off all of its deferred financing fees except for $12.0 million of bank fees associated with the new exit facility.
(3) Includes $67.9 million related to the DIP Facility plus $9.0 million of payment to Aventis plus $10.0 million of bank fees plus $5.0 million of reserves for miscellaneous expenses less $50.0 million which is assumed to be rolled into the New Term Loan A.
(4) Represents accrual for $10.0 million of professional fees to be paid shortly after emergence.
(5) Assumes the DIP Facility is repaid by drawing on the exit revolver.
(6) New debt issued as part of the Restructuring.
(7) Elimination of liabilities subject to compromise as part of the Restructuring.

        F.      BALANCE SHEET (UNAUDITED)

----------------------
Total Company
Balance Sheet
----------------------

                                 ---------------------------------------------------------------------
                                                                 ACTUAL
                                 ---------------------------------------------------------------------
                                     1999           2000          2001          2002           2003
                                 -----------    -----------   -----------   -----------    -----------
ASSETS
Cash                             $    61,196    $   148,484   $    91,162   $    25,000    $    86,025
Accounts Receivable                  330,868        240,580       261,989       247,547        249,833
Inventory                            256,205        262,566       201,144       195,597        190,331
Def. Tax Asset - Current              78,392          2,240         1,909         1,762         61,162
Prepaid Assets & Other                28,778         20,098        14,338        12,932         12,180
                                 -----------    -----------   -----------   -----------    -----------
TOTAL CURRENT ASSETS                 755,439        673,968       570,542       482,838        599,531

Net PP&E                             341,001        360,538       327,529       321,328        316,210
Reorganization Goodwill                    -              -             -       753,252        333,252
Intangibles & Other                  569,171        298,975       281,731       251,257        596,234
                                 -----------    -----------   -----------   -----------    -----------
TOTAL ASSETS                       1,665,611      1,333,481     1,179,802     1,808,675      1,845,228

LIABILITIES
Revolving Credit Facilities           74,595        297,125       285,684             -              -
Exit Revolver                              -              -             -           662              -
Short Term Debt                        6,000         21,808        59,132             -              -
Accounts Payable                     125,914        116,516        82,197        82,416         81,901
Accrued Liabilities                  219,449        176,108       217,033       153,644        155,053
Income Tax Payable                     6,687          2,336         1,661         3,605          3,605
Restructuring                         15,737         39,343        26,708         4,340          4,340
Debtor In Possession Facility              -              -             -             -              -
                                 -----------    -----------   -----------   -----------    -----------
TOTAL CURRENT LIABILITIES            448,382        653,236       672,415       244,668        244,899

Senior Term Loans                    871,200        866,000       841,152             -              -
New Term Loan A                                                         -       450,000        450,000
New Term Loan B                                                         -             -              -
New Subordinated Notes                                                  -       327,000        327,000
Subordinated Notes                   350,000        350,000       350,000             -              -
Other Debt                                 -              -             -             -              -
International Debt - Other            46,956         59,394             -             -              -
Negative Goodwill                     21,418         20,946        19,923             -              -
Other Liabilities                     70,534         86,224       141,371       150,239        152,239
Liabilities Subject to                     -              -             -             -              -
 Compromise                      -----------    -----------   -----------   -----------    -----------
TOTAL LIABILITIES                  1,808,490      2,035,800     2,024,861     1,171,907      1,174,138

STOCKHOLDERS EQUITY                 (142,879)      (702,319)     (845,059)      636,768        671,090

                                 -----------    -----------   -----------   -----------    -----------
TOTAL LIABILITIES & EQUITY       $ 1,665,611    $ 1,333,481   $ 1,179,802   $ 1,808,675    $ 1,845,228

                                  -------------------------------------------------------
                                                            PROJECTED
                                  -------------------------------------------------------
                                      2004          2005           2006           2007
                                  -----------   -----------    -----------    -----------
ASSETS
Cash                              $   122,769   $   175,488    $   221,440    $   231,917
Accounts Receivable                   260,246       271,461        285,606        300,465
Inventory                             197,099       205,505        221,105        229,375
Def. Tax Asset - Current               61,162        61,162         61,162         61,162
Prepaid Assets & Other                 12,640        11,881         12,022         12,061
                                  -----------   -----------    -----------    -----------
TOTAL CURRENT ASSETS                  653,916       725,497        801,334        834,980

Net PP&E                              309,968       302,945        297,326        295,608
Reorganization Goodwill               333,252       333,252        333,252        333,252
Intangibles & Other                   578,650       556,271        541,074        524,439
                                  -----------   -----------    -----------    -----------
TOTAL ASSETS                        1,875,787     1,917,964      1,972,986      1,988,280

LIABILITIES
Revolving Credit Facilities                 -             -              -              -
Exit Revolver                               -             -              -              -
Short Term Debt                             -             -              -              -
Accounts Payable                       81,394        80,918         83,706         86,554
Accrued Liabilities                   156,494       158,669        158,668        160,068
Income Tax Payable                      3,605         3,605          3,605          3,605
Restructuring                           8,340         4,340          4,340          4,340
Debtor In Possession Facility               -             -              -              -
                                  -----------   -----------    -----------    -----------
TOTAL CURRENT LIABILITIES             249,833       247,532        250,320        254,568

Senior Term Loans                           -             -              -              -
New Term Loan A                       430,000       405,000        375,000        290,000
New Term Loan B                             -             -              -              -
New Subordinated Notes                327,000       327,000        327,000        327,000
Subordinated Notes                          -             -              -              -
Other Debt                                  -             -              -              -
International Debt - Other                  -             -              -              -
Negative Goodwill                           -             -              -              -
Other Liabilities                     154,239       156,239        158,239        160,239
Liabilities Subject to                      -             -              -              -
 Compromise                       -----------   -----------    -----------    -----------
TOTAL LIABILITIES                   1,161,072     1,135,771      1,110,559      1,031,807

STOCKHOLDERS EQUITY                   714,715       782,193        862,427        956,473

                                  -----------   -----------    -----------    -----------
TOTAL LIABILITIES & EQUITY        $ 1,875,787   $ 1,917,964    $ 1,972,986    $ 1,988,280

                G.      INCOME STATEMENT (UNAUDITED)

----------------------
TOTAL COMPANY
INCOME STATEMENT
----------------------

                              -------------------------------------
                                              ACTUAL
                              -------------------------------------
                                 1999          2000         2001
                              ----------     ----------  ----------
Net Sales:
  Instruments                 $  216,237     $  189,601  $  164,019
  Reagents/Cons/Service        1,101,931        994,094   1,068,379
                              ----------     ----------  ----------
Total Net Sales                1,318,168      1,183,695   1,232,398

Standard Gross Profit:
  Instruments                    120,950        100,846      78,486
  Reagents/Cons/Service          796,765        697,894     747,678
                              ----------     ----------  ----------
Total Standard Gross
 Profit                          917,715        798,740     826,164

Other Cost of Goods Sold         170,499        198,473     189,385

Total Cost of Goods Sold         570,952        583,427     595,618
                              ----------     ----------  ----------

Actual Gross Profit              747,216        600,267     636,780

Research & Development            99,644        103,272      83,663

Operating Expenses:
  Sales & Marketing              237,464        216,398     182,848
  General & Administrative       251,216        189,227     181,173
  Warehouse & Distribution        71,792         65,271      68,257
  Restructuring                   13,355         44,470      23,375
                              ----------     ----------  ----------
Total Operating Expenses         573,827        515,366     455,653

Goodwill Amortization              5,337          4,953       8,939

Operating Income                  68,408        (23,325)     88,525

Sundry (Inc)Exp/FX Trnsc          (1,971)       (10,334)      34,586

                              ----------     ----------  ----------
EBIT                              70,379        (12,991)     53,939

Interest Expense, Net            108,000        149,626     147,261
Taxes                             (8,000)       363,282      (9,648)
Extraordinary Items                8,833          6,849           -

                              ----------     ----------  ----------
Net Income/(Loss)             $  (38,454)    $ (532,748) $  (83,674)
                              ==========     ==========  ==========

Memo:
Depreciation &
 Amortization                     60,445         99,244     113,646
Other Addbacks                   134,761        108,770      64,634

                              ----------     ----------  ----------
EBITDA                           265,586        195,023     232,219

Less: Seed Capex                  59,100         59,800      47,472

EBITDA less Seed Capex           206,486        135,223     184,747

                              -----------------------------------------------------------------------------       ------
                                                                PROJECTED                                          CAGR
                              -----------------------------------------------------------------------------       ------
                                 2002         2003         2004          2005         2006         2007           '00-'07
                              ----------   ----------   ----------    ----------   ----------    ----------
Net Sales:
  Instruments                 $  128,503   $  162,744   $  159,689    $  213,503   $  226,076    $  239,724         3.41%
  Reagents/Cons/Service        1,066,727    1,091,000    1,138,485     1,140,407    1,212,810     1,286,749         3.76%
                              ----------   ----------   ----------    ----------   ----------    ----------       ------
Total Net Sales                1,195,230    1,253,744    1,298,174     1,353,910    1,438,886     1,526,473         3.70%

Standard Gross Profit:
  Instruments                     61,973       87,133       85,624       120,936      129,210       137,011         4.48%
  Reagents/Cons/Service          771,824      774,796      809,242       811,578      862,290       914,886         3.94%
                              ----------   ----------   ----------    ----------   ----------    ----------       ------
Total Standard Gross Profit      833,797      861,929      894,866       932,514      991,500     1,051,897         4.01%

Other Cost of Goods Sold         223,363      212,152      210,489       200,799      211,549       226,556         1.91%

Total Cost of Goods Sold         584,796      603,967      613,796       622,195      658,935       701,132         2.66%
                              ----------   ----------   ----------    ----------   ----------    ----------

Actual Gross Profit              610,434      649,777      684,377       731,715      779,951       825,341         4.65%

Research & Development            90,724      104,045      109,004       112,719      124,639       125,450         2.82%

Operating Expenses:
  Sales & Marketing              182,870      194,098      197,473       206,316      211,422       224,204         0.51%
  General & Administrative       178,089      173,572      175,953       180,002      194,886       206,732         1.27%
  Warehouse & Distribution        62,387       63,198       64,187        69,123       70,068        73,888         1.79%
  Restructuring                    9,448            -       10,000             -            -             -       100.00%
                              ----------   ----------   ----------    ----------   ----------    ----------       ------
Total Operating Expenses         432,794      430,868      447,613       455,441      476,376       504,824        -0.29%

Goodwill Amortization                  -            -            -             -            -             -

Operating Income                  86,916      114,864      127,760       163,555      178,936       195,067

Sundry (Inc)Exp/FX Trnsc          32,542        1,201        1,201         1,201        1,201         1,201

                              ----------   ----------   ----------    ----------   ----------    ----------
EBIT                              54,374      113,663      126,559       162,354      177,735       193,866           NM

Interest Expense, Net             98,262       66,170       64,891        64,127       60,029        54,911
Taxes                            (12,291)      16,623       21,584        34,380       41,197        48,634
Extraordinary Items              (19,923)           -            -             -            -             -

                              ----------   ----------   ----------    ----------   ----------    ----------
Net Income/(Loss)             $  (11,675)  $   30,871   $   40,085    $   63,848   $   76,509    $   90,321           NM
                              ==========   ==========   ==========    ==========   ==========    ==========

Memo:
Depreciation &
 Amortization                    110,291      115,314      115,898       116,571      113,468       113,077         1.88%
Other Addbacks                    39,345        3,451       13,540         3,631        3,725         3,725

                              ----------   ----------   ----------    ----------   ----------    ----------
EBITDA                           204,010      232,428      255,997       282,556      294,928       310,668         6.88%

Less: Seed Capex                  49,800       57,542       57,796        59,558       61,859        63,319

EBITDA less Seed Capex           154,210      174,886      198,201       222,998      233,069       247,349         9.01%

                        Note: Stock based compensation represents $31.3 million
                              of other addbacks for 1999, $2.8 million for 2000, $1.6 million for 2001 and $3.0 million for 2003-2007.

        H.      CASH FLOW STATEMENT (UNAUDITED)

----------------------
TOTAL COMPANY
CASH FLOW STATEMENT
----------------------

                                   ----------------------------------
                                                ACTUAL
                                   ----------------------------------
                                     1999          2000        2001
                                   ---------    ---------    --------
OPERATING ACTIVITIES
Net Income (loss)                   (38,454)    (532,748)    (83,674)
Depreciation                                                 117,055
Amortization                         66,800       99,244      (3,409)
Other Non-Cash Adjustments           39,700        7,211     (26,115)
Restructuring Liability              13,300       23,606     (12,635)

Change in Working Capital:
Receivables                         (28,300)      16,360     (21,409)
Inventories                          (3,500)     (16,425)     61,422
Def. Tax Asset - Current                  -       76,152         331
Prepaids                            (27,800)      (9,200)      5,760
Accounts Payable                       (700)      (4,330)    (34,319)
Accrued Liabilities                   3,400      (43,341)     40,925
Income Tax Payable                        -       (4,351)       (675)
Other Liabilities                    (7,000)      15,690      55,147
Other Assets                              -      (27,640)      4,382
Def. Tax Assets - Long Term                      360,600     (14,647)
                                   --------     --------     -------
CHANGE IN WORKING CAPITAL           (63,900)     363,515      96,917

CASH FROM OPERATIONS                 17,446      (39,172)     88,139

INVESTING ACTIVITIES
Fixed Asset Capital
 Expenditures                       (75,800)     (67,300)    (39,630)
Seed Capital Expenditures           (59,100)     (59,800)    (47,472)
Asset Sales                          11,300            -           -
Purchase/Sale Price Adj.                  -       (1,200)          -
                                   --------     --------     -------
CASH FROM INVESTING                (123,600)    (128,300)    (87,102)

FINANCING ACTIVITIES
Revolving Credit Facilities          14,500      222,530     (11,441)
Short Term Debt                     (21,800)      15,808      37,324
Senior Term Loans                   505,000       (5,200)    (24,848)
New Term Loan A                                                    -
New Term Loan B                                                    -
New Subordinated Notes                                             -
Subordinated Notes                        -            -           -
Other Debt                                -            -           -
International Debt - Other                -       12,438     (59,394)
Debtor In Possession Facility                                      -
Exit Revolver                                                      -
Liabilities Subject to
 Compromise                               -            -           -
Debt Issuance Costs & Other        (355,900)       9,184           -
                                   --------     --------     -------
CASH FROM FINANCING                 141,800      254,760     (58,359)

CHANGE IN CASH                       35,646       87,288     (57,322)
BEGINNING CASH                       25,550       61,196     148,484
                                   --------     --------     -------
ENDING CASH                          61,196      148,484      91,162
                                   --------     --------     -------

                                   ----------------------------------------------------------------------------
                                                                     PROJECTED
                                   ----------------------------------------------------------------------------
                                       2002          2003         2004         2005         2006         2007
                                   ----------    ---------    ---------    ---------    ---------    ----------
OPERATING ACTIVITIES
Net Income (loss)                    (11,675)       30,871       40,085       63,848       76,509        90,321
Depreciation                         102,975       110,314      110,898      111,571      108,468       108,077
Amortization                          10,351         7,000        7,000        7,000        7,000         7,000
Other Non-Cash Adjustments           (27,917)        3,451        3,540        3,631        3,725         3,725
Restructuring Liability              (22,368)            -        4,000       (4,000)           -             -

Change in Working Capital:                 -
Receivables                           14,442        (2,286)     (10,413)     (11,215)     (14,145)      (14,859)
Inventories                            5,547         5,266       (6,768)      (8,406)     (15,600)       (8,270)
Def. Tax Asset - Current                 147             -            -            -            -             -
Prepaids                               1,406           752         (460)         759         (141)          (39)
Accounts Payable                         219          (515)        (507)        (476)       2,788         2,848
Accrued Liabilities                  (73,389)        1,408        1,441        2,175           (0)        1,400
Income Tax Payable                     1,944             -            -            -            -             -
Other Liabilities                      8,868         2,000        2,000        2,000        2,000         2,000
Other Assets                           1,372             -            -            -            -             -
Def. Tax Assets - Long Term            3,851         8,623       10,584       15,380        8,197         9,634
                                   ---------     ---------    ---------    ---------    ---------    ----------
CHANGE IN WORKING CAPITAL            (35,593)       15,248       (4,123)         217      (16,901)       (7,286)

CASH FROM OPERATIONS                  15,774       166,884      161,400      182,267      178,801       201,836

INVESTING ACTIVITIES
Fixed Asset Capital
Expenditures                         (46,974)      (47,654)     (46,860)     (44,990)     (40,990)      (43,040)
Seed Capital Expenditures            (49,800)      (57,542)     (57,796)     (59,558)     (61,859)      (63,319)
Asset Sales                                -             -            -            -            -             -
Purchase/Sale Price Adj.                   -             -            -            -            -             -
                                   ---------     ---------    ---------    ---------    ---------    ----------
CASH FROM INVESTING                  (96,774)     (105,196)    (104,656)    (104,548)    (102,849)     (106,359)

FINANCING ACTIVITIES
Revolving Credit Facilities         (285,684)            -            -            -            -             -
Short Term Debt                      (59,132)            -            -            -            -             -
Senior Term Loans                   (841,152)            -            -            -            -             -
New Term Loan A                            -             -      (20,000)     (25,000)     (30,000)      (85,000)
New Term Loan B                            -             -            -            -            -             -
New Subordinated Notes                     -             -            -            -            -             -
Subordinated Notes                  (350,000)            -            -            -            -             -
Other Debt                                 -             -            -            -            -             -
International Debt - Other                 -             -            -            -            -             -
Debtor In Possession Facility         67,935             -            -            -            -             -
Exit Revolver                        (41,273)         (662)           -            -            -             -
Liabilities Subject to
Compromise                         1,524,143             -            -            -            -             -
Debt Issuance Costs & Other                -             -            -            -            -             -
                                   ---------     ---------    ---------    ---------    ---------    ----------
CASH FROM FINANCING                   14,838          (662)     (20,000)     (25,000)     (30,000)      (85,000)

CHANGE IN CASH                       (66,162)       61,025       36,744       52,719       45,952        10,477
BEGINNING CASH                        91,162        25,000       86,025      122,769      175,488       221,440
                                   ---------     ---------    ---------    ---------    ---------    ----------
ENDING CASH                           25,000        86,025      122,769      175,488      221,440       231,917
                                   ---------     ---------    ---------    ---------    ---------    ----------

XIX.    CERTAIN FACTORS AFFECTING THE DEBTORS

ALL IMPAIRED HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

        A.      CERTAIN BANKRUPTCY LAW CONSIDERATIONS

                1. PARTIES IN INTEREST MAY OBJECT TO DEBTORS' CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

        Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a class or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

                2.      FAILURE TO SATISFY VOTE REQUIREMENT

        If votes are received in number and amount sufficient to enable a Bankruptcy Court to confirm the Plan, the Debtors intend to File voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may nevertheless File petitions for relief under chapter 11 of the Bankruptcy Code. In such event, the Debtors may seek to accomplish an alternative restructuring of their capitalization and obligations to creditors and equity holders. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to the Debtors' creditors as those proposed in the Plan.

                3.      RISK OF NON-CONFIRMATION OF THE PLAN

        Although the Debtors believe that the Plan will satisfy all requirements necessary for Confirmation, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for Confirmation or that such Modifications would not necessitate the resolicitation of votes.

                4.      DEBTOR MAY NOT BE ABLE TO SECURE CONFIRMATION OF THE
                        PLAN

        There can be no assurance that the requisite acceptances of the Plan will be received. Even if the requisite acceptances are received from Classes 2 and 5B, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or a Holder of an Equity Interest of the Debtors might challenge the adequacy of this Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code or

Bankruptcy Rules. Even if the Bankruptcy Court determined that this Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met, including that the terms of the Plan are fair and equitable to non-accepting Classes. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that a plan "does not unfairly discriminate" and is "fair and equitable" with respect to any non-accepting classes, confirmation of the plan is not likely to be followed by a liquidation or a need for further financial reorganization and the value of distributions to non-accepting holders of claims and interests within a particular class under the plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that these requirements will be met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting Holders within each Class under the Plan will receive distributions no less than would be received following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and costs associated with any such chapter 7 case. The Debtors believe that Holders of Equity Interests in the Debtors would receive no distribution under either a liquidation pursuant to chapter 7 or chapter 11.

        The Confirmation and Consummation of the Plan are also subject to certain conditions as described in section XXI.B below, entitled "CONFIRMATION - Requirements for Non-Consensual Confirmation of the Plan" If the Plan is not confirmed, it is unclear whether a restructuring of the Debtors could be implemented and what distributions Holders of Claims ultimately would receive with respect to their Claims or Equity Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that Holders of Claims would receive substantially less favorable treatment than they would receive under the Plan.

        Although the Debtors believe that the valuation set forth herein demonstrates that Holders of Equity Interests are not entitled to any distributions under the Plan, there can be no assurance that Holders of Equity Interests will not assert otherwise. Holders of Equity Interests may assert, among other things, that the Debtors' valuation analysis is incorrect or that the Plan is not "fair and equitable" and provides a greater than permitted recovery to senior classes of creditors. Although the Debtors believe that any such assertions would be without merit, there can be no assurance that any such assertions by Holders of Equity Interests will not delay the Debtors' emergence from chapter 11 or may prevent Confirmation of the Plan.

        The Debtors, except as provided for in the Lock-up Agreement and subject to the terms and conditions of the Plan, reserve the right to modify the terms of the Plan as necessary for Confirmation. Such Modification could result in a less favorable treatment of any non-accepting Class or Classes, as well as of any Classes junior to such non-accepting Classes, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

                5. THE DEBTORS MAY OBJECT TO THE AMOUNT OR CLASSIFICATION OF A CLAIM

        Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim or Equity Interest except Allowed Bank Claims or Allowed Existing Subordinated Note Claims deemed Allowed under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim or Equity Interest where such Claim or Equity Interest is subject to an objection. Any Holder of a Claim may not receive its specified share of the estimated distributions described in this Disclosure Statement.

                6.      RISK OF NON-OCCURRENCE OF THE EFFECTIVE DATE

        Although the Debtors believe that the Effective Date may occur as soon as ten (10) Business Days after the Confirmation Date, there can be no assurance as to such timing. Moreover, if the conditions precedent to the Effective Date (including the execution and effectiveness of the New Senior Credit Facility ) have not occurred or have been waived by Dade and the Holders of the Bank Claims and the Existing Subordinated Debt on or before the first Business Day that is more than thirty (30) days after the date on which the Bankruptcy Court enters the Confirmation Order, or such later date as is proposed and approved, after notice and a hearing by the Bankruptcy Court, then upon motion of the Debtors, the Confirmation Order may be vacated by the Bankruptcy Court, in which event, the Plan would be deemed null and void and the Debtors may propose and solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan.

                7. EFFECT OF THE DEBTORS' CHAPTER 11 CASES ON THE DEBTORS' BUSINESS

        The commencement of the contemplated Chapter 11 Cases by the Debtors may adversely affect the Debtors' business. The Debtors believe that any such adverse effects may worsen during the pendency of protracted Chapter 11 Cases. The impact, if any, that the Chapter 11 Cases may have on the operations of the Debtors and their Subsidiaries cannot be accurately predicted or quantified. Since Dade's announcement of its intention to seek a restructuring of its capital structure, it has not suffered significant disruptions in or an adverse impact on its or its Subsidiaries' operations. Nonetheless, the continuation of the Chapter 11 Cases, particularly if the Plan is not approved or confirmed in the time frame currently contemplated, will adversely affect the Debtors' relationship with its customers, suppliers and employees and may have a particularly negative impact on foreign operations. The Debtors believe that the Chapter 11 Cases and consummation of the Plan in an expeditious manner will have a minimal adverse impact on relationships with customers, employees and suppliers of the Debtors.

        If Confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases will adversely affect the Debtors' relationships with their customers, employers and suppliers and could result in, among other things, increased costs for professional fees and similar expenses. In addition, prolonged Chapter 11 Cases may make it more difficult for the Debtors to retain and attract management and other key personnel and would require senior

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management to spend an excessive amount of time and effort dealing with the
Debtors' financial problems instead of focusing on the operation of their businesses.

                8.      CONSOLIDATION RISKS

        The Plan does not contemplate consolidating any of the Debtors into one entity. The Debtors can provide no assurance, however, that (i) the Bankruptcy Court will not order one or more of the Debtors to be substantively consolidated or (ii) a party in interest will not move for such substantive consolidation to occur. The Debtors believe that substantive consolidation of one or more of the Debtors into one entity would not have a material effect on the distribution of property currently provided in the Plan.

                9. CONTINGENCIES NOT TO AFFECT VOTES OF IMPAIRED CLASSES TO ACCEPT THE PLAN

        The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether or not the Debtors are consolidated and whether the Bankruptcy Court orders certain Claims to be subordinated to other Claims. The occurrence of any and all such contingencies which could affect distributions available to Holders of Allowed Claims under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

        B.      FINANCIAL INFORMATION; DISCLAIMER

        Although the Debtors have used their reasonable best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, some of the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and this Disclosure Statement. While the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies.

        C. FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN

                1. THE CHAPTER 11 PROCESS MAY ADVERSELY IMPACT CUSTOMERS, EMPLOYEES AND CREDITORS PERCEPTIONS OF THE DEBTORS AND IMPACT RESULTS

        The commencement of the contemplated Chapter 11 Cases by the Debtors may adversely affect the Debtors' business. The Debtors believe that any such adverse effects may worsen during the pendency of protracted Chapter 11 Cases. The impact, if any, that the Chapter 11 Cases may have on the operations of the Debtors and their Subsidiaries cannot be accurately predicted or quantified. Since Dade's announcement of its intention to seek a restructuring of its capital structure, it has not suffered significant disruptions in or an adverse impact on its or its Subsidiaries' operations. Nonetheless, the continuation of the Chapter 11 Cases, particularly if the Plan is not approved or confirmed in the time frame currently contemplated, will adversely affect the Debtors' relationship with its customers, suppliers and employees and may have a

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particularly negative impact on foreign operations. The Debtors believe that the
Chapter 11 Cases and consummation of the Plan in an expeditious manner will have a minimal adverse impact on relationships with customers, employees and suppliers of the Debtors.

                2. THE REORGANIZED DEBTORS MAY NOT BE ABLE TO ACHIEVE PROJECTED FINANCIAL RESULTS

        The Reorganized Debtors may not be able to meet their projected financial results or achieve the revenue or cash flow that they have assumed in projecting future business prospects. If the Reorganized Debtors do not achieve these projected revenue or cash flow levels, they may lack sufficient liquidity to continue operating as planned after the Effective Date. The Debtors' financial projections represent management's view based on current known facts and hypothetical assumptions about the Reorganized Debtors' future operations. However, the Projections set forth herein do not guarantee the Reorganized Debtors' future financial performance.

                3. THE REORGANIZED DEBTORS MAY NOT BE ABLE TO MEET POST-REORGANIZATION DEBT OBLIGATIONS AND FINANCE ALL OPERATING EXPENSES, WORKING CAPITAL NEEDS AND CAPITAL EXPENDITURES

        To the extent the Reorganized Debtors are unable to meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may be unable to service their debt obligations as they come due or to meet the Reorganized Debtors' operational needs.

                4. A LIQUID TRADING MARKET FOR THE NEW COMMON STOCK MAY NOT DEVELOP

        Although the Debtors intend and are required under the Plan to apply to list the New Common Stock on the NASDAQ, there can be no assurance that such a listing will be obtained or, even if such a listing is obtained, as to the liquidity of the markets for the New Common Stock or to the prices at which any sales of such Securities may occur. The liquidity of any market for the New Common Stock will depend, among other things, on the number of Holders of the New Common Stock, the Reorganized Debtors' financial performance and the market for similar securities, none of which can be determined or predicted. Therefore, it is not certain that an active trading market will develop or, if a market develops, what the liquidity or pricing characteristics of that market will be.

                5. THE TRADING PRICE FOR THE NEW COMMON STOCK MAY BE DEPRESSED FOLLOWING THE EFFECTIVE DATE

        Assuming consummation of the Plan, the New Common Stock will be issued substantially simultaneously to Holders of Claims who had originally purchased other Securities or Existing Senior Debt of the Debtors or who purchased such Securities or Existing Senior Debt after the need for the financial restructuring of the Debtors became manifest. Following the Effective Date, such Holders may seek to dispose of the New Common Stock in an effort to obtain liquidity, which could cause the initial trading prices for these securities to be depressed, particularly in light of the lack of established trading markets for these securities.

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                6.      THE ESTIMATED VALUATION OF THE REORGANIZED DEBTORS AND
                        THE NEW COMMON STOCK AND THE ESTIMATED RECOVERIES TO HOLDERS OF CLAIMS, ARE NOT INTENDED TO REPRESENT THE TRADING VALUES OF THE NEW COMMON STOCK

        The estimated valuation of the Reorganized Debtors set forth in section XXI.G of this Disclosure Statement, prepared by Blackstone and based on the Projections developed by management of the Reorganized Debtors, is based on commonly accepted valuation analysis and is not intended to represent the trading values of the Reorganized Debtors' securities in public or private markets. The estimated recoveries to Classes 2 and 5B are based on this theoretical valuation analysis. This valuation analysis is based on numerous assumptions (the realization of many of which is beyond the control of the Reorganized Debtors), including, among other things, the successful reorganization of the Debtors, an assumed Effective Date of August 31, 2002, the Debtors' ability to achieve the operating and financial results included in the Projections, the Debtors' ability to maintain adequate liquidity to fund operations and the assumption that capital and equity markets remain consistent with current conditions. Even if the Reorganized Debtors achieve the Projections, the trading market values for the New Common Stock could be adversely impacted by the lack of trading liquidity for such Securities, the lack of institutional research coverage and concentrated selling by recipients of such Securities.

                7.      THE NEW COMMON STOCK MAY BE ISSUED IN ODD LOTS

        Holders of Allowed Claims may receive odd lot (less than 100 shares) distributions of New Common Stock. Holders may find it more difficult to dispose of odd lots in the marketplace and may face increased brokerage charges in connection with any such disposition.

                8. THE REORGANIZED DEBTORS DO NOT EXPECT TO PAY ANY DIVIDENDS ON THE NEW COMMON STOCK FOR THE FORESEEABLE FUTURE

        The Debtors do not expect dividends to be declared in the foreseeable future with respect to the New Common Stock. The lack of dividends may adversely affect the market for and value of the New Common Stock.

                9. CERTAIN TAX IMPLICATIONS OF THE DEBTORS' BANKRUPTCY AND REORGANIZATION MAY INCREASE THE TAX LIABILITY OF THE REORGANIZED DEBTORS

        The U.S. federal income tax consequences of consummation of the Plan to Holders of Claims or Equity Interests are complex and subject to uncertainty. Certain U.S. tax attributes of the Debtors, including NOL carryovers, may be reduced or eliminated as a consequence of the Plan. The elimination or reduction of NOL carryovers and such other tax attributes may increase the amount of tax payable by the Reorganized Debtors following the consummation of the Plan

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as compared with the amount of tax payable had no such reduction been required.
See section XXIV, "Certain Federal Income Tax Consequences" below for discussion of the U.S. federal income tax consequences for creditors, equity holders and the Debtors resulting from the consummation of the Plan.

                10.     THREATENED LITIGATION

        Baxter Healthcare Corporation, an existing Preferred Shareholder of the Debtor has alleged that "a matured event of default under the terms of the Existing Preferred Stock" has occurred as a result of the alleged failure to pay dividends or issue additional preferred shares of stock to Baxter as provided for in the Debtor's Amended and Restated Certificate of Incorporation. The Debtors dispute Baxter's allegation and do not believe that its claim has merit.

        D.      RISK FACTORS ASSOCIATED WITH THE BUSINESS

                1.      COMPETITION

        The IVD industry is highly competitive and the Debtors encounter competition from several international manufacturers in both domestic and foreign markets. Certain competitors are significantly larger and have greater resources, financial and other, than the Debtors. Moreover, the Debtors encounter different competitors in each of their key product lines and there can be no assurance that the Debtors will not encounter increased competition in the future which could have a material adverse effect on the Debtors' business. Competitors have and may continue to communicate negatively about the Debtors' prospects given this chapter 11 process.

                2. EFFECT OF POTENTIAL HEALTHCARE REFORM ON PROFIT MARGINS AND BUSINESS APPROACH

        Substantially all of the Debtors' sales are in the IVD industry. Healthcare reform and the growth of managed care organizations have been considerable forces in the IVD industry. These forces continue to place constraints on the levels of overall pricing and thus could have a material adverse effect on the profit margins of the Debtors' products. Such continuing changes in the United States healthcare market could also force the Debtors to alter its approach in selling, marketing, distributing and servicing its customer base.

                3.      A CHANGE OF CONTROL COULD ADVERSELY AFFECT HOLDERS

        In the event of a Change of Control, the Debtors will be required (subject to compliance with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations and subject to either the repayment in full by the Debtors of indebtedness under agreements governing the New Senior Credit Facility and all other Senior Debt (to be defined in the New Senior Credit Facility) or the Debtors obtaining the requisite consents under the New Senior Credit Facility and all other Senior Debt (to be defined in the New Senior Credit Agreement) to permit the repurchase of the New Senior Subordinated Notes) to offer to purchase all the outstanding New Senior Subordinated Notes at a purchase price equal to 101% of the principal amount plus accrued interest to the date of repurchase. There can be no assurance that

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the Debtors will have the financial resources to fund its obligations in the event of a Change of Control.

                4.      EXCHANGE RATES CAN ADVERSELY AFFECT RESULTS OF
                        OPERATIONS

        Approximately 50% of the Debtors' sales are international and a significant portion of the Debtors' earnings are attributable to operations conducted abroad. The United States dollar value of sales and earnings of these operations varies with currency exchange rate fluctuations. Changes in certain exchange rates could have an adverse effect on the Debtors' ability to meet interest and principal obligations on its United States dollar-denominated debt. To reduce exposure to currency exchange fluctuation, the Debtors plan to hedge other currencies against the United States dollar.

                5. FLOATING RATES UNDER THE NEW SENIOR CREDIT FACILITY MAY ADVERSELY AFFECT DEBT SERVICE

        Interest under the proposed New Senior Credit Facility, which encompasses 64% of the Debtors' proposed aggregate long-term debt at exit, accrues at a floating rate. As a result, increases in the LIBOR rate could materially adversely affect the Debtors' ability to service debt under the New Senior Credit Facility which could result in the Debtors' inability to make interest payments on the New Senior Subordinated Notes. To reduce exposure to interest rate fluctuation, the Debtors' plan to enter into hedging or swap arrangements.

                6. LACK OF RESTRICTIONS ON INTEREST RATE SWAP OBLIGATIONS AND CURRENCY AGREEMENTS

        There are no restrictions on the amount of indebtedness that may be incurred by the Debtors pursuant to interest rate swap obligations and currency agreements. Although the Debtors only intend to engage in hedging actions directed at reducing the Debtors' exposure to interest rate and currency movements, any change in the Debtors' policy or imprudent use of such derivative products could have a material adverse effect on the Debtors.

                7.      RELIANCE ON KEY PERSONNEL

        The Debtors' success and future prospects depend on the continued contributions of their senior management. There can be no assurances that the Debtors would be able to find qualified replacements for these individuals if their services were no longer available. The loss of services of one or more members of the senior management team could have a material adverse effect on the Debtors' business, financial condition and results of operations.

                8.      ABILITY TO REFINANCE CERTAIN INDEBTEDNESS

        Following the Effective Date, the Reorganized Debtors' working capital borrowings and letter of credit requirements are anticipated to be funded under the New Senior Credit Facility and New Senior Subordinated Notes. These facilities are expected to contain customary covenants, including financial covenants. If the Reorganized Debtors cannot meet these covenants, events of default would arise. There also can be no assurance that the Reorganized

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Debtors, upon expiration of the New Senior Credit Facility will be able to obtain replacement financing to fund future seasonal borrowings and letters of credit, or that such replacement financing, if obtained, will be on terms equally favorable to the Reorganized Debtors.

        E.      FACTORS AFFECTING REORGANIZED DADE

                1.      CAPITAL REQUIREMENTS

        The business of the Reorganized Debtors is expected to have substantial capital expenditure needs. While the Debtors' projections assume that operations will generate sufficient funds to meet capital expenditure needs for the foreseeable future, the Reorganized Debtors' ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

                2.      VARIANCES FROM PROJECTIONS

        The fundamental premise of the Plan is the deleveraging of the Debtors and the implementation and realization of the Debtors' business plan, as reflected in the Projections contained in this Disclosure Statement. The Projections reflect numerous assumptions concerning the anticipated future performance of Reorganized Dade and its Subsidiaries, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to maintain market strength, consumer preferences and the ability to increase gross margins and control future operating expenses. The Debtors believe that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results and such variations may be material and adverse.

                3.      DISRUPTION OF OPERATIONS

        The commencement and pendency of the Debtors' Chapter 11 Cases could adversely affect the Debtors' relationships with their customers and suppliers, as well as the Debtors' ability to retain or attract high quality employees. In such event, weakened operating results may occur that could give rise to variances from the Debtors' projections.

                4.      RELIANCE ON PATENTS AND OTHER INTELLECTUAL PROPERTY

        The Debtors own over 2,500 United States and foreign patents and have numerous patent applications pending in the United States and abroad. The Debtors own numerous United States and foreign registered trademarks and service marks and have applications for the registration of trademarks and service marks pending in the United States and abroad. The Debtors also own several United States copyright registrations. In addition, the Debtors own a wide array of unpatented proprietary technology and know-how. Further, the Debtors license certain intellectual property rights from third parties.

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        The Debtors' abilities to compete effectively depends, to a significant extent, on their ability to maintain the proprietary nature of their owned and licensed intellectual property. There can be no assurance as to the degree of protection offered by the various patents, the likelihood that patents will be issued on pending patent applications, or, with regard to the licensed intellectual property, that the licenses will not be terminated. Furthermore, there can be no assurance that others will not develop around the patented aspects of any of the Debtors' current or proposed products, independently develop technology or know-how that is the same as or competitive with the Debtors' technology and know-how or otherwise obtain access to the Debtors' intellectual property. If the Debtors were unable to maintain the proprietary nature of their intellectual property and their significant current or proposed products, the Debtors' business would be materially adversely affected.

                5.      REGULATORY COMPLIANCE

        The Debtors' products and operations are subject to regulation by the United States Food and Drug Administration (the "FDA") and various other federal and state agencies, as well as by a number of foreign governmental agencies. FDA regulations require that most of the Debtors' new products have pre-marketing approval by the FDA, or prove substantial equivalence through a 510(k) application and also require that most of the Debtors' products be manufactured in accordance with Good Manufacturing Practices. Compliance with such regulations substantially increases the time, difficulty and costs incurred in obtaining and maintaining the approval to market newly developed and existing products. In addition, government regulatory actions can result in the seizure or recall of products, suspension or revocation of the authority necessary for their production and sale and other civil or criminal sanctions.

                6.      ENVIRONMENTAL LIABILITY

        The Debtors are subject to federal, state, local and foreign environmental, health and safety laws and regulations and are subject to liabilities and compliance costs associated with past and current handling, processing, storing and disposing of hazardous substances and wastes. The Debtors' operations are also subject to federal, state, local and foreign occupational health and safety laws and regulations. The Debtors devote resources to maintaining environmental compliance and managing environmental risk and believe they conduct their operations in substantial compliance with applicable environmental and occupational health and safety laws and regulations. Nonetheless, from time to time, the operations of the Debtors have resulted and may in the future result in noncompliance with environmental or occupational health and safety laws, or liability pursuant to such laws.

                7.      PENDING LITIGATION OR DEMANDS ASSERTING PREPETITION
                        LIABILITY

        As of the date of this Disclosure Statement, there were no pending demands or litigation asserting prepetition liability which the Debtors believe will have a material adverse effect on the operations or financial position of the Debtors or the Reorganized Debtors. The Debtors are currently involved in various legal proceedings arising in the ordinary course of business operations, including personal injury claims, employment matters and contractual disputes.

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THESE RISK FACTORS CONTAIN CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING
STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, CURRENCY EXCHANGE RATE FLUCTUATIONS, TERRORIST ACTIONS OR ACTS OF WAR, OPERATING EFFICIENCIES, LABOR RELATIONS, ACTIONS OF GOVERNMENTAL BODIES AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

        F.      CERTAIN TAX MATTERS

        For a summary of certain federal income tax consequences of the Plan to certain Holders of Claims and to the Debtors, see section XXIV below entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN."

XX.     HOW TO VOTE ON THE PLAN

        The following is a brief summary regarding the acceptance and Confirmation. Holders of Claims and Equity Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys.

        A.      VOTING DEADLINE

        All known Holders of Claims in Classes 2A, 2B, 2C, 2D, 2E, 2F, 2G, 2H and 5B entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such Holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement. In light of the benefits to be attained by the Plan on behalf of each Class of Claims and Equity Interests, the Debtors recommend the Holders of Claims and Equity Interests in each of such Classes entitled to vote on the Plan vote to accept the Plan and return the Ballot.

        The Debtors have engaged Bankruptcy Management Corporation as their Information and Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.

        FOR YOUR VOTE TO COUNT, YOUR VOTE MUST BE RECEIVED BY THE INFORMATION AND VOTING AGENT BEFORE 4:00 P.M., EASTERN TIME, ON JULY 29, 2002 ("THE VOTING DEADLINE"). Bankruptcy Management Corporation will be

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required to accept votes received by mail, hand delivery and by facsimile transmission at the below-listed number.

IF YOU HAVE BEEN INSTRUCTED TO RETURN YOUR BALLOT TO YOUR BANK, BROKER, OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE INFORMATION AND VOTING AGENT BEFORE THE VOTING DEADLINE. IF A BALLOT IS DAMAGED OR LOST, OR FOR ADDITIONAL COPIES OF THIS DISCLOSURE STATEMENT, YOU MAY CONTACT THE DEBTORS' INFORMATION AND VOTING AGENT, BANKRUPTCY MANAGEMENT CORPORATION. ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH (a) DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR (b) INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN, SHALL BE DEEMED AN ACCEPTANCE OF THE PLAN. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE INFORMATION AND VOTING AGENT AT THE FOLLOWING ADDRESS AND TELEPHONE NUMBER:

                Bankruptcy Management Corporation
                1330 E. Franklin Avenue
                El Segundo, CA 90245
                Phone:  310-364-3170
                Facsimile:  310-640-8071

        B.      HOLDERS OF CLAIMS ENTITLED TO VOTE

        The Claims in the following Classes are Impaired Claims under the Plan and are entitled to receive a distribution; consequently, each Holder of such Claim, as of the Voting Record Date established by the Debtors for purposes of this solicitation, may vote to accept or reject the Plan: (a) Classes 2A, 2B, 2C, 2D, 2E, 2F, 2G and 2H (Allowed Bank Claims) and (b) Class 5B (Allowed Existing Subordinated Note Claims).

        C.      VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

        The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of claims occurs only if at least two-thirds in dollar amount and a majority in number of the holders of claims voting cast their ballots in favor of acceptance.

        D.      VOTING TABULATION

        In tabulating votes, the following hierarchy shall be used to determine the Claim amount associated with a creditor's vote: (i) the Claim amount established by Bankruptcy Court order; (ii) the Claim amount contained on an unobjected to proof of claim; (iii) the Claim amount contained on an unobjected to Ballot; (iv) the Claim amount listed in the Debtors' Schedules, if any; and
(v) in the absence of any of the foregoing, zero. The Claim amount established through

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this process controls for voting purposes only and does not constitute the
Allowed amount of any Claim. Further, the designation of a Claim as disputed, contingent or unliquidated on the Debtors' Schedules will not be used to disqualify any vote.

        To ensure that a vote is counted, Holders of Claims must (i) complete a Ballot; (ii) indicate their decision either to accept or reject the Plan in the boxes provided on the Ballot; and (iii) sign and return the Ballot to the address set forth on the enclosed prepaid envelope.

        The Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Plan and to determine the alleged amount of a beneficial holder's Claim. Accordingly, at the time the Ballot is transmitted, creditors should not surrender certificates, instruments, or other documents representing or evidencing their Claims and neither the Debtors nor the Information and Voting Agent will accept delivery of such certificates or instruments surrendered together with a Ballot. The remittance of notes or other evidence of Claims for exchange pursuant to the Plan may only be made by a Holder and will only be accepted if certificates or instruments representing Claims (in proper form for transfer) are delivered together with a letter of transmittal that will be furnished to as provided under the Plan or as notified following confirmation of the Plan by the Bankruptcy Court.

        If a Holder holds a Claim in more than one Class under the Plan, the Holder may receive more than one Ballot.

        Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots received after the Voting Deadline will not be accepted or counted by the Debtors in connection with the Debtors' request for confirmation of the Plan. The method of delivery of Ballots to be sent to the Information and Voting Agent is at the election and risk of each Holder of a Claim. Except as otherwise provided herein, such delivery will be deemed made only when the original executed Ballot is actually received by the Information and Voting Agent. Instead of effecting delivery by mail, it is recommended, though not required, that such Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. Delivery of a Ballot by e-mail or any other electronic means will not be accepted. No Ballot should be sent to any of the Debtors, any indenture trustee, or the Debtors' financial or legal advisors. The Debtors expressly reserve the right to amend, at any time and from time to time, the terms of the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and Article X.H of the Plan). If the Debtors make a material change in the terms of the Plan or if the Debtors waive a material condition, the Debtors will disseminate additional solicitation materials and will extend the solicitation, in each case to the extent required by law.

        If multiple Ballots are received from an individual Holder of Claims with respect to the same Claims prior to the Voting Deadline, the last Ballot timely received will supersede and revoke any earlier received Ballot. Creditors must vote all of their Claims within a particular Plan Class either to accept or reject the Plan and may not split their vote. Accordingly, a Ballot that partially rejects and partially accepts the Plan will not be counted.

        If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons

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should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors to so act on behalf of a beneficial interest Holder.

        In the event a designation is requested under section 1126(e) of the Bankruptcy Code, any vote to accept or reject the Plan cast with respect to such Claim not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

        Any Holder of an Impaired Claim who has delivered a valid Ballot voting on the Plan may withdraw such vote solely in accordance with Rule 3018(a) of the Bankruptcy Rules.

        Subject to any contrary order of the Bankruptcy Court, the Debtors reserve the absolute right to reject any and all Ballots not proper in form, the acceptance of which would, in the opinion of the Debtors or their counsel, not be in accordance with the provisions of the Bankruptcy Code. Subject to contrary order of the Bankruptcy Court, the Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot unless otherwise directed by the Bankruptcy Court. The Debtors' interpretation of the terms and conditions of the Plan (including the Ballot and the Voting Instructions), unless otherwise directed by the Bankruptcy Court, shall be final and binding on all parties. Unless waived or as ordered by the Bankruptcy Court, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will not be counted.

        E.      VOTING PROCEDURES

        The Voting Record Date for determining which Holders of Allowed Bank Claims and Allowed Existing Subordinated Note Claims are entitled to vote on the Plan.

                1.      HOLDERS OF CLASS 2 - BANK CLAIMS

        The Debtors will send a Class 2 Ballot directly to each Holder of an Allowed Bank Claim, based on the information regarding such Holders as provided to the Debtors by the Administrative Agent and by those Holders who executed the Lock-ups. To vote to accept or reject the Plan each such Holder must complete and sign the Ballot (completion of which shall constitute a certification of the amount of the Allowed Bank Claim held by such Holder) and return the Ballot to the Information and Voting Agent in accordance with the instructions herein and on the Ballot. In connection with Confirmation, the Debtors reserve the right to seek, for voting purposes, a determination by the Bankruptcy Court under Bankruptcy Rule 3018 as to such Holder's Allowed Bank Claim as of the Voting Record Date.

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

                2.      HOLDERS OF CLASS 5B - EXISTING SUBORDINATED NOTE CLAIMS

        Pursuant to Article II.D.5 of the Plan, the Indenture Trustee is deemed to have Filed a Claim on behalf of the Holders of Existing Subordinated Note Claims and such Claim is deemed Allowed. Therefore, any proofs of claim Filed by individual Holders will be duplicative. Notwithstanding, Holders of Allowed Existing Subordinated Note Claims wishing to vote should vote the aggregate principal amount of their Existing Subordinated Notes due and owing by the Debtors as of the Voting Record Date. THIS CLAIM AMOUNT WILL BE USED FOR VOTING PURPOSES ONLY AND WILL NOT BE DETERMINATIVE OF, OR OTHERWISE AFFECT, THE HOLDERS' CLAIM FOR PLAN TREATMENT OR DISTRIBUTION PURPOSES OR ANY OTHER CHAPTER 11 PURPOSES.

                        a.      Beneficial Holders

        Any beneficial Holder that is a registered holder, as of the Voting Record Date, of Existing Subordinated Notes in his, her, or its own name can vote by completing and signing the enclosed Ballot and returning it directly to the Information and Voting Agent (using the enclosed preaddressed postage-paid envelope) so as to be received by the Information and Voting Agent before the Voting Deadline. If no envelope was enclosed, contact the Information and Voting Agent for instructions by calling (800) 909-0100 or by mail to Bankruptcy Management Corporation, 1330 E. Franklin Avenue, El Segundo, California 90245. Any beneficial Holder, as of the Voting Record Date, of Existing Subordinated Notes held in "street name" through a Nominee can vote by completing and signing the Ballot (unless the Ballot has already been signed, or "prevalidated," by the Nominee) and returning it to the Nominee in sufficient time for the Nominee to then forward the vote so as to be received by the Information and Voting Agent before the Voting Deadline. Any Ballot submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding Master Ballot to the Information and Voting Agent.

        If your Ballot has already been signed (or "prevalidated") by your Nominee, you must complete the Ballot and return it directly to the Information and Voting Agent so that it is received by the Information and Voting Agent before the Voting Deadline.

                        b.      Nominees

        A Nominee who is the registered holder for a beneficial Holder, as of the Voting Record Date, of Existing Subordinated Notes, can obtain the votes of the beneficial Holders of such securities, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

        The Nominee may "prevalidate" a Ballot by (i) signing the Ballot, (ii) indicating on the Ballot the name of the registered holder, the amount of Securities held by the Nominee for the beneficial Holder and the account numbers for the accounts in which such Securities are held by the Nominee and (iii) forwarding such Ballot, together with this Disclosure Statement, a return envelope and other materials requested to be forwarded to the beneficial holder for voting. The beneficial Holder must then indicate his, her, or its vote on the Ballot, complete the information

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

requested on the Ballot, if appropriate, review the certifications contained in the Ballot and return the Ballot directly to the Information and Voting Agent in the preaddressed, postage-paid envelope so that it is received by the Information and Voting Agent before the Voting Deadline. A list of the beneficial Holders to whom "prevalidated" Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

        OR

        If the Nominee elects not to "prevalidate" Ballots, the Nominee may obtain the votes of beneficial Holders by forwarding to the beneficial Holders the unsigned Ballots indicating the amout of such Existing Subordinated Notes held by each such beneficial Holder, together with this Disclosure Statement, a return envelope provided by and addressed to, the Nominee and other materials requested to be forwarded. Each such beneficial Holder must then indicate his, her or its vote on the Ballot, complete the information requested, if appropriate, review the certifications contained in the Ballot, execute the Ballot and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballots, execute the Master Ballot and deliver the Master Ballot to the Voting Agent so that it is received by the Information and Voting Agent before the Voting Deadline. All Ballots returned by beneficial Holders should be retained by Nominees for inspection for at least one year from the Voting Deadline. Please note: The Nominee should advise the beneficial Holders to return their Ballots to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to the Information and Voting Agent so that the Master Ballot is received by the Information and Voting Agent before the Voting Deadline.

                3.      OTHER

        If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing and unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of their authority to so act.

        Except as provided below, unless the Ballot or Master Ballot is timely submitted to the Information and Voting Agent before the Voting Deadline together with any other documents required by such Ballot or Master Ballot, the Debtors may, in their sole discretion, reject such Ballot or Master Ballot as invalid and therefore, decline to utilize it in connection with seeking confirmation of the Plan by the Bankruptcy Court.

        The Debtors are not at this time requesting the delivery of and neither the Debtors nor the Information and Voting Agent will accept, certificates representing any Existing Subordinated Notes. Prior to the Effective Date, the Debtors will furnish all such Holders with appropriate letters of transmittal to be used to remit such Securities in exchange for the distribution under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by the Debtors after Confirmation of the Plan.

        In the event of a dispute with respect to a claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

                4.      WITHDRAWAL OF BALLOT OR MASTER BALLOT

        Any voter who has delivered a valid Ballot or Master Ballot may withdraw its vote by delivering a written notice of withdrawal to the Information and Voting Agent before the Voting Deadline. To be valid, the notice of withdrawal must (a) describe the claim to which it relates, (b) be signed by the party who signed the Ballot or Master Ballot to be revoked and (c) be received by the Information and Voting Agent before the Voting Deadline. The Debtors may contest the validity of any withdrawals.

        Any Holder who has delivered a valid Ballot or Master Ballot may change its vote by delivering to the Information and Voting Agent a properly completed subsequent Ballot or Master Ballot so as to be received before the Voting Deadline. In the case where more than one timely, properly completed Ballot or Master Ballot is received, only the Ballot or Master Ballot that bears the latest date will be counted.

XXI.    CONFIRMATION

        A.      CONFIRMATION HEARING

        Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. As promptly as practicable after the Petition Date, the Debtors will request the Bankruptcy Court schedule a Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to Confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of claims or interests held or asserted by the object and against the Debtors' Estates or property and the basis for the objection and the specific grounds therefor and must be Filed, with a copy to Chambers, together with proof of service thereof and served on
(i) Kirkland & Ellis, Attn: James Sprayregen and Marc Kieselstein, counsel for the Debtors; (ii) The United States Trustee for the district in which the Chapter 11 Cases are then pending; (iii) Simpson, Thacher & Bartlett, Attn:
Peter Pantaleo, attorneys for the Administrative Agents under the Prepetition Bank Credit Agreement; (iv) Hennigan, Bennett & Dorman, Attn: Bennett Murphy, attorneys for the Noteholders Committee; and (v) the attorneys for any official committee that may be appointed in the Debtors' Chapter 11 Cases, so as to be received no later than the date and time designated in the notice of the Confirmation Hearing. Objections to Confirmation of the Plan are governed by Bankruptcy Rule 9014.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

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

        B.      REQUIREMENTS FOR NON-CONSENSUAL CONFIRMATION OF THE PLAN

                1.      GENERAL REQUIREMENTS.

        At the Confirmation Hearing, the Bankruptcy Court will determine whether the following Confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

                        1. The Plan complies with the applicable provisions of the Bankruptcy Code.

                        2. The Debtors have complied with the applicable provisions of the Bankruptcy Code.

                        3. The Plan has been proposed in good faith and not by any means proscribed by law.

                        4. Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

                        5. The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an affiliate of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

                        6. With respect to each Class of Claims or Equity Interests, each Holder of an Impaired Claim or Impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan on account of such Holder's Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test" in section XXI.C hereof entitled "CONFIRMATION - Best Interests Test."

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

                        7. Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Expense Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Holders of Priority Tax Claims will receive on account of such Claims deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed amount of such Claims with Interest from the Effective Date.

                        8. At least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any Insider holding a Claim in such Class.

                        9. Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility" in section XXI.D, below, entitled "CONFIRMATION - Feasibility Test."

                        10. The Plan provides for the continuation after the Effective Date of payment of all Retiree Benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to Confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

        The Debtors believe that each of the foregoing elements will be satisfied.

                2. CONFIRMATION OF THE PLAN WITHOUT ACCEPTANCE BY ALL CLASSES OF IMPAIRED CLAIMS

        The Debtors will seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code because Class 6A--the Equity Interests in Dade is deemed to have rejected the Plan. In the event that any Impaired Class fails to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code other than Class 6A Equity Interest holders, the Debtors reserve the right (i) to request that the Bankruptcy Court confirm the Plan in accordance with the "cram down" provision under the Bankruptcy Code and/or (ii) to modify the Plan.

        Section 1129 of the Bankruptcy Code lists 13 individual requirements that must be satisfied by the Debtors before the Plan can be confirmed. One such requirement is that each Class either accepts the Plan or is not impaired under the Plan. Under the Bankruptcy Code, to the extent holders in a class receive no distribution, the class is deemed to reject the Plan. For purposes of the Debtors' Plan, this means that the following Classes would be required to accept the Plan: (i) Class 2--Allowed Bank Claims; (ii) Class 5B--the Allowed Existing Subordinated

Note Claims. The other Classes (other than Class 6A which is deemed to reject) in the Plan are not impaired, so they are deemed to have already accepted the Plan.

        The Bankruptcy Code provides an exception to the requirement that every class must accept a plan of reorganization. This exception is commonly known as the "cram down" provision. This provision may allow the Debtors to confirm the Plan even if less than all four of the impaired Classes accept the Plan. If the Debtors can demonstrate to the Bankruptcy Court that they satisfy the requirements of the "cram down" provision, each impaired Class that voted to reject the Plan would be bound to the treatment afforded to that Class under the Plan.

        To obtain Confirmation of the Plan using the "cram down" provision, the Debtors must demonstrate to the Bankruptcy Court that, as to each Class that has rejected the Plan, the treatment afforded to such Class under the Plan "does not discriminate unfairly" and is "fair and equitable."

        In general, a plan does not discriminate unfairly if it provides a treatment to the class that is substantially equivalent to the treatment that is provided to other classes that have equal rank. In determining whether a plan discriminates unfairly, courts will take into account a number of factors, including the effect of applicable subordination agreements between parties. Accordingly, two classes of unsecured creditors could be treated differently without unfairly discriminating against either class.

        In general, the Bankruptcy Code applies a different test to holders of secured claims, unsecured claims and equity interests to determine whether the treatment proposed in a plan of reorganization is "fair and equitable." In general, a plan of reorganization is "fair and equitable" to a holder of:

                (1) SECURED CLAIMS if the plan provides that the holder (i) will retain the lien or liens securing its claim AND
                        (ii) will receive cash payments, normally evidenced by a note, that total at least the amount of its claim, with such payments having a present value at least equal to the value of the collateral securing the claim;

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

                (2)     UNSECURED CLAIMS if the plan provides that the holder
                        (i) will retain property equal to the amount of its claim OR (ii) no holder of a claim or interest that is junior to the creditor receives any value under the plan of reorganization; and

                (3)     EQUITY INTERESTS if the plan provides that the holder
                        (i) will retain property equal to the greatest of the allowed amount of any liquidation preference to which such holder is entitled, any redemption price to which such holder is entitled or the value of such interest OR
                        (ii) no holder of an interest that is junior to the holder will receive any value under the plan of reorganization.

        C.      BEST INTERESTS TEST

        As described above, the Bankruptcy Code requires that each holder of a claim or equity interest in an impaired class either (a) accepts the plan or (b) receives or retains under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date of the Plan.

        The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of chapter 7 liquidation cases. The total amount available would be the sum of the proceeds from the disposition of the Debtors' assets and the Cash held by the Debtors at the time of the commencement of the chapter 7 cases. The next step is to reduce that total by the amount of any Claims secured by such assets, the costs and expenses of the liquidation and such additional Administrative Expense Claims and Priority Claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation. Finally, the present value of that amount (taking into account the time necessary to accomplish the liquidation) is allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below) and can then be compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

        The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during a chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors both prior to and during the pendency of, the Chapter 11 Cases. The foregoing types of Claims, costs, expenses and fees and such other claims which may arise in a liquidation case or result from a pending chapter 11 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims.

        In applying the "best interests test," it is possible that Claims and Equity Interests in the chapter 7 case may not be classified according to the seniority of such Claims and Equity Interests as provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all pre-chapter 11 unsecured claims which have the same rights upon liquidation would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from the Debtors' chapter 7 cases. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the Claim held by each creditor. Therefore, creditors who are or claim to be third-party beneficiaries of any contractual subordination provisions might be required to seek to enforce such contractual subordination provisions in the Bankruptcy Court or otherwise. Section 510 of the Bankruptcy Code specifies that such contractual subordination provisions are enforceable in a chapter 7 liquidation case.

        The Debtors believe that the most likely outcome of liquidation proceedings under chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full, with interest and no equity holder receives any distribution until all creditors are paid in full with interest. Consequently, the Debtors believe that in a liquidation, Holders of the Existing Subordinated Notes and Equity Interests in Dade would receive no distributions of property and Holders of the Bank Claims would receive less than their anticipated recovery under the Plan.

        After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (iii) the adverse effects on the salability of the capital stock of the Subsidiaries as a result of the departure of key employees and the loss of major customers and suppliers and (iv) substantial increases in Claims which would be satisfied on a priority basis or on a parity with creditors in a chapter 11 case, the Debtors have determined that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

        Moreover, the Debtors believe that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in chapter 7 may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 cases, the delay could be further prolonged.

        D.      FEASIBILITY TEST

        Based on the projection contained herein, the likely availability of the Exit Financing and the Debtors' recent performance, the Debtors believe they will be able to meet all of their obligations under the Plan and that the Plan satisfies the "feasibility" test set forth in section 1129(a)(11) of the Bankruptcy Code.

        E.      LIQUIDATION ANALYSIS

        The Bankruptcy Code requires that each Holder of an Impaired Claim or Equity Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The gross amount of Cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the net proceeds from the disposition of assets of Dade's international operations (after repayment of international liabilities) as well as the Cash held by the Debtors at the time of the commencement of the chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation and such additional administrative expenses that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation. Any remaining net Cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

        A general summary of the assumptions used by management in preparing the liquidation analysis follows. The more specific assumptions are discussed below.

                1.      ESTIMATE OF NET PROCEEDS

        Estimates were made of the Cash proceeds which might be realized from the liquidation of the Debtor's assets. Dade's domestic and international assets are assumed to be liquidated separately. Any proceeds from the liquidation of international assets remaining once all international Claims have been settled are assumed to be applied towards settling U.S. claims. The chapter 7 liquidation period is assumed to commence on August 31, 2002 and to average six
(6) months following the appointment of a chapter 7 trustee. While some assets may be liquidated in less than six (6) months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than six (6) months; this time would allow for the collection of receivables, sale of assets and wind down of daily operations. For most assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries which the Debtors might achieve through their disposition.

                2.      ESTIMATE OF COSTS

        The Debtors' costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtors during the Chapter 11 Cases and allowed in the chapter 7 case, such as trade obligations, compensation for attorneys, financial advisors, appraisers, accountants and other professionals and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, additional Claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by the Debtors both prior to and during the pendency of, the Chapter 11 Cases.

                3.      DISTRIBUTION OF NET PROCEEDS UNDER ABSOLUTE PRIORITY

        The foregoing types of claims, costs, expenses, fees and such other Claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full and no equity holder would receive any distribution until all creditors are paid in full. The Debtors believe that in a chapter 7 case, Holders of Existing Common Stock would receive no distributions of property.

        After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including
(i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) substantial increases in claims which would be satisfied on a priority basis, THE DEBTORS HAVE DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

                              SUMMARY OF RECOVERIES

          DESCRIPTION                     CLASS NO.        UNDER THE PLAN          CHAPTER 7
Debtor-in-Possession Facility                N/A                 100%                 100%
Secured Claims                               2,3                 100%                  24%
Priority and Administrative Claims            4                  100%                   0%
General Unsecured Claims                      4                  100%                   0%
Existing Subordinated Notes                  5B                   57%                   0%
Equity Interests                              6                    0%                   0%

        Moreover, the Debtors believe that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation has not been considered.

        THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtors or a chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors' assets will result in an accurate estimate of the proceeds which would be realized were the Debtors to undergo an actual liquidation. The actual amounts of Claims against the Estates could vary significantly from the Debtors' estimates, depending on the Claims asserted during the pendency of the chapter 7 case. This liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments or other potential Claims. This analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein.

        The liquidation analysis set forth below was based on the estimated values of the Debtors' assets immediately prior to the assumed Effective Date. To the extent operations through such date are different than estimated, the asset values may change. These values have not been subject to any review, compilation or audit by any independent accounting firm.

================================================================================
                        THE DEBTORS' LIQUIDATION ANALYSIS
                                 (IN THOUSANDS)
================================================================================

                                                                            08/31/02
                                                                           ESTIMATED
                                                                            BALANCE                      ESTIMATED
                                                                         (BEFORE FRESH                  LIQUIDATION
PROCEEDS FROM LIQUIDATION                                                    START)       % RECOVERY      PROCEEDS
                                                                        ---------------------------------------------
Cash & Equivalents                                                            $ 18,682     100.0%           $ 18,682
Accounts  Receivable                                                            89,479      80.7%             72,164
Prepaid Expenses                                                                10,767       0.0%                  -
Inventory                                                                      134,328      58.4%             78,424
Deferred Tax Asset - Current                                                    (5,162)      0.0%                  -
Non-Current Assets:
         Property, Plant & Equipment                                           103,061      33.9%             34,889
         Intangibles                                                           108,631      83.4%             90,622
         Other Assets                                                          111,259      10.9%             12,083
                                                                                                       --------------
PROCEEDS AVAILABLE FOR DISTRIBUTION                                                                         $306,865

Residual Cash From International Assets                                                                       45,085
                                                                                                       --------------
TOTAL PROCEEDS AVAILABLE FOR DISTRIBUTION                                                                   $351,950
                                                                                                       --------------

         Trustee & Professional Fees                                                                        $ 10,559
         Wind-Down Costs                                                                                      18,912
         Severance/Retention Costs                                                                             4,849
                                                                                                       --------------
NET PROCEEDS AVAILABLE FOR DISTRIBUTION                                                                     $317,630
                                                                                                       ==============

                                                                          ESTIMATED                      ESTIMATED
                       ALLOCATIONS OF PROCEEDS                              CLAIM        % RECOVERY      RECOVERY
                                                                        ---------------------------------------------
SUPER-PRIORITY CLAIMS
         DIP Borrowings                                                         67,935     100.0%           $ 67,935
                                                                        ---------------                --------------
                  TOTAL SUPER-PRIORITY CLAIMS                               $   67,935                      $ 67,935
                                                                        ===============                ==============

SECURED CLAIMS
Revolving Credit Facilities                                                 $  211,977      24.1%           $ 51,082
Senior Term Loans                                                              820,589      24.1%            197,744
Letters of credit                                                                3,460      24.1%                834
Long Term Lease Obligations                                                        150      24.1%                 36
                                                                        ---------------                --------------
         TOTAL SECURED CLAIMS                                               $1,036,176                      $249,695
                                                                        ===============                ==============

Proceeds available for payment of administrative claims

ADMINISTRATIVE AND PRIORITY CLAIMS
         Priority Tax Claims                                                $   19,822       0.0%           $      -
         Other Administrative Claims                                            13,088       0.0%                  -
                                                                        ---------------                --------------
           TOTAL ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS                 $   32,910                      $      -
                                                                        ===============                ==============

Proceeds available for payment of general unsecured claims

GENERAL UNSECURED CLAIMS
Senior notes & Accrued Interest                                             $  420,006       0.0%            $     -
Accounts Payable                                                                32,359       0.0%                  -
Accrued Liabilities                                                             82,160       0.0%                  -
 Severance                                                                      19,632       0.0%                  -
Lease Rejection Claims                                                             901       0.0%                  -
Other Liabilities                                                               21,922       0.0%                  -
                                                                        ---------------                --------------
         TOTAL GENERAL UNSECURED CLAIMS                                     $  576,980                      $      -
                                                                        ===============                ==============
Proceeds available for distribution to equity                                                               $      -

        F.      FOOTNOTES TO LIQUIDATION ANALYSIS

                1.      CASH AND CASH EQUIVALENTS

        Cash consists of all Cash in banks or operating accounts and liquid investments with maturities of three months or less and is assumed to be fully recoverable. Restricted international Cash consists of Cash used to back factoring lines in Spain and is assumed to be partially recoverable (approximately 80%).

                2.      ACCOUNTS AND NOTES RECEIVABLE

        Accounts receivable primarily consist of receivables from third parties that are generally received within the normal course of business operations.

                3.      INVENTORIES

        Inventories are comprised of raw materials, finished goods, work in progress and various operating supplies.

                4.      PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consist primarily of miscellaneous prepaid expenses such as bank fees, IT maintenance and building expenses. Prepaid expenses are assumed to have no estimated liquidation value.

                5.      PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment includes owned land, buildings, fixtures and equipment. The values of the assets were based on management's review of these assets.

                6.      OTHER NON-CURRENT ASSETS

        Other non-current assets consist primarily of Goodwill and other Intangibles, Deferred Tax Assets and various other-term receivables and assets. None of these assets are assumed to have value in a liquidation, except for Intangibles. The Intangibles value is based upon the assumption that a third party would buy the Intangibles to continue to service the Debtors' installed base. The value is derived by discounting the expected cash flows from servicing the Debtors' installed base.

                7.      CREDIT AGREEMENT

        The facility evidenced by the DIP Financing Agreement is secured by substantially all of the assets of the Debtors.

                8.      BANK LETTERS OF CREDIT

        For the purposes of this analysis, management has assumed that all letters of credit are fully drawn by the holders of the letters of credit.

                9.      TRUSTEE AND PROFESSIONAL FEES

        Based on management's review of the nature of these costs and the outcomes of similar liquidations, fees were estimated at $29.5 million. This figure is comprised of $10.6 million in trustee fees (3.0% of gross liquidation proceeds) and $18.9 million in professional fees and other wind-down costs.

                10.     ONGOING G&A EXPENSES

        Ongoing G&A expenses consist of corporate overhead to be incurred during the chapter 7 liquidation period plus occupancy costs to be incurred subsequent to the liquidation of the stores. Management assumes that the liquidation would occur over a six-month period and that such expenses, costs and overhead would decrease over time.

                11.     SEVERANCE

        Severance is estimated based on the Debtors' existing severance programs and obligations under the WARN Act.

                12.     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts Payable and Accrued Expenses primarily represent trade credit provided by the Debtors' trade vendors during the chapter 11 period pursuant to an order of the Bankruptcy Court, plus various other expense payables.

                13.     LEASE REJECTION CLAIMS

        Represents claims resulting from the Debtors' rejection of unexpired contracts and leases. In accordance with section 502(b)(6) of the Bankruptcy Code, each lease rejection claim was calculated as the greater of one year, or 15%, not to exceed three years, of the remaining term of each lease.

                14.     OTHER LIABILITIES

        Other general unsecured claims include receivables related to instruments financed by the Debtors as well as internally developed software.

        G.      VALUATION ANALYSIS

        In conjunction with the Plan, the Debtors determined that it was necessary to estimate post-Confirmation values for the enterprise of New Dade as of the Effective Date and thus the New Common Stock. Accordingly, the Debtors directed Blackstone to prepare a valuation analysis of New Dade for purposes of this Disclosure Statement.

        In preparing its analyses, Blackstone (i) reviewed certain recent financial statements of the Debtors; (ii) reviewed certain financial projections prepared by the Debtors for the operations of New Dade, including those projections set forth herein (the "Projections"); (iii) discussed the current operations and prospects of the operating business with the Debtors, including, but not limited to, their effect, if any, on the Projections; (iv) reviewed the Debtors' assumptions underlying such Projections, including the expected impact of a chapter 11 filing; (v) considered the market values of publicly traded Debtors that Blackstone and the Debtors believe are in businesses reasonably comparable to the operating business of New Dade; (vi) had discussions with the financial advisors representing other parties in interest and (vii) made such other examinations and performed such other analyses as Blackstone deemed necessary of appropriate for the purpose of the valuations.

        In preparing its analyses Blackstone assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources and that was provided to Blackstone by the Debtors or their representatives and has not assumed any responsibility for independent verification of any such information. With respect to the financial projections supplied to Blackstone, Blackstone assumed the accuracy thereof and assumed that such projections were prepared reasonably in good faith and on a basis reflecting the best available estimates and judgments of the Debtors as to the future operating and financial performance of New Dade. Such projections assume New Dade will operate the businesses reflected in its business plan and that such businesses perform as expected in the business plan. To the extent that New Dade operates more or fewer businesses during the Projection Period and to the extent that all or a portion of the businesses perform at levels inconsistent with those expected in the business plan, such adjustments may have a material impact on the operating projections and valuation as presented herein.

        Blackstone did not make or obtain any independent evaluation of New Dade's assets, nor did Blackstone verify any of the information it reviewed.

        With respect to the valuation of New Dade, in addition to the foregoing, Blackstone relied upon the following assumptions:

                        1. New Dade's enterprise consists of the aggregate enterprise of New Dade and its direct and indirect Subsidiaries, including numerous Non-Filing Subsidiaries of the Debtors' operating Affiliates doing business worldwide.

                        2. The enterprise valuation range indicated represents the enterprise value of New Dade and assumes the PRO FORMA debt levels (as set forth in the Projections) to calculate a range of equity values.

                        3. The Debtors will emerge from chapter 11 on or about August 31, 2002.

                        4. Blackstone also has assumed the general continuity of the present senior management of the Debtors following consummation of the Plan and has assumed that general financial and market conditions as of the assumed Effective Date of the Plan will not differ materially from those conditions as of the date of this Disclosure Statement.

                        5. The total enterprise value for New Dade includes an assumption for the value of its net operating losses ("NOLs"). For purposes of this valuation, Blackstone relied upon management's estimates of approximately $649 million of domestic NOLs available to New Dade and $55 million of foreign NOLs. The annual use of the domestic NOLs is assumed to be limited to an amount equal to 5.01% of New Dade's reorganized equity value pursuant to section 382(1)(6) of the Tax Code.

        Blackstone relied primarily on three valuation techniques to arrive at its estimation of the enterprise value of New Dade: (i) capitalization of 2002E EBITDA using a market multiple, (ii) discounted cash flow analysis using an EBITDA multiple to determine a terminal value and (iii) discounted cash flow analysis using a perpetual growth rate of free cash flow to determine a terminal value. Within each of these approaches, Blackstone considered New Dade's value to be comprised of two components: (a) the core value of the business (as calculated under methodologies (i) through (iii) above) and (b) the value of New Dade's NOLs calculated on a present value basis as described below. The valuation techniques used by Blackstone are methodologies that are widely utilized and generally accepted in the valuation of Debtors in general and in valuing restructured Debtors in particular.

        CAPITALIZATION OF 2002E EBITDA. This approach is based on the premise that publicly traded Debtors in New Dade's industry trade in the marketplace as a multiple of their 2002 estimated EBITDA. This approach holds that New Dade should trade in the marketplace at a multiple that is similar to those of other Debtors with businesses that are comparable to New Dade's. In determining the degree of comparability between New Dade's business and other Debtors' businesses, Blackstone has considered a number of factors, including but not limited to: size; historical profitability; growth prospects in revenues and profitability; product mix; market share; and degree of liquidity in the market for their securities. After reviewing a number of possible comparable Debtors, Blackstone determined that New Dade has no exact or very similar comparable company. One company, Beckman Coulter Inc. ("Beckman"), is significantly closer in terms of size, product mix and profitability than any of the others. Given this, Blackstone has primarily based its comparable company EBITDA multiple determination on Beckman. For the month of May 2002, Beckman traded in the marketplace at a multiple of 2002E EBITDA of 9.2X. There are, however, factors that indicated that New Dade would not trade at an EBITDA multiple equal to Beckman, but rather at a discount. These factors include, but are not limited to, Beckman's (a) larger size, (b) higher net income and cash flow, (c) participation in non-diagnostic lines of business, (d) more widely distributed securities and (e) more extensive Wall Street securities analyst research coverage. Taking all of these factors into consideration, Blackstone used a 20% to 35% discount to Beckman's multiple for purposes of its capitalization analysis. This resulted in the use of EBITDA multiples of 6.0x to 7.5x 2002E EBITDA.

        DISCOUNTED CASH FLOW ANALYSIS. Blackstone also determined a potential range of enterprise values using a discounted cash flow approach based on estimated unleveraged free cash flows and terminal enterprise values. For this purpose, Blackstone relied primarily on the Projections. Blackstone derived the present value of such cash flows and terminal values by discounting them at a rate that reflects the riskiness of the cash flows. A common technique and the one employed by Blackstone, for calculating this discount rate is to use a company's weighted average cost of capital. For the cost of the debt, Blackstone calculated the average after-tax cost of the debt based on New Dade's expected capital structure at emergence, taking into account all fees and expenses associated with this debt capital. This resulted in pre-tax cost of debt of 7.5% and an after-tax cost of debt of 4.8%, assuming a 35% tax rate. For the cost of equity, Blackstone reviewed the results of the capital asset pricing model ("CAPM"), a method commonly used in the academic community. Blackstone did not believe, however, that the results of CAPM accurately reflected the types of returns that an equity investor would require to commit capital to New Dade. Instead, Blackstone believes investors would require a 17.5% to 22.5% return on equity to invest in New Dade. This cost of equity capital reflects (a) the risk of investing in a company just emerging from bankruptcy and the uncertainty as to the long-term effects that bankruptcy will have on New Dade's operations and profitability and (b) the risk that, although Dade has made significant progress over recent months, New Dade will be unable to continue improving its operations and increasing its ability to generate significant ongoing cash flow from operations. To estimate the ratio of debt to total capital, Blackstone looked at New Dade's expected ratio at emergence as well as the expected trend of this ratio over the next several years. Taking all of these assumptions into account, Blackstone concluded that the appropriate discount rate is eleven percent (11%) to 15% as shown in the table below:

        ----------------------------------------------------------
                                           COST OF EQUITY
        ----------------------------------------------------------
        DISCOUNT RATE ANALYSIS             17.5%   20.0%    22.5%
        ----------------------------------------------------------
        DEBT TO                     40%    12.4%   13.9%    15.4%
        ----------------------------------------------------------
        TOTAL CAPITAL               50%    11.2%   12.4%    13.7%
        ----------------------------------------------------------

        As discussed above, Blackstone relied on two methods to determine the appropriate terminal value. The first was to capitalize 2007E EBITDA using a multiples-based approach. Blackstone relied on Beckman's trailing twelve month EBITDA multiple (10.4X for May, 2002) discounted by 20% to 35% for the same reasons discussed in the Capitalization of 2002E EBITDA section above. This resulted in a range of EBITDA multiples from 7.0x to 8.5x. The second method was to estimate the terminal value as a perpetuity based on New Dade's 2007E unleveraged free cash flow. Blackstone used a range of growth rates for this analysis from 3% to 6%. The lower end of the range reflected a rate consistent with inflation, whereas the higher rate included a significant premium to account for continued growth prospects of New Dade for 2008 and beyond.

        VALUE OF NOLS. The expected balances of New Dade's NOLs represent an additional source of enterprise value. To value the NOLs, Blackstone calculated the maximum theoretical tax savings that would be expected to accrue to New Dade, assuming New Dade were to realize the full potential utilization of its NOLs, subject to any limitations associated with section 382(l)(6) of the IRC. Blackstone used a range of discount rates from eleven percent (11%) to 15% for this analysis. To this full theoretical value, which assumed that the NOLs would be utilized over a 20-year timeframe, Blackstone applied a discount of 25% to 75%. Such a discount was intended to take into account the numerous potential risks associated with full utilization of the NOLs. Such risks include, but are not limited to, (a) a future change of control, which might restrict New Dade's ability to use its NOLs and (b) future financial performance that does not result in enough taxable income to fully utilize the NOLs. The result of this analysis was an NOL value range of approximately $20 to $80 million with a midpoint value of approximately $50 million.

        SUMMARY. The following table summarizes the results of each of the three valuation techniques described above including the additional value associated with the NOLs:

        ($ IN MILLIONS)                                               ENTERPRISE VALUE
                                                                ----------------------------
                                                                  LOW      MIDPOINT   HIGH
                                                                ----------------------------
        Capitalization of 2002E EBITDA                           $1,250    $     1   $    1
        Discounted Cash Flow Analysis - Multiple                  1,379          1        1
        Discounted Cash Flow Analysis - Perpetuity                  850          1        1

        ====================================================================================
        MEAN ENTERPRISE VALUE                                    $1,160    $ 1,454   $1,748
        ====================================================================================
        Less: Total Debt(1)                                        (819)      (819)    (819)
                                                                 ------    -------   ------
        Total Equity Value                                          341        635      929
        Less: Value Reserved for Mgmt Incentive Program             (20)       (53)     (91)
                                                                ----------------------------
        DISTRIBUTABLE EQUITY VALUE                               $  321    $   582   $  838
                                                                ============================

----------
(1) Includes $42 million of New Senior Revolver Debt, $450 million of New Senior Term Debt and $327 million of New Senior Subordinated Notes.

        As a result of such analyses, reviews, discussion, considerations and assumptions and giving equal weighting to each of the above mentioned valuation techniques, Blackstone estimated that the enterprise value of New Dade fell in a range between $1.160 billion and $1.748 billion, with a midpoint of $1.454 billion and New Dade's distributable equity value fell in a range between $321 million and $838 million, with a midpoint of $582 million. Distributable equity value is equal to total equity value less the value reserved for the Management Incentive Plan (see the Plan for a description of this program). To calculate the value of the Management Incentive Plan, Blackstone used the Black-Scholes warrant pricing model to value the warrant portion of the program, with the following assumptions: 30% volatility, risk free rate of 5.03% and a 10-year life. Assuming that New Dade issued 39.53 million shares to its creditors and using the midpoint distributable equity value, this implied a $14.72 price per share.

        While not specifically quantified in the analyses described above, Blackstone also considered other potential operating scenarios, including, but not limited to, a scenario in which a consensual agreement between the Debtors' secured and unsecured creditors was not reached prior to filing chapter 11. If the consensual agreement that is embodied in the Plan and this Disclosure Statement had not been reached, Dade would have entered a "freefall" bankruptcy. Under such a scenario, management expected that its financial performance would have been more severely impacted by the chapter 11 Filing, as it would have been difficult to place new instruments during such a period of uncertainty. The freefall bankruptcy would almost certainly have lasted significantly longer than the time period anticipated as part of the prepackaged bankruptcy plan. While many Debtors are adversely impacted by the uncertainty surrounding chapter 11, management believed that a freefall bankruptcy would have had a particularly severe impact on Dade because (a) as the key part of a hospital's diagnostic laboratory, its equipment plays a mission critical role in the diagnosis of people's health and well being, (b) reagents are generally supplied on a sole-source basis, (c) equipment leases typically involve a five-year relationship and (d) Dade has many foreign customers, suppliers and financing sources who might construe Dade's bankruptcy as a liquidation. With regard to
(d) above, it is important to distinguish between a prepackaged scenario, where these foreign entities can be given significant comfort about the outcome of the bankruptcy and a freefall bankruptcy where no such clarity can be provided. Because New Dade's future cash flows rely heavily on current instrument placements due to the associated ongoing reagent sales, a material decline in new instrument placements during a freefall bankruptcy would significantly impact free cash flows and the terminal value. Such an impact would have reduced enterprise value by several hundred million dollars versus the enterprise value presented above, which would have resulted in significantly lower recoveries to creditors.

        This estimated range of values represents a hypothetical value that reflects the estimated intrinsic value of New Dade derived through the application of various valuation techniques. Such analysis does not purport to represent valuation levels that would be achieved in, or assigned by, the public markets for debt and equity securities or private markets for corporations. Blackstone's estimate is necessarily based on economic, market, financial and other conditions as they exist on and on the information made available to it as of, the date of this Disclosure Statement. It should be understood that, although subsequent developments may affect Blackstone's conclusions, Blackstone does not have any obligation and does not intend to update, revise or reaffirm its estimate.

XXII.   FINANCIAL INFORMATION

        A.      GENERAL

        The consolidated balance sheets for the fiscal years ended December 31, 2000 and 2001 and the related consolidated statements of operations, statements of senior redeemable preferred stock and shareholders' equity (deficit) and cash flows for each of the three years ended December 31, 1999, 2000 and 2001 together with the "Management's Discussion and Analysis of Results of Operations" included therein, are included as Exhibit D.

        This financial information is provided to permit the holders of Claims to better understand the Debtors' historical business performance and the impact of the Chapter 11 Cases on the Debtors' businesses. The Debtors will be required to File monthly operating reports with the Bankruptcy Court. Such financial information will be on file with the Bankruptcy Court and publicly available for review.

        B.      SELECTED FINANCIAL DATA

        Set forth below are selected historical consolidated financial data of the Debtors as of the dates and for the periods shown (dollars in millions). The selected historical financial data were derived from the Debtors' financial statements, which, are included elsewhere in this Disclosure Statement. The selected historical financial data should be read in conjunction with the Consolidated Financial Statements (including the accompanying notes thereto) and the "Management's Discussion and Analysis of Results of Operations" which are attached hereto as Exhibit D. The Consolidated Financial Statements (including the accompanying notes thereto) and the "Management's Discussion and Analysis of Results of Operations" are unaudited.

----------------------------------------------------------------------------------------------------
                                                              YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------
                                                                                              THREE
                                                                                             MONTHS
                                                                                              ENDED
                                              1998(1)     1999(2)     2000(3)     2001(4)    3/31/02
----------------------------------------------------------------------------------------------------
Net sales.................................   $1,294.1   $ 1,318.1    $1,183.7    $1,232.4   $  306.2
----------------------------------------------------------------------------------------------------
Cost of goods sold........................      529.4       571.0       583.4       595.6      148.2
----------------------------------------------------------------------------------------------------
Gross profit..............................      764.4       747.2       600.3       636.8      158.0
----------------------------------------------------------------------------------------------------
Marketing and administration expenses.....      512.5       560.4       470.8       432.3       99.0
----------------------------------------------------------------------------------------------------
Research and development expenses.........       95.8        99.7       103.3        83.7       18.8
----------------------------------------------------------------------------------------------------
Goodwill amortization expense ............        5.4         5.3         5.0         8.9          -
----------------------------------------------------------------------------------------------------
Restructuring expense.....................       (4.5)       13.3        44.5        23.4        2.9
----------------------------------------------------------------------------------------------------
Income (loss) from operations.............      155.5        68.4       (23.3)       88.5       37.3
----------------------------------------------------------------------------------------------------
Extraordinary items.......................          -        (8.8)       (6.8)          -       20.0
----------------------------------------------------------------------------------------------------
Net income (loss).........................       43.5       (38.5)     (532.6)     (101.7)      15.6
----------------------------------------------------------------------------------------------------
Bank EBITDA...............................      258.6       265.9       195.0       232.2       60.9
----------------------------------------------------------------------------------------------------
Total Assets..............................   $1,533.4   $ 1,665.8    $1,320.5    $1,148.7   $1,093.9
----------------------------------------------------------------------------------------------------
Long-term liabilities.....................   $  815.6   $ 1,359.9    $  116.3    $  148.0   $  128.9
----------------------------------------------------------------------------------------------------

----------
(1) Net income for the year ended December 31, 1998, reflects the following pre-tax charges: (i) $13.1 million of stock-based compensation charges related to grants of stock options and purchase rights, (ii) $24.6 million of integration costs associated with the Behring Combination and (iii) $5.4 million in Year 2000 ("Y2K") remediation costs.
(2) The net loss for the year ended December 31, 1999, reflects the following pre-tax charges: (i) $16.8 million and $22.7 million of advisory fees and stock compensation expense, respectively, related to the June 1999 recapitalization plan, (ii) $23.5 million of Y2K remediation costs and (iii) $26.3 million of integration costs associated with the Behring Combination and
        (iv) a $16.5 million restructuring charge in connection with a reorganization of the Debtors' management structure to reduce operating costs and increase productivity in the Debtors' U.S. and European sales, service and R&D groups.
(3) The net loss for the year ended December 31, 2000, reflects the following pre-tax charges: (i) $31.4 million of lost gross profit and one-time costs associated with the transition of the Coagulation and MicroScan business from Allegiance to direct distribution and (ii) a $44.5 million restructuring charge in connection with the Debtors' cost reduction initiatives. The net loss for the year ended December 31, 2000, also includes a $421 million valuation reserve recorded in 2000 against the Debtors' deferred tax assets. The deferred tax valuation reserve was recorded since management does not believe the recoverability of the net deferred tax assets is more likely than not as a result of the potential future restrictions on the Debtors' U.S. net operating losses due to the change in ownership resulting from the chapter 11 filing.
(4) The net loss for the year ended December 31, 2001, reflects the following pre-tax changes: (i) $23.4 million restructuring charge in connection with the Debtors' cost reduction initiatives, (ii) $8.2 million of lost gross profit and one-time costs associated with the transition of the coagulation and MicroScan business from Allegiance to direct distribution and
        (iii) $23.9 million of fees associated with the Debtors' Restructuring. The net loss for the year ended December 31, 2001, also reflects a $48 million valuation reserve recorded in 2001 against the Debtors' deferred tax assets. The deferred tax valuation reserve was recorded since management does not believe the recoverability of the net deferred tax assets is more likely than not as a result of the potential future restrictions on the Debtors' U.S. net operating losses due to the change in ownership resulting from the chapter 11 filing.

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        C.      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                RESULTS OF OPERATIONS

        Comparisons drawn from the Debtors' Consolidated Financial Statements for 1998 through 2001 are impacted by certain significant purchase accounting-related and other items impacting comparability. Such items include, but may not be limited to:

2002

        $3.8 million non-recurring fees associated with the Restructuring;

        $2.9 million restructuring charge in connection with the Debtors' cost reduction initiatives; and

        $20.0 million extraordinary gain from the write-off of negative goodwill in accordance with SFAS 142.

2001

        $8.2 million non-recurring impact on gross profit and expenses associated with the transition of the coagulation and MicroScan business from Allegiance to direct distribution;

        $23.4 million restructuring charge in connection with the Debtors' cost reduction initiatives; and

        $23.9 million non-recurring fees associated with the Restructuring.

2000

        Negative, nonrecurring impact on sales and gross profit of $12.7 and $7.5, respectively, related to the transition of the Coagulation and MicroScan business from Allegiance to direct distribution. This negative impact is the result of the continued sale by Allegiance of customer specific Hemostasis inventory lots held by Allegiance for up to eighteen months. As customers transition to new specific lots, they will order directly from the Debtors;

        Negative sales and gross profit impact of $17.5 million related to the negotiated settlement of the termination of the Allegiance distribution agreement

        $44.5 million restructuring charge in connection with the Debtors' cost reduction initiatives; and

        The increase in depreciation expense due to the loss of $21.8 million of Behring purchase accounting credits recorded in gross profit.

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1999

        $16.8 million of non-recurring advisory fees and out-of-pocket expenses associated with the Debtors' review and consideration of strategic alternatives and mergers and acquisitions leading to the June 1999 recapitalization;

        $16.5 million restructuring charge in connection with a reorganization of the Debtors' management structure to reduce operating costs and plans to increase productivity in the Debtors' U.S. and European sales and service and R&D groups;

        $22.7 million of non-recurring stock-based compensation expense related to the June 1999 recapitalization;

        $23.5 million of Y2K remediation costs;

        $26.3 million of integration costs associated with the Behring Combination;

        $14.0 million of non-recurring costs associated with the remediation of the new Delaware product distribution system;

        The reversal to income of $5.9 million of various excess purchase accounting and restructuring reserves; and

        The reversal to income of approximately $11.0 million of various legal related reserves as a result of settlement or discontinuation of several legal proceedings.

1998

        $13.1 million of stock-based compensation charges were recorded related to grants of stock options and purchase rights;

        $24.6 million of integration costs associated with the Behring Combination; and

        $5.4 million of Y2K remediation costs.

RESULTS OF OPERATIONS

QUARTER 1, 2002 COMPARED TO QUARTER 1, 2001

        NET SALES. Net sales for the period ended March 31, 2002 totaled $306.2 million as compared to $334.2 million in the comparable year-prior period.

        The $28.0 million or 8.4% decrease in net sales for the period is attributable primarily to a $7.6 million or a 19.2% increase in Coagulation product line revenues, a $10.4 million or 4.5% increase in other core product revenues primarily driven by the Dimension product line, offset by an $8.4 million or 29.7% decrease in mature products, $7.6 million of adverse foreign currency rate changes, $17.4 million of sold business impact and $12.6 million or 3.8% due to the favorable one-time impact in Quarter 1, 2001, resulting from the Debtors' adoption of the SEC

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accounting standard SAB 101. Adjusting for foreign exchange, sold business and accounting changes, sales increased $9.7 million or 3.3% for the period.

        GROSS PROFIT. Gross profit for the year ended March 31, 2002 decreased $9.3 million to $158.0 million as compared to $167.3 million in the comparable year-prior period. The decrease in gross profit for the three-month period ended March 31, 2002 is attributable primarily to an increase in Coagulation and Other Core product revenues, offset by $5.4 million of adverse foreign currency rate changes, $5.9 million of sold business impact and $3.8 due to the favorable one-time impact in Quarter 1, 2001, resulting from the Debtors' adoption of the SEC accounting standard SAB 101 and planned declines in mature product revenues.

        Gross margins for the quarter ended March 31, 2002 were 51.6% compared to 50.1% in the comparable year-prior period. The 150 basis points increase in the three-month period ended March 31, 2002 is primarily due to increases in margin of our Core Product lines and a shift in mix of sales away from lower margin, non-core product lines to higher margin, core product lines.

        MARKETING AND ADMINISTRATIVE EXPENSE. Marketing and administrative expense for the quarter ended March 31, 2002 decreased $10.2 million or 9.3% to $99.0 million as compared to $109.2 million in the comparable year-prior period.

        The decrease in marketing and administrative expense for the period ended March 31, 2002, is attributable primarily to the Debtors' cost cutting actions and $3.0 million of foreign currency rate change benefit.

        RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense for the quarter ended March 31, 2002 totaled $18.8 million as compared to $20.8 million in the comparable year-prior period.

        The $2.0 million or 9.6% decrease in the comparable year-prior three-month period is attributable to Debtors reducing spending by redirecting investments toward high growth areas and scaling back spending to maintenance levels in areas with minimal growth potential and $0.2 million of foreign currency rate change benefit.

        RESTRUCTURING EXPENSE. Debtors recorded a $2.9 million restructuring charge in 2002 which related to a global cost reduction program that was initiated in 2000.

        The restructuring programs identified in 2002 and the actions initiated are an extension of the cost reduction program approved in 2000. While management believes substantial integration of its acquired businesses has been achieved, management also believes that continued globalization of its product offerings and services is necessary. Management is committed to an ongoing review of business processes and systems and may initiate additional restructuring actions to reduce its operating costs and enhance global efficiencies.

        INCOME FROM OPERATIONS. Income from operations for the quarter ended March 31, 2002 increased $6.0 million to $37.3 million compared to $31.3 million income from operations in the comparable year-prior period.

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        The increase in income from operations for the quarter ended March 31,
2002 is due primarily to the $10.2 million reduction in cost in the Marketing and Administrative areas, $2.0 million dollars in reduced Research & Development spending, $1.8 million reduction in restructuring expense and improved gross margins. The effect of these items were partially offset by the decline in gross profit.

        NET INTEREST EXPENSE. Net interest expense for the quarter ended March 31, 2002 totaled $29.8 million, a $9.6 million reduction over the same period in 2001. This reduction stems from lower borrowing levels and lower interest rates.

        OTHER INCOME/EXPENSE. Other expense for the quarter ended March 31, 2002 totaled $11.2 million, as compared to other expense of $2.2 million in the comparable year-prior period. The increase in other expense is attributable primarily to $4.2 million of additional foreign currency transaction losses in Argentina, $3.8 million of non-recurring fees associated with the debt restructuring and the retirement of non-productive fixed assets.

        INCOME TAXES. An income tax expense of $0.7 million (an effective rate of -19%) was recorded in the quarter ended March 31, 2002, as compared to $3.9 million of benefit (an effective tax rate of 38%) in the quarter ended March 31, 2001. The negative effective tax rate in 2002 is attributable to the valuation allowances that have been booked related to the Debtors' net operating losses.

        NET LOSS BEFORE EXTRAORDINARY ITEM. The Debtors reported a net loss for the quarter ended March 31, 2002 of $4.4 million as compared to a net loss of $6.4 million in the comparable year-prior period, an improvement of $2.0 million.

        The improvement in net income for the quarter ended March 31, 2002 is due primarily to reductions in operating expenses and net interest expense, but offset by increases in other non-operating expenses.

        EXTRAORDINARY ITEM. In accordance with SFAS 142, Goodwill and Other Intangible Assets, the Debtors wrote off negative goodwill and recognized a $20.0 million gain due to a cumulative effect of a change in accounting principle. The Debtors are currently assessing the potential impact, if any, that may be caused by the assessment of impairment requirements of SFAS 142.

        NET INCOME. Net income for the quarter ended March 31, 2002 totaled $15.6 million as compared to a net loss of $6.4 million in the comparable year-prior period, an improvement of $22.0 million.

        The improvement in net income for the quarter ended March 31, 2002 is due primarily to the $20.0 extraordinary gain from the write-off of negative goodwill in accordance with SFAS 142.

        BANK EBITDA. Bank EBITDA for the quarter ended March 31, 2002 totaled $60.9 million, an $8.5 million increase as compared to the same period in 2001. The increase in Bank EBITDA for the quarter ended March 31, 2002 is due primarily to lower marketing and

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administrative expense and lower research and development expense partially offset by an increase in other non-operating expenses.

2001 COMPARED TO 2000

        NET SALES. Net sales for the year ended December 31, 2001 totaled $1,232.4 million as compared to $1,183.7 million in the comparable year-prior period.

        The $48.7 million or 4.1% increase in net sales for the period is attributable primarily to a $78.7 million or a 14.4% increase in Core Chemistry product line revenues, a $49.6 million or 11.6% increase in Other Core product revenues, partially offset by a $18.1 million or 12.0% decrease in mature products, $30.7 million of adverse foreign currency rate changes and $30.8 million of sold business impact. Adjusting for foreign exchange and sold business, sales increased $110.2 million or 9.8% for the period.

        GROSS PROFIT. Gross profit for the year ended December 31, 2001 increased $36.5 million to $636.8 million as compared to $600.3 million in the comparable year-prior period. The increase in gross profit for the twelve-month period ended December 31, 2001 is attributable primarily to an increase in Core Chemistry and Other Core product revenues, partially offset by a $14.1 million increase in depreciation expense related to Behring purchase accounting, $26.4 million of adverse foreign currency rate changes, $4.9 million of sold business impact, $4.5 million in non-Cash write-off of under performing intangible assets and planned declines in mature product revenues.

        Gross margins for the year ended December 31, 2001 were 51.7% compared to 50.7% in the comparable year-prior period. The 100 basis points increase in the twelve-month period ended December 31, 2001 is primarily due to increases in margin of our Core Product lines, partially offset by the non-Cash increase in depreciation expense noted above (114 basis points) and the non-Cash write-off of under-performing assets (36 basis points).

        MARKETING AND ADMINISTRATIVE EXPENSE. Marketing and administrative expense for the year ended December 31, 2001 decreased $38.5 million or 8.2% to $432.3 million as compared to $470.8 million in the comparable year-prior period.

        The decrease in marketing and administrative expense for the period ended December 31, 2001, is attributable primarily to the Debtors' cost cutting actions, $2.6 million of sold business benefit and $14.6 million of foreign currency rate change benefit. As a result of the Debtors' cost cutting actions, marketing and administrative expense as a percentage of sales have decreased to 35.1% in 2001 as compared to 39.8% in 2000.

        RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense for the year ended December 31, 2001 totaled $83.7 million as compared to $103.3 million in the comparable year-prior period.

        The $19.6 million or 19.0% decrease in the comparable year-prior twelve-month period is attributable to the Debtors reducing spending by redirecting investments toward high growth areas and scaling back spending to maintenance levels in areas with minimal growth potential and $.6 million of foreign currency rate change benefit.

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        Research and development expenditures are primarily focused on the development of new instrument platforms and expansion of test menus.

        OTHER INCOME/EXPENSE. Other expense for the nine-month period ended December 31, 2001 totaled $10.6 million, as compared to income of $10.3 million in the comparable year-prior period. The increase in other expense is due to $11.0 million of additional foreign currency transaction losses and the settlement of two separate litigation matters in 2000.

        BANK EBITDA. Bank EBITDA for the year ended December 31, 2001 totaled $232.2 million, a $37.2 million increase from Bank EBITDA as compared to the same period in 2000. The increase in Bank EBITDA for the year ended December 31, 2001 is due primarily to higher gross profit from increased sales, lower marketing and administrative expenses and lower research and development expense partially offset by an increase in other non-operating expenses.

2000 COMPARED TO 1999

        NET SALES. Net sales for the year ended December 31, 2000 totaled $1,183.7 million as compared to $1,318.1 million in the comparable year-prior period.

        The $134.4 million or 10.2% decrease in net sales for the year ended December 31, 2000 is also attributable to foreign currency rate changes ($55.1 million), sold businesses ($17.0 million), impact of adopting SAB 101 ($21.9 million) and timing related revenue reductions in our coagulation business ($33.8 million). The decline in coagulation is driven primarily by the decision to discontinue our distribution relationship with Allegiance. Excluding the impact of these items, sales as compared to the year prior period decreased $6.6 million or approximately 0.5%. The Debtors' Core Chemistry product lines revenues increased eleven percent (11%) globally as compared to the prior year adjusted for foreign exchange.

        GROSS PROFIT. Gross profit for the year ended December 31, 2000 decreased $146.8 million or 19.6% to $600.3 million as compared to $747.1 million in the comparable year-prior period. The decrease in gross profit for the period ended December 31, 2000 is attributable primarily to foreign currency rate changes ($44.8 million), sold businesses ($8.2 million), impact of adopting SAB 101 ($12.6 million), the Coagulation business ($33.0 million), an increase in depreciation expense related to Behring purchase accounting ($25.2 million). The decline in the Coagulation business is driven primarily by the Allegiance transition. Excluding these impacts, gross profit decreased by $23.0 million or 3.1% due to the expected decline in higher margin mature product revenues noted above partially offset by increased lower margin third party product and service revenues.

        Gross margins for the year ended December 31, 2000 were 50.7% compared to 56.7% in the comparable year-prior period. The 600 basis points decrease in the year ended December 31, 2000 is primarily due to foreign currency rate changes and sold businesses (100 basis points), the impact of adopting SAB 101 (10 basis points), the coagulation impact (120 basis points) and the increase in depreciation expense noted above (210 basis points). Excluding these impacts, gross profit margin decreased by 160 basis points primarily as a result of changes in product mix as discussed above.

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        MARKETING AND ADMINISTRATIVE EXPENSE. Marketing and administrative expense for 2000 totaled $470.8 million as compared to $560.5 million in 1999. The $89.7 million decrease in marketing and administrative expense for the year ended December 31, 2000 is attributable primarily to $21.9 million of benefit from foreign currency rate changes and sold businesses, $16.8 million of advisory fees and $22.7 million of stock compensation expense related to the June 1999 recapitalization, as well as incremental one-time expenses in 1999 of $26.5 million and $8.7 million of fewer non-Cash charges in 2000. Excluding these impacts, marketing and administrative costs have increased by $6.9 million as the Debtors' cost cutting actions have nearly offset inflationary impacts.

        RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense for the year ended December 31, 2000 totaled $103.3 million as compared to $99.7 million in the comparable year-prior period.

        The $3.6 million or 3.6% increase in the comparable year ago period is attributable to increased investment in new products which was partially offset by the benefit from foreign currency rate changes ($4.5 million).

        RESTRUCTURING EXPENSE. The Debtors recorded $51.7 million of restructuring expense in 2000 in connection with a global cost reduction program. In addition, net adjustments of $7.2 million to the reserves recorded in connection with the 1999 Reserve were reversed to income in 2000.

        The restructuring actions taken in 2000 and the first quarter of 2001 are expected to generate approximately $77 million of cost savings when fully implemented.

        INCOME (LOSS) FROM OPERATIONS. Loss from operations for the year ended December 31, 2000 increased $91.6 million to $23.3 million as compared to $68.3 million income from operations in the comparable year-prior period.

        The decrease in income from operations for the year ended December 31, 2000 is due primarily to reduced gross profit offset as discussed above and an increase in restructuring expense, offset partially by reduced marketing and administrative expenses.

        NET INTEREST EXPENSE. Net interest expense for the year ended December 31, 2000 totaled $149.6 million, a $41.6 million increase over the same period in 1999. The increase in net interest expense is primarily attributable to increased borrowing levels as a result of the June 1999 recapitalization and higher interest rates.

        OTHER INCOME/EXPENSE. Other income for the year ended December 31, 2000 totaled $10.3 million, as compared to $2.0 million in the comparable year-prior period. Other income for the year ended December 31, 2000 is primarily comprised of the settlement of two separate litigation matters.

        NET INCOME (LOSS). Net loss for the year ended December 31, 2000, totaled $532.6 million, a $494.1 million increase from net loss as compared to the same period in 1999.

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        The increase in net loss for the year ended December 31, 2000 is due primarily to lower income from operations, higher net interest expense and a $421 million valuation reserve recorded against the Debtors' deferred tax asset.

        BANK EBITDA. Bank EBITDA for the year ended December 31, 2000 totaled $195.0 million, a $70.9 million decrease from Bank EBITDA as compared to the same period in 1999. Adjusting for foreign currency rate changes of $26.4 million, sold businesses of $8.4 million, coagulation shortfall of $5.9 million and incremental non-recurring income of $10.2 million, Bank EBITDA for the year ended December 31, 2000 was down $20.0 million as compared to the same period in 1999. This residual decrease in EBITDA is due to increased R&D expense and declines in gross profit as discussed above.

1999 COMPARED TO 1998

        NET SALES. Net sales for 1999 totaled $1,318.1 million as compared to $1,294.1 million in 1998. The $24 million or 1.9% increase over 1998 was attributable primarily to strong sales growth from Dimensiona, Stratusa CS, Hemostasis and other core products offset by planned declines in non-core Paramaxa, Stratusa, acaa and other product lines and the impact of non-strategic business divestitures that occurred in the third quarter of 1998.

        Excluding sold businesses, revenues grew by $48.7 million or 3.9% in 1999 as compared to 1998. During 1999, the Debtors experienced 13% sales growth from core product lines, offset by planned declines in non-core product lines. Foreign exchange rate fluctuations did not have a material impact on net sales in 1999 as compared to 1998.

        GROSS PROFIT. Gross profit for 1999 decreased $17.2 million or 2.3% to $747.2 million as compared to $764.4 million in 1998. Gross margins for 1999 were 56.7% compared to 59.1% in 1998. The decrease in gross profit for 1999 is attributable primarily to increased depreciation expense and Year 2000 remediation expenses.

        MARKETING AND ADMINISTRATIVE EXPENSE. Marketing and administrative expense for 1999 totaled $560.4 million as compared to $512.5 million in 1998. The $47.9 million or 9.3% increase in marketing and administrative expense for 1999 is attributable primarily to the non-recurring June 1999 stock-based compensation expense related to the recapitalization, non-recurring advisory fees and out-of-pocket expenses related to the review and consideration of strategic alternatives and merger and acquisitions leading up to the recapitalization transaction, non-recurring remediation costs of the new Delaware product distribution system and Year 2000 remediation expenses.

        RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense for 1999 totaled $99.7 million. Research and development expense for 1998 totaled $95.8 million. The $3.9 million or 4.1% increase in research and development expense for 1999 is attributable primarily to increased investment in new products partially offset by cost synergies related to eliminating overlapping or redundant research and development projects.

        RESTRUCTURING EXPENSE. The Debtors recorded a $16.5 million restructuring charge in 1999 to reorganize the Debtors' management structure and to reduce operating cost in the sales,

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service and R&D groups. In addition, net adjustments of $3.2 million to the 1997 reserves recorded in connection with the Behring Combination were reversed to income in 1999.

        INCOME FROM OPERATIONS. Income from operations for 1999 decreased $87.1 million to $68.4 million as compared to $155.5 million in 1998. The decrease in income from operations is due primarily to the $22.7 million non-recurring June 1999 stock-based compensation expense related to the recapitalization, $23.5 million of Year 2000 remediation expenses, $16.8 million of non-recurring advisory fees and out-of-pocket expenses associated with the review and consideration of strategic alternatives and mergers and acquisitions leading up to the recapitalization transaction, $16.5 million of the non-recurring June 1999 restructuring charge, approximately $5.0 million of increased depreciation expense and $14.0 million of non-recurring remediation costs of the new Delaware product distribution system. Excluding these non-recurring charges, income from operations in 1999 could have been $166.9 million. Foreign exchange rate fluctuations did not have a material impact on income from operations in 1999 as compared to 1998.

        NET INTEREST EXPENSE. Net interest expense for 1999 totaled $108.0 million as compared to $80.5 million in 1998. The $27.5 million, or 34.2% increase was attributable primarily to higher borrowing levels as a result of the June 1999 recapitalization.

        OTHER INCOME. Other income of $6.2 million in 1999 includes $3.6 million of royalty income and a gain of $2.3 million from the settlement of a patent infringement matter.

        INCOME TAXES. An income tax benefit of $8.0 million (an effective rate of 21.2%) was recorded in 1999. At December 31, 1999, the Debtors had net deferred tax assets of $399.6 million. In assessing the reliability of the deferred tax asset, management has analyzed the Debtors' forecast of future taxable income by jurisdiction and other relevant factors, including carryforward limitations and has concluded that recoverability of the net deferred tax asset is more likely to occur than not.

        NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM. For the year ended December 31, 1999, the Debtors incurred a net loss before extraordinary item of $29.7 million, as compared to a net income of $43.5 million in 1998. The decrease in net income is attributable primarily to lower income from operations, increased interest expense, partially offset by the gains included in other income.

        NET INCOME (LOSS). For the year ended December 31, 1999, the Debtors incurred a net loss of $38.5 million as compared to net income of $43.5 million in 1998. The decrease in net income is attributed primarily to lower level of income from operations and an extraordinary loss related to early retirement of debt partially offset by the gains included in other income.

        EBITDA. EBITDA, as defined by the Debtors, represents the sum of net income (loss), interest, taxes, depreciation and amortization, non-recurring charges, including non-Cash stock-based compensation expenses, Y2K costs, integration costs, purchase accounting related charges, restructuring charges and certain other non-Cash and/or non-recurring charges. EBITDA is in management's opinion, a widely accepted financial indicator of the Debtors' ability to service or incur indebtedness. While the Debtors do not advocate EBITDA to be considered as a substitute

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for net income or cash flows, it is the primary financial metric used by management. EBITDA for 1999 totaled $265.9 million as compared to $258.6 million in 1998. The $7.3 million or 2.8% increase over 1998 was attributable primarily to a continued realization of cost synergies from the integration of the Behring operations.

        Integration costs stem from the Behring acquisition and pertain to expenses incurred in connection with the Debtors' efforts to combine complementary product lines, eliminate manufacturing redundancies, consolidate infrastructure and leverage the unique core competencies of the predecessor and acquired business. The principal elements of such costs include: (i) manufacturing variances, moving, personnel retention and start-up costs associated with the transfer of manufacturing capacity from Miami, Florida to Marburg, Germany, (ii) personnel costs related to the consolidation of information technology, logistics management and various other functions within Europe and (iii) costs associated with the cross training of personnel among the combined product lines.

        Y2K remediation costs represent baseline and incremental costs incurred at the direction of the Debtors' Y2K program office in connection with achieving Y2K readiness. Baseline costs represent allocated payroll expenses attributed to the estimated time employees spent on the Y2K remediation effort.

XXIII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

        If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization.

        A.      LIQUIDATION UNDER CHAPTER 7

        If no plan can be confirmed, the Debtors' Chapter 11 Cases may be converted to a case (or cases) under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and Equity Interests and the Debtors' liquidation analysis is set forth in Section XXI.B.1.b, above, entitled "CONFIRMATION - Best Interests Test," the Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of (a) the likelihood that the assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations and (ii) no distributions being made to Holders of Existing Subordinated Note Claims or to Equity Interests in Dade.

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        B.      ALTERNATIVE PLAN OF REORGANIZATION

        If the Plan is not confirmed, the Debtors (or if the Debtors' exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and Equity Interest Holders than the Plan because of the greater return provided by the Plan.

XXIV.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

        The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain Holders of Claims and Equity Interests.

        The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

        The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, except as otherwise provided, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, financial institutions, tax-exempt organizations and investors in pass-through entities).

        This discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.

        This discussion does not apply to Holders of Claims and Equity Interests that are not United States persons (as defined in the Tax Code) or that are otherwise subject to special treatment under U.S. federal income tax law (including, for example, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies and regulated investment companies). Moreover, this discussion does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors, Holders of Claims and Holders of Equity Interests based on their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under state, local or foreign tax law.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED ON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. THUS, THE FOLLOWING SUMMARY DOES NOT CONSTITUTE THE PROVISION OF TAX ADVICE TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

        A.      REALIZATION OF CANCELLATION OF INDEBTEDNESS INCOME

        Subject to certain exceptions, a debtor generally recognizes an amount of cancellation of debt ("COD") income upon satisfaction of its outstanding indebtedness equal to the excess of (i) the adjusted issue price of the indebtedness satisfied over (ii) the sum of the issue price of any new indebtedness issued, the amount of Cash paid and the fair market value of any other consideration (including stock of the debtor) given in satisfaction of the indebtedness. As discussed below, there is a bankruptcy exception to the recognition of COD income which will apply to the Debtors in connection with the Plan.

        A debtor is not required to include COD income in gross income if the debt discharge occurs in a Title 11 case. However, under the Tax Code the debtor must, as of the first day of the next taxable year, reduce its tax attributes (in general, first its NOL carryovers and then tax credits and capital loss carryovers and then the tax basis of its assets) by the amount of COD income excluded from gross income by this exception. As an exception to the order of tax attribute reduction described above, a taxpayer can elect to reduce its tax basis in its depreciable assets first, then its NOL carryovers and then its tax credits and capital loss carryovers.

        The Debtors estimate that under the Plan they will realize in the aggregate approximately $67.4 million of COD income attributable to satisfaction of certain of the Claims for less than their adjusted issue price. Because the COD income will be realized in a Title 11 case, the Debtors will not be required to include the COD income in taxable income, but will be required to reduce their NOL carryovers by the amount of the COD income. The Debtors' NOL carryover as of December 31, 2001, will be decreased by the amount of COD income realized as a result of the Plan.

        B.      SECTION 382 LIMITATION ON NOL CARRYOVERS AND OTHER TAX
                ATTRIBUTES

        As a result of the consummation of the Plan, the Debtors will undergo an "ownership change" within the meaning of section 382 of the Tax Code. As a consequence, the Reorganized Debtors will be subject to limitation on the use of any NOL carryover incurred prior to the ownership change. Under special provisions of section 382 of the Tax Code applicable to companies in bankruptcy, the limitation will be equal to the product of (i) the lesser of (x) the value of the equity of the Reorganized Debtors immediately after the ownership change and (y) the value of the Debtors' consolidated gross assets immediately before such change (with certain adjustments) and (ii) the "long-term tax-exempt rate" in effect for the month of the Effective Date of the Plan as published in the Internal Revenue Bulletin of the United States Treasury Department. (The long-term tax-exempt rate for June 2002 is 5.01%). The Debtors intend to elect not to apply the general NOL limitation applicable to companies in bankruptcy since application of that rule would result in less favorable treatment than that described above.

        If a corporation that undergoes an ownership change has a "net unrealized built-in loss," subject to certain limitations, any "recognized built-in loss" during the five-year period beginning with the date of the ownership change (the "recognition period") is generally treated as a pre-change loss and is subject to the section 382 Limitation described above. If the corporation has a "net unrealized built-in gain," subject to certain limitations, the section 382 Limitation for any taxable year within the recognition period will be increased by the "recognized built-in gain" for such taxable year. A net unrealized built-in gain or net unrealized built-in loss exists to the extent the fair market value of the corporation's assets is more or less, respectively, than the aggregate adjusted tax basis of its assets immediately before the ownership change, provided the resulting net unrealized built-in gain or net unrealized built-in loss is greater than the lesser of (i) 15% of the fair market value of the corporation's assets and (ii) $10 million. Under current IRS administrative policy, the amount of the COD income recognized upon an ownership change is treated as an item of income attributable to the pre-change period under section 382(h)(6) of the Tax Code and such COD income is added to the gross fair market value of the corporation's assets in determining whether the loss corporation has a net unrealized built-in loss.

        Any unused section 382 Limitation in a given year may be carried forward, thereby increasing the section 382 Limitation in the subsequent taxable year. However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the section 382 Limitation resulting from the ownership change will be zero.

        C.      ALTERNATIVE MINIMUM TAX

        A corporation must pay an alternative minimum tax ("AMT") equal to 20% of its alternative minimum taxable income ("AMTI"), reduced by certain credits allowable for AMT purposes, to the extent that the AMT exceeds the tax of the corporation calculated at the normal progressive income tax rates. In calculating the AMTI, a corporation's income and losses are subject to various adjustments. For example, in computing AMTI, a corporation's NOLs are adjusted for the adjustments and preferences under the AMT sections of the Tax Code and such resulting NOLs can be utilized to offset only 90% of the corporation's AMTI (100% for NOLs generated or taken as carry-forwards in taxable years ending in 2001 or 2002). However, COD income that is excluded from taxable income under the rules discussed above under "Realization of Cancellation of Indebtedness Income" similarly is excluded from AMTI. As a result of limitations on the use of the Debtors' NOLs and the reduced annual amount of depreciation used in calculating AMTI, it is possible that the Debtors may be required to pay AMT even though the Debtors may not otherwise be required to pay regular federal income tax.

        D.      CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS

                1.      CONSEQUENCES TO HOLDERS OF EXISTING SENIOR DEBT

        The Holders of Existing Senior Debt should be treated as exchanging their Existing Senior Debt for New Common Stock, New Senior Subordinated Notes and Cash in a taxable exchange under section 1001 of the Tax Code. Accordingly, Holders of Existing Senior Debt should recognize gain or loss equal to the difference between (i) the fair market value of New Common Stock, the issue price of the New Senior Subordinated Notes and the amount of Cash received therefor that is not allocable to accrued but untaxed interest and (ii) the Holder's basis in the Existing Senior Debt. In general, such gain or loss should be capital in nature and should be long-term capital gain or loss if the Existing Senior Debt were held for more than one year. To the extent that a portion of the New Senior Subordinated Notes, New Common Stock, or Cash received in exchange for the Existing Senior Debt is allocable to accrued but untaxed interest, the Holder may recognize ordinary income. See "Accrued but Untaxed Interest" below. A Holder's tax basis in New Common Stock received should equal the fair market value of the New Common Stock as of the Effective Date and a Holder's tax basis in a New Senior Subordinated Note will equal its issue price. A Holder's holding period for the New Senior Subordinated Notes and for New Common Stock should begin on the day following the Effective Date.

                2.      CONSEQUENCES TO HOLDERS OF EXISTING SUBORDINATED NOTES

        Whether Holders of Existing Subordinated Notes (other than Holders of the Hoechst Note Claims, the Bain Note Claims and the GS Note Claims) will recognize gain or loss on the exchange of Existing Subordinated Notes for New Common Stock depends on whether the exchange qualifies as a tax-free recapitalization. This, in turn, depends on whether the Existing Subordinated Notes are treated as "securities" for purposes of the reorganization provisions of the Internal Revenue Code. Whether an instrument constitutes a "security" is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent and whether such payments are made on a current basis or accrued.

        Assuming the Existing Subordinated Notes will be treated as securities, the exchange of the Existing Subordinated Notes for New Common Stock will constitute a tax-free recapitalization and a Holder will not recognize gain or loss on the exchange, except to the extent the New Common Stock is treated as received in satisfaction of accrued but untaxed interest on the Existing Subordinated Notes. See "Accrued But Untaxed Interest" below. Such Holder should obtain a tax basis in the New Common Stock equal to the tax basis of the Existing Subordinated Notes surrendered therefor and should have a holding period for the New Common Stock that includes the holding period for the Existing Subordinated Notes; provided that the tax basis of any share of New Common Stock treated as received in satisfaction of accrued interest on the Existing Subordinated Notes should equal the amount of such accrued interest and the holding period for any such share of New Common Stock should not include the holding period of the Existing Subordinated Notes.

                3.      CONSEQUENCES TO HOLDERS OF HOECHST NOTE CLAIMS

        A Holder of a Hoechst Note Claim will recognize gain or loss on the exchange of such Claim for Cash equal to the difference between (i) the amount realized (i.e., the amount of Cash received that is not allocable to accrued but untaxed interest) in respect of such Claim and (ii) its adjusted tax basis in such Claim.

                4.      ACCRUED BUT UNTAXED INTEREST

        Regardless of whether a Holder of Existing Senior Debt or Existing Subordinated Notes (including Hoechst Note Claims) recognizes gain or loss on the exchange, such Holder will be treated as receiving an interest payment to the extent that a portion of the New Common Stock, New Senior Subordinated Notes and/or Cash received, if any, is allocable to accrued but unpaid interest on the Existing Senior Debt or Existing Subordinated Notes exchanged therefor. Accordingly, a Holder who had not previously included such accrued interest in income would recognize taxable income with respect to such interest payment and a taxpayer who had previously included such accrued interest in income may recognize a loss (or, possibly, a write-off against a reserve for bad debts) with respect to such unpaid accrued interest previously included in income by the Holder except to the extent consideration received pursuant to the Plan is attributable to this accrued interest.

        Each Holder is urged to consult its tax advisor regarding the proper tax treatment of New Common Stock, New Senior Subordinated Notes and/or Cash received, if any, allocable to accrued unpaid interest.

                5. CONSEQUENCES TO HOLDERS OF BAIN NOTE CLAIMS, GS NOTE CLAIMS, EXISTING PREFERRED STOCK AND EXISTING COMMON STOCK

        A Holder of Bain Note Claims, GS Note Claims, Existing Preferred Stock and/or Existing Common Stock should be allowed a worthless securities deduction in an amount equal to the Holder's adjusted basis in his or her Bain Note Claims, GS Note Claims, Existing Preferred Stock and/or Existing Common Stock. If the Holder held the Bain Note Claims, GS Note Claims, Existing Preferred Stock, or Existing Common Stock as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital assets.

        E.      WITHHOLDING

        All distributions to Holders of Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a rate of up to 30%. Backup withholding generally applies if the Holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails to properly report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

        The foregoing summary has been provided for informational purposes only. All creditors and Holders of Claims and Equity Interests are urged to consult their tax advisors concerning the federal, state, local and other tax consequences applicable under the Plan.

XXV.    CONCLUSION AND RECOMMENDATION

        The Debtors believe the Plan is in the best interests of all creditors and urge the Holders of Allowed Bank Claims and Allowed Existing Subordinated Note Claims to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be received by the Debtors' Information and Voting Agent no later than 4:00 p.m. Eastern Time on July 29, 2002.

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS

IN RE:                                        )   CHAPTER 11
                                              )
DADE BEHRING HOLDINGS, INC., ET AL.,(1)       )   CASE NO. 02-B-______
                                              )   (JOINTLY ADMINISTERED)
                               DEBTORS.       )
                                              )

--------------------------------------------------------------------------------

                   PREPACKAGED JOINT PLAN OF REORGANIZATION OF
             DADE BEHRING HOLDINGS, INC. AND ITS FILING SUBSIDIARIES
              UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

--------------------------------------------------------------------------------


                                              James H.M. Sprayregen, P.C.
                                              Marc Kieselstein, Esq.
                                              Joseph U. Schorer, Esq.
                                              Steven R. Kotarba, Esq.
                                              KIRKLAND & ELLIS
                                              200 East Randolph Drive
                                              Chicago, Illinois  60601
                                              (312) 861-2000

                                              Counsel for the Debtors and
                                              Debtors in Possession

                                      Dated: June 27, 2002

----------
(1) The Debtors are the following entities: Dade Behring Holdings, Inc. Dade Behring Inc., Dade MicroScan Inc., Dade Finance, Inc., Syva Diagnostics Holding Co., Syva Childcare Inc., Syva Company and Chimera Research & Chemical.

                                TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                          ----

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION,  COMPUTATION OF TIME AND GOVERNING LAW..................1
     A.    Defined Terms...................................................................................1
     B.    Rules of Interpretation.........................................................................1
     C.    Computation of Time.............................................................................1
     D.    Governing Law...................................................................................2

ARTICLE II. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS.........................2
     A.    Summary.........................................................................................2
     B.    Administrative Expense Claims...................................................................4
     C.    Priority Tax Claims.............................................................................5
     D.    Classification and Treatment of Claims Against and Interests in Dade and Its Filing
           Subsidiaries....................................................................................5
     E.    Special Provision Governing Unimpaired Claims...................................................8

ARTICLE III. ACCEPTANCE OR REJECTION OF THE PLAN...........................................................8
     A.    Acceptance by Impaired Classes..................................................................8
     B.    Confirmation of the Plan Without Acceptance by All Classes of Impaired Claims...................8

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN...........................................................9
     A.    Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors..................9
     B.    Termination of DIP Facility.....................................................................9
     C.    Cancellation of Notes, Instruments, Common Stock, Preferred Stock and Stock Options............10
     D.    Issuance of New Securities; Execution of Related Documents; Execution of New Senior
           Debt Documents.................................................................................10
     E.    Transactions Required by the Plan..............................................................10
     F.    Management of New Dade.........................................................................11
     G.    Governance of Reorganized Debtors Other Than New Dade..........................................13
     H.    New Senior Debt................................................................................14
     I.    Corporate Governance, Corporate Action, and Directors and Officers.............................14
     J.    Payment of Fees and Expenses of Noteholders Committee..........................................15

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES..........................................15
     A.    Assumption of Executory Contracts and Unexpired Leases.........................................15
     B.    Assumption of Employee Benefits Plans..........................................................18
     C.    Retiree Benefits...............................................................................19
     D.    Assignments of Executory Contracts or Unexpired Leases Pursuant to the Plan....................19

     E.    Claims Based on Rejection of Executory Contracts or Unexpired Leases...........................19

ARTICLE VI. SECURITIES LAW MATTERS........................................................................19
     A.    Registration Rights for New Common Stock.......................................................19
     B.    New Senior Subordinated Notes Registration Rights Agreement....................................21

ARTICLE VII. PLAN PROVISIONS GOVERNING DISTRIBUTIONS......................................................21
     A.    Date and Delivery of Distribution..............................................................21
     B.    Undeliverable Distributions....................................................................22
     C.    Effect of Distribution Record Date.............................................................22
     D.    Distributions to Professional Escrow Account on the Effective Date.............................22
     E.    Setoffs and Recoupment.........................................................................23
     F.    Surrender and Cancellation of Instruments......................................................23
     G.    No Fractional Shares...........................................................................24
     H.    Lost, Stolen, Mutilated or Destroyed Instruments or Securities.................................24

ARTICLE VIII. EFFECTIVENESS OF THE PLAN...................................................................24
     A.    Effective Date.................................................................................24
     B.    Conditions Precedent...........................................................................24
     C.    Waiver of Conditions...........................................................................26

ARTICLE IX. PROCEDURES FOR TREATMENT OF DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS AND
     ADMINISTRATIVE EXPENSES..............................................................................26
     A.    Prosecution of Objections to Claims and Interests..............................................26
     B.    Procedures Regarding Disputed Administrative Expenses, Claims and Interests....................27
     C.    Allowance of Claims and Interests..............................................................28
     D.    Controversy Concerning Impairment..............................................................28

ARTICLE X. RELEASE, INJUNCTION, DISCHARGE AND RELATED PROVISIONS..........................................28
     A.    Full Releases..................................................................................28
     B.    Limited Releases by the Debtors................................................................30
     C.    Other Releases.................................................................................31
     D.    Officers and Directors.........................................................................31
     E.    Additional Indemnification.....................................................................32
     F.    Indemnification of Holders of Certain Equity Interests.........................................32
     G.    Discharge of the Debtors.......................................................................34
     H.    Modifications and Amendments...................................................................34
     I.    Exculpation....................................................................................35
     J.    Injunction.....................................................................................35

ARTICLE XI. RETENTION OF JURISDICTION.....................................................................35

ARTICLE XII. MISCELLANEOUS PROVISIONS.....................................................................37
     A.    Dissolution of Committee.......................................................................37
     B.    Payment of Statutory Fees......................................................................37

     C.    Compliance with Tax Requirements...............................................................37
     D.    Vesting and Liens..............................................................................37
     E.    Enforcement of Subordination...................................................................37
     F.    Allocation of Consideration....................................................................38
     G.    Successors and Assigns.........................................................................38
     H.    Reservation of Rights..........................................................................38
     I.    Section 1145 Exemption.........................................................................38
     J.    Section 1146 Exemption.........................................................................38
     K.    Preservation of Causes of Action...............................................................38
     L.    Votes Solicited in Good Faith..................................................................38
     M.    Further Assurances.............................................................................39
     N.    Service of Documents...........................................................................39
     O.    Filing of Additional Documents.................................................................39
     P.    Compromises and Settlements....................................................................39
     Q.    Plan Supplement................................................................................40

--------------------------------------------------------------------------------
                   PREPACKAGED JOINT PLAN OF REORGANIZATION OF
             DADE BEHRING HOLDINGS, INC. AND ITS FILING SUBSIDIARIES
--------------------------------------------------------------------------------

          Dade Behring Holdings, Inc. and its Filing Subsidiaries, debtors and debtors in possession in the above-captioned cases, hereby respectfully propose the following Prepackaged Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code:

                                    ARTICLE I.
                     DEFINED TERMS, RULES OF INTERPRETATION,
                      COMPUTATION OF TIME AND GOVERNING LAW

A.   DEFINED TERMS

          Any term used in capitalized form in the Plan that is not defined herein, in the Disclosure Statement, or in the Glossary(2) attached hereto, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules as applicable (including the meaning assigned by the Bankruptcy Code or the Bankruptcy Rules to a term that is used by the Bankruptcy Code or Bankruptcy Rules in defining such term).

B.   RULES OF INTERPRETATION

          For purposes of the Plan and Disclosure Statement, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender, (b) any reference herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed shall mean such document or exhibit as it may have been or may be amended, modified or supplemented, (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan, (e) the words "herein," "hereof," "hereunder" and "hereto" refer to the Plan in its entirety rather than to a particular portion hereof, (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation, and (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

C.   COMPUTATION OF TIME

          In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

----------
(2) The Glossary attached hereto is identical to the Glossary attached to the Disclosure Statement.

D.   GOVERNING LAW

          Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the state in which the Bankruptcy Court resides, without giving effect to the principles of conflict of laws thereof.

                                   ARTICLE II.
                          CLASSIFICATION AND TREATMENT
                         OF CLAIMS AND EQUITY INTERESTS

A.   SUMMARY

          The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, Confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. That portion of a Claim or Equity Interest shall be deemed part of a particular Class only to the extent that that portion of the Claim or Equity Interest qualifies for such treatment under the description of that Class, and any remainder of such Claim or Equity Interest that does not so qualify but qualifies for treatment under the description of a different Class shall be deemed a part of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. The table below shall be qualified, in its entirety, by the provisions of Article II of the Plan.

          The Estates of the Debtors have not been substantively consolidated. Except as specifically set forth herein, the Claims held against one of the Debtors will be satisfied solely from the property of such Debtor. Except as specifically set forth herein, nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any Claim against any other Debtor. Except as specifically provided otherwise herein, the Claims of creditors that hold Claims against all or more than one of the Debtors will be treated for all purposes as separate Claims with respect to each Debtor's Estate (including, but not limited to, distributions and voting) and such Claims will be administered as provided in the Plan.

          The classification of Claims and Equity Interests against the Debtors pursuant to the Plan is as follows:

----------------------------------------------------------------------------------
                            DADE BEHRING HOLDINGS, INC.
----------------------------------------------------------------------------------
 CLASS    CLAIM                               STATUS        VOTING RIGHTS
----------------------------------------------------------------------------------
  1A      Allowed Other Priority Claims       Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  2A      Allowed Bank Claims                 Impaired      entitled to vote
----------------------------------------------------------------------------------
  3A      Allowed Other Secured Claims        Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  4A      Allowed General Unsecured Claims    Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  6A      Equity Interests                    Impaired      not entitled to vote
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
                                 DADE BEHRING INC.
----------------------------------------------------------------------------------
 CLASS    CLAIM                               STATUS        VOTING RIGHTS
----------------------------------------------------------------------------------
  1B      Allowed Other Priority Claims       Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  2B      Allowed Bank Claims                 Impaired      entitled to vote
----------------------------------------------------------------------------------
  3B      Allowed Other Secured Claims        Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  4B      Allowed General Unsecured Claims    Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  5B      Allowed Existing Subordinated
            Note Claims                       Impaired      entitled to vote
----------------------------------------------------------------------------------
  6B      Allowed Equity Interests            Unimpaired    not entitled to vote
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
                                DADE MICROSCAN INC.
----------------------------------------------------------------------------------
 CLASS    CLAIM                               STATUS        VOTING RIGHTS
----------------------------------------------------------------------------------
  1C      Allowed Other Priority Claims       Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  2C      Allowed Bank Claims                 Impaired      entitled to vote
----------------------------------------------------------------------------------
  3C      Allowed Other Secured Claims        Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  4C      Allowed General Unsecured Claims    Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  6C      Allowed Equity Interests            Unimpaired    not entitled to vote
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
                                 DADE FINANCE, INC.
----------------------------------------------------------------------------------
 CLASS    CLAIM                               STATUS        VOTING RIGHTS
----------------------------------------------------------------------------------
  1D      Allowed Other Priority Claims       Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  2D      Allowed Bank Claims                 Impaired      entitled to vote
----------------------------------------------------------------------------------
  3D      Allowed Other Secured Claims        Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  4D      Allowed General Unsecured Claims    Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  6D      Allowed Equity Interests            Unimpaired    not entitled to vote
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
                           SYVA DIAGNOSTICS HOLDING CO.
----------------------------------------------------------------------------------
 CLASS    CLAIM                               STATUS        VOTING RIGHTS
----------------------------------------------------------------------------------
  1E      Allowed Other Priority Claims       Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  2E      Allowed Bank Claims                 Impaired      entitled to vote
----------------------------------------------------------------------------------
  3E      Allowed Other Secured Claims        Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  4E      Allowed General Unsecured Claims    Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  6E      Allowed Equity Interests            Unimpaired    not entitled to vote
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
                                SYVA CHILDCARE INC.
----------------------------------------------------------------------------------
 CLASS    CLAIM                               STATUS        VOTING RIGHTS
----------------------------------------------------------------------------------
  1F      Allowed Other Priority Claims       Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  2F      Allowed Bank Claims                 Impaired      entitled to vote
----------------------------------------------------------------------------------
  3F      Allowed Other Secured Claims        Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  4F      Allowed General Unsecured Claims    Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  6F      Allowed Equity Interests            Unimpaired    not entitled to vote
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
                                   SYVA COMPANY
----------------------------------------------------------------------------------
 CLASS    CLAIM                               STATUS        VOTING RIGHTS
----------------------------------------------------------------------------------
  1G      Allowed Other Priority Claims       Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  2G      Allowed Bank Claims                 Impaired      entitled to vote
----------------------------------------------------------------------------------
  3G      Allowed Other Secured Claims        Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  4G      Allowed General Unsecured Claims    Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  6G      Allowed Equity Interests            Unimpaired    not entitled to vote
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
                            CHIMERA RESEARCH & CHEMICAL
----------------------------------------------------------------------------------
 CLASS    CLAIM                               STATUS        VOTING RIGHTS
----------------------------------------------------------------------------------
  1H      Allowed Other Priority Claims       Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  2H      Allowed Bank Claims                 Impaired      entitled to vote
----------------------------------------------------------------------------------
  3H      Allowed Other Secured Claims        Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  4H      Allowed General Unsecured Claims    Unimpaired    not entitled to vote
----------------------------------------------------------------------------------
  6H      Allowed Equity Interests            Unimpaired    not entitled to vote
----------------------------------------------------------------------------------

B.   ADMINISTRATIVE EXPENSE CLAIMS

          Subject to the provisions of sections 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash on the Effective Date, or upon such other terms set forth herein, or as may be agreed upon by such Holder and the Reorganized Debtors, or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative

Expense Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan will be paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements giving rise to such obligations.

C.   PRIORITY TAX CLAIMS

          On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Priority Tax Claim that is due and payable on or prior to the Distribution Record Date shall be paid Cash in an amount equal to the amount of such Allowed Claim, or shall be paid on account of such Allowed Claim on such other terms as have been or may be agreed upon by such Holder and the Debtors. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Distribution Record Date, and the rights of the Holders of such Allowed Claims, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Allowed Claim and the rights of the Holder of such Allowed Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, (ii) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable, and contractual rights of each Holder of an Allowed Priority Tax Claim.

D. CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST AND INTERESTS IN DADE AND\ ITS FILING SUBSIDIARIES

     1.   Class 1: Allowed Other Priority Claims

          a. CLASSIFICATION. Classes 1A, 1B, 1C, 1D, 1E, 1F, 1G, and 1H comprise all of the Allowed Other Priority Claims.

          b. TREATMENT. On the later of the Effective Date and the date on which such Claim is Allowed, each Holder of an Allowed Other Priority Claim shall receive, in the sole discretion of the relevant Debtor, (i) Cash equal to the unpaid portion of such Allowed Other Priority Claim (determined as of the Distribution Record Date), (ii) treatment that leaves unaltered the legal, equitable, and contractual rights to which such Other Priority Claim entitles the holder of such Claim, (iii) treatment that otherwise renders such Claim unimpaired pursuant to section 1124 of the Bankruptcy Code or (iv) such other, less favorable treatment that shall be confirmed in writing as being acceptable to such Holder and to the relevant Debtor.

          c. VOTING. Classes 1A, 1B, 1C, 1D, 1E, 1F, 1G, and 1H are Unimpaired Classes. Pursuant to section 1126(f) of the Bankruptcy Code, Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan. Therefore, the Holders of such Claims are not entitled to vote to accept or reject the Plan.

     2.   Class 2: Allowed Bank Claims

          a. CLASSIFICATION. Classes 2A, 2B, 2C, 2D, 2E, 2F, 2G, and 2H comprise all of the Allowed Bank Claims. For purposes of the Plan, all Bank Claims are deemed Allowed.

          b. TREATMENT. On the Effective Date each Holder (determined as of the Distribution Record Date) of an Allowed Bank Claim shall receive, in full and complete satisfaction of its Allowed Claim (and in connection with such full and complete satisfaction, and for the consideration described in Article X.A of the Plan, the release set forth in Article X.A of the Plan shall be granted in favor of the Equity Released Parties), its Pro Rata share of (i) $400 million in Cash (to be paid from the proceeds of the New Senior Term Debt); and (ii) New Senior Subordinated Notes in an aggregate principal amount of $327 million, the principal amount of which shall be reduced by 100% of the amount of any principal amortization payments received by the Prepetition Lenders under the Prepetition Bank Credit Agreement in the period from April 1, 2002 to the date of commencement of the Chapter 11 Cases; and (iii) 26,352,941 shares (representing 66 2/3% of the New Common Stock other than the New Common Stock issued or to be issued pursuant to the Management Incentive Plan) of the New Common Stock to be issued to Holders of Allowed Bank Claims and Allowed Existing Subordinated Note Claims. In addition to, and without reduction of any of the above, any portion of the Allowed Bank Claims which are comprised of accrued and unpaid interest, fees, costs or expenses payable to the Administrative Agent or any Prepetition Lender pursuant to the terms of the Prepetition Bank Credit Agreement (whether accrued prior to or after the Petition Date) shall be paid in full, in Cash, by the Debtors on the Effective Date in accordance with the terms of the Prepetition Bank Credit Agreement. All letters of credit outstanding under the Prepetition Bank Credit Agreement, as of the Petition Date, shall be rolled into and deemed issued under the New Senior Credit Facility on the Effective Date to the extent not assumed by the Debtors under the terms of the DIP Facility.

          c. VOTING. Classes 2A, 2B, 2C, 2D, 2E, 2F, 2G, and 2H are Impaired Classes and the Holders of Claims in such Classes are entitled to vote to accept or reject the Plan.

     3.   Class 3: Allowed Other Secured Claims

          a. CLASSIFICATION. Classes 3A, 3B, 3C, 3D, 3E, 3F, 3G, and 3H comprise the Allowed Other Secured Claims against the Debtors.

          b. TREATMENT. On the later of the Effective Date and the date on which such Claim is Allowed (i) the Holders of Allowed Other Secured Claims shall receive on account of such Allowed Other Secured Claims treatment that leaves unaltered the legal, equitable and/or contractual rights to which such Holder is entitled by virtue of its Allowed Other Secured Claim, or, in each case, as soon thereafter as practicable, (ii) each Allowed Other Secured Claim against any Debtor shall be, at the applicable Debtor's option, (v) reinstated,
(w) paid in full, in Cash, (x) satisfied by the applicable Debtor's surrender of the collateral securing such Allowed Claim, (y) offset against, and to the extent of the Debtor's Claims against the Holder of such Allowed Claim, or (z) otherwise rendered unimpaired pursuant to section 1124 of the Bankruptcy Code, except to the extent that the applicable Debtor and any Holder of such Allowed Other Secured Claim against the related Debtor agree to a different treatment. Any default with respect to any Allowed Other Secured Claim that existed immediately prior to the Filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

          c. VOTING. Classes 3A, 3B, 3C, 3D, 3E, 3F, 3G, and 3H are Unimpaired Classes. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Allowed Other

Secured Claims are conclusively presumed to have accepted the Plan. Therefore, the Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

     4.   Class 4: Allowed General Unsecured Claims.

          a. CLASSIFICATION. Classes 4A, 4B, 4C, 4D, 4E, 4F, 4G, and 4H comprise the Allowed General Unsecured Claims against the Debtors not otherwise classified or satisfied pursuant to Court order.

          b. TREATMENT. Each Allowed General Unsecured Claim shall be paid in the ordinary course as such Allowed General Unsecured Claim becomes due under applicable law.

          c. VOTING. Classes 4A, 4B, 4C, 4D, 4E, 4F, 4G, and 4H are Unimpaired Classes. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan. Therefore, the Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

     5.   Class 5B: Allowed Existing Subordinated Note Claims.

          a. CLASSIFICATION. Class 5B consists of the Allowed Existing Subordinated Note Claims. For the purposes of the Plan, (i) the Indenture Trustee is deemed to have Filed a Claim on behalf of the Holders of Existing Subordinated Note Claims, and (ii) all Existing Subordinated Note Claims are deemed Allowed.

          b. TREATMENT. On the Effective Date, each Holder (determined as of the Distribution Record Date) of an Allowed Existing Subordinated Note Claim (other than the Insider Noteholders which, by their acceptance of the Plan and pursuant to the Lock-up Agreement, have indicated their agreement to the less favorable treatment of their Claims as provided in this section) shall receive, in full satisfaction of such Allowed Claim (and in connection with such full and complete satisfaction, and for the consideration described in Article X.A of the Plan, the release set forth in Article X.A of the Plan shall be granted in favor of the Equity Released Parties), its Pro Rata share (determined by excluding the Claims of Insider Noteholders from Allowed Claims) of 13,176,471 shares (representing 33 1/3% of the New Common Stock other than the New Common Stock issued or to be issued pursuant to the Management Incentive Plan) of the New Common Stock to be issued to Holders of Allowed Bank Claims and Allowed Existing Subordinated Note Claims. By operation of the Plan, immediately prior to the Effective Date, the Insider Noteholders shall make the Insider Noteholder Contribution (which contribution includes the Hoechst Contribution), subject in all respects to the occurrence of the Effective Date. The Insider Noteholders shall not receive any distribution on account of their Existing Subordinated Notes; provided that, notwithstanding the foregoing, Hoechst shall receive the Hoescht Payment on account of the Hoechst Contribution.

          c. VOTING. Class 5B is an Impaired Class. The Holders of Allowed Existing Subordinated Note Claims are entitled to vote to accept or reject the Plan.

     6.   Class 6A: Equity Interests in Dade.

          a.   CLASSIFICATION. Class 6A comprise all Equity Interests in Dade.

          b. TREATMENT. On the Effective Date, the Equity Interests in Dade shall be canceled.

          c. VOTING. Class 6A is an Impaired Class. This Class is conclusively deemed to reject the Plan and, therefore, the Holders of Equity Interests in Dade are not entitled to vote to accept or reject the Plan.

     7. Classes 6B, 6C, 6D, 6E, 6F, 6G, and 6H: Allowed Existing Equity Interests in DBI, DMI, DFI, Syva Diagnostics, Syva Childcare, Syva, and Chimera, respectively.

          a. CLASSIFICATION. Classes 6B, 6C, 6D, 6E, 6F, 6G, and 6H comprise all Allowed Existing Equity Interests.

          b. TREATMENT. Allowed Existing Equity Interests in DBI, DMI, DFI, Syva Diagnostics, Syva Childcare, Syva, and Chimera, respectively, are Unimpaired Classes.

          c. VOTING. Classes 6B, 6C, 6D, 6E, 6F, 6G and 6H are Unimpaired Classes. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Allowed Existing Equity Interests in DBI, DMI, DFI, Syva Diagnostics, Syva Childcare, Syva and Chimera are conclusively presumed to have accepted the Plan. Therefore, the Holders of such Existing Equity Interests are not entitled to vote to accept or reject the Plan.

E.   SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS

          Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, regarding any Unimpaired Claims, including, but not limited to, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, such Unimpaired Claims.

                                  ARTICLE III.
                       ACCEPTANCE OR REJECTION OF THE PLAN

A.   ACCEPTANCE BY IMPAIRED CLASSES

          An Impaired Class of Claims shall be deemed to have accepted the Plan if: (i) votes on account of at least two-thirds in amount of the Allowed Claims actually voting in such Class (other than votes by Holders designated under section 1126(e) of the Bankruptcy Code) have voted to accept the Plan and (ii) votes on account of more than one-half in number of the Allowed Claims actually voting in such Class (other than votes by Holders designated under section 1126(e) of the Bankruptcy Code) have voted to accept the Plan.

B.   CONFIRMATION OF THE PLAN WITHOUT ACCEPTANCE BY ALL CLASSES OF IMPAIRED
     CLAIMS

          Section 1129 of the Bankruptcy Code lists thirteen (13) individual requirements that must be satisfied by the Debtors before the Plan can be confirmed. Among these requirements is that each Class has either accepted the Plan or is not an Impaired Class under the Plan. For purposes of the Plan, this means that the following Classes would be required to accept the Plan: (i) Class 2--Allowed Bank Claims and (ii) Class 5B--the Allowed Existing Subordinated Note Claims. Class 6A is an Impaired Class and is deemed to reject the Plan. All of the other Classes in the Plan are not Impaired Classes, so they are deemed to have accepted the Plan.

          The Bankruptcy Code provides an exception to the requirement that every class must accept a plan of reorganization. This exception is commonly known as the "cram down" provision. This provision may allow the Debtors to confirm the Plan even if less than all three of the Impaired Classes accept the Plan. If the Debtors can demonstrate to the Bankruptcy Court that they satisfy the requirements of the "cram down" provision, each Impaired Class that voted to reject the Plan would be bound to the treatment afforded to that Class under the Plan.

          The Debtors will seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code because Class 6A--the Equity Interests in Dade is deemed to have rejected the Plan.

                                   ARTICLE IV.
                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.   CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED
     DEBTORS

          Except as otherwise provided herein, Dade and each Filing Subsidiary shall continue to exist after the Effective Date with all the powers of a corporation under the laws of its respective state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided herein, or in any agreement, instrument or indenture relating hereto, on or after the Effective Date, all property in each Estate and any property acquired by any of the Debtors hereunder shall vest in each respective Reorganized Debtor, free and clear of all liens, Claims, charges, or other encumbrances that arose prior to the Effective Date (except for liens, if any, granted to secure claims under the DIP Facility that by their terms survive termination of that Facility). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire or dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

B.   TERMINATION OF DIP FACILITY

          On the Effective Date, the DIP Facility shall be deemed to have been terminated. All amounts, if any, payable thereunder shall be paid in full on the Effective Date, and all liens, mortgages, and security interests granted under the DIP Facility, or in connection thereunder, shall be extinguished. All outstanding postpetition fees and expenses required to be paid under the DIP Facility shall be paid by the Debtors on the Effective Date.

C. CANCELLATION OF NOTES, INSTRUMENTS, COMMON STOCK, PREFERRED STOCK AND STOCK OPTIONS

          On the Effective Date, except as otherwise provided herein, (i) all notes, instruments, certificates, and other documents of the Debtors evidencing the Bank Claims, (ii) the Existing Subordinated Notes and (iii) all Equity Interests in Dade shall be deemed to be canceled and null and void without further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors thereunder shall be discharged. On the Effective Date, except to the extent provided otherwise herein, in the Prepetition Bank Credit Agreement, in the Indenture, or any other indenture, relating to any of the foregoing shall be deemed to be canceled and null and void without further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors thereunder, with the exception of DBI's obligation, if any, to indemnify the Indenture Trustee under Section 7.07 of the Indenture, shall be discharged.

D. ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS; EXECUTION OF NEW SENIOR DEBT DOCUMENTS

          On or as soon as reasonably practicable after the Effective Date, except as otherwise provided herein, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, warrants, and other documents to be issued in accordance with the Plan, including, but not limited to, the New Senior Subordinated Notes and New Common Stock and any stock based awards under the Management Incentive Plan, which shall be distributed as described herein. On the Effective Date, the Reorganized Debtors will implement the Management Incentive Plan including without limitation, causing to be made all distributions thereunder in accordance with the terms thereof, as more specifically set forth on Exhibit 1 hereto. The Reorganized Debtors shall execute and deliver such other agreements, documents and instruments as are required to be executed in accordance with the terms of the Plan and/or the Lock-up Agreement. Without limiting the foregoing, on the Effective Date, or as promptly as practicable thereafter, the Reorganized Debtors shall, subject to the execution and delivery by the other parties thereto that are not controlled directly or indirectly by the Reorganized Debtors, execute and deliver the agreements and instruments evidencing and creating the New Senior Credit Facility and the New Senior Subordinated Notes together with all documents contemplated or required thereby.

E.   TRANSACTIONS REQUIRED BY THE PLAN

     1. CAPITAL STRUCTURE. As of the Effective Date, New Dade shall have one class and one series of common stock, and the only issued and outstanding Equity Interests in New Dade will be the New Common Stock, including any New Common Stock and options therefor issued or granted pursuant to the Management Incentive Plan.

     2. ASSETS AND LIABILITIES OF NEW DADE. On the Effective Date, New Dade will own its own assets, free and clear of any liens, claims, and encumbrances that arose before the Effective Date. On the Effective Date, the Reorganized Debtors shall grant the liens and security interests described in and required under the terms of the New Senior Credit Facility.

     3. GOVERNANCE OF NEW DADE. New Dade's initial Board of Directors shall be comprised of seven (7) directors. On or before the Effective Date, the initial Board of Directors of New Dade shall be nominated by the Holders of Existing Senior Debt and Existing Subordinated Notes, with four (4) seats to be designated by Holders of Existing Senior Debt and two (2) seats to be designated by Holders of the Existing Subordinated Notes. The seventh director shall be James Reid-Anderson, the Chief Executive Officer. The initial Board of Directors will take office on the Effective Date. After the Effective Date, the number of directors on the Board of Directors may be changed in accordance with the laws of the State of Delaware.

F.   MANAGEMENT OF NEW DADE

          The initial Board of Directors of New Dade will consist of the individuals identified in accordance with Article IV.E.3 above, at or prior to the Confirmation Hearing. Such directors will be deemed elected or appointed, as the case may be, pursuant to the Confirmation Order, but will not take office and will not be deemed to be elected or appointed until the occurrence of the Effective Date. Those directors and officers not continuing in office will be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order. The initial Board of Directors for New Dade will select the officers and directors of the other Reorganized Debtors.

          The executive management team of the Company is as follows:

NAME                               AGE    POSITION
----                               ---    --------
James Reid-Anderson                43     President and Chief Executive Officer

John Duffey                        41     Chief Financial Officer

Robert Brightfelt                  59     President, Research and Development

Donal Quinn                        47     President, Global Customer Management

Hiroshi Uchida                     42     President, Global Operations

Mark Wolsey-Paige                  40     Senior Vice President, Marketing and Business Development

David Edelstein                    45     Chief Information and Regulatory Officer

Kathleen Kennedy                   38     Senior Vice President, Human Resources

Mark Moran                         45     Corporate Vice President, Treasurer and Tax

Louise Pearson                     45     General Counsel

Randy Daniel                       46     President, North America Customer Management

Pattie Overstreet-Miller           51     Vice President Corporate Communications

          The identities and business experience of the Debtors' current executive management team are as set forth below:

          JAMES REID-ANDERSON was promoted to President and Chief Executive Officer in October 2000, and is also a Director of the Company. Prior to this assignment, Mr. Reid-Anderson was President and Chief Operating Officer of the Company from 1999 until October 2000, and previously had acted as Chief Administrative and Chief Financial Officer from August 1996 to the end of 1998. Prior to joining the Debtors, he was Chief Operating Officer and Chief Administrative Officer of Wilson Sporting Goods. Mr. Reid-Anderson also served in various financial positions of increasing responsibility for PepsiCo Inc., Diageo PLC (formerly Grand Metropolitan PLC) and Mobil Oil Corporation in Europe, Asia and North America.

          JOHN DUFFEY was appointed Chief Financial Officer in September 2001. Prior to this appointment, he served as Dade Behring's Controller from May 1999 and Corporate Vice President-Financial Services, having responsibility for Shared Services, Tax and Internal Audit. Prior to joining Dade Behring in 1995, Mr. Duffey worked in the Chicago office of Price Waterhouse. Mr. Duffey's thirteen years at Price Waterhouse included a tour-of-duty in the firm's Washington D.C. National office.

          MARK WOLSEY-PAIGE was promoted to Senior Vice President Marketing and Business Development in January 2002. Previously, he served as Senior Vice President Strategy and Business Development and was responsible for the legal function and Corporate R&D since November 2000. Previously he was General Manager of Dade Behring's chemistry business lines, a position he had held since November 1996. From 1991 to 1996, he served in several positions of increasing responsibility at Baxter and Dade including Director of Manufacturing, Director of Marketing and Product Line General Manager for Stratus.

          ROBERT BRIGHTFELT was appointed President of Research and Development in 2001 and President of Global Products in 1999 and is also a Director of the Company. From 1967 to 1995, he served in a number of executive positions for the DuPont Company, including Business Director for the Diagnostics Business; Worldwide Marketing Manager, IVD; IVD New Products Manager, Manager of Product Management and Strategic Planning; and Production Control and Planning.

          DONAL QUINN was appointed President of Global Customer Management in 2002 and President, International in 1999. He joined Dade Behring in 1998 as Group President, Biology. Prior to joining the Company, Mr. Quinn was employed by Mallinckrodt Medical in a number of executive positions since 1982, including Vice President and General Manager for Anesthesiology, Europe; Vice President and Managing Director Europe and Hemocue; and Vice President and Managing Director, Critical Care Division.

          HIROSHI UCHIDA was appointed President, Global Operations in 2002 and President Americas, in 2000. Prior to that he served as President for Asia in 1999. Mr. Uchida was Vice President and General Manager for the Asia-Pacific region since joining Dade Behring in 1997. He previously was a Director with Arthur D. Little, heading the Asia Pacific health-care practice, and Vice President at Bain Consulting.

          DAVID EDELSTEIN was appointed Chief Information Officer and Chief Regulatory Officer in October 2000. He joined Dade Behring in 1998 as Senior Vice President and Chief Information Officer. Prior to joining the Company, Mr. Edelstein was Vice President of Information Management and Productivity, responsible for financial and supply-chain systems at Bristol Myers Squibb. He also held various positions in Information Technology for IBM.

          KATHLEEN KENNEDY was appointed Senior Vice President, Human Resources in October, 2001 from her position as Vice President - Human Resources, Americas. Prior to joining Dade Behring in August 1999, Ms. Kennedy held human resources positions of increasing responsibility at Tenneco Automotive, Square D Company and Bridgestone/Firestone.

          MARK MORAN was appointed Dade Behring's Corporate Vice President, Treasurer and Tax in August 2000. Prior to that time, Mr. Moran was Vice President, Finance, for the Global Products Group and Vice President, Corporate Planning. Before joining Dade Behring in 1997, Mr. Moran held financial management positions at Learning Smith, Inc., The Limited, Inc. and KPMG Peat Marwick.

          LOUISE PEARSON was appointed General Counsel for Dade Behring in 2000. She joined Baxter in 1991 as Corporate Counsel and has worked with all of the various business units of the Company. Prior to joining Baxter, Ms. Pearson was in private practice with Kirkland & Ellis and Vinson & Elkins.

          RANDY DANIEL was appointed to the role of President, North America customer Management in November 2001. Previously he was the President, Integrated Services Division and President, North America Sales and Service. Mr. Daniel joined America Hospital Supply in 1982 and has held a number of executive positions including Vice President and General Manager in the Scientific Products Biomedical Division and Corporate Vice President for Baxter Healthcare in the southwestern area of the United States.

          PATTIE OVERSTREET-MILLER joined Dade Behring as Vice President, Corporate Communications, in May, 2000. Prior to joining Dade, she held various positions of increasing responsibility at Allstate Insurance Company, including Assistant Vice President, Strategy and Branding and Assistant Vice President, Corporate Relations, where she managed media relations, government relations and executive communications, among other key functions.

G.   GOVERNANCE OF REORGANIZED DEBTORS OTHER THAN NEW DADE

          Subject to any requirement of Bankruptcy Court approval, pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Effective Date, the identity and affiliations of any person proposed to serve on the initial Boards of Directors of the Reorganized Debtors. To the extent any such person is an insider, the nature of any compensation for such person will also be disclosed. The classification and composition of the Boards of Directors shall be consistent with each Reorganized Debtor's New Certificate of Incorporation. Each such director or officer shall serve from and after the Effective Date pursuant to the terms of each Reorganized Debtor's New Certificate of Incorporation, other constituent documents and applicable state law.

H.   NEW SENIOR DEBT

          To finance the Cash requirements necessary to consummate the Plan and to provide the Reorganized Debtors with sufficient working capital on a going-forward basis such that Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization, on the Effective Date, the Reorganized Debtors shall, subject to execution and delivery by the other parties thereto not under the control of the Reorganized Debtors, enter into the New Senior Credit Facility as more particularly described in the Disclosure Statement.

I.   CORPORATE GOVERNANCE, CORPORATE ACTION, AND DIRECTORS AND OFFICERS

     1.   New Certificates of Incorporation and Formation

          On the Effective Date, Dade or New Dade will file with the Secretary of State of the State of Delaware, in accordance with the applicable laws of such state, its New Certificate of Incorporation and such certificate will be the certificate of incorporation for New Dade. Such New Certificate of Incorporation shall provide, among other things, (a) for authorization of 50,000,000 shares of the New Common Stock (with each such share entitled to one vote), 39,529,412 of which shall be issued on the Effective Date, in respect of the Holders of the Existing Senior Debt, and the Holders of the Existing Subordinated Notes entitled to receive a distribution thereof pursuant to the Plan and up to 470,588 of which shall be issued as stock awards on or after the Effective Date, as applicable, with respect to, and in accordance with, the Management Incentive Plan, (b) to the fullest extent permitted by Delaware law, for an indemnity for directors and officers of New Dade for monetary damages incurred by reason of the fact that such person was or is a director or officer of New Dade or was serving at New Dade's request in a capacity at another enterprise (which indemnity shall survive Confirmation of the Plan and shall be deemed a contractual right of the indemnitee), (c) for director liability exculpation provisions, to the fullest extent permitted by the General Corporation Law of the State of Delaware, (d) for a classified board consisting of three classes consistent with the other terms of the Plan, (e) that the Board of Directors of New Dade shall initially consist of seven members, (f) for a prohibition against the removal of any director prior to the director's death or resignation or expiration of the director's term except upon cause, (g) for a requirement that Holders of New Common Stock may only take action at a duly organized meeting and may not call special meetings, and (h) that the Board of Directors may fill vacancies on the board. The New Certificate of Incorporation of New Dade requires the affirmative vote of at least 80% of the holders of New Common Stock to alter, amend or repeal any of the provisions set forth in (b) through (h) above.

          In addition, the New By-Laws will provide, among other things, that holders of New Common Stock must give advance written notice of director nominations or other business they intend to bring before a stockholder meeting and, on the Effective Date, the New By-Laws will become the by-laws of New Dade. For a more detailed description of the terms and conditions of the New Certificate of Incorporation and the New By-Laws, please refer to the form of each which will be included in the Plan Supplement that is contemplated by the Debtors.

          On and after the Effective Date, each of the Reorganized Debtors may, as it deems appropriate, (a) file with the Secretary of State (or other equivalent officer or entity) of its

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

respective jurisdiction of incorporation in accordance with the applicable corporation laws of such state an amended certificate of incorporation and such amended certificate will be the certificate of incorporation for such Reorganized Debtor and (b) amend its by-laws accordingly.

          As of the Effective Date or as promptly thereafter as practicable, the Board of Directors of New Dade shall adopt a stockholder rights plan, the form of which will be included in the Plan Supplement contemplated by the Debtors.

     2.   Corporate Action

          On the Effective Date, the adoption of the New Certificates of Incorporation or similar constituent documents, the New By-Laws, the selection of directors and officers of any of the Reorganized Debtors, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan) in accordance with the Bankruptcy Code and applicable state law (including but not limited to Section 303 of the Delaware General Corporation Law, to the extent applicable, and any analogous provision of the business corporation law or code of each other state in which any Reorganized Debtor is incorporated or organized). All matters provided for herein involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers and directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated or required by the Plan or the New Senior Credit Facility or the New Senior Subordinated Note Indenture in the name of and on behalf of the Reorganized Debtors. Commencing on the Effective Date, or as promptly thereafter as practicable, New Dade shall file with, and have declared effective by, the SEC a registration statement on Form 10 under the Exchange Act. As promptly as reasonably practicable following the effectiveness of the Form 10, New Dade shall exercise reasonable best efforts to cause the New Common Stock to be listed on the NASDAQ.

J.   PAYMENT OF FEES AND EXPENSES OF NOTEHOLDERS COMMITTEE

          Whether or not the U.S. Trustee shall appoint any other committee, the reasonable fees and expenses of counsel and financial advisors to the Noteholders Committee incurred through and including the Effective Date will be paid on or as soon as practicable after the Effective Date.

                                   ARTICLE V.
                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A.   ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     1.   Generally

          Except for those executory contracts and unexpired leases rejected by the Debtors pursuant to any motion Filed on the Petition Date (as opposed to rejected pursuant to the procedures created by such motion), the Debtors will determine which of their executory contracts and unexpired leases should be, in each case with the prior consent of the Administrative Agent and the Noteholders Committee as to material executory contracts and leases and all executory contracts and leases with Insiders and/or Equity Released Parties, (a) assumed, (b) assumed and assigned or (c) rejected by analyzing all information pertinent to that determination including, but not limited to, the costs associated with continuing or rejecting their executory contracts and unexpired leases and the benefits to the Estates against which such costs must be compared.

          On or before the Effective Date, the Debtors will File their List of Contracts and Leases which sets forth certain of the Debtors' executory contracts and unexpired leases that the Debtors wish to assume, assume and assign, or reject. On the Effective Date (in each case with the prior consent of the Administrative Agent and the Noteholders Committee and subject to the provisions set forth in Article V), each executory contract or unexpired lease of the Debtors on such List of Contracts and Leases (except those executory contracts and unexpired leases that previously have been rejected by order of the Bankruptcy Court, are the subject of a motion to reject pending on the Effective Date, expire by their own terms or are otherwise rejected pursuant to the terms of the Plan) will be deemed assumed, assumed and assigned, or rejected, as indicated on the List of Contracts and Leases, in accordance with the provisions and requirements of section 365 of the Bankruptcy Code. All other executory contracts or unexpired leases of the Debtors (except those executory contracts and unexpired leases that previously have been rejected by order of the Bankruptcy Court, are the subject of a motion to reject pending on the Effective Date, expire by their own terms or are otherwise rejected pursuant to the terms of the Plan) will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. The terms of any such executory contract or unexpired lease assumed or assumed and assigned pursuant to the above shall be modified to include any amendments thereto, if any, that were agreed to by the relevant and appropriate parties on or before the Effective Date.

          Notwithstanding the foregoing, and unless otherwise agreed to by the relevant parties, the Debtors and the Reorganized Debtors reserve the right, at any time prior to fifteen (15) days after the Effective Date, with the prior consent of the Administrative Agent and the Noteholders Committee, to amend the List of Contracts and Leases to: (a) amend the treatment of any executory contract or unexpired lease listed therein, thus providing for its assumption, assumption and assignment, or rejection, as indicated on the List of Contracts and Leases, pursuant to Article V hereof and (b) add any executory contract or unexpired lease to such List of Contracts and Leases and provide for its assumption, assumption and assignment, or rejection, as indicated, pursuant to
Article V, all in accordance with sections 365 and 1123 of the Bankruptcy Code.

          The Reorganized Debtors shall provide notice of the List of Contracts and Leases (and any amendments thereto) to the parties to the executory contracts or unexpired leases affected thereby. Each contract or lease listed on the List of Contracts and Leases shall be assumed, assumed and assigned, or rejected only to the extent that such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on the List of Contracts and Leases shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any related agreements) is in fact an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

          Notwithstanding the foregoing, all management, shareholder, financial advisory or similar agreements between the Holders of Equity Interests or their Affiliates and the Debtors shall be rejected and/or terminated without liability of any party and without any payment of any amount (whether accrued as of the Petition Date or arising as a result of such rejection) by the Debtors.

     2.   Proposed Cure Amount and Adequate Assurances

          Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to Article V hereof is in default, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code by the prompt and full payment of any cure amounts as reflected on the List of Contracts and Leases or as determined by the Bankruptcy Court. Any payments made pursuant to and in accordance with Article V will be deemed made on the Effective Date. The Debtors shall indicate in the List of Contracts and Leases the amounts of the applicable Debtors' proposed payments to the applicable parties to cure defaults under the executory contracts and unexpired leases listed therein. The assumption pursuant to the Plan of an executory contract or unexpired lease, and all of the obligations thereunder, by a Reorganized Debtor shall constitute that Reorganized Debtor's adequate assurances under section 365(b)(1)(C) of the Bankruptcy Code that it will perform under such executory contract or unexpired lease in the future. Any party to an executory contract or unexpired lease that objects to the cure amount listed therein or to the adequate assurances provided must File a written objection and an accompanying declaration under penalty of perjury in support thereof within twenty (20) days after receipt of such notice or thereafter be forever prohibited and barred from objecting to such cure amount or the adequate assurances provided. The failure to File and serve such an objection will constitute a waiver of any and all objections to the proposed assumption and any Claim for cure amounts in excess of the amount set forth on the List of Contracts and Leases, if any, with respect to the executory contract or unexpired lease, as applicable. In the event of an objection, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the objection and approving the assumption; provided, however, that based on the Bankruptcy Court's resolution of any such objection, the applicable Debtor or Reorganized Debtor shall have the right, within thirty (30) days of the entry of such Final Order and subject to approval by the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code, to reject the applicable executory contract or unexpired lease.

     3. Consent to Mortgage, Security Interest, or Other Lien Upon Unexpired Leases of Real Property

          The Debtors shall indicate in the List of Contracts and Leases those unexpired leases of real property to be assumed pursuant to Article V hereof in which the Debtors propose to grant (and have perfected) a security interest, mortgage, or other lien. Any party to any such unexpired lease proposed to be so encumbered, who believes that such unexpired lease prohibits such an encumbrance, must File a written objection and an accompanying declaration under penalty of perjury to such encumbrance within twenty (20) days after receipt of such notice of such proposed encumbrance. Any party to such a lease that fails to File a written objection to such proposed encumbrance shall be deemed to have consented affirmatively and unconditionally to both (a) the grant of a security interest, mortgage, or other lien or encumbrance in such lease; and (b) the recording or other act to perfect such security interest, mortgage, or other lien or encumbrance, or thereafter be forever prohibited and barred from objecting to such encumbrance. Notwithstanding the foregoing, neither the grant by the Debtors or Reorganized Debtors of a security interest, mortgage, or other lien or encumbrance in any unexpired lease or executory contract assumed pursuant to Article V hereof nor the recording or other act required for the perfection thereof, shall constitute a breach or other default under such lease or other applicable law.

     4.   Approval of Assumptions and Assignments

          Entry of the Confirmation Order by the Bankruptcy Court shall constitute, pursuant to sections 365(a) and 1123 of the Bankruptcy Code, approval of any assumption, assumption and assignment or rejection pursuant to
Article V above.

     5. Assumption of Documents Supplementary to Executory Contracts or Unexpired Leases

          Each executory contract or unexpired lease of the Debtors and Reorganized Debtors shall include: (a) modifications, amendments, supplements restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, irrespective of whether such agreement, instrument, or other document is listed in the List of Contracts and Leases or in the Schedules and
(b) executory contracts or unexpired leases appurtenant to the premises listed on such List of Contracts and Leases, Schedule, or other document, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interest in real estate or rights in and to such premises, unless any of the foregoing agreements are rejected in accordance with Article V hereof.

B.   ASSUMPTION OF EMPLOYEE BENEFITS PLANS

          Notwithstanding anything else provided in the Plan, on the Effective Date all employment contracts, severance policies, and all compensation and benefit plans, policies, and programs of the Debtors, and the Debtors' obligations under each of the foregoing, except any such policy, plan or program providing for the issuance of equity interests, shall be assumed pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code to the extent executory and will survive Confirmation, remain unaffected thereby, and not be discharged. Employee benefit plans, policies, and programs include, without limitation, all medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, retention plans, severance plans, deferred compensation plans, retirement plans, contributions to nondiscretionary individual retirement accounts, and other such benefits (to the extent such employee benefits plans, policies and programs do not constitute executory contracts assumed pursuant to the Plan, such employee benefits plans, policies and programs shall remain in full force and effect (including without limitation from and after the Effective Date) in accordance with their terms).

C.   RETIREE BENEFITS

          After the Effective Date, the payment of retiree benefits (as defined in section 1114 of the Bankruptcy Code), if any, at the level established pursuant to section 1114 of the Bankruptcy Code, will continue for the duration of the period the Debtors have obligated themselves to provide such benefits.

D.   ASSIGNMENTS OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES PURSUANT TO THE PLAN

          Notwithstanding anything in an unexpired lease or executory contract to the contrary, an assignment of such lease or contract pursuant to Article V hereof shall not constitute a breach or other default under the executory contract, unexpired lease, or other applicable law.

E.   CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

          If the rejection of an executory contract or unexpired lease pursuant to Article V hereof gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their respective successors, estates, and/or property, unless (a) a proof of claim is Filed and actually received by the respective Reorganized Debtors on or before the latest of: (i) thirty (30) days after the Effective Date, (ii) thirty (30) days after the entry of a Final Order approving such rejection, and (iii) solely with respect to Claims of parties other than the Debtors or Reorganized Debtors, thirty (30) days after the date of any amendment to the List of Contracts and Leases that results in such rejection; or (b) otherwise ordered by the Bankruptcy Court or otherwise provided for herein. Claims arising from the rejection of executory contracts or unexpired leases for which proofs of claim are required to be Filed will be deemed to be and will be treated as General Unsecured Claims subject to the provisions of Article V.

                                   ARTICLE VI.
                             SECURITIES LAW MATTERS

A.   REGISTRATION RIGHTS FOR NEW COMMON STOCK

          On the Effective Date, the New Common Stock Registration Rights Agreement will be entered into by and among New Dade and all initial holders of New Common Stock. A copy of the form of the New Common Stock Registration Rights Agreement is attached hereto as Exhibit 2. The New Common Stock Registration Rights Agreement has the following material terms and conditions, the description of which is qualified in its entirety by reference to its terms:

     1. SHELF REGISTRATION. At any time after the earlier of (a) the initial public offering of New Dade's (or any successor's) equity securities (excluding the offering of New Common Stock pursuant to the Plan) or
          (b) the first anniversary of the Effective Date, the holders (excluding Management Holders, as defined in the New Common Stock Registration Rights Agreement) of 10% or more of the outstanding shares of registrable New Common Stock (excluding shares held by Management Holders) shall be entitled to require New Dade to use its best efforts to file and have declared effective a registration statement (a "Shelf Registration Statement") covering the resale of the registrable New Common Stock of such holders. Subject to customary blackouts referred to below, New Dade shall use its reasonable best efforts to maintain the effectiveness of any such Shelf Registration Statement continuously for two (2) years or such shorter period of time which shall terminate the day after the date on which all of the registrable New Common Stock covered by the Shelf Registration Statement has been sold pursuant to the Shelf Registration Statement or the first date on which there shall cease to be any registrable New Common Stock.

     2. OTHER DEMAND REGISTRATIONS. Subject to any breathing period referred to below and the termination of registration rights described below, at any time after the expiration or cessation of the effectiveness of the Shelf Registration Statement, any holder or group of holders (excluding Management Holders) collectively holding 10% or more of the outstanding shares of registrable New Common Stock (excluding shares held by Management Holders) shall be entitled to demand up to two registrations of their registrable New Common Stock on Form S-3 (or, if Form S-3 is not then available to New Dade, Form S-1, or any successor forms). All holders of New Common Stock (including Management Holders) shall be entitled to participate in any such demand registration on a Pro Rata basis and the holders shall have a priority over any shares sought to be sold by New Dade in any such registration. There shall be at least a 180 day "breathing period" between any of the shelf and/or other demand registrations referred to above.

     3. PIGGYBACK RIGHTS Holders of registrable New Common Stock shall be entitled to piggyback onto any registration under the Securities Act (unless a Shelf Registration Statement covering all outstanding shares of registrable New Common Stock is then effective) by New Dade of the New Common Stock or other Securities (including the New Senior Subordinated Notes) on any forms other than Form S-4 or S-8 (or any successor or similar form(s)) for its own account or for the account of any other holders. New Dade shall have priority in any registration it has initiated for its own account and the holders of New Common Stock collectively shall have priority in any registration initiated for the account of any holder. Any cutback required with respect to the holders shall be done on a Pro Rata basis.

     4. SELECTION OF UNDERWRITERS. In the event an offering of shares of New Common Stock is to be underwritten, with respect to (i) any shelf or other demand registration, New Dade and the holders of a majority of the shares being offered shall mutually agree on the underwriters, and
          (ii) any registration initiated by New Dade for its own account, New Dade shall select a nationally recognized firm of underwriters in its sole discretion.

     5. BLACKOUTS. New Dade shall have a customary right to suspend, at any time (but not to exceed one time in any twelve-month period) the registration process, and/or suspend a holders' ability to use a prospectus if certain significant corporate events are contemplated.

     6. EXPENSES. New Dade shall pay all customary costs and expenses associated with each registration, including for each registration statement prepared the reasonable fees and expenses of one firm of attorneys selected by the holders (excluding Management Holders) of a majority of the shares of New Common Stock covered by such registration (excluding shares held by Management Holders). Holders of New Common Stock will pay underwriting discounts, commissions and applicable transfer taxes, if any, on any shares sold by them.

     7. TERMINATION OF REGISTRATION RIGHTS. New Dade's obligation to register New Common Stock for sale under the Securities Act shall terminate on the earlier of (i) the first date on which no shares of registrable New Common Stock are outstanding or (ii) the first date on which less than 10% of the aggregate number of shares of New Common Stock issued pursuant to the Plan are held by the initial Holders or their Affiliates.

B.   NEW SENIOR SUBORDINATED NOTES REGISTRATION RIGHTS AGREEMENT

          On the Effective Date, the New Senior Subordinated Notes Registration Rights Agreement will be entered into by and among New Dade, New DBI, the other Reorganized Debtors and all initial Holders of New Senior Subordinated Notes. A copy of the New Senior Subordinated Notes Registration Rights Agreement will be Filed with the Plan Supplement contemplated by the Debtors. The material terms and conditions of the New Senior Subordinated Notes Registration Rights Agreement will be substantially similar to the material terms and conditions of the New Common Stock Registration Rights Agreement.

                                  ARTICLE VII.
                     PLAN PROVISIONS GOVERNING DISTRIBUTIONS

A.   DATE AND DELIVERY OF DISTRIBUTION

          Except as otherwise ordered by the Bankruptcy Court or provided herein, distributions to be made on a specified date with respect to an Allowed Administrative Expense Claim or Allowed Claim will be deemed to have been made on that date if actually made on the later of that date and the date on which such Administrative Expense or Claim is Allowed, or as soon thereafter as practicable.

          Cash payments under the Plan to be made by any Reorganized Debtor will, at such Reorganized Debtor's option, be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

          Except as otherwise ordered by the Bankruptcy Court or provided hereunder, distributions will be made to the Holders of Allowed Claims at the addresses contained in the Debtors' books and records unless notified by such Holder, in writing, of a different address.

          Distributions hereunder to Holders of Allowed Existing Subordinated Note Claims will be made by New Dade to the Indenture Trustee under the Indenture, who, in turn, will make the required distributions to Holders of Allowed Existing Subordinated Notes as of the Distribution Record Date at the addresses last known to the Indenture Trustee.

          All Cash to be distributed to the Holders of Allowed Bank Claims shall be distributed to the Administrative Agent, for distribution by the Administrative Agent to the

Holders of Allowed Bank Claims. All of the New Common Stock and New Senior Subordinated Notes to be distributed to the Holders of Allowed Bank Claims shall be distributed to the Holders of Allowed Bank Claims as of the Distribution Record Date as detailed in writing by the Administrative Agent. Distributions of Cash, New Common Stock and New Senior Subordinated Notes to individual Holders of Allowed Bank Claims as of the Distribution Record Date shall be made in accordance with their respective rights INTER SE and any election and allocation procedures that may be agreed upon by the Holders of the Allowed Bank Claims.

B.   UNDELIVERABLE DISTRIBUTIONS

          If the distribution to any Holder of an Allowed Claim is returned to any of the Reorganized Debtors as undeliverable, no further distributions shall be made to such Holder unless and until the respective Reorganized Debtor is notified in writing of such Holder's then-current address, such that the distribution becomes deliverable. Undeliverable distributions shall remain in the possession of the respective Reorganized Debtor until such time as a distribution becomes deliverable or as otherwise provided herein. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, the Reorganized Debtors shall File a listing of Holders for which there exist distributions that are undeliverable. This list will be maintained for as long as the Chapter 11 Cases remain open. In such cases, any Cash held for distribution on account of such undeliverable distribution shall be the property of the respective Reorganized Debtor, free of any restrictions thereon. Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim. The Holder of an Allowed Claim for which an undeliverable distribution exists must make a request of the Reorganized Debtors in respect of any unclaimed property distributable under the Plan before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim is Allowed.

C.   EFFECT OF DISTRIBUTION RECORD DATE

          As of the close of business on the Distribution Record Date, the transfer register for any instrument, security, or other documentation canceled pursuant to the Plan (including, but not limited to, the Existing Common Stock and the Existing Subordinated Notes) shall be closed and there shall be no further changes in the record holders of any such instrument, security, or documentation. Moreover, Dade and DBI shall have no obligation to recognize the transfer of any such instrument, security, or other documentation occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date.

D.   DISTRIBUTIONS TO PROFESSIONAL ESCROW ACCOUNT ON THE EFFECTIVE DATE

          On the Effective Date, DBI shall deposit Cash into the Professional Escrow Account in an amount reasonably sufficient to pay (a) all unpaid Accrued Professional Compensation and (b) all reasonable unpaid and accrued fees and expenses of the Indenture Trustee as of the Effective Date; provided, however, that such Cash will be used to satisfy Claims of Professionals only pursuant to further order of the Bankruptcy Court.

E.   SETOFFS AND RECOUPMENT

          Except as otherwise provided herein, the Reorganized Debtors may, pursuant to section 502(d) or 553 of the Bankruptcy Code and/or applicable non-bankruptcy law, offset or recoup against any Claim, and the distributions to be made pursuant to the Plan on account of such Claim, before any distribution is made on account of such Claim, the claims, rights, and causes of action of any nature that the Debtors or Reorganized Debtors may have against the Holder of such Claim; provided, however, that (1) the failure to effect such a setoff or recoupment or the allowance of any Claim hereunder shall not constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claims, rights, and causes of action that the Debtors or Reorganized Debtors may possess against such Holder and (2) the Debtors' or the Reorganized Debtors' failure to institute, or to expressly or impliedly waive, any cause of action referenced in section 502(d) of the Bankruptcy Code shall not constitute a waiver or release by the Debtors or Reorganized Debtors of any right of setoff or recoupment. Notwithstanding the foregoing, the Reorganized Debtors shall be deemed to waive and shall have no right of setoff or recoupment against any Allowed Bank Claim or Allowed Existing Subordinated Note Claim or against any amounts at any time due or outstanding under the DIP Facility.

F.   SURRENDER AND CANCELLATION OF INSTRUMENTS

          Except as set forth in Article IV.C of the Plan, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation canceled pursuant to Article IV.C of the Plan, the Holder of such a Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim or Interest to the appropriate Reorganized Debtor. Any distribution to such Holder pursuant to the Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution pursuant to Article VII.B of the Plan.

          Each Holder of an Allowed Existing Subordinated Note Claim shall tender the Notes relating to such Claim to New Dade, in accordance with written instructions to be provided to such Holders by New Dade, as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Existing Subordinated Notes will be effected, and risk of loss and title thereto, will pass only upon the proper delivery of such Existing Subordinated Notes with a letter of transmittal in accordance with such instructions. All such surrendered Existing Subordinated Notes shall be marked or recorded as canceled. The Indenture Trustee and its attorneys and/or accountants, in consideration for providing services and incurring expenses related to distributions to the Holders of Allowed Existing Subordinated Note Claims and otherwise making substantial contributions to these Chapter 11 Cases, shall be entitled to Administrative Expense Claims against New Dade for reasonable compensation for such services and for reimbursement of reasonable expenses incurred in connection with such services in accordance with section 503(b)(3)(5) of the Bankruptcy Code and as contained in the Indenture; provided, however, that the Indenture and such attorneys and/or accounts invoice New Dade in a timely manner and (b) New Dade, upon review, consents to the reasonableness of such services and expenses set forth therein. Payments on account of such Allowed Administrative Expense Claim(s) shall be made on terms mutually acceptable to New Dade and the Holder(s) of such Administrative Claims or as ordered by the Bankruptcy Court. Upon such payment, any rights or liens of the Indenture Trustee under the Indenture shall automatically be deemed released and terminated.

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

G.   NO FRACTIONAL SHARES

          No fractional shares of New Common Stock will be issued under the Plan. No Cash in lieu of fractional shares will be distributed. For purposes of distributions under the Plan, fractional shares of New Common Stock will be rounded up to the next whole number of shares.

H.   LOST, STOLEN, MUTILATED OR DESTROYED INSTRUMENTS OR SECURITIES

          Any Holder of an Allowed Claim on account of any instrument, security, or other documentation canceled pursuant to Article VII.F that has been lost, stolen, mutilated or destroyed, shall, as appropriate, in lieu of surrendering such instrument, security or other documentation: (i) deliver to the Reorganized Debtors (A) an affidavit of loss satisfactory to the Reorganized Debtor (or, in the case of an Existing Subordinated Note, reasonably satisfactory to the Indenture Trustee with a copy to the appropriate Reorganized Debtor) setting forth the unavailability of such instrument, security, or other document, and
(B) such additional security or indemnity as may reasonably be required by the Reorganized Debtors to hold the applicable Reorganized Debtors (or, in the case of the Existing Subordinated Notes, the Indenture Trustee and the Reorganized Debtors) harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim and (ii) satisfy any other requirements under the Indenture, the Prepetition Bank Credit Agreement, any article of incorporation or by-law, or any other relevant document or agreement. Upon compliance with Article VII.F hereof by a Holder of a Claim evidenced by such instrument, security or other documentation, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument, security or other documentation.

                                  ARTICLE VIII.
                            EFFECTIVENESS OF THE PLAN

A.   EFFECTIVE DATE

          The Effective Date shall be the first Business Day upon which all of the conditions specified in Article VIII.B hereof have been satisfied or waived. Notwithstanding the foregoing and any other provision of the Plan to the contrary, (i) the Debtors may defer the occurrence of the Effective Date for a period of no more than thirty (30) days beyond the date specified in the preceding sentence in their discretion and (ii) any distribution of Cash or other consideration required to be made on the Effective Date shall be made on such date, or on such later date as soon as practical thereafter that is no more than ten (10) Business Days after the Effective Date.

B.   CONDITIONS PRECEDENT

     1.   Conditions Precedent to Confirmation

          The Plan will not be confirmed unless and until the following conditions have been satisfied in full or waived pursuant to Article VIII.C hereof by Dade, the Administrative Agent and the Noteholders Committee and in the case of clause (a) below, each of the Bain Entities, the GS Partners Entities and Hoechst.

          a. The Confirmation Order shall be in form and substance reasonably satisfactory to the Debtors, the Administrative Agent, the Noteholders Committee, and, to the extent it relates to the treatment of Claims of Insider Noteholders under
Article II.D.5 of the Plan, the treatment of the Claims of Allowed Equity Interests under Article II.D.6 of the Plan, or any of the matters addressed in Articles X.A and X.F of the Plan and, to the extent applicable to any of the Equity Released Parties Articles X.D, X.H, X.I and X.J of the Plan, each of the Bain Entities, the GS Partners Entities and Hoechst (it being understood that such Order shall, among other things, provide that the condition set forth in
Article VIII.B.2.f shall have been satisfied).

          b. The written commitment of Deutsche Bank Trust Company Americas, in place as of the Petition Date, to provide the New Senior Credit Facility shall not have expired or otherwise terminated.

          c. The Administrative Agent, the Debtors and the Noteholders Committee shall be reasonably satisfied with the material terms of any financial statements and projections submitted by the Debtors to the Bankruptcy Court, in connection with the Confirmation, that is in addition to, but does not include, any such financial statements and projections contained in the Disclosure Statement.

          d. The Administrative Agent, the Debtors, and the Noteholders Committee shall be reasonably satisfied with all proposed severance, retention and post-Effective Date employment arrangements other than (i) any existing severance, retention or post-Effective Date agreements to be assumed and/or honored pursuant to Article V hereof; and (ii) the Management Incentive Plan.

     2.   Conditions Precedent to Effectiveness

          Subject to Article VIII.A the Plan will be consummated, and the Effective Date will occur, on the first Business Day (or as soon thereafter as is practicable) after the date on which the following conditions have been satisfied or waived pursuant to Article VIII.C hereof by Dade, the Administrative Agent, the Noteholders Committee and, in the case of clauses (a),
(d) and (l) below, each of the Bain Entities, the GS Partners Entities, and
Hoechst:

          a. The Confirmation Order shall satisfy Article VIII.B.1.a and shall have become a Final Order;

          b. Prior to or simultaneously with the effectiveness of the Plan, the New Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware in accordance with the Plan;

          c. All authorizations, consents, and regulatory approvals required (if any) by the Debtors in connection with the Plan's effectiveness shall have been obtained and all applicable waiting periods (if any) have expired or terminated;

          d. The Lock-up Agreement, a copy of which is attached to the Disclosure Statement as Exhibit B, shall not have been validly terminated other than by the written consent of all parties thereto;

          e. All conditions precedent to the closing of the New Senior Credit Facility and the New Senior Subordinated Debt shall have been satisfied or waived;

          f. The New Common Stock and New Senior Subordinated Notes issued under the Plan in exchange for Claims are held by the Bankruptcy Court in the Confirmation Order to be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code;

          g. All Related Documents, in form and substance satisfactory to the Debtors, the Administrative Agent and the Noteholders Committee, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied;

          h. All management and/or service contracts between any of the Debtors or any of their Subsidiaries and any Insider or Equity Released Party or Affiliate thereof shall have been (i) rejected pursuant to the terms hereof or
(ii) terminated with effect from no later than the Effective Date;

          i.   The Insider Noteholder Contribution shall have been made;

          j.   The Effective Date shall occur prior to December 1, 2002;

          k. All other actions, documents and agreements necessary to implement the Plan shall have been effected or executed; and

          l. If the Plan shall have been modified or amended, each such modification or amendment shall have been effected in accordance with Article X.H of the Plan.

C.   WAIVER OF CONDITIONS

          The Debtors, with the written consent of the Administrative Agent, the Noteholders Committee and, in the case of Articles VIII.B.1.a, VIII.B.2.a, VIII.B.2.d and VIII.B.2.l, each of the Bain Entities, the GS Partners Entities and Hoechst may waive any of the conditions precedent to Confirmation or the occurrence of the Effective Date set forth in Article VIII.B of the Plan. Upon the waiver of any conditions to the Effective Date, and subject to the satisfaction in full of each of the remaining conditions set forth therein, the Plan shall become effective in accordance with its terms without notice to third parties or any other formal action.

                                   ARTICLE IX.
                           PROCEDURES FOR TREATMENT OF
                  DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS
                           AND ADMINISTRATIVE EXPENSES

A.   PROSECUTION OF OBJECTIONS TO CLAIMS AND INTERESTS

          The Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment, any objections to Claims and Interests as permitted hereunder. From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court. The Debtors also reserve the right to resolve any Disputed Claims or disputed Interests outside the Bankruptcy Court under applicable governing law.

B.   PROCEDURES REGARDING DISPUTED ADMINISTRATIVE EXPENSES, CLAIMS AND INTERESTS

          Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be required to File a proof of claim or proof of interest, and no parties should File a proof of claim or proof of interest. The Debtors do not intend to object to the allowance of Claims or Interests (except as provided in the Plan with respect to the Claims in Class 6A) Filed. Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors. Other than with respect to the Allowed Bank Claims or the Allowed Existing Subordinated Note Claims, unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors' books and records with respect to the Allowed amount of such Holder's Claim, such Holder must so advise the Debtors in writing, in which event the Claim will be a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim except for Allowed Bank Claims and Allowed Existing Subordinated Note Claims, or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objections to Claims. Notwithstanding the above, the Debtors may object to any Bank Claim to the extent that such Claim is in excess of the amount of the Claim of such Holder according to the books and records of the Administrative Agent and may object to any Existing Subordinated Note Claim to the extent such Claim is asserted in an amount in excess of the amount of such Claim according to the books and records of the Indenture Trustee.

          Any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim except for Allowed Bank Claims and Allowed Existing Subordinated Note Claims pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

          Unless otherwise ordered by the Bankruptcy Court, all objections to, and requests for estimation of, Administrative Expenses and Claims will be Filed and served on the applicable claimant on or before the date that is 120 days after the Effective Date or 120 days after such Administrative Expense or Claim is Filed, whichever is later. On and after the Effective Date, except to the extent that the Reorganized Debtors consent, only the Reorganized Debtors will have the authority to File, settle, compromise, withdraw, or litigate to judgment objections to, and requests for estimation of, Administrative Expenses and Claims.

          Under the Bankruptcy Code, an indenture trustee may file a proof of claim on behalf of all holders of securities issued under an indenture. Pursuant to Article IX.C hereof, the Indenture Trustee is deemed to File a Claim on behalf of Holders of Allowed Existing Subordinated Note Claims and such Claim is deemed Allowed. Accordingly, any proof of claim Filed by the direct, indirect, or beneficial Holder of an Existing Subordinated Note is disallowed under the Plan as duplicative of the Claim of the Indenture Trustee.

C.   ALLOWANCE OF CLAIMS AND INTERESTS

          Except as expressly provided herein or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code, under the Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in the Plan with respect to Allowed Bank Claims or Allowed Existing Subordinated Note Claims or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim as of the Petition Date. All Claims of any entity (other than any Holders of Bank Claims or Existing Subordinated Note Claims) that owes money to the Debtors shall be disallowed unless and until such entity pays, in full, the amount it owes the Debtors.

          The Indenture Trustee is deemed to have timely Filed a proof of claim on behalf of all Holders of Allowed Existing Subordinated Note Claims and (i) such Claim is Allowed and (ii) distributions on account of such Claim will be as provided herein.

D.   CONTROVERSY CONCERNING IMPAIRMENT

          If a controversy arises as to whether any Claim, or any Class of Claims, are Impaired Classes hereunder, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Effective Date.

                                   ARTICLE X.
              RELEASE, INJUNCTION, DISCHARGE AND RELATED PROVISIONS

          On the Effective Date, effective as of the Effective Date, the Debtors, other constituents and/or the Debtors' creditors as applicable to the particular release, are deemed to consent to and to provide the releases described in Sections A-C of Article X. Without limiting the generality of
Article X, each creditor that receives a distribution under the Plan is deemed to accept and consent to the releases in the Plan.

A.   FULL RELEASES

          As consideration for the agreements of the Bain Entities, the GS Partners Entities, and Hoechst (a) to contribute 100% of their Existing Subordinated Notes to Dade for cancellation as provided in the Plan or to cause their respective affiliated Insider Noteholders, if any, to contribute 100% of such Insider Noteholders' Existing Subordinated Notes to Dade for cancellation as provided in the Plan, (b) to waive any claim to assert that the Equity Interests in Dade held by them are entitled to receive consideration under the Plan and (c) to waive any right to any distribution under the Plan, other than (i) the Hoechst Payment, (ii) distributions as Holders of Bank Claims, if any, (iii) General Unsecured Claims under contracts, unexpired leases assumed by the Debtors under the Plan and (iv) trade payables owed by any Debtor or any Non-Filing Subsidiaries of the Debtors to any Equity Released Party that arose from the sale of services or products by such Equity Released Party (other than management agreements rejected or terminated hereby), the Equity Released Parties and, solely with respect to the Equity Released Claims described in subsection VI of this paragraph, the Additional Equity Released Parties, are provided on the Effective Date and effective as of the Effective Date a full discharge and release by all persons, including, without limitation, the Debtors, the Non-Filing Subsidiaries of the Debtors and their Affiliates (collectively, the "Dade Releasors"), and the present and former Holders of indebtedness under the Prepetition Bank Credit Agreement and the Existing Subordinated Notes, including, without limitation, the Prepetition Lenders and Third-Party Noteholders, the Indenture Trustee, other creditors of the Debtors and the Non-Filing Subsidiaries of the Debtors and present and former Holders of Equity Interests in the Debtors (such persons, together with the Dade Releasors collectively, the "Releasors") from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors or any of the Non-Filing Subsidiaries of the Debtors, including without limitation, those arising from or related in any way to (I) any investment by any Equity Released Party in any indebtedness under any credit facility under which a Debtor or any of the Non-Filing Subsidiaries of the Debtors is or was a borrower or guarantor, the Existing Subordinated Notes, or any common or preferred equity investment in Dade, (II) any action or omission of any Equity Released Party with respect to any indebtedness under any credit facility under which a Debtor or any of the Non-Filing Subsidiaries of the Debtors is or was a borrower or guarantor, the Existing Subordinated Notes, or any common or preferred equity investment in Dade (including without limitation any action or omission of any Equity Released Party with respect to the acquisition, holding, voting or disposition of any such investment), (III) any action or omission of any Equity Released Party in such Equity Released Party's capacity as an officer, director, employee or agent of, or advisor to, any Debtor or any of the Non-Filing Subsidiaries of the Debtors, (IV) any disclosure made or not made by any person to any current or former holder of any indebtedness under the Prepetition Bank Credit Agreement or the Existing Subordinated Notes, (V) any consideration paid to any Equity Released Party by any of the Debtors or any of the Non-Filing Subsidiaries of the Debtors in respect of any investment by any Equity Released Party in any indebtedness under any credit facility under which a Debtor or any of the Non-Filing Subsidiaries of the Debtors is or was a borrower or guarantor, the Existing Subordinated Notes, or any common or preferred equity investment in Dade or in respect of any services provided by any Equity Released Party to any Debtor or any of the Non-Filing Subsidiaries of the Debtors under any management agreement or otherwise, (VI) the Recapitalization Agreement dated April 14, 1999, the payment of a dividend by DBI to Dade and the redemption of equity interests of Dade on or about June 29, 1999, the payment and receipt of any financial advisory fees in connection therewith, and any and all documents executed and actions taken in connection with the consummation of the transactions contemplated thereby, and (VII) any action taken or not taken in connection with the Restructuring, the Chapter 11 Cases, or the Plan; BUT EXCLUDING (i) trade payables owed by any Equity Released Party to any Debtor or any of the Non-Filing Subsidiaries of the Debtors that arose from the sale of services or products by such Debtor or the Non-Filing Subsidiaries of the Debtors and (ii) any actions taken or not taken in violation of the Lock-up Agreement (all such released claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities, the "Equity Released Claims"); PROVIDED THAT, any written contract in existence on the Effective Date (other than contracts in respect of items I-VII above) to which each of (i) one or more Equity Released Party, (ii) one or more Debtor or Non-Filing Subsidiary of the Debtors and (iii) one or more present of former holder(s) of indebtedness under the Prepetition Bank Credit Agreement (other than in such holder or holders' capacity as a holder, purchaser or seller of indebtedness under the Prepetition Bank Credit Agreement) or one or more present of former holder(s) of Existing Subordinated Notes (other than in such holder or holders' capacity as a holder, purchaser or seller of Existing Subordinated Notes) are parties shall be unaffected by the releases described above, and all parties to such written contracts, if any, shall retain all of their respective rights and obligations thereunder against the other parties to such contracts. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the release described in this paragraph and the related provisions of the Plan pursuant to Bankruptcy Rule 9019 and shall constitute its finding that (i) they are a good faith settlement and compromise of the Equity Released Claims,
(ii) they are in the best interests of the Debtors and all Holders of Interests and Claims, (iii) they are fair, equitable, and reasonable, (iv) they are given and made after due notice and opportunity for hearing and (v) they shall bar the assertion of any Equity Released Claim by any Holder of a Bank Claim, any Holder of an Existing Subordinated Note Claim, the Debtors, the Reorganized Debtors, any holder of a Claim or Interest, or any other Releasor against any of the Equity Released Parties. Without limiting the foregoing, on the Effective Date and effective as of the Effective Date, each of the Debtors and the Non-Filing Subsidiaries of the Debtors and each Holder of a Bank Claim or an Existing Subordinated Note Claim that has voted in favor of the Plan shall be deemed to have delivered to the Equity Released Parties a full discharge and release of all Equity Released Claims.

B.   LIMITED RELEASES BY THE DEBTORS

          Except as otherwise provided in the Plan or in any Related Document or the Lock-up Agreement, on the Effective Date and effective as of the Effective Date, for good and valuable consideration, including, but not limited to, (i) the discharge of debt and other consideration paid pursuant to the Plan, (ii) the obligations of the Administrative Agent and the Noteholders Committee to provide the support necessary for Consummation of the Plan and (iii) the services of the Debtors' present and former officers and directors to facilitate the expeditious implementation of the restructuring contemplated by the Plan, including, without limitation, the Insider Noteholder Contribution, the Administrative Agent, the Noteholders Committee, their current and former respective principals, shareholders, employees, agents, representatives, officers, directors, members, partners, limited partners, and professionals who served in such capacity, and each of the officers, directors, shareholders, members, employees, agents, representatives, and professionals of each of the Debtors who served in such capacity, is released by each of the Debtors from any and all Claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, or otherwise, that any of the Debtors or Reorganized Debtors would have been legally entitled to assert in its own right (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other person or entity would have been legally entitled to assert on behalf of any of the Debtors or any of their Estates, relating to or arising out of any action or inaction of any Holders of Bank Claims or Existing Subordinated Note Claims (other than the Equity Released Parties) and the Noteholders Committee taken or not taken solely in their capacity as Holders of Bank Claims or Existing Subordinated Note Claims or as the Noteholders Committee; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of (i) any express contractual obligation owing by any such Holder of a Bank Claim or an Existing Subordinated Note Claim director, officer, or employee in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the Consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan or (ii) any obligations under the Lock-up and Tolling Agreements and provided that nothing shall release any person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of such person's gross negligence or willful misconduct.

C.   OTHER RELEASES

          On the Effective Date, and except as otherwise provided in the Plan or in the Confirmation Order, the Debtors, the Reorganized Debtors, the Noteholders Committee, each Holder of the Bank Claims, each Holder of the Existing Subordinated Notes, and the Indenture Trustee, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates and representatives and their respective property shall be released from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law at equity or otherwise that any of the Debtors, Reorganized Debtors, or any Holder of a Claim against or Interest in any Debtor (whether or not such Holder has voted in favor of, against, or has failed to vote on the Plan) may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place on or before the Effective Date, in any way relating to the Chapter 11 Cases or the Plan; provided, however, that nothing shall release any person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan arising out of such person's gross negligence or willful misconduct.

D.   OFFICERS AND DIRECTORS

          Under the Plan, all indemnification provisions currently in place for current and former directors, officers, employees and agents of Dade, and the Filing Subsidiaries and such directors' and officers' respective Affiliates (whether in the by-laws, certificates of incorporation, board resolutions, contracts or otherwise) shall be assumed and shall survive effectiveness of the Plan, provided that, with respect to the officers and directors of New Dade serving in such capacities after the Effective Date, the indemnification provisions in the New Certificate of Incorporation of New Dade shall supersede the indemnification provisions in existence prior to the Effective Date in Dade's current certificate of incorporation and by-laws. All indemnification provisions in place on and prior to the Effective Date for current and former directors and officers of Dade, DBI and their subsidiaries and such directors' and officers' respective Affiliates shall survive effectiveness of the Plan for Claims related to or in connection with any actions, omissions or transactions occurring prior to the Effective Date. Except to the extent covered by the insurance policies assumed by the Debtors as provided below, Dade and DBI will obtain sufficient tail coverage under a directors and officers insurance policy for current and former officers and directors.

          Furthermore, all directors' and officers' liability insurance policies maintained by the Debtors will be assumed. Entry of the Confirmation Order will constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code. Notwithstanding anything to the contrary contained in the Plan, such assumed and surviving indemnity obligations will not be discharged, impaired, or otherwise modified by Confirmation and will be deemed and treated as executory contracts that have been assumed by the Debtors under the Plan as to which no proof of claim need be Filed.

E.   ADDITIONAL INDEMNIFICATION

          On and from the Effective Date each Reorganized Debtor, jointly and severally, shall indemnify and hold harmless, on demand, each member of the Bank Steering Committee and the Noteholders Committee, Administrative Agent, and their respective attorneys, accountants and other advisors for all costs, expenses, loss, damage or liability incurred by such member, attorney, accountant or advisors in connection with, arising out of or relating to the Chapter 11 Cases, the negotiation and implementation of the Plan, the Related Documents and the transactions contemplated thereby, provided that such indemnity shall not extend to costs, expenses, loss, damage or liability directly caused by the gross negligence or intentional misconduct of such member, attorney, accountant or advisor.

F.   INDEMNIFICATION OF HOLDERS OF CERTAIN EQUITY INTERESTS

          As consideration for the agreements of the Bain Entities, the GS Partners Entities, and Hoechst (a) to contribute 100% of their Existing Subordinated Notes to Dade for cancellation as provided in the Plan or to cause their respective affiliated Insider Noteholders, if any, to contribute 100% of such Insider Noteholders' Existing Subordinated Notes to Dade for cancellation as provided in the Plan, (b) to waive any claim to assert that the Equity Interests in Dade held by them are entitled to receive consideration under the Plan and (c) to waive any right to any distribution under the Plan, other than
(i) the Hoechst Payment, (ii) distributions to them or the Insider Noteholders as Holders of Prepetition Loans, if any, (iii) General Unsecured Claims under contracts, unexpired leases assumed by the Debtors under the Plan and (iv) trade payables owed by any Debtor or any Non-Filing Subsidiaries of the Debtors to any Equity Released Party that arose from the sale of services or products by such Equity Released Party (other than management agreements rejected or terminated hereby), on and from the Effective Date, the Reorganized Debtors shall jointly and severally indemnify and hold harmless, on demand each of the Equity Released Parties and, solely with respect to the Equity Released

Claims described in subsection VI of this paragraph, the Additional Equity Released Parties, for all costs, expenses, loss, damage or liability incurred by any of the Equity Released Parties and, solely with respect to the Equity Released Claims described in subsection VI of this paragraph, the Additional Equity Released Parties, arising from or related in any way to any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors or any of the Non-Filing Subsidiaries of the Debtors, including, without limitation, those arising from or related in any way to (I) any investment by any Equity Released Party in any indebtedness under any credit facility under which a Debtor or any of the Non-Filing Subsidiaries of the Debtors is or was a borrower or guarantor, the Existing Subordinated Notes, or any common or preferred equity investment in Dade, (II) any action or omission of any Equity Released Party with respect to any indebtedness under any credit facility under which a Debtor or any of the Non-Filing Subsidiaries of the Debtors is or was a borrower or guarantor, the Existing Subordinated Notes, or any common or preferred equity investment in Dade (including without limitation any action or omission of any Equity Released Party with respect to the acquisition, holding, voting or disposition of any such investment), (III) any action or omission of any Equity Released Party in such Equity Released Party's capacity as an officer, director, employee or agent of, or advisor to, any Debtor or any of the Non-Filing Subsidiaries of the Debtors, (IV) any disclosure made or not made by any person to any current or former holder of any indebtedness under the Prepetition Bank Credit Agreement or the Existing Subordinated Notes, (V) any consideration paid to any Equity Released Party by any of the Debtors or any of the Non-Filing Subsidiaries of the Debtors in respect of any investment by any Equity Released Party in any indebtedness under any credit facility under which a Debtor or any of the Non-Filing Subsidiaries of the Debtors is or was a borrower or guarantor, the Existing Subordinated Notes, or any common or preferred equity investment in Dade or in respect of any services provided by any Equity Released Party to any Debtor or any of the Non-Filing Subsidiaries of the Debtors under any management agreement or otherwise, (VI) the Recapitalization Agreement dated April 14, 1999, the payment of a dividend by DBI to Dade and the redemption of equity interests of Dade on or about June 29, 1999, the payment and receipt of any financial advisory fees in connection therewith, and any and all documents executed and actions taken in connection with the consummation of the transactions contemplated thereby, and
(VII) any action taken or not taken in connection with the Restructuring, the Chapter 11 Cases, or the Plan; but excluding (i) trade payables owed by any Equity Released Party to any Debtor or any of the Non-Filing Subsidiaries of the Debtors that arose from the sale of services or products by such Debtor or the Non-Filing Subsidiaries of the Debtors and (ii) any actions taken or not taken in violation of the Lock-up Agreement; provided that, any written contract in existence on the Effective Date (other than contracts in respect of items I-VII above) to which each of (i) one or more Equity Released Party, (ii) one or more Debtor or Non-Filing Subsidiary of the Debtors and (iii) one or more present of former holder(s) of indebtedness under the Prepetition Bank Credit Agreement (other than in such holder or holders' capacity as a holder, purchaser or seller of indebtedness under the Prepetition Bank Credit Agreement) or one or more present of former holder(s) of Existing Subordinated Notes (other than in such holder or holders' capacity as a holder, purchaser or seller of Existing

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Subordinated Notes) are parties shall be unaffected by the indemnity above, and all parties to such written contracts, if any, shall retain all of their respective rights and obligations thereunder against the other parties to such contracts. In the event that an Equity Released Party (or Additional Equity Released Party) becomes involved in any action, proceeding or investigation brought by or against any person, as a result of matters to which the foregoing indemnity may relate, the Reorganized Debtors will promptly reimburse such Equity Released Party (or Additional Equity Released Party) for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith as such expenses are incurred.

G.   DISCHARGE OF THE DEBTORS

          Except as otherwise provided herein, on the Effective Date: (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and Debtors in Possession, or any of their assets, property or Estates,
(2) the Plan shall bind all Holders of Claims and Equity Interests, notwithstanding that such Holders failed to vote on or voted to reject the Plan,
(3) all Claims against and Equity Interests in the Debtors and Debtors in Possession shall be satisfied, discharged and released in full, and the Debtors' liability with respect thereto shall be extinguished completely, including, without limitation, any liability of the kind specified under section 502(g) of the Bankruptcy Code, and (4) all persons and Entities shall be precluded from asserting against the Debtors, the Debtors in Possession, the Estates, the Reorganized Debtors, their successors and assigns, their assets and properties, any other Claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

H.   MODIFICATIONS AND AMENDMENTS

          Subject to the prior written approval of the Administrative Agent and the Noteholders Committee, and, with respect to (i) the treatment of Claims of Insider Noteholders under Article II.D.5 of the Plan, (ii) the treatment of Allowed Equity Interests under Article II.D.6 of the Plan, (iii) any of the matters addressed in Articles X.A, X.F and as applicable to the Equity Released Parties X.D, X.H, X.I and X.J of the Plan, or (iv) any of the conditions described in Articles VIII.B.1.a, VIII.B.2.a, VIII.B.2.d and VIII.B.2.l of the Plan, each of the Bain Entities, the GS Partners Entities and Hoechst, the Debtors may alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial Consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, subject to the prior approval of the Administrative Agent and the Noteholders Committee, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effect of the Plan so long as such proceedings do not materially or adversely affect the treatment of Holders of Claims under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

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I.   EXCULPATION

          The Reorganized Debtors, the Estates, any Committees, each Holder of Existing Senior Debt, the Holders of Existing Subordinated Notes, the Holders of Existing Common Stock and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, Affiliates, advisors, attorneys or agents, or any of their successors or assigns, shall not have or incur any liability to any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, and in all respects shall be entitled to reasonably rely upon the advice of the Noteholders Committee, the Administrative Agent, and legal counsel with respect to their duties and responsibilities under the Plan.

          Notwithstanding any other provision of the Plan, no Holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, equity Holders, partners, members, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Debtors, the Estates, any Committee, any Holder of Existing Senior Debt, any Holder of Existing Subordinated Notes, any Holder of Existing Common Stock, or any of their respective present or former members, officers, directors, employees, equity holders, partners or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan.

J.   INJUNCTION

          On and after the Effective Date, all persons and entities shall be permanently enjoined from commencing or continuing in any manner any suit, action, or other proceeding, on account, or in respect, of any Claim, obligation, debt, right, action, cause of action, remedy, or liability released pursuant to the Plan. Without limiting the generality of the foregoing, the Releasors are enjoined from commencing or continuing to pursue any Equity Released Claim against any Equity Released Party.

                                   ARTICLE XI.
                            RETENTION OF JURISDICTION

          Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

               A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution

                                       35
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     of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims;

               B. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confirmation Date;

               C. Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are parties or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including all matters related to amendments to the List of Contracts and Leases after the Effective Date pursuant to Article V hereof to add or remove any executory contracts or unexpired leases to the List of Contracts and Leases to be rejected;

               D. Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions hereof;

               E. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

               F. Enter such orders as may be necessary or appropriate to implement or consummate the provisions hereof and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

               G. Resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any person's or entity's obligations incurred in connection with the Plan;

               H. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any person or entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

               I. Resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in
     Article X hereof and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

               J. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

               K. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

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               L.   Enter an order and/or final decree concluding the Chapter 11
     Cases.

                                  ARTICLE XII.
                            MISCELLANEOUS PROVISIONS

A.   DISSOLUTION OF COMMITTEE

          On the Effective Date, the Committees, if any, shall dissolve and members thereof shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Cases.

B.   PAYMENT OF STATUTORY FEES

          All fees payable pursuant to 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

C.   COMPLIANCE WITH TAX REQUIREMENTS

          In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any government unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

D.   VESTING AND LIENS

          On the Effective Date, the assets and Estates of the Debtors will vest in the Reorganized Debtors free and clear of all Claims, security interests, liens, and Equity Interests, except as provided herein. As of the Effective Date, the Reorganized Debtors may operate their business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

E.   ENFORCEMENT OF SUBORDINATION

          The Plan takes into account the relative priority of the Claims in each Class in connection with any contractual subordination provisions relating thereto. The Existing Subordinated Notes are unsecured and contractually subordinated in right of payment only to the obligations under the Prepetition Bank Credit Agreement. Accordingly, (i) the distribution to the Holders of Existing Subordinated Note Claims will not be subject to further levy, garnishment, attachment, or other legal process by reason of claimed contractual subordination rights and (ii) the Confirmation of the Plan will permanently enjoin, on the Effective Date, effective as of the Effective Date, all enforcement or attempts to enforce any further rights with respect to the distributions hereunder to the Holders of Existing Subordinated Note Claims (other than enforcement by the Holders of such Claims to receive such distribution in accordance with the Plan).

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F.   ALLOCATION OF CONSIDERATION

          The aggregate consideration to be distributed to the Holders of Allowed Claims under the Plan will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders, as determined for federal income tax purposes, and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

G.   SUCCESSORS AND ASSIGNS

          The rights, benefits and obligations of any person or entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such person or entity.

H.   RESERVATION OF RIGHTS

          Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. The Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtor or Debtors in Possession with respect to the Plan shall not be, and shall not be deemed to be, an admission or waiver of any rights of the Debtors or Debtors in Possession with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

I.   SECTION 1145 EXEMPTION

          The issuance of the New Common Stock and the issuance of the New Senior Subordinated Notes shall be exempt from registration under the Securities Act, and any state securities law, in reliance on and in accordance with section 1145(a) of the Bankruptcy Code.

J.   SECTION 1146 EXEMPTION

          Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer or exchange of any Security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp or similar tax.

K.   PRESERVATION OF CAUSES OF ACTION

          All rights and Causes of Action held by the Debtors (other than those released pursuant to the Plan) will remain assets of the Reorganized Debtors and may be pursued.

L.   VOTES SOLICITED IN GOOD FAITH

          Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

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M.   FURTHER ASSURANCES

          The Debtors, the Reorganized Debtors, all Holders of Claims receiving distributions under the Plan, and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

N.   SERVICE OF DOCUMENTS

          Any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be sent by first class or overnight mail, postage prepaid, to:

Dade Behring Holdings, Inc.
1717 Deerfield Road
Deerfield, Illinois 60015
Attn:  Chief Financial Officer

WITH COPIES TO:

Kirkland & Ellis
200 East Randolph Drive
Chicago, Illinois 60601
Attn:  James H.M. Sprayregen, P.C.
       Marc Kieselstein, Esq.

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017
Attn:  Peter V. Pantaleo, Esq.

Hennigan, Bennett & Dorman
601 South Figueroa Street, Suite 3300
Los Angeles, California 90017
Attn:  Bennett J. Murphy, Esq.

O.   FILING OF ADDITIONAL DOCUMENTS

          On or before the Effective Date, the Debtors may File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

P.   COMPROMISES AND SETTLEMENTS

          Pursuant to the Bankruptcy Rules, any Debtor may compromise and settle various Claims against it and/or Claims that it may have against other persons or entities. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and

                                       39
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opportunity for a hearing) to compromise and settle Claims against any Debtor and Claims that any Debtor may have against other persons or entities up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors.

Q.   PLAN SUPPLEMENT

          The Plan Supplement, or Supplements, as necessary, containing certain documents relating to the Plan and the Disclosure Statement, shall be Filed and will be available from the Information and Voting Agent upon specific request in writing.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

                                       40
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                                    Respectfully submitted,

                                    DADE BEHRING HOLDINGS, INC., DADE BEHRING
                                    INC., DADE MICROSCAN INC., DADE FINANCE,
                                    INC., SYVA DIAGNOSTICS HOLDING CO., SYVA
                                    CHILDCARE INC., SYVA COMPANY, AND CHIMERA
                                    RESEARCH & CHEMICAL

                                    By:
                                           -------------------------------------

                                    Title:
                                           -------------------------------------

                                    EXHIBITS

1)   Management Incentive Plan Term Sheet

2)   New Common Stock Registration Rights Agreement

                                        2